Registration No.
                                                      Registration No. 811-08754
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                                   FORM N-4

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933      [X]

         Pre-Effective Amendment No.

         Post-Effective Amendment No.                                 [ ]

                                    AND/OR

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940       [ ]


         Amendment No. 41                                             [X]


                       (Check appropriate box or boxes)

                           -------------------------

                            SEPARATE ACCOUNT No. 45
                                      of
           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                          (Exact Name of Registrant)

                           -------------------------

           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                              (Name of Depositor)

             1290 Avenue of the Americas, New York, New York 10104 (Address of Depositor's Principal Executive Offices)
       Depositor's Telephone Number, including Area Code: (212) 554-1234

                           -------------------------


                                   ROBIN WAGNER
                           VICE PRESIDENT AND COUNSEL
           The Equitable Life Assurance Society of the United States
             1290 Avenue of the Americas, New York, New York 10104
                    (Name and Address of Agent for Service)


                           -------------------------

                 Please send copies of all communications to:
                              PETER E. PANARITES
                                 Foley & Lardner
                               Washington Harbour
                            3000 K Street, Northwest
                            Washington, D.C. 20007
                           -------------------------

         Approximate Date of Proposed Public Offering:  Continuous

         It is proposed that this filing will become effective (check appropriate box):

[ ]      Immediately upon filing pursuant to paragraph (b) of Rule 485.

[ ]      On (date) pursuant to paragraph (b) of Rule 485.

[ ]      60 days after filing pursuant to paragraph (a)(1) of Rule 485.

[ ]      On (date) pursuant to paragraph (a)(1) of Rule 485.


If appropriate, check the following box:

[ ] This post-effective amendment designates a new effective date for previously filed post-effective amendment.

Title of Securities Being Registered:

     Units of interest in Separate Account under variable annuity contracts.

     The registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Equitable Accumulator
Select (SM) II

A combination variable and fixed deferred annuity contract



PROSPECTUS DATED


Please read and keep this prospectus for future reference. It contains important information that you should know before purchasing, or taking any other action under your contract. Also, at the end of this prospectus you will find attached the prospectus EQ Advisors Trust, which contains important information about its portfolios.


--------------------------------------------------------------------------------


WHAT IS THE EQUITABLE ACCUMULATOR SELECT II?


Equitable Accumulator Select II is a deferred annuity contract issued by THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES. It provides for the accumulation of retirement savings and for income. The contract offers income and death benefit protection. It also offers a number of payout options. You invest to accumulate value on a tax-deferred basis in one or more of our variable investment options or fixed maturity options ("investment options"). This contract may not currently be available in all states.



--------------------------------------------------------------------------------
 VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
 FIXED INCOME
--------------------------------------------------------------------------------
o EQ/Alliance High Yield              o EQ/Alliance Money Market
o EQ/Alliance Intermediate
   Government Securities
--------------------------------------------------------------------------------
 DOMESTIC STOCKS
--------------------------------------------------------------------------------
o EQ/Aggressive Stock                 o EQ/Evergreen Omega(2)
o EQ/Alliance Common Stock            o EQ/FI Mid Cap
o EQ/Alliance Growth and Income       o EQ/FI Small/Mid Cap Value(3)
o EQ/Alliance Premier Growth          o EQ/Janus Large Cap Growth
o EQ/Alliance Small Cap Growth        o EQ/Mercury Basic Value Equity
o EQ/Alliance Technology              o EQ/MFS Emerging Growth
o EQ/AXP New Dimensions                   Companies
o EQ/AXP Strategy Aggressive          o EQ/MFS Investors Trust(4)
o EQ/Bernstein Diversified Value      o EQ/MFS Research
o EQ/Capital Guardian Research        o EQ/Putnam Growth & Income Value
o EQ/Capital Guardian U.S. Equity     o EQ/Small Company Index(5)
o EQ/Equity 500 Index(1)
--------------------------------------------------------------------------------
 INTERNATIONAL STOCKS
--------------------------------------------------------------------------------
o EQ/Alliance Global                  o EQ/Morgan Stanley Emerging
o EQ/Alliance International               Markets Equity
o EQ/International Equity Index(6)    o EQ/T. Rowe Price International
                                          Stock
--------------------------------------------------------------------------------
 BALANCED/HYBRID
--------------------------------------------------------------------------------
o EQ/Alliance Growth Investors        o EQ/Balanced



* Effective on May 18, 2001, all of the names of the variable investment options were changed to include "EQ/."
(1) Formerly named "Alliance Equity Index."
(2) Formerly named "EQ/Evergreen."
(3) Formerly named "Warburg Pincus Small Company Value."
(4) This reflects the name change of the MFS Growth with Income option, effective May 18, 2001.
(5) Formerly named "BT Small Company Index."
(6) Formerly named "BT International Equity Index."



You may allocate amounts to any of the variable investment options. Each variable investment option is a subaccount of our Separate Account No. 45. Each variable investment option, in turn, invests in a corresponding securities portfolio of EQ Advisors Trust. Your investment results in a variable investment option will depend on the investment performance of the related portfolio.

FIXED MATURITY OPTIONS. You may allocate amounts to one or more fixed maturity options. These amounts will receive a fixed rate of interest for a specified period. Interest is earned at a guaranteed rate set by us. We make a market value adjustment (up or down) if you make transfers or withdrawals from a fixed maturity option before its maturity date.
Types of contracts. We offer the contracts for use as:

o A nonqualified annuity ("NQ") for after-tax contributions only.

o An annuity that is an investment vehicle for a qualified defined contribution or defined benefit plan ("QP").

o An individual retirement annuity ("IRA"), either traditional IRA ("Rollover IRA") or Roth IRA ("Roth Conversion IRA").


o An Internal Revenue Code Section 403(b) Tax-Sheltered Annuity ("TSA") -- ("Rollover TSA").


A contribution of at least $10,000 is required to purchase a contract.

Registration statements relating to this offering have been filed with the Securities and Exchange Commission ("SEC"). The statement of additional
information ("SAI") dated              is a part of one of the registration
statements. The SAI is available free of charge. You may request one by writing to our processing office or calling 1-800-789-7771. The SAI has been incorporated by reference into this prospectus. This prospectus and the SAI can also be obtained from the SEC's Web site at http://www.sec.gov. The table of contents for the SAI appears at the back of this prospectus.



THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CONTRACTS ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.

Contents of this prospectus


-----
  2
--------------------------------------------------------------------------------



EQUITABLE ACCUMULATOR SELECT (SM) II


--------------------------------------------------------------------------------

Index of key words and phrases                                               4
Who is Equitable Life?                                                       5
How to reach us                                                              6

Equitable Accumulator Select II at a glance -- key features                  8


--------------------------------------------------------------------------------
FEE TABLE                                                                   11
--------------------------------------------------------------------------------

Examples                                                                    14
Condensed financial information                                             15



--------------------------------------------------------------------------------
1
CONTRACT FEATURES AND BENEFITS                                             16
--------------------------------------------------------------------------------
How you can purchase and contribute to your contract                        16

Owner and annuitant requirements                                            18
How you can make your contributions                                         18
What are your investment options under the contract?                        18
Allocating your contributions                                               23
Your benefit base                                                           23
Annuity purchase factors                                                    24
Our baseBUILDER option                                                      24
Illustrations of guaranteed minimum income benefit                          25
Guaranteed minimum death benefit                                            26
Your right to cancel within a certain number of days                        27



--------------------------------------------------------------------------------

2
DETERMINING YOUR CONTRACT'S VALUE                                          29
--------------------------------------------------------------------------------
Your account value and cash value                                           29
Your contract's value in the variable investment options                    29
Your contract's value in the fixed maturity options                         29



"We," "our," and "us" refer to Equitable Life. When we address the reader of this prospectus with words such as "you" and "your," we mean the person who has the right or responsibility that the prospectus is discussing at that point. This is usually the contract owner.

When we use the word "contract" it also includes certificates that are issued under group contracts in some states.

-----
  3
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

3
TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS                            30
--------------------------------------------------------------------------------
Transferring your account value                                             30
Disruptive transfer activity                                                30
Dollar cost averaging                                                       30
Rebalancing your account value                                              31


--------------------------------------------------------------------------------
4
ACCESSING YOUR MONEY                                                        32
--------------------------------------------------------------------------------
Withdrawing your account value                                              32
How withdrawals are taken from your account value                           33
How withdrawals affect your guaranteed minimum
     income benefit and guaranteed minimum death benefit                    33
Loans under Rollover TSA contracts                                          34
Surrendering your contract to receive its cash value                        35
When to expect payments                                                     35
Your annuity payout options                                                 35



--------------------------------------------------------------------------------

5
CHARGES AND EXPENSES                                                        39
--------------------------------------------------------------------------------
Charges that Equitable Life deducts                                         39
baseBUILDER benefit charge                                                  40
Charges that EQ Advisors Trust deducts                                      41
Group or sponsored arrangements                                             41



--------------------------------------------------------------------------------

6
PAYMENT OF DEATH BENEFIT                                                    43
--------------------------------------------------------------------------------
Your beneficiary and payment of benefit                                     43
How death benefit payment is made                                           44
Beneficiary continuation option                                             44



--------------------------------------------------------------------------------

7
TAX INFORMATION                                                             46
--------------------------------------------------------------------------------
Overview                                                                    46
Buying a contract to fund a retirement arrangement                          46
Transfers among investment options                                          46
Taxation of nonqualified annuities                                          46
Individual retirement arrangements (IRAs)                                   48
Roth individual retirement annuities (Roth IRAs)                            56
Special rules for contracts funding qualified plans                         60
Tax-Sheltered Annuity contracts (TSAs)                                      60
Federal and state income tax withholding
     and information reporting                                              65
Impact of taxes to Equitable Life                                           66


--------------------------------------------------------------------------------

8
MORE INFORMATION                                                            67
--------------------------------------------------------------------------------
About our Separate Account No. 45                                           67
About EQ Advisors Trust                                                     67
About our fixed maturity options                                            68
About the general account                                                   69
About other methods of payment                                              69
Dates and prices at which contract events occur                             70
About your voting rights                                                    70
About legal proceedings                                                     71
About our independent accountants                                           71
Financial statements                                                        71
Transfers of ownership, collateral assignments, loans,
     and borrowing                                                          71
Distribution of the contracts                                               72



--------------------------------------------------------------------------------

9
INVESTMENT PERFORMANCE                                                      73
--------------------------------------------------------------------------------
Communicating performance data                                              76



--------------------------------------------------------------------------------

10
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                             78

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
APPENDICES
--------------------------------------------------------------------------------
I   -- Condensed financial information                                      A-1
II  -- Purchase considerations for QP contracts                             B-1
III -- Market value adjustment example                                      C-1
IV  -- Guaranteed minimum death benefit example                             D-1

--------------------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION
     TABLE OF CONTENTS
--------------------------------------------------------------------------------

Index of key words and phrases

-----
  4
--------------------------------------------------------------------------------

This index should help you locate more information on the terms used in this prospectus.




TERM                          PAGE IN        TERM                       PAGE IN
                           PROSPECTUS                                PROSPECTUS
account value                      29        IRS                             46
annuitant                          16        investment options              18
annuity payout options             35        loan reserve account            34
Annuity purchase factor            24        market adjusted amount          22
baseBUILDER                        24        market timing                   30
beneficiary                        43        market value adjustment         22
benefit base                       23        maturity value                  22
business day                       70        NQ                           cover
cash value                         29        participant                     18
conduit IRA                        53        portfolio                    cover
contract date                       9        processing office                6
contract date anniversary           9        QP                           cover
contract year                       9        rate to maturity                68
contributions to Roth IRAs         56        Required Beginning Date         54
rollovers and direct transfers     56        Rollover IRA                 cover
conversion contributions           57        Rollover TSA                 cover
contributions to traditional IRAs  50        Roth IRA                        56
rollovers and transfers            51        Roth Conversion IRA          cover
disruptive transfer activity       30        SAI                          cover
EQAccess                            6        SEC                          cover
ERISA                              34        TOPS                             6
fixed maturity options             22        TSA                             60
guaranteed minimum death benefit   26        traditional IRA                 50
guaranteed minimum income benefit  24        unit                            29
IRA                             cover        variable investment options     18


To make this prospectus easier to read, we sometimes use different words than in the contract or supplemental materials. This is illustrated below. Although we use different words, they have the same meaning in this prospectus as in the contract. Your financial professional can provide further explanation about your contract or supplemental materials.

  ------------------------------------------------------------------------------
  PROSPECTUS                      CONTRACT OR SUPPLEMENTAL MATERIALS
  ------------------------------------------------------------------------------
  fixed maturity options        Guarantee Periods (Guaranteed Fixed Interest
                                Accounts in supplemental materials)
  variable investment options   Investment Funds
  account value                 Annuity Account Value
  rate to maturity              Guaranteed Rates
  unit                          Accumulation Unit
  baseBUILDER                   Guaranteed Minimum Income Benefit
  ------------------------------------------------------------------------------

Who is Equitable Life?

--------------------------------------------------------------------------------

-----
  5
--------------------------------------------------------------------------------


We are The Equitable Life Assurance Society of the United States ("Equitable Life"), a New York stock life insurance corporation. We have been doing business since 1859. Equitable Life is a subsidiary of AXA Financial, Inc. (previously, The Equitable Companies Incorporated). AXA, a French holding company for an international group of insurance and related financial services companies, is the sole shareholder of AXA Financial, Inc. As the sole shareholder, and under its other arrangements with Equitable Life and Equitable Life's parent, AXA exercises significant influence over the operations and capital structure of Equitable Life and its parent. No company other than Equitable Life, however, has any legal responsibility to pay amounts that Equitable Life owes under the contracts.

AXA Financial, Inc. and its consolidated subsidiaries managed approximately $483.1 billion in assets as of December 31, 2000. For over 100 years Equitable Life has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, N.Y. 10104.

-----
  6
--------------------------------------------------------------------------------

HOW TO REACH US


You may communicate with our processing office as listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically may be unavailable or delayed (for example our facsimile service may not be available at all times and/ or we may be unavailable due to emergency closing). In addition, the level and type of service available may be restricted based on criteria established by us.



--------------------------------------------------------------------------------
 FOR CONTRIBUTIONS SENT BY REGULAR MAIL:
--------------------------------------------------------------------------------

Equitable Accumulator Select II
P.O. Box 13014
Newark, NJ 07188-0014



--------------------------------------------------------------------------------
 FOR CONTRIBUTIONS SENT BY EXPRESS DELIVERY:
--------------------------------------------------------------------------------

Equitable Accumulator Select II
c/o Bank One, N.A.
300 Harmon Meadow Boulevard, 3rd Floor
Attn: Box 13014
Secaucus, NJ 07094


--------------------------------------------------------------------------------
 FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR
 TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT
 BY REGULAR MAIL:
--------------------------------------------------------------------------------

Equitable Accumulator Select II
P.O. Box 1547
Secaucus, NJ 07096-1547


--------------------------------------------------------------------------------
 FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR
 TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT
 BY EXPRESS DELIVERY:
--------------------------------------------------------------------------------

Equitable Accumulator Select II
200 Plaza Drive, 4th Floor
Secaucus, NJ 07094



--------------------------------------------------------------------------------
 REPORTS WE PROVIDE:

o written confirmation of financial transactions;

o statement of your contract values at the close of each calendar quarter (four per year); and

o annual statement of your contract values as of the close of the contract year.

--------------------------------------------------------------------------------
 TELEPHONE OPERATED PROGRAM SUPPORT ("TOPS")
 AND EQACCESS SYSTEMS:
--------------------------------------------------------------------------------

TOPS is designed to provide you with up-to-date information via touch-tone telephone. EQAccess is designed to provide this information through the Internet. You can obtain information on:

o your current account value;


o your current allocation percentages:


o the number of units you have in the variable investment options;

o rates to maturity for the fixed maturity options;

o the daily unit values for the variable investment options; and

o performance information regarding the variable investment options (not available through TOPS).

You can also:


o change your allocation percentages and/or transfer among the investment options;


o change your TOPS personal identification number (PIN) (not available through EQAccess); and

o change your EQAccess password (not available through TOPS).

TOPS and EQAccess are normally available seven days a week, 24 hours a day. You may use TOPS by calling toll free 1-888-909-7770. You may use EQAccess by visiting our Web site at http://www.equitable.com and clicking on EQAccess. Of course, for reasons beyond our control, these services may sometimes be unavailable.

We have established procedures to reasonably confirm that the instructions communicated by telephone or the Internet are genuine. For example, we will require certain personal identification information before we will act on telephone or

-----
  7
--------------------------------------------------------------------------------

Internet instructions and we will provide written confirmation of your transfers. If we do not employ reasonable procedures to confirm the genuineness of telephone or Internet instructions, we may be liable for any losses arising out of any act or omission that constitutes negligence, lack of good faith or willful misconduct. In light of our procedures, we will not be liable for following telephone or Internet instructions we reasonably believe to be genuine.


We reserve the right to limit access to these services if we determine that you are engaged in disruptive transfer activity, such as "market timing" (see "Disruptive transfer activity" in "Transferring your money among investment options").



--------------------------------------------------------------------------------
 CUSTOMER SERVICE REPRESENTATIVE:
--------------------------------------------------------------------------------
You may also use our toll-free number (1-800-789-7771) to speak with one of our customer service representatives. Our customer service representatives are available on any business day from 8:30 a.m. until 5:30 p.m., Eastern time.


WE REQUIRE THAT THE FOLLOWING TYPES OF COMMUNICATIONS BE ON SPECIFIC FORMS WE PROVIDE FOR THAT PURPOSE:

(1)  conversion of a traditional IRA to a Roth Conversion IRA contract;

(2)  election of the automatic investment program;

(3)  election of the rebalancing program;

(4)  requests for loans under Rollover TSA contracts;

(5)  spousal consent for loans under Rollover TSA contracts;


(6)  tax withholding elections;

(7)  election of the beneficiary continuation option;

(8)  IRA contribution recharacterizations;

(9)  certain section 1035 exchanges; and

(10) direct transfers.


WE ALSO HAVE SPECIFIC FORMS THAT WE RECOMMEND YOU USE FOR THE FOLLOWING TYPES OF REQUESTS:

(1)  address changes;

(2)  beneficiary changes;


(3)  transfers between investment options;

(4)  contract surrender and withdrawal requests; and

(5)  death claims.



TO CANCEL OR CHANGE ANY OF THE FOLLOWING WE REQUIRE WRITTEN NOTIFICATION GENERALLY AT LEAST SEVEN CALENDAR DAYS BEFORE THE NEXT SCHEDULED TRANSACTION:

(1)  automatic investment program;

(2)  general dollar cost averaging;


(3)  rebalancing;


(4)  substantially equal withdrawals;


(5)  systematic withdrawals; and

(6)  the date annuity payments are to begin.

You must sign and date all these requests. Any written request that is not on one of our forms must include your name and your contract number along with adequate details about the notice you wish to give or the action you wish us to take.



SIGNATURES:


The proper person to sign forms, notices and requests would normally be the owner. If there are joint owners all must sign.

Equitable Accumulator Select at a glance -- key features

-----
  8
--------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
PROFESSIONAL INVESTMENT           Equitable Accumulator Select II's variable investment options invest in different portfolios
MANAGEMENT                        managed by professional investment advisers.
------------------------------------------------------------------------------------------------------------------------------------
FIXED MATURITY OPTIONS            o 10 fixed maturity options with maturities ranging from approximately 1 to 10 years (subject to availability).

                                  o Each fixed maturity option offers a guarantee of principal and interest rate if you hold it to maturity.
                                  --------------------------------------------------------------------------------------------------
                                  If you make withdrawals or transfers from a fixed maturity option before maturity, there will be a market value adjustment due to differences in interest rates. This may increase or decrease any value that you have left in that fixed maturity option. If you surrender your contract, a market value adjustment may also apply.
------------------------------------------------------------------------------------------------------------------------------------
TAX ADVANTAGES                    o On earnings inside the    No tax until you make withdrawals from your contract or receive
                                    contract                  annuity payments.
                                  --------------------------------------------------------------------------------------------------
                                  o On transfers inside the   No tax on transfers among investment options.
                                    contract
                                  --------------------------------------------------------------------------------------------------
                                  If you are purchasing an annuity contract as an Individual Retirement Annuity (IRA) or Tax
                                  Sheltered Annuity (TSA), or to fund an employer retirement plan (QP or Qualified Plan), you should be aware that such annuities do not provide tax deferral benefits beyond those already provided by the Internal Revenue Code. Before purchasing one of these annuities, you should consider whether its features and benefits beyond tax deferral meet your needs and goals. You may also want to consider the relative features, benefits and costs of these annuities with any other investment that you may use in connection with your retirement plan or arrangement. (For more information, see "Tax Information", below).
------------------------------------------------------------------------------------------------------------------------------------
BASEBUILDER(Reg. TM) PROTECTION   baseBUILDER combines a guaranteed minimum income benefit with the guaranteed minimum death benefit provided under the contract. The guaranteed minimum income benefit provides income protection for you while the annuitant lives. The guaranteed minimum death benefit provides a death benefit for the beneficiary should the annuitant die.
------------------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION AMOUNTS              o Initial minimum:          $10,000
                                  o Additional minimum:       $ 1,000
                                                              $100 monthly and $300 quarterly under our automatic
                                                              investment program (NQ contracts)
                                  --------------------------------------------------------------------------------------------------
                                  Maximum contribution limitations may apply.
------------------------------------------------------------------------------------------------------------------------------------
ACCESS TO YOUR MONEY              o Lump sum withdrawals
                                  o Several withdrawal options on a periodic basis
                                  o Loans under Rollover TSA contracts
                                  o Contract surrender

                                  You may incur a withdrawal charge for certain withdrawals or if you surrender your contract.
                                  You may also incur income tax and a tax penalty.

-----
  9
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
PAYOUT OPTIONS        o Fixed annuity payout options
                      o Variable Immediate Annuity payout options
                      o Income Manager(Reg. TM) payout options
------------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL FEATURES   o Guaranteed minimum death benefit even if you do not elect baseBUILDER
                      o Dollar cost averaging
                      o Automatic investment program
                      o Account value rebalancing (quarterly, semiannually, and annually)
                      o Free transfers
                      o Waiver of withdrawal charge for disability, terminal illness, or a confinement to a nursing home
                      o "Protection Plus," an optional death benefit available under certain contracts (subject to state availability)
------------------------------------------------------------------------------------------------------------------------------------
FEES AND CHARGES      o Daily charges on amounts invested in the variable investment options for mortality and expense risks, administrative charges, and distribution charges at a current annual rate of 1.60% (1.70% maximum).
                      o Annual 0.30% benefit base charge for the optional baseBUILDER benefit until you exercise your guaranteed minimum income benefit, elect another annuity payout option, or the contract date anniversary after the annuitant reaches age 85 (age 83 in Oregon), whichever occurs first.  The benefit base is described under "Your benefit base" in "Contract features and benefits." If you don't elect baseBUILDER, you still receive a guaranteed minimum death benefit under your contract at no additional charge.
                      o Annual 0.20% Protection Plus charge for this optional death benefit.
                      o No sales charge deducted at the time you make contributions. During the first three contract years following a contribution, a charge will be deducted from amounts that you withdraw that exceed 10%
                        of your account value. We use the account value on the most recent contract date anniversary to calculate the 10% amount available. The charge is 8%. There is no withdrawal charge in the fourth and later contract years following a contribution.
                        ------------------------------------------------------------------------------------------------------------
                        THE "CONTRACT DATE" IS THE EFFECTIVE DATE OF A CONTRACT. THIS USUALLY IS THE BUSINESS DAY WE RECEIVE THE
                        PROPERLY COMPLETED AND SIGNED APPLICATION, ALONG WITH ANY OTHER REQUIRED DOCUMENTS, AND YOUR INITIAL
                        CONTRIBUTION. YOUR CONTRACT DATE WILL BE SHOWN IN YOUR CONTRACT. THE 12-MONTH PERIOD BEGINNING ON YOUR
                        CONTRACT DATE AND EACH 12-MONTH PERIOD AFTER THAT DATE IS A "CONTRACT YEAR." THE END OF EACH 12-MONTH PERIOD
                        IS YOUR "CONTRACT DATE ANNIVERSARY."
                        ------------------------------------------------------------------------------------------------------------
                        o We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. This charge is generally deducted from the amount applied to an annuity payout option.
                        o We deduct a $350 annuity administrative fee from amounts applied to the Variable Immediate Annuity payout options.
                        o Annual expenses of EQ Advisors Trust portfolios are calculated as a percentage of the average daily net assets invested in each portfolio. These expenses include management fees ranging from 0.25% to 1.15%
                          annually, 12b-1 fees of 0.25% annually, and other expenses.
------------------------------------------------------------------------------------------------------------------------------------

-----
 10
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
ANNUITANT ISSUE AGES   NQ: 0-85
                       Rollover IRA, Roth Conversion IRA,
                       and Rollover TSA: 20-85
                       QP: 20-75
--------------------------------------------------------------------------------


THE ABOVE IS NOT A COMPLETE DESCRIPTION OF ALL MATERIAL PROVISIONS OF THE CONTRACT. IN SOME CASES RESTRICTIONS OR EXCEPTIONS APPLY. ALSO, ALL FEATURES OF THE CONTRACT ARE NOT NECESSARILY AVAILABLE IN YOUR STATE OR AT CERTAIN AGES.

For more detailed information we urge you to read the contents of this prospectus, as well as your contract. Please feel free to speak with your financial professional, or call us, if you have any questions.



OTHER CONTRACTS


We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, fees and/or charges that are different from those in the contracts offered by this prospectus. Not every contract is offered through the same distributor. Upon request, your financial professional can show you information regarding other Equitable Life annuity contracts that he or she distributes. You can also contact us to find out more about any of the Equitable Life annuity contracts.

Fee Table


-----
 11
--------------------------------------------------------------------------------


The fee table below will help you understand the various charges and expenses that apply to your contract. The table reflects charges you will directly incur under the contract, as well as charges and expenses of the portfolios that you will bear indirectly. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply. Also, an annuity administrative fee may apply when your annuity payments are to begin. Each of the charges and expenses is more fully described under "Charges and expenses" later in this prospectus.

The fixed maturity options are not covered by the fee table and examples. However, the withdrawal charge does apply to the fixed maturity options. A market value adjustment (up or down) may apply as a result of a withdrawal, transfer, or surrender of amounts from a fixed maturity option.




----------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR VARIABLE INVESTMENT OPTIONS EXPRESSED AS
 AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
----------------------------------------------------------------------------------------------------------
Mortality and expense risks(1)                                              1.10%
Administrative                                                              0.25% current (0.35% maximum)
Distribution                                                                0.25%
                                                                            ----
Total annual expenses                                                       1.60% current (1.70% maximum)
----------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE AT THE TIME YOU REQUEST CERTAIN
 TRANSACTIONS
----------------------------------------------------------------------------------------------------------
Withdrawal charge as a percentage of contributions (deducted if you         Contract
surrender your contract or make certain withdrawals in any of the first       year
three years after we receive a contribution. For each contribution, we       1 ......................8.00%
consider the contract year in which we receive that contribution to be       2 ......................8.00%
"contract year 1")(2)                                                        3 ......................8.00%
                                                                             4+ .....................0.00%
Charge if you elect a Variable Immediate Annuity payout option              $350
----------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE EACH YEAR IF YOU ELECT THE
 OPTIONAL BENEFIT
----------------------------------------------------------------------------------------------------------
BASEBUILDER BENEFIT CHARGE (calculated as a percentage of the
benefit base. Deducted annually on each contract date anniversary)(3)       0.30%
----------------------------------------------------------------------------------------------------------
PROTECTION PLUS BENEFIT CHARGE (calculated as a percentage of the
account value. Deducted annually on each contract date anniversary)         0.20%
----------------------------------------------------------------------------------------------------------

-----
 12
--------------------------------------------------------------------------------



                                       EQ ADVISORS TRUST ANNUAL EXPENSES
                        (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS IN EACH PORTFOLIO)

------------------------------------------------------------------------------------------------------------
                                                                                              NET TOTAL
                                                                               OTHER           ANNUAL
                                                                             EXPENSES         EXPENSES
                                              MANAGEMENT                  (AFTER EXPENSE   (AFTER EXPENSE
                                               FEES(4)     12B-1 FEES(5)   LIMITATION)(6)   LIMITATION)(7)
------------------------------------------------------------------------------------------------------------
EQ/Aggressive Stock                              0.60%         0.25%            0.07%            0.92%
EQ/Alliance Common Stock                         0.46%         0.25%            0.05%            0.76%
EQ/Alliance Global                               0.72%         0.25%            0.09%            1.06%
EQ/Alliance Growth and Income                    0.58%         0.25%            0.05%            0.88%
EQ/Alliance Growth Investors                     0.56%         0.25%            0.06%            0.87%
EQ/Alliance High Yield                           0.60%         0.25%            0.07%            0.92%
EQ/Alliance Intermediate Government Securities   0.50%         0.25%            0.08%            0.83%
EQ/Alliance International                        0.85%         0.25%            0.29%            1.39%
EQ/Alliance Money Market                         0.34%         0.25%            0.06%            0.65%
EQ/Alliance Premier Growth                       0.89%         0.25%            0.01%            1.15%
EQ/Alliance Small Cap Growth                     0.75%         0.25%            0.06%            1.06%
EQ/Alliance Technology                           0.90%         0.25%            0.00%            1.15%
EQ/AXP New Dimensions                            0.65%         0.25%            0.05%            0.95%
EQ/AXP Strategy Aggressive                       0.70%         0.25%            0.05%            1.00%
EQ/Balanced                                      0.57%         0.25%            0.08%            0.90%
EQ/Bernstein Diversified Value                   0.65%         0.25%            0.05%            0.95%
EQ/Capital Guardian Research                     0.65%         0.25%            0.05%            0.95%
EQ/Capital Guardian U.S. Equity                  0.65%         0.25%            0.05%            0.95%
EQ/Equity 500 Index                              0.25%         0.25%            0.06%            0.56%
EQ/Evergreen Omega                               0.65%         0.25%            0.05%            0.95%
EQ/FI Mid Cap                                    0.70%         0.25%            0.05%            1.00%
EQ/FI Small/Mid Cap Value                        0.75%         0.25%            0.10%            1.10%
EQ/International Equity Index                    0.35%         0.25%            0.50%            1.10%
EQ/Janus Large Cap Growth                        0.90%         0.25%            0.00%            1.15%
EQ/Mercury Basic Value Equity                    0.60%         0.25%            0.10%            0.95%
EQ/MFS Emerging Growth Companies                 0.62%         0.25%            0.10%            0.97%
EQ/MFS Investors Trust                           0.60%         0.25%            0.10%            0.95%
EQ/MFS Research                                  0.65%         0.25%            0.05%            0.95%
EQ/Morgan Stanley Emerging Markets Equity        1.15%         0.25%            0.40%            1.80%
EQ/Putnam Growth & Income Value                  0.60%         0.25%            0.10%            0.95%
EQ/Small Company Index                           0.25%         0.25%            0.35%            0.85%
EQ/T. Rowe Price International Stock             0.85%         0.25%            0.15%            1.25%
------------------------------------------------------------------------------------------------------------


Notes:

(1) A portion of this charge is for providing the guaranteed minimum death benefit.


(2) Deducted upon withdrawal of amounts in excess of the 10% free withdrawal amount and upon surrender of a contract.


(3) The benefit base is described under "Contract features and benefits -- Your guaranteed minimum income benefit under baseBUILDER."


(4) The management fees shown reflect revised management fees, effective May 1, 2000, which were approved by shareholders. The management fee for each portfolio cannot be increased without a vote of each portfolio's shareholders.

-----
 13
--------------------------------------------------------------------------------


(5) Portfolio shares are all subject to fees imposed under the distribution plan (the "Rule 12b-1 Plan") adopted by EQ Advisors Trust pursuant to Rule 12b-1 under the Investment Company Act of 1940. The 12b-1 fee will not be increased for the life of the contracts.

(6) The amounts shown as "Other Expenses" will fluctuate from year to year depending on actual expenses. Since initial seed capital was invested for the EQ/Alliance Technology portfolio on May 1, 2000, "Other Expenses" shown have been annualized. Initial seed capital was invested for the EQ/Janus Large Cap Growth, EQ/FI Mid Cap, EQ/AXP New Dimensions and EQ/AXP Strategy Aggressive Portfolios on September 1, 2000. Thus, "Other Expenses" shown are estimated. See footnote (6) for any expense limitation agreement information.

(7) Equitable Life, EQ Advisors Trust's manager, has entered into an expense limitation agreement with respect to certain Portfolios. Under this agreement Equitable Life has agreed to waive or limit its fees and assume other expenses of each of these Portfolios, if necessary, in an amount that limits each Portfolio's Total Annual Expenses (exclusive of interest, taxes, brokerage commissions, capitalized expenditures, and extraordinary expenses) to not more than the amounts specified above as "Net Total Annual Expenses." The amounts shown for the EQ/International Equity Index and EQ/Small Company Index portfolios reflect a .10% decrease in the portfolios' expense waivers. The amounts shown for the EQ/Morgan Stanley Emerging Markets Portfolio reflect a .05% decrease in the portfolio's expense waiver. These decreases in the expense waivers were effective on May 1, 2001. Each Portfolio may at a later date make a reimbursement to Equitable Life for any of the management fees waived or limited and other expenses assumed and paid by Equitable Life pursuant to the expense limitation agreement provided that, among other things, such Portfolio has reached a sufficient size to permit such reimbursement to be made and provided that the Portfolio's current annual operating expenses do not exceed the operating expense limit determined for such Portfolio. For more information see the prospectus for EQ Advisors Trust. The following chart indicates other expenses before any fee waivers and/or expense reimbursements that would have applied to each Portfolio. Portfolios that are not listed below do not have an expense limitation arrangement in effect.



--------------------------------------------------------------------------------------------
                            OTHER EXPENSES                                  OTHER EXPENSES
                            (BEFORE ANY FEE                                 (BEFORE ANY FEE
                             WAIVERS AND/OR                                  WAIVERS AND/OR
                                EXPENSE                                         EXPENSE
 PORTFOLIO NAME             REIMBURSEMENTS)      PORTFOLIO NAME             REIMBURSEMENTS)
--------------------------------------------------------------------------------------------
EQ/Alliance Premier Growth       0.05%         EQ/International Equity Index          0.50%
EQ/Alliance Technology           0.06%         EQ/Janus Large Cap Growth              0.22%
EQ/AXP New Dimensions            1.23%         EQ/Mercury Basic Value Equity          0.10%
EQ/AXP Strategy Aggressive       0.57%         EQ/MFS Investors Trust                 0.13%
EQ/Balanced                      0.08%         EQ/MFS Research                        0.07%
EQ/Bernstein Diversified Value   0.15%         EQ/Morgan Stanley Emerging
EQ/Capital Guardian Research     0.16%          Markets Equity                        0.52%
EQ/Capital Guardian U.S. Equity  0.11%         EQ/Putnam Growth & Income Value        0.12%
EQ/Evergreen Omega               0.83%         EQ/Small Company Index                 0.43%
EQ/FI Mid Cap                    0.27%         EQ/T. Rowe Price International Stock   0.24%
EQ/FI Small/Mid Cap Value        0.19%
--------------------------------------------------------------------------------------------

-----
  14
--------------------------------------------------------------------------------


EXAMPLES

The examples below show the expenses that a hypothetical contract owner (who has elected baseBUILDER with a 5% roll up to age 80 or annual ratchet to age 80 guaranteed minimum death benefit and Protection Plus) would pay in the situation illustrated. We assume that a $1,000 contribution is invested in one of the variable investment options listed and a 5% annual return is earned on the assets in that option.(1) Since the Protection Plus feature is only available under certain contracts, expenses would be lower for contracts that do not have this feature.

The examples assume the continuation of Total Annual Expenses (after expense limitation) shown for each Portfolio of EQ Advisors Trust in the table, above, for the entire one, three, five and ten year periods included in the examples. The charges used in the examples are the maximum charge rather than the lower current charges.

The examples should not be considered a representation of past or future expenses for each option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in the examples is not an estimate or guarantee of future investment performance.




---------------------------------------------------------------------------------------
                                        IF YOU SURRENDER YOUR CONTRACT AT THE END OF
                                         EACH PERIOD SHOWN, THE EXPENSES WOULD BE:
                                     --------------------------------------------------
                                      1 YEAR       3 YEARS      5 YEARS     10 YEARS
---------------------------------------------------------------------------------------
EQ/Aggressive Stock                  $ 109.61     $ 176.83     $ 166.79     $ 354.46
EQ/Alliance Common Stock             $ 107.93     $ 171.84     $ 158.59     $ 338.67
EQ/Alliance Global                   $ 111.08     $ 181.17     $ 173.92     $ 368.07
EQ/Alliance Growth and Income        $ 109.19     $ 175.58     $ 164.75     $ 350.54
EQ/Alliance Growth Investors         $ 109.09     $ 175.27     $ 164.23     $ 349.55
EQ/Alliance High Yield               $ 109.61     $ 176.83     $ 166.79     $ 354.46
EQ/Alliance Intermediate Government
 Securities                          $ 108.67     $ 174.03     $ 162.18     $ 345.61
EQ/Alliance International            $ 114.55     $ 191.37     $ 190.57     $ 399.39
EQ/Alliance Money Market             $ 106.78     $ 168.41     $ 152.91     $ 327.65
EQ/Alliance Premier Growth           $ 112.03     $ 183.96     $ 178.49     $ 376.72
EQ/Alliance Small Cap Growth         $ 111.08     $ 181.17     $ 173.92     $ 368.07
EQ/Alliance Technology               $ 112.03     $ 183.96     $ 178.49     $ 376.72
EQ/AXP New Dimensions                $ 109.93     $ 177.76     $ 168.32     $ 357.40
EQ/AXP Strategy Aggressive           $ 110.45     $ 179.31     $ 170.87     $ 362.26
EQ/Balanced                          $ 109.40     $ 176.20     $ 165.77     $ 352.50
EQ/Bernstein Diversified Value       $ 109.93     $ 177.76     $ 168.32     $ 357.40
EQ/Capital Guardian Research         $ 109.93     $ 177.76     $ 168.32     $ 357.40
EQ/Capital Guardian U.S. Equity      $ 109.93     $ 177.76     $ 168.32     $ 357.40
EQ/Equity 500 Index                  $ 105.83     $ 165.59     $ 148.25     $ 318.55
EQ/Evergreen Omega                   $ 109.93     $ 177.76     $ 168.32     $ 357.40
EQ/FI Mid Cap                        $ 110.45     $ 179.31     $ 170.87     $ 362.26
EQ/FI Small/Mid Cap Value            $ 111.50     $ 182.41     $ 175.95     $ 371.93
EQ/International Equity Index        $ 111.50     $ 182.41     $ 175.95     $ 371.93
EQ/Janus Large Cap Growth            $ 112.03     $ 183.96     $ 178.49     $ 376.72
EQ/Mercury Basic Value Equity        $ 109.93     $ 177.76     $ 168.32     $ 357.40
EQ/MFS Emerging Growth Companies     $ 110.14     $ 178.38     $ 169.34     $ 359.35
EQ/MFS Investors Trust               $ 109.93     $ 177.76     $ 168.32     $ 357.40
---------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------
                                     IF YOU DO NOT SURRENDER YOUR CONTRACT AT THE END
                                                  OF EACH PERIOD SHOWN,
                                     --------------------------------------------------
                                                  THE EXPENSES WOULD BE:
                                     --------------------------------------------------
                                      1 YEAR      3 YEARS    5 YEARS     10 YEARS
---------------------------------------------------------------------------------------
EQ/Aggressive Stock                  $ 29.61     $  96.83   $ 166.79     $ 354.46
EQ/Alliance Common Stock             $ 27.93     $  91.84   $ 158.59     $ 338.67
EQ/Alliance Global                   $ 31.08     $ 101.17   $ 173.92     $ 368.07
EQ/Alliance Growth and Income        $ 29.19     $  95.58   $ 164.75     $ 350.54
EQ/Alliance Growth Investors         $ 29.09     $  95.27   $ 164.23     $ 349.55
EQ/Alliance High Yield               $ 29.61     $  96.83   $ 166.79     $ 354.46
EQ/Alliance Intermediate Government
 Securities                          $ 28.67     $  94.03   $ 162.18     $ 345.61
EQ/Alliance International            $ 34.55     $ 111.37   $ 190.57     $ 399.39
EQ/Alliance Money Market             $ 26.78     $  88.41   $ 152.91     $ 327.65
EQ/Alliance Premier Growth           $ 32.03     $ 103.96   $ 178.49     $ 376.72
EQ/Alliance Small Cap Growth         $ 31.08     $ 101.17   $ 173.92     $ 368.07
EQ/Alliance Technology               $ 32.03     $ 103.96   $ 178.49     $ 376.72
EQ/AXP New Dimensions                $ 29.93     $  97.76   $ 168.32     $ 357.40
EQ/AXP Strategy Aggressive           $ 30.45     $  99.31   $ 170.87     $ 362.26
EQ/Balanced                          $ 29.40     $  96.20   $ 165.77     $ 352.50
EQ/Bernstein Diversified Value       $ 29.93     $  97.76   $ 168.32     $ 357.40
EQ/Capital Guardian Research         $ 29.93     $  97.76   $ 168.32     $ 357.40
EQ/Capital Guardian U.S. Equity      $ 29.93     $  97.76   $ 168.32     $ 357.40
EQ/Equity 500 Index                  $ 25.83     $  85.59   $ 148.25     $ 318.55
EQ/Evergreen Omega                   $ 29.93     $  97.76   $ 168.32     $ 357.40
EQ/FI Mid Cap                        $ 30.45     $  99.31   $ 170.87     $ 362.26
EQ/FI Small/Mid Cap Value            $ 31.50     $ 102.41   $ 175.95     $ 371.93
EQ/International Equity Index        $ 31.50     $ 102.41   $ 175.95     $ 371.93
EQ/Janus Large Cap Growth            $ 32.03     $ 103.96   $ 178.49     $ 376.72
EQ/Mercury Basic Value Equity        $ 29.93     $  97.76   $ 168.32     $ 357.40
EQ/MFS Emerging Growth Companies     $ 30.14     $  98.38   $ 169.34     $ 359.35
EQ/MFS Investors Trust               $ 29.93     $  97.76   $ 168.32     $ 357.40
---------------------------------------------------------------------------------------

-----
 15
--------------------------------------------------------------------------------



---------------------------------------------------------------------------------------
                                         IF YOU SURRENDER YOUR CONTRACT AT THE END OF
                                          EACH PERIOD SHOWN, THE EXPENSES WOULD BE:
                                     --------------------------------------------------
                                        1 YEAR       3 YEARS      5 YEARS     10 YEARS
---------------------------------------------------------------------------------------
EQ/MFS Research                        $ 109.93     $ 177.76     $ 168.32     $ 357.40
EQ/Morgan Stanley Emerging Markets
 Equity                                $ 118.85     $ 203.94     $ 210.91     $ 436.82
EQ/Putnam Growth & Income Value        $ 109.93     $ 177.76     $ 168.32     $ 357.40
EQ/Small Company Index                 $ 108.88     $ 174.65     $ 163.21     $ 347.58
EQ/T. Rowe Price International Stock   $ 113.08     $ 187.05     $ 183.53     $ 386.23
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
                                       IF YOU DO NOT SURRENDER YOUR CONTRACT AT THE END
                                                    OF EACH PERIOD SHOWN,
                                                    THE EXPENSES WOULD BE:
                                     --------------------------------------------------
                                        1 YEAR      3 YEARS    5 YEARS     10 YEARS
---------------------------------------------------------------------------------------
EQ/MFS Research                        $ 29.93     $  97.76   $ 168.32     $ 357.40
EQ/Morgan Stanley Emerging Markets
 Equity                                $ 38.85     $ 123.94   $ 210.91     $ 436.82
EQ/Putnam Growth & Income Value        $ 29.93     $  97.76   $ 168.32     $ 357.40
EQ/Small Company Index                 $ 28.88     $  94.65   $ 163.21     $ 347.58
EQ/T. Rowe Price International Stock   $ 33.07     $ 107.05   $ 183.53     $ 386.23
---------------------------------------------------------------------------------------


(1) The amount accumulated from the $1,000 contribution could not be paid in the form of an annuity payout option at the end of any of the periods shown in the examples. This is because if the amount applied to purchase an annuity payout option is less than $2,000, or the initial payment is less than $20, we may pay the amount to you in a single sum instead of payments under an annuity payout option. See "Accessing your money."


IF YOU ELECT A VARIABLE IMMEDIATE ANNUITY PAYOUT OPTION:


Assuming an annuity payout option could be issued (see note (1) above), and you elect a Variable Immediate Annuity payout option, the expenses shown in the example would, in each case, be increased by $6.08 based on the average amount applied to annuity payout options in 2000. See "Annuity administrative fee" in "Charges and expenses."



CONDENSED FINANCIAL INFORMATION


Please see Appendix I at the end of this prospectus for the unit values and the number of units outstanding as of the end of the periods shown for each of the variable investment options available as of December 31, 2000.

1
Contract features and benefits

-----
 16
--------------------------------------------------------------------------------


HOW YOU CAN PURCHASE AND CONTRIBUTE TO YOUR CONTRACT

You may purchase a contract by making payments to us that we call "contributions." We require a minimum initial contribution of $10,000 for you to purchase a contract. You may make additional contributions of at least $1,000 each, subject to limitations noted below. The following table summarizes our rules regarding contributions to your contract. In some states, our rules may vary. All ages in the table refer to the age of the annuitant named in the contract.


--------------------------------------------------------------------------------
THE "ANNUITANT" IS THE PERSON WHO IS THE MEASURING LIFE FOR DETERMINING
CONTRACT BENEFITS. THE ANNUITANT IS NOT NECESSARILY THE CONTRACT OWNER.
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                 AVAILABLE FOR
                 ANNUITANT ISSUE
 CONTRACT TYPE   AGES             SOURCE OF CONTRIBUTIONS                        LIMITATIONS ON CONTRIBUTIONS
------------------------------------------------------------------------------------------------------------------------------------
NQ               0 through 85     o After-tax money.                             o No additional contributions after age 88.
                                  o Paid to us by check or transfer of contract
                                    value in a tax-deferred exchange under
                                    Section 1035 of the Internal Revenue
                                    Code.
------------------------------------------------------------------------------------------------------------------------------------
Rollover IRA     20 through 85    o Rollovers from a qualified plan.             o No rollover or direct transfer contributions
                                                                                   after age 88.
                                  o Rollovers from a TSA contract or other
                                    403(b) arrangement.                          o Contributions after age 70 1/2 must be net
                                                                                   of required minimum distributions.
                                  o Rollovers from another traditional
                                    individual retirement arrangement.           o Although we accept regular contributions
                                                                                   (limited to $2,000 per year) under the
                                  o Direct custodian-to-custodian transfers        Rollover IRA contracts, we intend that this
                                    from another traditional individual            contract be used primarily for rollover and
                                    retirement arrangement.                        direct transfer contributions. Please refer
                                  o Regular IRA contributions.                     to "Withdrawals, payments and transfers
                                                                                   of funds out of traditional IRAs" in "Tax
                                                                                   information" for a discussion of conduit
                                                                                   IRAs.
------------------------------------------------------------------------------------------------------------------------------------

-----
 17
--------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                  AVAILABLE FOR
                  ANNUITANT ISSUE
 CONTRACT TYPE    AGES             SOURCE OF CONTRIBUTIONS                     LIMITATIONS ON CONTRIBUTIONS
------------------------------------------------------------------------------------------------------------------------------------
Roth Conversion   20 through 85    o Rollovers from another Roth IRA.          o No additional rollover or direct transfer
IRA                                                                              contributions after age 88.
                                   o Conversion rollovers from a traditional
                                     IRA.                                      o Conversion rollovers after age 70 1/2 must
                                                                                 be net of required minimum distributions
                                   o Direct transfers from another Roth IRA.     for the traditional IRA you are rolling over.
                                                                               o You cannot roll over funds from a
                                                                                 traditional IRA if your adjusted gross
                                                                                 income is $100,000 or more.
                                                                               o Regular contributions are not permitted.
                                                                               o Only rollover and direct transfer
                                                                                 contributions are permitted.
------------------------------------------------------------------------------------------------------------------------------------
Rollover TSA      20 through 85    o Rollovers from another TSA contract or    o No additional rollover or direct transfer
                                   other 403(b) arrangement.                   contributions after age 88.
                                   o Rollovers from a traditional IRA which    o Contributions after age 70 1/2 must be net
                                   was a "conduit" for TSA funds previously    of required minimum distributions.
                                   rolled over.                                o Employer-remitted contributions are not
                                   o Direct transfers from another TSA         permitted.
                                   contract or arrangement, complying with
                                   IRS Revenue Ruling 90-24.
------------------------------------------------------------------------------------------------------------------------------------
QP                20 through 75    o Only transfer contributions from an       o Regular ongoing payroll contributions are
                                     existing qualified plan trust as a change   not permitted.
                                     of investment vehicle under the plan.     o Only one additional transfer contribution
                                   o The plan must be qualified under            may be made during a contract year.
                                     Section 401(a) of the Internal            o No additional transfer contributions after
                                     Revenue Code.                               age 76.
                                   o For 401(k) plans, transferred             o For defined benefit plans, employee
                                     contributions may only include              contributions are not permitted.
                                     employee pre-tax contributions.           o Contributions after age 70 1/2 must
                                                                                 be net of any required
                                                                                 minimum distributions.

Please refer to Appendix II for a discussion of purchase considerations of QP contracts.
------------------------------------------------------------------------------------------------------------------------------------



See "Tax information" for a more detailed discussion of sources of contributions and certain contribution limitations. We may refuse to accept any contribution if the sum of all contributions under all Equitable Accumulator contracts with the same annuitant would then total more than $1,500,000. We reserve the right to limit aggregate contributions made after the first contract year to 150% of first-year contributions. We may also refuse to accept any contribution if the sum of all contributions under all Equitable Life annuity accumulation contracts that you own would then total more than $2,500,000.

For information on when contributions are credited under your contract see "Dates and prices at which contract events occur" in "More information" later in this prospectus.

-----
 18
--------------------------------------------------------------------------------

OWNER AND ANNUITANT REQUIREMENTS

Under NQ contracts, the annuitant can be different than the owner. A joint owner may also be named. Only natural persons can be joint owners. This means that an entity such as a corporation cannot be a joint owner.

Under all IRA and Rollover TSA contracts, the owner and annuitant must be the same person.

Under QP contracts, the owner must be the trustee of the qualified plan and the annuitant must be the plan participant/employee. See Appendix II for more information on QP contracts.

--------------------------------------------------------------------------------
A "participant" is an individual who is currently, or was formerly, participating in an eligible employer's QP or TSA plan.
--------------------------------------------------------------------------------

HOW YOU CAN MAKE YOUR CONTRIBUTIONS



Except as noted below, contributions must be by check drawn on a U.S. bank, in U.S. dollars, and made payable to Equitable Life. We may also apply contributions made pursuant to a 1035 tax-free exchange or a direct transfer. We do not accept third-party checks endorsed to us except for rollover contributions, tax-free exchanges or trustee checks that involve no refund. All checks are subject to our ability to collect the funds. We reserve the right to reject a payment if it is received in an unacceptable form.


Additional contributions may also be made under our automatic investment program. This method of payment is discussed in detail in "More information" later in this prospectus.


Your initial contribution must generally be accompanied by an application and any other form we need to process the payments. If any information is missing or unclear, we will try to obtain that information. If we are unable to obtain all of the information we require within five business days after we receive an incomplete application or form, we will inform the financial professional submitting the application on your behalf. We will then return the contribution to you unless you specifically direct us to keep your contribution until we receive the required information.


--------------------------------------------------------------------------------

Our "business day" is generally any day the New York Stock Exchange is open for trading and generally ends at 4:00 p.m. Eastern Time. We may, however, close due to emergency conditions.
--------------------------------------------------------------------------------

WHAT ARE YOUR INVESTMENT OPTIONS UNDER THE CONTRACT?


Your investment options are the variable investment options and the fixed maturity options.


VARIABLE INVESTMENT OPTIONS

Your investment results in any one of the variable investment options will depend on the investment performance of the underlying portfolios. Listed below are the currently available portfolios, their investment objectives, and their advisers.

--------------------------------------------------------------------------------
You can choose from among the variable investment options.
--------------------------------------------------------------------------------

-----
 19
--------------------------------------------------------------------------------


PORTFOLIOS OF EQ ADVISORS TRUST


You should note that some EQ Advisors Trust portfolios have objectives and strategies that are substantially similar to those of certain retail funds; they may even have the same manager(s) and/or a similar name. However, there are numerous factors that can contribute to differences in performance between two investments, particularly over short periods of time. Such factors include the timing of stock purchases and sales; differences in fund cash flows; and specific strategies employed by the portfolio manager.

------------------------------------------------------------------------------------------------------------------------------------
 PORTFOLIO NAME                  OBJECTIVE                                            ADVISER
------------------------------------------------------------------------------------------------------------------------------------
EQ/Aggressive Stock             Long-term growth of capital                          Alliance Capital Management L.P.
                                                                                     Marsico Capital Management, LLC
                                                                                     MFS Investment Management
                                                                                     Provident Investment Counsel, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Common Stock        Long-term growth of capital and increasing           Alliance Capital Management L.P.
                                income
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Global              Long-term growth of capital                          Alliance Capital Management L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Growth and Income   High total return through investments primarily      Alliance Capital Management L.P.
                                in dividend paying stocks of good quality,
                                although the Portfolio also may invest in
                                fixed-income and convertible securities
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Growth Investors    Highest total return consistent with the adviser's   Alliance Capital Management L.P.
                                determination of reasonable risk
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance High Yield          High total return through a combination of           Alliance Capital Management L.P.
                                current income and capital appreciation by
                                investing generally in high yield securities
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Intermediate        High current income consistent with relative         Alliance Capital Management L.P.
 Government Securities          stability of principal
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance International       Long-term growth of capital                          Alliance Capital Management L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Money Market        High level of current income, preserve its assets    Alliance Capital Management L.P.
                                and maintain liquidity
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Premier Growth      Long-term growth of capital                          Alliance Capital Management L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Small Cap Growth    Long-term growth of capital                          Alliance Capital Management L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Technology          Long-term growth of capital                          Alliance Capital Management L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/AXP New Dimensions           Long-term growth of capital                          American Express Financial Corporation
------------------------------------------------------------------------------------------------------------------------------------
EQ/AXP Strategy Aggressive      Long-term growth of capital                          American Express Financial Corporation
------------------------------------------------------------------------------------------------------------------------------------

-----
 20
--------------------------------------------------------------------------------


PORTFOLIOS OF EQ ADVISORS TRUST (CONTINUED)

------------------------------------------------------------------------------------------------------------------------------------
 PORTFOLIO NAME                    OBJECTIVE                                          ADVISER
------------------------------------------------------------------------------------------------------------------------------------
EQ/Balanced                       High return through both appreciation of capital   Alliance Capital Management L.P.,
                                  and current income                                 Capital Guardian Trust Company,
                                                                                     Prudential Investments Fund Management
                                                                                     LLC
                                                                                     Jennison Associates LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/Bernstein Diversified Value    Capital appreciation                               Alliance Capital Management L.P., through
                                                                                     its Bernstein Investment Research and
                                                                                     Management unit
------------------------------------------------------------------------------------------------------------------------------------
EQ/Capital Guardian Research      Long-term growth of capital                        Capital Guardian Trust Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/Capital Guardian U.S. Equity   Long-term growth of capital                        Capital Guardian Trust Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/Equity 500 Index               Total return before expenses that approximates     Alliance Capital Management L.P.
                                  the total return performance of the S&P 500
                                  Index, including reinvestment dividends, at a
                                  risk level consistent with that of the Standard &
                                  Poor's 500 Stock Index
------------------------------------------------------------------------------------------------------------------------------------
EQ/Evergreen Omega                Long-term capital growth                           Evergreen Investment Management
                                                                                     Company, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/FI Mid Cap                     Long-term growth of capital                        Fidelity Management & Research Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/FI Small/Mid Cap Value         Long-term capital appreciation                     Fidelity Management & Research Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/International Equity Index     Replicate as closely as possible (before           Deutsche Asset Management, Inc.
                                  deduction of portfolio expenses) the total return
                                  of the Morgan Stanley Capital International
                                  Europe, Australia, Far East Index
------------------------------------------------------------------------------------------------------------------------------------
EQ/Janus Large Cap Growth         Long-term growth in a manner that is consistent    Janus Capital Corporation
                                  with preservation of capital
------------------------------------------------------------------------------------------------------------------------------------
EQ/Mercury Basic Value Equity     Capital appreciation and secondarily, income       Mercury Advisors
------------------------------------------------------------------------------------------------------------------------------------
EQ/MFS Emerging Growth            Long-term capital growth                           MFS Investment Management
 Companies
------------------------------------------------------------------------------------------------------------------------------------
EQ/MFS Investors Trust            Long-term growth of capital with a secondary       MFS Investment Management
                                  objective to seek reasonable current income
------------------------------------------------------------------------------------------------------------------------------------
EQ/MFS Research                   Long-term growth of capital and future income      MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------

-----
 21
--------------------------------------------------------------------------------


PORTFOLIOS OF EQ ADVISORS TRUST (CONTINUED)

------------------------------------------------------------------------------------------------------------------------------------
 PORTFOLIO NAME                    OBJECTIVE                                          ADVISER
------------------------------------------------------------------------------------------------------------------------------------
EQ/Morgan Stanley Emerging        Long-term capital appreciation                     Morgan Stanley Asset Management
 Markets Equity
------------------------------------------------------------------------------------------------------------------------------------
EQ/Putnam Growth & Income Value   Capital growth, current income is a secondary      Putnam Investment Management, LLC
                                  objective
------------------------------------------------------------------------------------------------------------------------------------
EQ/Small Company Index            Replicate as closely as possible (before           Deutsche Asset Management, Inc.
                                  deduction of portfolio expenses) the total return
                                  of the Russell 2000 Index
------------------------------------------------------------------------------------------------------------------------------------
EQ/T. Rowe Price International    Long-term growth of capital                        T. Rowe Price International, Inc.
 Stock
------------------------------------------------------------------------------------------------------------------------------------



Other important information about the portfolios is included in the prospectus for EQ Advisors Trust attached at the end of this prospectus.

-----
 22
--------------------------------------------------------------------------------


FIXED MATURITY OPTIONS


We offer fixed maturity options with maturity dates ranging from one to ten years. You can allocate your contributions to one or more of these fixed maturity options. These amounts become part of our general account assets. They will accumulate interest at the "rate to maturity" for each fixed maturity option. The total amount you allocate to and accumulate in each fixed maturity option is called the "fixed maturity amount." The fixed maturity options are not available in contracts issued in Maryland.

--------------------------------------------------------------------------------
Fixed maturity options range from one to ten years to maturity.
--------------------------------------------------------------------------------
The rate to maturity you will receive for each fixed maturity option is the rate to maturity in effect for new contributions allocated to that fixed maturity option on the date we apply your contribution. If you make any withdrawals or transfers from a fixed maturity option before the maturity date, we will make a "market value adjustment" that may increase or decrease any fixed maturity amount you have left in that fixed maturity option. We discuss the market value adjustment below and in greater detail later in this prospectus in "More information."

On the maturity date of a fixed maturity option your fixed maturity amount, assuming you have not made any withdrawals or transfers, will equal your contribution to that fixed maturity option plus interest, at the rate to maturity for that contribution, to the date of the calculation. This is the fixed maturity option's "maturity value." Before maturity, the current value we will report for your fixed maturity amounts will reflect a market value adjustment. Your current value will reflect the market value adjustment that we would make if you were to withdraw all of your fixed maturity amounts on the date of the report. We call this your "market adjusted amount."


FIXED MATURITY OPTIONS AND MATURITY DATES. We currently offer fixed maturity options ending on February 15th for each of the maturity years 2002 through 2011. Not all of these fixed maturity options will be available for annuitant ages 76 and older. See "Allocating your contributions" below. As fixed maturity options expire, we expect to add maturity years so that generally 10 fixed maturity options are available at any time.


We will not accept allocations to a fixed maturity option if on the date the contribution is to be applied:

o the fixed maturity option's maturity date is within the current calendar year; or

o    the rate to maturity is 3% or less.

YOUR CHOICES AT THE MATURITY DATE. We will notify you on or before December 31st of the year before each of your fixed maturity options is scheduled to mature. At that time, you may choose to have one of the following take place on the maturity date, as long as none of the conditions listed above or in "Allocating your contributions," below would apply:

(a) transfer the maturity value into another available fixed maturity option or into any of the variable investment options; or


(b)  withdraw the maturity value (there may be a withdrawal charge).


If we do not receive your choice on or before the fixed maturity option's maturity date, we will automatically transfer your maturity value into the fixed maturity option that will mature next.

MARKET VALUE ADJUSTMENT. If you make any withdrawals (including transfers, surrender of your contract or when we make deductions for charges) from a fixed maturity option before it matures we will make a market value adjustment, which will increase or decrease any fixed maturity amount you have in that fixed maturity option. The amount of the adjustment will depend on two factors:

(a) the difference between the rate to maturity that applies to the amount being withdrawn and the rate to maturity in effect at that time for new allocations to that same fixed maturity option, and

(b)  the length of time remaining until the maturity date.

In general, if interest rates rise from the time that you originally allocate an amount to a fixed maturity option to the time that

-----
 23
--------------------------------------------------------------------------------

you take a withdrawal, the market value adjustment will be negative. Likewise, if interest rates drop at the end of that time, the market value adjustment will be positive. Also, the amount of the market value adjustment, either up or down, will be greater the longer the time remaining until the fixed maturity option's maturity date. Therefore, it is possible that the market value adjustment could greatly reduce your value in the fixed maturity options, particularly in the fixed maturity options with later maturity dates.

We provide an illustration of the market adjusted amount of specified maturity values, an explanation of how we calculate the market value adjustment, and information concerning our general account and investments purchased with amounts allocated to the fixed maturity options, in "More information" later in this prospectus. Appendix III of this prospectus provides an example of how the market value adjustment is calculated.


ALLOCATING YOUR CONTRIBUTIONS


You may choose between two ways to allocate your contributions under your contract: self-directed and principal assurance.



SELF-DIRECTED ALLOCATION

You may allocate your contributions to one or more, or all, of the variable investment options and fixed maturity options. Allocations must be in whole percentages and you may change your allocations at any time. However, the total of your allocations must equal 100%. If the annuitant is age 76 or older, you may allocate contributions to fixed maturity options if their maturities are five years or less. Also, you may not allocate amounts to fixed maturity options with maturity dates that are later than the February 15th immediately following the date annuity payments are to begin.


PRINCIPAL ASSURANCE ALLOCATION

Under this allocation program you select a fixed maturity option. We specify the portion of your initial contribution to be allocated to that fixed maturity option in an amount that will cause the maturity value to equal the amount of your entire initial contribution on the fixed maturity option's maturity date. The maturity date you select generally may not be later than 10 years, or earlier than 7 years from your contract date. You allocate the rest of your contribution to the variable investment options however you choose.


For example, if your initial contribution is $25,000.00 and on March 15, 2001 you chose the fixed maturity option with a maturity date of February 15, 2011, since the rate to maturity was 5.39% on March 15, 2001, we would have allocated $14,844.65 to that fixed maturity option and the balance to your choice of variable investment options. On the maturity date your value in the fixed maturity option would be $25,000.00.

The principal assurance allocation is only available for annuitant ages 75 or younger when the contract is issued. If you are purchasing a Rollover IRA, QP, or Rollover TSA contract, before you select a maturity year that would extend beyond the year in which you will reach age 70 1/2, you should consider whether your value in the variable investment options, or your other traditional IRA or TSA funds are sufficient to meet your required minimum distributions. See "Tax information."



YOUR BENEFIT BASE

The benefit base is used to calculate the guaranteed minimum income benefit and the 5% roll up to age 80 guaranteed minimum death benefit. See "Our baseBUILDER option" and "Guaranteed minimum death benefit" below. The benefit base is equal to:

o    your initial contribution and any additional contributions to the contract;
     plus

o    daily interest; less


o a deduction that reflects any withdrawals you make (the amount of the deduction is described under "How withdrawals affect your guaranteed minimum income benefit and guaranteed minimum death benefit" in "Accessing your money"); less

o a deduction for any withdrawal charge remaining when you exercise your guaranteed minimum income benefit; less


o    a deduction for any outstanding loan plus accrued interest

-----
 24
--------------------------------------------------------------------------------

     on the date that you exercise your guaranteed minimum income benefit (applies to Rollover TSA only).

The effective annual interest rate credited to the benefit base is:


o 5% for the benefit base with respect to the variable investment options (other than the EQ/Alliance Money Market and the EQ/Alliance Intermediate Government Securities options); and

o 3% for the benefit base with respect to the EQ/Alliance Money Market and the EQ/Alliance Intermediate Government Securities options, the fixed maturity options and the loan reserve account.


No interest is credited after the annuitant is age 80.

--------------------------------------------------------------------------------
Your benefit base is not an account value or a cash value.
--------------------------------------------------------------------------------

ANNUITY PURCHASE FACTORS


Annuity purchase factors are the factors applied to determine your periodic payments under the guaranteed minimum income benefit and annuity payout options. The guaranteed minimum income benefit is discussed in "Our baseBUILDER option" and annuity payout options are discussed in "Accessing your money" later in this prospectus. The guaranteed annuity purchase factors are those factors specified in your contract. The current annuity purchase factors are those factors that are in effect at any given time. Annuity purchase factors are based on interest rates, mortality tables, frequency of payments, the form of annuity benefit, and the annuitant's (and any joint annuitant's) age and sex in certain instances.


OUR BASEBUILDER OPTION

The baseBUILDER option offers you a guaranteed minimum income benefit combined with the guaranteed minimum death benefit available under the contract. The baseBUILDER benefit is available if the annuitant is between the ages of 20 and 75 at the time the contract is issued. There is an additional charge for the baseBUILDER benefit which is described under "baseBUILDER benefit charge" in "Charges and expenses."


The guaranteed minimum income benefit component of baseBUILDER is described below. Whether you elect baseBUILDER or not, the guaranteed minimum death benefit described under "Guaranteed minimum death benefit" below is provided under the contract. Please ask your financial professional if baseBUILDER is available in your state.


The guaranteed minimum income benefit guarantees you a minimum amount of fixed income under your choice of a life annuity fixed payout option or an Income Manager level payment life with a period certain payout option, subject to state availability (for contracts issued in Oregon, only the Income Manager life with a period certain payout annuity contract is available). You choose which of these payout options you want and whether you want the option to be paid on a single or joint life basis at the time you exercise your guaranteed minimum income benefit. The maximum period certain available under the Income Manager payout option is 10 years. This period may be shorter, depending on the annuitant's age when you exercise your guaranteed minimum income benefit and the type of contract you own. We may also make other forms of payout options available. For a description of payout options, see "Your annuity payout options" in "Accessing your money" later in this prospectus.

--------------------------------------------------------------------------------
The guaranteed minimum income benefit, which is also known as a living benefit, should be regarded as a safety net only. It provides income protection if you elect an income payout while the annuitant is alive.
--------------------------------------------------------------------------------

When you exercise the guaranteed minimum income benefit, the annual lifetime income that you will receive under the life annuity payout option will be the greater of (i) your guaranteed minimum income benefit which is calculated by applying your benefit base at guaranteed annuity purchase factors, or (ii) the income provided by applying your actual account value at our then current annuity purchase factors.

When you elect to receive annual lifetime income, your contract will terminate and you will receive the annuity payout option. You will begin receiving payments one payment period after the annuity payout option is issued. Payments end with the last payment before the annuitant's (or joint annuitant's, if

-----
 25
--------------------------------------------------------------------------------

applicable) death. There is no continuation of benefits following the annuitant's (or joint annuitant's, if applicable) death.

Before you elect baseBUILDER, you should consider the fact that the guaranteed minimum income benefit provides a form of insurance and is based on conservative actuarial factors. Therefore, even if your account value is less than your benefit base, you may generate more income by applying your account value to current annuity purchase factors. We will make this comparison for you when the need arises.

You should also consider that the guaranteed annuity purchase factors we use to determine your Income Manager benefit under baseBUILDER are more conservative than the guaranteed annuity purchase factors we use for the Income Manager payout annuity option. This means that, assuming the same amount is applied to purchase the benefit and that we use guaranteed annuity purchase factors to compute the benefit, each periodic payment under the baseBUILDER Income Manager will be smaller than each periodic payment under the Income Manager payout annuity option.


ILLUSTRATIONS OF GUARANTEED MINIMUM INCOME BENEFIT


The table below illustrates the guaranteed minimum income benefit amounts per $100,000 of initial contribution, for a male annuitant age 60 (at issue) on the contract date anniversaries indicated, who has elected the life annuity fixed payout option, using the guaranteed annuity purchase factors as of the date of this Prospectus, assuming no additional contributions, withdrawals, or loans under Rollover TSA contracts, and assuming there were no allocations to the EQ/Alliance Money Market option or the fixed maturity options.



--------------------------------------------------------------
                                      GUARANTEED MINIMUM
  CONTRACT DATE ANNIVERSARY AT     INCOME BENEFIT -- ANNUAL
            EXERCISE               INCOME PAYABLE FOR LIFE
--------------------------------------------------------------
               10                          $10,816
               15                          $16,132
--------------------------------------------------------------

EXERCISE OF GUARANTEED MINIMUM INCOME BENEFIT.

On each contract date anniversary that you are eligible to exercise the guaranteed minimum income benefit, we will send you an eligibility notice illustrating how much income could be provided as of the contract anniversary. You may notify us within 30 days following the contract date anniversary if you want to exercise the guaranteed minimum income benefit. You must return your contract to us in order to exercise this benefit. The amount of income you actually receive will be determined when we receive your request to exercise the benefit. You will begin receiving payments one payment period after the annuity payout contract is issued.

You (or the successor annuitant/owner, if applicable) will be eligible to exercise the guaranteed minimum income benefit as follows:

o If the annuitant was at least age 20 and no older than age 44 when the contract was issued, you are eligible to exercise the guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 15th contract date anniversary.

o If the annuitant was at least age 45 and no older than age 49 (age 53 in Oregon) when the contract was issued, you are eligible to exercise the guaranteed minimum income benefit within 30 days following each contract date anniversary after the annuitant is age 60.

o If the annuitant was at least age 50 (age 54 in Oregon) and no older than age 75 when the contract was issued, you are eligible to exercise the guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 10th (7th in Oregon) contract date anniversary.

Please note:

(i) the latest date you may exercise the guaranteed minimum income benefit is the contract date anniversary following the annuitant's 85th (83rd in Oregon) birthday;

(ii) if the annuitant was age 75 when the contract was issued, the only time you may exercise the guaranteed minimum income benefit is within 30 days following the

-----
 26
--------------------------------------------------------------------------------


      first contract date anniversary (in Oregon, the first and second contract date anniversary) that it becomes available;

(iii) if the annuitant was older than age 60 (63 in Oregon) at the time an IRA, QP or Rollover TSA contract was issued, the baseBUILDER may not be an appropriate feature because the minimum distributions required by tax law generally must begin before the guaranteed minimum income benefit can be exercised; and


(iv) for QP and Rollover TSA contracts, if you are eligible to exercise your guaranteed minimum income benefit, we will first roll over amounts in such contract to a Rollover IRA contract. You will be the owner of the Rollover IRA contract.

GUARANTEED MINIMUM DEATH BENEFIT


A guaranteed minimum death benefit is provided as part of the baseBUILDER benefit. A guaranteed minimum death benefit is also provided under your contract even if you don't elect baseBUILDER. In this case, the baseBUILDER benefit charge does not apply.

GUARANTEED MINIMUM DEATH BENEFIT APPLICABLE FOR ANNUITANT AGES 0 THROUGH 79 AT ISSUE OF NQ CONTRACTS; 20 THROUGH 79 AT ISSUE OF ROLLOVER IRA, ROTH CONVERSION IRA, AND ROLLOVER TSA CONTRACTS; AND 20 THROUGH 75 AT ISSUE OF QP CONTRACTS.


You must elect either the "5% roll up to age 80" or the "annual ratchet to age 80" guaranteed minimum death benefit when you apply for a contract. Once you have made your election, you may not change it.


5% ROLL UP TO AGE 80. This guaranteed minimum death benefit is equal to the benefit base described earlier in "Your benefit base."


ANNUAL RATCHET TO AGE 80. On the contract date, your guaranteed minimum death benefit equals your initial contribution. Then, on each contract date anniversary, we will determine your guaranteed minimum death benefit by comparing your current guaranteed minimum death benefit to your account value on that contract date anniversary. If your account value is higher than your guaranteed minimum death benefit, we will increase your guaranteed minimum death benefit to equal your account value. On the other hand, if your account value on the contract date anniversary is less than your guaranteed minimum death benefit, we will not adjust your guaranteed minimum death benefit either up or down. If you make additional contributions, we will increase your current guaranteed minimum death benefit by the dollar amount of the contribution on the date the contribution is allocated to your investment options.


If you take a withdrawal from your contract, we will reduce your guaranteed minimum death benefit on the date you take the withdrawal.


GUARANTEED MINIMUM DEATH BENEFIT APPLICABLE FOR ANNUITANT AGES 80 THROUGH 85 AT ISSUE OF NQ, ROLLOVER IRA, ROTH CONVERSION IRA AND ROLLOVER TSA CONTRACTS.

On the contract date, your guaranteed minimum death benefit equals your initial contribution. Thereafter, it will be increased by the dollar amount of any additional contributions. We will reduce your guaranteed minimum death benefit if you take any withdrawals.

                    -------------------------------------

Please see "How withdrawals affect your guaranteed minimum income benefit and guaranteed minimum death benefit" in "Accessing your money" for information on how withdrawals affect your guaranteed minimum death benefit.

See Appendix IV for an example of how we calculate the guaranteed minimum death benefit.

PROTECTION PLUS

Subject to state availability, if you are purchasing a contract under which the Protection Plus feature is available, you may elect the Protection Plus death benefit at the time you purchase your contract. Protection Plus provides an additional death benefit as described below. Although we do not offer the Protection Plus feature for any contract other than nonqualified as of the date of this Prospectus, we anticipate offering it later in 2001 for all types of IRA contracts. See the appropriate part

-----
 27
--------------------------------------------------------------------------------


of "Tax information" for the potential consequences of electing to purchase the Protection Plus feature in either an NQ or an IRA contract.

If the annuitant is 69 or younger when we issue your contract (or if the successor owner/annuitant is 69 or younger when he or she becomes the successor owner/annuitant, the death benefit will be:

the greater of:

o    the account value or

o    any applicable guaranteed minimum death benefit

Increased by:

40% of the lesser of:

o    the total net contributions or

o    the death benefit less total net contributions

For purposes of calculating your Protection Plus benefit, the following applies: (i) "Net contributions" are the total contributions made (or, if applicable, the total amount that would otherwise have been paid as a death benefit had the successor owner/annuitant election not been made plus any subsequent contributions) reduced on a pro rata basis to reflect withdrawals (including withdrawal charges and loans). Reduction on a pro rata basis means that we calculate the percentage of the current account value that is being withdrawn and we reduce net contributions by that percentage. For example, if the account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If contributions aggregated $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 x .40) and net contributions after the withdrawal would be $24,000 ($40,000-$16,000); (ii) "Death benefit" is equal to the greater of the account value as of the date we receive satisfactory proof of death or any applicable guaranteed minimum death benefit as of the date of death.

If the annuitant is between the ages of 70 and 75 when we issue your contract (or if the successor owner/annuitant is between the ages of 70 and 75 when he or she becomes the successor owner/annuitant and Protection Plus had been elected at issue), the death benefit will be:

the greater of:

o    the account value or

o    any applicable guaranteed minimum death benefit

Increased by:

25% of the lesser of:

o    the total net contributions (as described above) or

o    the death benefit (as described above) less total net contributions

Protection Plus must be elected when the contract is first issued: neither the owner nor the successor/owner annuitant can add it subsequently.



YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

If for any reason you are not satisfied with your contract, you may return it to us for a refund. To exercise this cancellation right you must mail the contract directly to our processing office within 10 days after you receive it. If state law requires, this "free look" period may be longer.

Generally, your refund will equal your account value under the contract on the day we receive notification of your decision to cancel the contract and will reflect (i) any investment gain or loss in the variable investment options (less the daily charges we deduct), and (ii) any positive or negative market value adjustments in the fixed maturity options through the date we receive your contract. Some states require that we refund the full amount of your contribution (not reflecting (i) or (ii) above). For any IRA contract returned to us within seven days after you receive it, we are required to refund the full amount of your contribution.

We may require that you wait six months before you may apply for a contract with us again if:

o    you cancel your contract during the free look period; or

-----
 28
--------------------------------------------------------------------------------

o you change your mind before you receive your contract whether we have received your contribution or not.

Please see "Tax information" for possible consequences of cancelling your contract.

In addition to the cancellation right described above, if you fully convert an existing traditional IRA contract to a Roth Conversion IRA contract, you may cancel your Roth Conversion IRA contract and return to a Rollover IRA contract. Our processing office, or your financial professional, can provide you with the cancellation instructions.

2
Determining your contract's value

-----
 29
--------------------------------------------------------------------------------

YOUR ACCOUNT VALUE AND CASH VALUE

Your "account value" is the total of the: (i) values you have in the variable investment options; (ii) market adjusted amounts in the fixed maturity options; and (iii) value you have in the loan reserve account (applies for Rollover TSA contracts only). These amounts are subject to certain fees and charges discussed under "Charges and expenses."


Your contract also has a "cash value." At any time before annuity payments begin, your contract's cash value is equal to the account value, less: (i) any applicable withdrawal charges and (ii) the amount of any outstanding loan plus accrued interest (applicable to Rollover TSA contracts only). Please see "Surrendering your contract to receive its cash value" in "Accessing your money."



YOUR CONTRACT'S VALUE IN THE VARIABLE INVESTMENT OPTIONS

Each variable investment option invests in shares of a corresponding portfolio. Your value in each variable investment option is measured by "units." The value of your units will increase or decrease as though you had invested it in the corresponding portfolio's shares directly. Your value, however, will be reduced by the amount of the fees and charges that we deduct under the contract.


--------------------------------------------------------------------------------
Units measure your value in each variable investment option.

--------------------------------------------------------------------------------
The unit value for each variable investment option depends on the investment performance of that option, less daily charges for:

(i)   mortality and expense risks;

(ii)  administrative; and

(iii) distribution charges.

On any day, your value in any variable investment option equals the number of units credited to that option, adjusted for any units purchased for or deducted from your contract under that option, multiplied by that day's value for one unit. The number of your contract units in any variable investment option does not change unless they are:

(i)   increased to reflect additional contributions;


(ii)  decreased to reflect a withdrawal (plus applicable withdrawal charges);


(iii) increased to reflect a transfer into, or decreased to reflect a transfer out of, a variable investment option; or

(iv) decreased to reflect a transfer of your loan amount to the loan reserve account under a Rollover TSA contract.


In addition, when we deduct the baseBUILDER benefit charge and/or the Protection Plus benefit charge, the number of units credited to your contract will be reduced. A description of how unit values are calculated is found in the SAI.



YOUR CONTRACT'S VALUE IN THE FIXED MATURITY OPTIONS

Your value in each fixed maturity option at any time before the maturity date is the market adjusted amount in each option. This is equivalent to your fixed maturity amount increased or decreased by the market value adjustment. Your value, therefore, may be higher or lower than your contributions (less withdrawals) accumulated at the rate to maturity. At the maturity date, your value in the fixed maturity option will equal its maturity value.

3
Transferring your money among investment options

-----
 30
--------------------------------------------------------------------------------

TRANSFERRING YOUR ACCOUNT VALUE

At any time before the date annuity payments are to begin, you can transfer some or all of your account value among the investment options, subject to the following:

o You may not transfer to a fixed maturity option that matures in the current calendar year, or that has a rate to maturity of 3% or less.

o If the annuitant is 76 or older, you must limit your transfers to fixed maturity options to those with maturities of five years or less. Also, the maturity dates may be no later than the February 15th immediately following the date annuity payments are to begin.

o If you make transfers out of a fixed maturity option other than at its maturity date the transfer may cause a market value adjustment.


You may request a transfer in writing or by telephone using TOPS. You must send in all written transfer requests directly to our processing office. Transfer requests should specify:


(1)  the contract number,

(2) the dollar amounts or percentages of your current account value to be transferred, and

(3)  the investment options to and from which you are transferring.

We will confirm all transfers in writing.



DISRUPTIVE TRANSFER ACTIVITY

You should note that the Accumulator Select II contract is not designed for professional "market timing" organizations, or other organizations or individuals engaging in a market timing strategy, making programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying portfolio. These kinds of strategies and transfer activities are disruptive to the underlying portfolios in which the variable investment options invest. If we determine that your transfer patterns among the variable investment options are disruptive to the underlying portfolios, we may among other things, restrict the availability of personal telephone requests, facsimile transmissions, automated telephone services, Internet services or any electronic transfer services. We may also refuse to act on transfer instructions of an agent acting under a power of attorney who is acting on behalf of one or more owners.

We currently consider transfers into and out of (or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity. In order to prevent disruptive activity, we monitor the frequency of transfers, including the size of transfers in relation to portfolio assets, in each underlying portfolio, and we take appropriate action, which may include the actions described above to restrict availability of voice, fax and automated transaction services, when we consider the activity of owners to be disruptive. We currently provide a letter to owners who have engaged in such activity of our intention to restrict such services. However, we may not continue to provide such letters. We may also, in our sole discretion and without further notice, change what we consider disruptive transfer activity, as well as change our procedures to restrict this activity.

DOLLAR COST AVERAGING

Dollar cost averaging allows you to gradually transfer amounts from the EQ/Alliance Money Market option to the other variable investment options by periodically transferring approximately the same dollar amount to the other variable investment options you select. This will cause you to purchase more units if the unit value is low and fewer units if the unit value is high. Therefore, you may get a lower average cost per unit over the long term. This plan of investing, however, does not guarantee that you will earn a profit or be protected against losses.

If your value in the EQ/Alliance Money Market option is at least $5,000, you may choose, at any time, to have a specified dollar amount or percentage of your value transferred from that option to the other variable investment options. You can select to have transfers made on a monthly, quarterly, or annual basis. The transfer date will be the same calendar day of the month as the contract date, but not later than the 28th day of the month. You can also specify the number of transfers or

-----
 31
--------------------------------------------------------------------------------



instruct us to continue making the transfers until all amounts in the EQ/Alliance Money Market option have been transferred out.

The minimum amount that we will transfer each time is $250. The maximum amount we will transfer is equal to your value in the EQ/Alliance Money Market option at the time the program is elected, divided by the number of transfers scheduled to be made.

If, on any transfer date, your value in the EQ/Alliance Money Market option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred. The dollar cost averaging program will then end. You may change the transfer amount once each contract year or cancel this program at any time.

                      -------------------------------------

You may not elect dollar cost averaging if you are participating in the rebalancing program. There is no charge for the dollar cost averaging feature.



REBALANCING YOUR ACCOUNT VALUE

We currently offer a rebalancing program that you can use to automatically reallocate your account value among the variable investment options. You must tell us:

(a) the percentage you want invested in each variable investment option (whole percentages only), and


(b) how often you want the rebalancing to occur (quarterly, semiannually, or annually on a contract year basis).

Rebalancing will occur on the same day of the month as the contract date. If a contract is established after the 28th, rebalancing will occur on the first business day of the month following the contract issue date.


While your rebalancing program is in effect, we will transfer amounts among each variable investment option so that the percentage of your account value that you specify is invested in each option at the end of each rebalancing date. Your entire account value in the variable investment options must be included in the rebalancing program.

--------------------------------------------------------------------------------
Rebalancing does not assure a profit or protect against loss. you should periodically review your allocation percentages as your needs change. You may want to discuss the rebalancing program with your financial professional or other financial professional before electing the program.
--------------------------------------------------------------------------------
You may elect the rebalancing program at any time. You may also change your allocation instructions or cancel the program at any time. If you request a transfer while the rebalancing program is in effect, we will process the transfer as requested; the rebalancing program will remain in effect unless you request that it be cancelled in writing.


You may not elect the rebalancing program if you are participating in the dollar cost averaging program.

4
Accessing your money

-----
 32
--------------------------------------------------------------------------------

WITHDRAWING YOUR ACCOUNT VALUE

You have several ways to withdraw your account value before annuity payments begin. The table below shows the methods available under each type of contract. More information follows the table. For the tax consequences of withdrawals, see "Tax information."



--------------------------------------------------------------------------------
                                      METHOD OF WITHDRAWAL
--------------------------------------------------------------------------------
                                                                      LIFETIME
                                                                      REQUIRED
                                                  SUBSTANTIALLY       MINIMUM
 CONTRACT           LUMP SUM      SYSTEMATIC          EQUAL         DISTRIBUTION
--------------------------------------------------------------------------------
NQ                  Yes              Yes              No                No
--------------------------------------------------------------------------------
Rollover
  IRA               Yes              Yes              Yes               Yes
--------------------------------------------------------------------------------
Roth
  Conversion
  IRA               Yes              Yes              Yes               No
--------------------------------------------------------------------------------
QP                  Yes              No               No                Yes
Rollover
  TSA*              Yes              Yes              No                Yes
--------------------------------------------------------------------------------


*For some Rollover TSA contracts, your ability to take withdrawals, loans or surrender your contract may be limited. You must provide withdrawal restriction information when you apply for a contract. See "Tax Sheltered Annuity contracts
(TSAs)" in "Tax information."


LUMP SUM WITHDRAWALS
(All contracts)

You may take lump sum withdrawals from your account value at any time. (Rollover TSA contracts may have restrictions.) The minimum amount you may withdraw is $300. If you request to withdraw more than 90% of a contract's current cash value we will treat it as a request to surrender the contract for its cash value. See "Surrendering your contract to receive its cash value" below.


Lump sum withdrawals in excess of the 10% free withdrawal amount (see "10% free withdrawal amount" in "Charges and expenses") may be subject to a withdrawal charge.


Under Rollover TSA contracts, if a loan is outstanding, you may only take lump sum withdrawals as long as the cash value remaining after any withdrawal equals at least 10% of the outstanding loan plus accrued interest.



SYSTEMATIC WITHDRAWALS
(NQ, rollover TSA and IRA contracts)

You may take systematic withdrawals of a particular dollar amount or a particular percentage of your account value. (Rollover TSA contracts may have restrictions.)

You may take systematic withdrawals on a monthly, quarterly, or annual basis as long as the withdrawals do not exceed the following percentages of your account value: 0.8% monthly, 2.4% quarterly, and 10.0% annually. The minimum amount you may take in each systematic withdrawal is $250. If the amount withdrawn would be less than $250 on the date a withdrawal is to be taken, we will not make a payment and we will terminate your systematic withdrawal election.


We will make the withdrawals on any day of the month that you select as long as it is not later than the 28th day of the month. If you do not select a date, we will make the withdrawals on the same calendar day of the month as the contract date. You must wait at least 28 days after your contract is issued before your systematic withdrawals can begin.

You may elect to take systematic withdrawals at any time. If you own an IRA contract, you may elect this withdrawal method only if you are between ages 59 1/2 and 70 1/2.

You may change the payment frequency, or the amount or percentage of your systematic withdrawals, once each contract year. However, you may not change the amount or percentage in any contract year in which you have already taken a lump sum withdrawal. You can cancel the systematic withdrawal option at any time.


Systematic withdrawals are not subject to a withdrawal charge, except to the extent that, when added to a lump sum withdrawal previously taken in the same contract year, the systematic withdrawal exceeds the 10% free withdrawal amount.

-----
33
--------------------------------------------------------------------------------


SUBSTANTIALLY EQUAL WITHDRAWALS
(All IRA contracts)


The substantially equal withdrawals option allows you to receive distributions from your account value without triggering the 10% additional federal tax penalty, which normally applies to distributions made before age 59 1/2. See "Tax information." Once you begin to take substantially equal withdrawals, you should not stop them or change the pattern of your withdrawals until after the later of age 59 1/2 or five full years after the first withdrawal. If you stop or change the withdrawals or take a lump sum withdrawal, you may be liable for the 10% federal tax penalty that would have otherwise been due on prior withdrawals made under this option and for any interest on those withdrawals.

You may elect to take substantially equal withdrawals at any time before age
59 1/2. We will make the withdrawal on any day of the month that you select as long as it is not later than the 28th day of the month. You may not elect to receive the first payment in the same contract year in which you took a lump sum withdrawal. We will calculate the amount of your substantially equal withdrawals. The payments will be made monthly, quarterly, or annually as you select. These payments will continue until we receive written notice from you to cancel this option or you take a lump sum withdrawal. You may elect to start receiving substantially equal withdrawals again, but the payments may not restart in the same contract year in which you took a lump sum withdrawal. We will calculate the new withdrawal amount.


Substantially equal withdrawals are not subject to a withdrawal charge.


LIFETIME REQUIRED MINIMUM DISTRIBUTION WITHDRAWALS
(Rollover IRA, QP, and rollover TSA contracts only -- See "Tax information")

We offer the minimum distribution withdrawal option to help you meet lifetime required minimum distributions under federal income tax rules. You may elect this option in the year in which you reach age 70 1/2. The minimum amount we will pay out is $250. You may elect the method you want us to use to calculate your minimum distribution withdrawals from the choices we offer. Currently, minimum distribution withdrawal payments will be made annually. See the "Required minimum distributions" section in "Tax information" for your specific type of retirement arrangement.

We do not impose a withdrawal charge on minimum distribution withdrawals except if when added to a lump sum withdrawal previously taken in the same contract year, the minimum distribution withdrawal exceeds the 10% free withdrawal amount.


We will calculate your annual payment based on your account value at the end of the prior calendar year based on the method you choose.

Under Rollover TSA contracts, you may not elect minimum distribution withdrawals if a loan is outstanding.

--------------------------------------------------------------------------------
For rollover IRA, QP, and rollover TSA contracts, we will send a form outlining the distribution options available in the year you reach age 70 1/2 (if you have not begun your annuity payments before that time).
--------------------------------------------------------------------------------

HOW WITHDRAWALS ARE TAKEN FROM YOUR ACCOUNT VALUE

Unless you specify otherwise, we will subtract your withdrawals on a pro rata basis from your value in the variable investment options. If there is insufficient value or no value in the variable investment options, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the fixed maturity options in order of the earliest maturity date(s) first. A market value adjustment may apply to withdrawals from the fixed maturity options.

HOW WITHDRAWALS AFFECT YOUR GUARANTEED MINIMUM INCOME BENEFIT AND GUARANTEED MINIMUM DEATH BENEFIT

Withdrawals will reduce your guaranteed benefits on either a dollar-for-dollar basis or on a pro rata basis as explained below:

-----
 34
--------------------------------------------------------------------------------

INCOME BENEFIT AND DEATH BENEFIT


5% ROLL UP TO AGE 80 -- If you elect the 5% roll up to age 80 guaranteed minimum death benefit, your benefit base will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in a contract year is 5% or less of the guaranteed minimum death benefit on the most recent contract date anniversary. Once you take a withdrawal that causes the sum of your withdrawals in a contract year to exceed 5% of the guaranteed minimum death benefit on the most recent contract date anniversary, that withdrawal and any subsequent withdrawals in that same contract year will reduce your benefit base on a pro rata basis.


The timing of your withdrawals and whether they exceed the 5% threshold described above can have a significant impact on your guaranteed minimum income benefit or guaranteed minimum death benefit.


ANNUAL RATCHET TO AGE 80 -- If you elect the annual ratchet to age 80 guaranteed minimum death benefit, each withdrawal will always reduce your benefit base and current guaranteed minimum death benefit on a pro rata basis.

ANNUITANT ISSUE AGES 80 THROUGH 85 -- If your contract was issued when the annuitant was between ages 80 and 85, each withdrawal will always reduce your current guaranteed minimum death benefit on a pro rata basis.

                      -------------------------------------

Reduction on a dollar-for-dollar basis means that your current benefit will be reduced by the dollar amount of the withdrawal. Reduction on a pro rata basis means that we calculate the percentage of your current account value that is being withdrawn and we reduce your current benefit by that same percentage. For example, if your account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If your guaranteed minimum death benefit was $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 x
 .40) and your new guaranteed minimum death benefit after the withdrawal would be $24,000 ($40,000 - $16,000).

LOANS UNDER ROLLOVER TSA CONTRACTS


You may take loans from a Rollover TSA unless restricted by the employer who provided the Rollover TSA funds. If you cannot take a loan, or cannot take a loan without approval from the employer who provided the funds, we will have this information in our records based on what you and the employer who provided the funds told us when you purchased your contract. The employer must also tell us whether special employer plan rules of the Employee Retirement Income Security Act of 1974 ("ERISA") apply. We will not permit you to take a loan while you are taking minimum distribution withdrawals.


You should read the terms and conditions on our loan request form carefully before taking out a loan. Under Rollover TSA contracts subject to ERISA, you may only take a loan with the written consent of your spouse. Your contract contains further details of the loan provision. Also, see "Tax information" for general rules applicable to loans.

We will permit you to have only one loan outstanding at a time. The minimum loan amount is $1,000. The maximum amount is $50,000 or, if less, 50% of your account value, subject to any limits under the federal income tax rules. The term of a loan is five years. However, if you use the loan to acquire your primary residence, the term is 10 years. The term may not extend beyond the earliest of:

(1)  the date annuity payments begin,

(2)  the date the contract terminates, and

(3) the date a death benefit is paid (the outstanding loan will be deducted from the death benefit amount).

Interest will accrue daily on your outstanding loan at a rate we set. The loan interest rate will be equal to the Moody's Corporate Bond Yield Averages for Baa bonds for the calendar month ending two months before the first day of the calendar quarter in which the rate is determined.

LOAN RESERVE ACCOUNT. On the date your loan is processed, we will transfer the amount of your loan to the loan reserve account. Unless you specify otherwise, we will subtract your loan on a pro rata basis from your value in the variable

-----
 35
--------------------------------------------------------------------------------

investment options. If there is insufficient value or no value in the variable investment options, any additional amount of the loan will be subtracted from the fixed maturity options in order of the earliest maturity date(s) first. A market value adjustment may apply.

We will credit interest to the amount in the loan reserve account at a rate of 2% lower than the loan interest rate that applies for the time your loan is outstanding. On each contract date anniversary after the date the loan is processed, we will transfer the amount of interest earned in the loan reserve account to the variable investment options on a pro rata basis. When you make a loan repayment, unless you specify otherwise, we will transfer the dollar amount of the loan repaid from the loan reserve account to the investment options according to the allocation percentages we have on our records.


SURRENDERING YOUR CONTRACT TO RECEIVE ITS CASH VALUE

You may surrender your contract to receive its cash value at any time while the annuitant is living and before you begin to receive annuity payments. (Rollover TSA contracts may have restrictions.) For a surrender to be effective, we must receive your written request and your contract at our processing office. We will determine your cash value on the date we receive the required information. All benefits under the contract will terminate as of that date.

You may receive your cash value in a single sum payment or apply it to one or more of the annuity payout options. See "Your annuity payout options" below. For the tax consequences of surrenders, see "Tax information."


WHEN TO EXPECT PAYMENTS


Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the date of the transaction to which the request relates. These transactions may include applying proceeds to a variable annuity, payment of a death benefit, payment of any amount you withdraw (less any withdrawal charges) and, upon surrender, payment of the cash value. We may postpone such payments or applying proceeds for any period during which:


(1)  the New York Stock Exchange is closed or restricts trading,

(2) sales of securities or determination of the fair value of a variable investment option's assets is not reasonably practicable because of an emergency, or

(3) the SEC, by order, permits us to defer payment to protect people remaining in the variable investment options.

We can defer payment of any portion of your value in the fixed maturity options (other than for death benefits) for up to six months while you are living. We also may defer payments for a reasonable amount of time (not to exceed 10 days) while we are waiting for a contribution check to clear.

All payments are made by check and are mailed to you (or the payee named in a tax-free exchange) by U.S. mail, unless you request that we use an express delivery service at your expense.


YOUR ANNUITY PAYOUT OPTIONS


Equitable Accumulator Select II offers you several choices of annuity payout options. Some enable you to receive fixed annuity payments, which can be either level or increasing, and others enable you to receive variable annuity payments.

You can choose from among the annuity payout options listed below. Restrictions may apply, depending on the type of contract you own or the annuitant's age at contract issue. In addition, if you are exercising your guaranteed minimum income benefit under baseBUILDER, your choice of payout options are those that are available under baseBUILDER (see "Our baseBUILDER option").

-----
 36
--------------------------------------------------------------------------------

-------------------------------------------------------------------
Fixed annuity payout options            Life annuity
                                        Life annuity with period
                                        certain
                                        Life annuity with refund
                                        certain
                                        Period certain annuity
-------------------------------------------------------------------
Variable Immediate Annuity payout       Life annuity
   options                              Life annuity with period
                                        certain
-------------------------------------------------------------------
Income Manager payout options           Life annuity with period
   (available for annuitants age 83     certain
   or less at contract issue)           Period certain annuity
-------------------------------------------------------------------

o LIFE ANNUITY: An annuity that guarantees payments for the rest of the annuitant's life. Payments end with the last monthly payment before the annuitant's death. Because there is no continuation of benefits following the annuitant's death with this payout option, it provides the highest monthly payment of any of the life annuity options, so long as the annuitant is living.


o LIFE ANNUITY WITH PERIOD CERTAIN: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the end of a selected period of time ("period certain"), payments continue to the beneficiary for the balance of the period certain. The period certain cannot extend beyond the annuitant's life expectancy. A life annuity with a period certain of 10 years is the form of annuity under the contracts that you will receive if you do not elect a different payout option. In this case, the period certain will be based on the annuitant's age and will not exceed 10 years.


o LIFE ANNUITY WITH REFUND CERTAIN: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the amount applied to purchase the annuity option has been recovered, payments to the beneficiary will continue until that amount has been recovered. This payout option is available only as a fixed annuity.

o PERIOD CERTAIN ANNUITY: An annuity that guarantees payments for a specific period of time, usually 5, 10, 15, or 20 years. This guaranteed period may not exceed the annuitant's life expectancy. This option does not guarantee payments for the rest of the annuitant's life. It does not permit any repayment of the unpaid principal, so you cannot elect to receive part of the payments as a single sum payment with the rest paid in monthly annuity payments. This payout option is available only as a fixed annuity.

The life annuity, life annuity with period certain, and life annuity with refund certain payout options are available on a single life or joint and survivor life basis. The joint and survivor life annuity guarantees payments for the rest of the annuitant's life and, after the annuitant's death, payments continue to the survivor. We may offer other payout options not outlined here. Your financial professional can provide details.


FIXED ANNUITY PAYOUT OPTIONS

With fixed annuities, we guarantee fixed annuity payments will be based either on the tables of guaranteed annuity purchase factors in your contract or on our then current annuity purchase factors, whichever is more favorable for you.


VARIABLE IMMEDIATE ANNUITY PAYOUT OPTIONS

Variable Immediate Annuities are described in a separate prospectus that is available from your financial professional. Before you select a Variable Immediate Annuity payout option, you should read the prospectus which contains important information that you should know.

Variable annuities may be funded through your choice of variable investment options investing in portfolios of EQ Advisors Trust. The contract also offers a fixed annuity option that can be elected in combination with the variable annuity payout options. The amount of each variable annuity payment will fluctuate, depending upon the performance of the variable investment options, and whether the actual rate of investment return is higher or lower than an assumed base rate.


INCOME MANAGER PAYOUT OPTIONS

The Income Manager payout annuity contracts differ from the other payout annuity contracts. The other payout annuity contracts may provide higher or lower income levels, but do not have all the features of the Income Manager payout annuity

-----
 37
--------------------------------------------------------------------------------

contract. You may request an illustration of the Income Manager payout annuity contract from your financial professional. Income Manager payout options are described in a separate prospectus that is available from your financial professional. Before you select an Income Manager payout option, you should read the prospectus which contains important information that you should know.


Both Income Manager payout options provide guaranteed level payments (NQ and IRA contracts). The Income Manager (life annuity with period certain) also provides guaranteed increasing payments (NQ contracts only). You may not elect a period certain Income Manager payout option unless withdrawal charges are no longer in effect under your contract.


For QP and Rollover TSA contracts, if you want to elect an Income Manager payout option, we will first roll over amounts in such contract to a Rollover IRA contract. You will be the owner of the Rollover IRA contract.


You may choose to apply only part of the account value of your Equitable Accumulator Select II contract to an Income Manager payout annuity. In this case, we will consider any amounts applied as a withdrawal from your Equitable Accumulator Select II, and we will deduct any applicable withdrawal charge. For the tax consequences of withdrawals, see "Tax information."


Depending upon your circumstances, the purchase of an Income Manager contract may be done on a tax-free basis. Please consult your tax adviser.


THE AMOUNT APPLIED TO PURCHASE AN ANNUITY PAYOUT OPTION


The amount applied to purchase an annuity payout option varies, depending on the payout option that you choose and the timing of your purchase as it relates to any withdrawal charges or market value adjustments.


If amounts in a fixed maturity option are used to purchase any annuity payout option, prior to the maturity date, a market value adjustment will apply.


For the fixed annuity payout options and Variable Immediate Annuity payout options, no withdrawal charge is imposed if you select a life annuity, life annuity with period certain or life annuity with refund certain.

For the fixed annuity payout option, the withdrawal charge applicable under our contract is imposed if you select a period certain. If the period certain is more than 5 years, then the withdrawal charge deducted will not exceed 5% of the account value.

For the Income Manager payout options no withdrawal charge is imposed under your contract. If the withdrawal charge that otherwise would have been applied to your account value under your contract is greater than 2% of the contributions that remain in your contract at the time you purchase your payout option, the withdrawal charges under the Income Manager will apply. For this purpose, the year in which your account value is applied to the payout option will be "contract year 1."



SELECTING AN ANNUITY PAYOUT OPTION

When you select a payout option, we will issue you a separate written agreement confirming your right to receive annuity payments. We require you to return your contract before annuity payments begin unless you are applying only some of your account value to an Income Manager contract. The contract owner and annuitant must meet the issue age and payment requirements.

You can choose the date annuity payments begin but it may not be earlier than thirteen months from the Equitable Accumulator Select contract date. Except with respect to the Income Manager annuity payout options, where payments are made on the 15th day of each month, you can change the date your annuity payments are to begin anytime before that date as long as you do not choose a date later than the 28th day of any month. Also, that date may not be later than the contract date anniversary that follows the annuitant's 90th birthday. This may be different in some states.

Before the last day by which annuity payments must begin, we will notify you by letter. Once you have selected an annuity

-----
 38
--------------------------------------------------------------------------------

payout option and payments have begun, no change can be made other than: (i) transfers (if permitted in the future) among the variable investment options if a Variable Immediate Annuity payout option is selected; and (ii) withdrawals (subject to a market value adjustment) if an Income Manager annuity payout option is chosen.

The amount of the annuity payments will depend on the amount applied to purchase the annuity and the applicable annuity purchase factors, discussed earlier.

In no event will you ever receive payments under a fixed option or an initial payment under a variable option of less than the minimum amounts guaranteed by the contract.

If, at the time you elect a payout option, the amount to be applied is less than $2,000 or the initial payment under the form elected is less than $20 monthly, we reserve the right to pay the account value in a single sum rather than as payments under the payout option chosen.

5
Charges and expenses

-----
 39
--------------------------------------------------------------------------------

CHARGES THAT EQUITABLE LIFE DEDUCTS

We deduct the following charges each day from the net assets of each variable investment option. These charges are reflected in the unit values of each variable investment option:

o    A mortality and expense risks charge

o    An administrative charge

o    A distribution charge


We deduct the following charges from your account value. When we deduct these charges from your variable investment options, we reduce the number of units credited to your contract:

o At the time you make certain withdrawals or surrender your contract -- a withdrawal charge.


o If you elect the optional benefit a charge for the optional baseBUILDER benefit.

o At the time annuity payments are to begin -- charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. An annuity administrative fee may also apply.


o    A charge for Protection Plus, if you elect this optional benefit.


More information about these charges appears below. We will not increase these charges for the life of your contract, except as noted. We may reduce certain charges under group or sponsored arrangements. See "Group or sponsored arrangements" below.

To help with your retirement planning, we may offer other annuities, with different charges, benefits and features. Please contact your financial professional for more information.


MORTALITY AND EXPENSE RISKS CHARGE

We deduct a daily charge from the net assets in each variable investment option to compensate us for mortality and expense risks, including the guaranteed minimum death benefit. The daily charge is equivalent to an annual rate of 1.10% of the net assets in each variable investment option.

The mortality risk we assume is the risk that annuitants as a group will live for a longer time than our actuarial tables predict. If that happens, we would be paying more in annuity income than we planned. We also assume a risk that the mortality assumptions reflected in our guaranteed annuity payment tables, shown in each contract, will differ from actual mortality experience. Lastly, we assume a mortality risk to the extent that at the time of death, the guaranteed minimum death benefit exceeds the cash value of the contract. The expense risk we assume is the risk that it will cost us more to issue and administer the contracts than we expect.


ADMINISTRATIVE CHARGE

We deduct a daily charge from the net assets in each variable investment option to compensate us for administrative expenses under the contracts. The daily charge is equivalent to an annual rate of 0.25% of the net assets in each variable investment option. We reserve the right under the contracts to increase this charge to an annual rate of 0.35%.


DISTRIBUTION CHARGE

We deduct a daily charge from the net assets in each variable investment option to compensate us for a portion of our sales expenses under the contracts. The daily charge is equivalent to an annual rate of 0.25% of the net assets in each variable investment option.



WITHDRAWAL CHARGE

A withdrawal charge applies in two circumstances:
(1) if you make one or more withdrawals during a contract year that, in total, exceed the 10% free withdrawal amount, described below, or (2) if you surrender your contract to receive its cash value.

The withdrawal charge equals a percentage of the contributions withdrawn in any of the first three years after we receive a contribution. We determine the withdrawal charge separately for each contribution according to the following table:

-----
 40
--------------------------------------------------------------------------------



-------------------------------------------------------------
                      CONTRACT YEAR
-------------------------------------------------------------
                         1        2        3         4
-------------------------------------------------------------
     Percentage of
      contribution       8 %      8 %      8 %      0 %
-------------------------------------------------------------



For purposes of calculating the withdrawal charge, we treat the contract year in which we receive a contribution as "contract year 1." Amounts withdrawn up to the free withdrawal amount are not considered withdrawal of any contribution. We also treat contributions that have been invested the longest as being withdrawn first. We treat contributions as withdrawn before earnings for purposes of calculating the withdrawal charge. However, federal income tax rules treat earnings under your contract as withdrawn first. See "Tax information."

In order to give you the exact dollar amount of the withdrawal you request, we deduct the amount of the withdrawal and withdrawal charge from your account value. Any amount deducted to pay withdrawal charges is also subject to that same withdrawal charge percentage. We deduct the charge in proportion to the amount of the withdrawal subtracted from each investment option. The withdrawal charge helps cover sales expenses.

The withdrawal charge does not apply in the circumstances described below.


10% FREE WITHDRAWAL AMOUNT. Each contract year you can withdraw up to 10% of your account value without paying a withdrawal charge. The 10% free withdrawal amount is determined using your account value on the most recent contract date anniversary, minus any other withdrawals made during the contract year. The 10% free withdrawal amount does not apply if you surrender your contract.


DISABILITY, TERMINAL ILLNESS OR CONFINEMENT TO NURSING HOME.
The withdrawal charge does not apply if:

(i) The annuitant has qualified to receive Social Security disability benefits as certified by the Social Security Administration; or

(ii) We receive proof satisfactory to us (including certification by a licensed physician) that the annuitant's life expectancy is six months or less; or

(iii) The annuitant has been confined to a nursing home for more than 90 days (or such other period, as required in your state) as verified by a licensed physician. A nursing home for this purpose means one that is (a) approved by Medicare as a provider of skilled nursing care service, or (b) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands) and meets all of the following:

  -- its main function is to provide skilled, intermediate, or custodial nursing care;

  -- it provides continuous room and board to three or more persons;

  -- it is supervised by a registered nurse or licensed practical nurse;

  -- it keeps daily medical records of each patient;

  -- it controls and records all medications dispensed; and

  -- its primary service is other than to provide housing for residents.

We reserve the right to impose a withdrawal charge, in accordance with your contract and applicable state law, if the conditions as described in (i), (ii) and (iii) above existed at the time a contribution was remitted or if the condition began within 12 months of the period following remittance. Some states may not permit us to waive the withdrawal charge in the above circumstances, or may limit the circumstances for which the withdrawal charge may be waived. Your registered representative can provide more information or you may contact our processing office.



BASEBUILDER BENEFIT CHARGE

If you elect the baseBUILDER, we deduct a charge annually from your account value on each contract date anniversary until such time as you exercise the guaranteed minimum income benefit, elect another annuity payout option, or the contract date anniversary after the annuitant reaches 85 (83 in Oregon), whichever occurs first. The charge is equal to 0.30% of the benefit base in effect on the contract date anniversary.

-----
 41
--------------------------------------------------------------------------------

We will deduct this charge from your value in the variable investment options on a pro rata basis. If there is not enough value in the variable investment options, we will deduct all or a portion of the charge from the fixed maturity options in order of the earliest maturity date(s) first. A market value adjustment may apply.



PROTECTION PLUS

If you elect Protection Plus, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.20% of the account value on each contract date anniversary. We will deduct this charge from your value in the variable investment options on a pro rata basis. If there is not enough value in the variable investment options, we will deduct all or a portion of the charge from the fixed maturity options in the order of the earliest maturity dates first. A market value adjustment may apply.



CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES

We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. Generally, we deduct the charge from the amount applied to provide an annuity payout option. The current tax charge that might be imposed varies by state and ranges from 0% to 3.5% (1% in Puerto Rico and 5% in the U.S. Virgin Islands).


VARIABLE IMMEDIATE ANNUITY PAYOUT OPTION
ADMINISTRATIVE FEE

We deduct a fee of $350 from the amount to be applied to the Variable Immediate Annuity payout option.


CHARGES THAT EQ ADVISORS TRUST DEDUCTS

EQ Advisors Trust deducts charges for the following types of fees and expenses:


o Management fees ranging from 0.25% to 1.15%.

o 12b-1 fees of 0.25%.

o Operating expenses, such as trustees' fees, independent auditors' fees, legal counsel fees, administrative service fees, custodian fees, and liability insurance.

o Investment-related expenses, such as brokerage commissions.

These charges are reflected in the daily share price of each portfolio. Since shares of EQ Advisors Trust are purchased at their net asset value, these fees and expenses are, in effect, passed on to the variable investment options and are reflected in their unit values. For more information about these charges, please refer to the prospectus for EQ Advisors Trust following this prospectus.


GROUP OR SPONSORED ARRANGEMENTS


For certain group or sponsored arrangements, we may reduce the withdrawal charge or the mortality and expense risks charge or change the minimum initial contribution requirements. We also may change the guaranteed minimum income benefit and the guaranteed minimum death benefit, or offer variable investment options that invest in shares of EQ Advisors Trust that are not subject to the 12b-1 fee. Group arrangements include those in which a trustee or an employer, for example, purchases contracts covering a group of individuals on a group basis. Group arrangements are not available for Rollover IRA and Roth Conversion IRA contracts. Sponsored arrangements include those in which an employer allows us to sell contracts to its employees or retirees on an individual basis.


Our costs for sales, administration, and mortality generally vary with the size and stability of the group or sponsoring organization, among other factors. We take all these factors into account when reducing charges. To qualify for reduced charges, a group or sponsored arrangement must meet certain requirements, such as requirements for size and number of years in existence. Group or sponsored arrangements that have been set up solely to buy contracts or that have been in existence less than six months will not qualify for reduced charges.

-----
 42
--------------------------------------------------------------------------------

We also may establish different rates to maturity for the fixed maturity options under different classes of contracts for group or sponsored arrangements.

We will make these and any similar reductions according to our rules in effect when we approve a contract for issue. We may change these rules from time to time. Any variation will reflect differences in costs or services and will not be unfairly discriminatory.

Group or sponsored arrangements may be governed by federal income tax rules, ERISA, or both. We make no representations with regard to the impact of these and other applicable laws on such programs. We recommend that employers, trustees, and others purchasing or making contracts available for purchase under such programs seek the advice of their own legal and benefits advisers.

6
Payment of death benefit

-----
 43
--------------------------------------------------------------------------------

YOUR BENEFICIARY AND PAYMENT OF BENEFIT

You designate your beneficiary when you apply for your contract. You may change your beneficiary at any time. The change will be effective on the date the written request for the change is received in our processing office. We are not responsible for any beneficiary change request that we do not receive. We will send you written confirmation when we receive your request. Under jointly owned contracts, the surviving owner is considered the beneficiary, and will take the place of any other beneficiary. You may be limited as to the beneficiary you can designate in a Rollover TSA contract.
In a QP contract, the beneficiary must be the trustee.


The death benefit is equal to your account value, or, if greater, the guaranteed minimum death benefit. The guaranteed minimum death benefit is part of your contract, whether you select the baseBUILDER benefit or not. We determine the amount of the death benefit (other than the guaranteed minimum death benefit) and any amount applicable under the Protection Plus feature, as of the date we receive satisfactory proof of the annuitant's death, any required instructions for the method of payment, information and forms necessary to effect payment. The amount of the guaranteed minimum death benefit will be the guaranteed minimum death benefit as of the date of the annuitant's death, adjusted for any subsequent withdrawals. Under Rollover TSA contracts we will deduct the amount of any outstanding loan plus accrued interest from the amount of the death benefit.



EFFECT OF THE ANNUITANT'S DEATH

If the annuitant dies before the annuity payments begin, we will pay the death benefit to your beneficiary.

Generally, the death of the annuitant terminates the contract. However, a beneficiary spouse of the owner/annuitant can choose to be treated as the successor owner/annuitant and continue the contract. Only a spouse can be a successor owner/annuitant. A successor owner/annuitant can only be named under NQ and IRA contracts.

For IRA contracts, a beneficiary may be able to have limited ownership as discussed under "Beneficiary continuation option" below.


WHEN AN NQ CONTRACT OWNER DIES BEFORE THE ANNUITANT

Under certain conditions the owner changes after the original owner's death. When you are not the annuitant under an NQ contract and you die before annuity payments begin, the beneficiary named to receive the death benefit upon the annuitant's death will automatically become the successor owner. If you do not want this beneficiary to be the successor owner, you should name a specific successor owner. You may name a successor owner at any time by sending satisfactory notice to our processing office. If the contract is jointly owned and the first owner to die is not the annuitant, the surviving owner becomes the sole contract owner. This person will be considered the successor owner for purposes of the distribution rules described in this section. The surviving owner automatically takes the place of any other beneficiary designation.

Unless the surviving spouse of the owner who has died (or in the case of a joint ownership situation, the surviving spouse of the first owner to die) is the successor owner for this purpose, the entire interest in the contract must be distributed under the following rules:


o The cash value of the contract must be fully paid to the successor owner (new owner) within five years after your death (or in a joint ownership situation, the death of the first owner to die).

o The successor owner may instead elect to receive the cash value as a life annuity (or payments for a period certain of not longer than the new owner's life expectancy). Payments must begin within one year after the non-annuitant owner's death. Unless this alternative is elected, we will pay any cash value five years after your death (or the death of the first owner to die).

-----
 44
--------------------------------------------------------------------------------

If the surviving spouse is the successor owner or joint owner, the spouse may elect to continue the contract. No distributions are required as long as the surviving spouse and annuitant are living.


HOW DEATH BENEFIT PAYMENT IS MADE

We will pay the death benefit to the beneficiary in the form of the annuity payout option you have chosen. If you have not chosen an annuity payout option as of the time of the annuitant's death, the beneficiary will receive the death benefit in a single sum. However, subject to any exceptions in the contract, our rules and any applicable requirements under federal income tax rules, the beneficiary may elect to apply the death benefit to one or more annuity payout options we offer at the time. See "Your annuity payout options" in "Accessing your money" earlier in this prospectus. Please note that any annuity payout option chosen may not extend beyond the life expectancy of the beneficiary.


SUCCESSOR OWNER AND ANNUITANT

If you are both the contract owner and the annuitant, and your spouse is the sole beneficiary or the joint owner, then your spouse may elect to receive the death benefit or continue the contract as successor owner/annuitant.


If your surviving spouse decides to continue the contract, then as of the date we receive satisfactory proof of the annuitant's death, any required instructions, information and forms necessary to effect the successor owner/annuitant feature, we will increase the account value to equal your guaranteed minimum death benefit as of the date of your death if such death benefit is greater than such account value, plus any amount applicable under the Protection Plus feature and adjusted for any subsequent withdrawals. The increase in the account value will be allocated to the investment options according to the allocation percentages we have on file for your contract. Thereafter, withdrawal charges will no longer apply to contributions made before your death. Withdrawal charges will apply if additional contributions are made. These additional contributions will be withdrawn only after all other amounts have been withdrawn. In determining whether the guaranteed minimum death benefit will continue to grow, we will use your surviving spouse's age (as of the contract date anniversary).



BENEFICIARY CONTINUATION OPTION


Upon your death under an IRA contract, a beneficiary may generally elect to keep the contract in your name and receive distributions under the contract instead of receiving the death benefit in a single sum. In order to elect this option, the beneficiary must be an individual. Certain trusts with only individual beneficiaries will be treated as individuals. We require this election to be made within 60 days following the date we receive proof of your death and before any other inconsistent election is made. We will increase the account value as of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the beneficiary continuation option feature, to equal the guaranteed minimum death benefit as of the date of your death if such death benefit is greater than such account value, plus any amount applicable under the Protection Plus feature, and adjusted for any subsequent withdrawals. Except as noted in the next sentence, the beneficiary continuation option is available if we have received regulatory clearance in your state. For Rollover IRA contracts, a similar beneficiary continuation option will be available until the beneficiary continuation option described in this prospectus is available. Please contact our processing office for further information.


Under the beneficiary continuation option:

o The contract continues in your name for the benefit of your beneficiary.

o The beneficiary may make transfers among the investment options but no additional contributions will be permitted.

o The guaranteed minimum income benefit and the death benefit (including the guaranteed minimum death benefit) provisions will no longer be in effect.

o The beneficiary may choose at any time to withdraw all or a portion of the account value and no withdrawal charges will apply. Any partial withdrawal must be at least $300.

-----
 45
--------------------------------------------------------------------------------



o Upon the death of the beneficiary any remaining death benefit will be paid in a lump sum to the person named by the beneficiary, when we receive satisfactory proof of death, any required instructions for the method of payment, information and forms necessary to effect payment.

FOR TRADITIONAL IRA CONTRACTS ONLY, if you die AFTER the "Required Beginning Date" for lifetime required minimum distributions (see "Tax information"), the contract will continue if:


(a)  You were receiving minimum distribution withdrawals from this contract; and


(b) The pattern of minimum distribution withdrawals you chose was based in part on the life of the designated beneficiary.


The withdrawals will then continue to be paid to the beneficiary on the same basis as you chose before your death. We will be able to tell your beneficiary whether this option is available. You should contact our processing office for further information. See the "Required minimum distributions" discussion under "IRA" in "Tax information," below.

For all Roth IRAs and for traditional IRAs where you die before the Required Beginning Date, the beneficiary may choose one of the following two beneficiary continuation options:


1. PAYMENTS OVER LIFE EXPECTANCY PERIOD. The beneficiary can receive annual minimum distributions based on the beneficiary's life expectancy. If there is more than one beneficiary, the shortest life expectancy is used. These minimum distributions must begin by December 31st of the calendar year following the year of your death. In some situations, a spouse beneficiary who elects to continue the contract in your name under the beneficiary continuation option instead of electing successor owner/annuitant status may choose to delay beginning these minimum distributions until the December 31st of the calendar year in which you would have turned age 70 1/2.

2. FIVE YEAR RULE. The beneficiary can take withdrawals as desired. If the beneficiary does not withdraw the entire account value by the December 31st of the fifth calendar year following your death, we will pay any amounts remaining under the contract to the beneficiary by that date. If you have more than one beneficiary, and one of them elects this option, then all of your beneficiaries will receive this option.

7
Tax information


-----
 46
--------------------------------------------------------------------------------

OVERVIEW


In this part of the prospectus, we discuss the current federal income tax rules that generally apply to Equitable Accumulator Select II contracts owned by United States taxpayers. The tax rules can differ, depending on the type of contract, whether NQ, Rollover IRA, Roth Conversion IRA, QP, or Rollover TSA. Therefore, we discuss the tax aspects of each type of contract separately.


Federal income tax rules include the United States laws in the Internal Revenue Code, and Treasury Department Regulations and Internal Revenue Service ("IRS") interpretations of the Internal Revenue Code. These tax rules may change. We cannot predict whether, when, or how these rules could change. Any change could affect contracts purchased before the change.

We cannot provide detailed information on all tax aspects of the contracts. Moreover, the tax aspects that apply to a particular person's contract may vary depending on the facts applicable to that person. We do not discuss state income and other state taxes, federal income tax, and withholding rules for non-U.S. taxpayers, or federal gift and estate taxes. Transfers of the contract, rights under the contract, or payments under the contract may be subject to gift or estate taxes. You should not rely only on this document, but should consult your tax adviser before your purchase.



BUYING A CONTRACT TO FUND A RETIREMENT ARRANGEMENT

Generally, there are two types of funding vehicles that are available for Individual Retirement Arrangements ("IRAs") and Code Section 403(b) Arrangements ("TSAs"), respectively: an IRA or 403(b) annuity contract such as this one, or an IRA or 403(b)(7) custodial or other qualified account. Annuity contracts can also be purchased in connection with retirement plans qualified under Code Section 401 ("QP contracts"). How these arrangements work, including special rules applicable to each, are described in the specific sections for each type of arrangement, below. You should be aware that the funding vehicle for a qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles. Before choosing an annuity contract, therefore, you should consider the annuity's features and benefits, such as Accumulator Select II's Dollar Cost Averaging, choice of death benefits, selection of investment funds and fixed maturity options and its choices of pay-out options, as well as the features and benefits of other permissible funding vehicles and the relative costs of annuities and other arrangements. You should be aware that cost may vary depending on the features and benefits made available and the charges and expenses of the investment options or funds that you elect. See also Appendix II for a discussion of QP contracts.



TRANSFERS AMONG INVESTMENT OPTIONS

You can make transfers among investment options inside the contract without triggering taxable income.


TAXATION OF NONQUALIFIED ANNUITIES


CONTRIBUTIONS

You may not deduct the amount of your contributions to a nonqualified annuity contract.


CONTRACT EARNINGS

Generally, you are not taxed on contract earnings until you receive a distribution from your contract, whether as a withdrawal or as an annuity payment. However, earnings are taxable, even without a distribution:

o if a contract fails investment diversification requirements as specified in federal income tax rules (these rules are based on or are similar to those specified for mutual funds under the securities laws);

o if you transfer a contract, for example, as a gift to someone other than your spouse (or former spouse);

o if you use a contract as security for a loan (in this case, the amount pledged will be treated as a distribution); and

o if the owner is other than an individual (such as a corporation, partnership, trust, or other non-natural person).

-----
 47
--------------------------------------------------------------------------------

All nonqualified deferred annuity contracts that Equitable Life and its affiliates issue to you during the same calendar year are linked together and treated as one contract for calculating the taxable amount of any distribution from any of those contracts.


ANNUITY PAYMENTS

Once annuity payments begin, a portion of each payment is taxable as ordinary income. You get back the remaining portion without paying taxes on it. This is your "investment in the contract." Generally, your investment in the contract equals the contributions you made, less any amounts you previously withdrew that were not taxable.

For fixed annuity payments, the tax-free portion of each payment is determined by (1) dividing your investment in the contract by the total amount you are expected to receive out of the contract, and (2) multiplying the result by the amount of the payment. For variable annuity payments, your tax-free portion of each payment is your investment in the contract divided by the number of expected payments.

Once you have received the amount of your investment in the contract, all payments after that are fully taxable. If payments under a life annuity stop because the annuitant dies, there is an income tax deduction for any unrecovered investment in the contract.


PAYMENTS MADE BEFORE ANNUITY PAYMENTS BEGIN


If you make withdrawals before annuity payments begin under your contract, they are taxable to you as ordinary income if there are earnings in the contract. Generally, earnings are your account value less your investment in the contract. If you withdraw an amount which is more than the earnings in the contract as of the date of the withdrawal, the balance of the distribution is treated as a return of your investment in the contract and is not taxable.


PROTECTION PLUS FEATURE

In order to enhance the amount of the death benefit to be paid at the annuitant's death, you may purchase a Protection Plus rider for your contract. Although we regard this benefit as an investment protection feature which is part of the contract and which should have no adverse tax effect, it is possible that the IRS could take a contrary position or assert that the Protection Plus rider is not part of the contract. IN SUCH A CASE, THE CHARGES FOR THE PROTECTION PLUS RIDER COULD BE TREATED FOR FEDERAL INCOME TAX PURPOSES AS A PARTIAL WITHDRAWAL FROM THE CONTRACT. If this were so, such a deemed withdrawal could be taxable, and for contract owners under age 59 1/2, also subject to a tax penalty. Were the IRS to take this position, Equitable would take all reasonable steps to attempt to avoid this result, which would include amending the contract (with appropriate notice to you).



CONTRACTS PURCHASED THROUGH EXCHANGES

You may purchase your NQ contract through an exchange of another contract. Normally, exchanges of contracts are taxable events. The exchange will not be taxable under Section 1035 of the Internal Revenue Code if:

o the contract that is the source of the funds you are using to purchase the NQ contract is another nonqualified deferred annuity contract or life insurance or endowment contract.


o the owner and the annuitant are the same under the source contract and the Equitable Accumulator Select II NQ contract. If you are using a life insurance or endowment contract the owner and the insured must be the same on both sides of the exchange transaction.

The tax basis, also referred to as your investment on the contract, of the source contract carries over to the Equitable Accumulator Select II NQ contract.

A recent case permitted an owner to direct the proceeds of a partial withdrawal from one nonqualified deferred annuity contract to a different insurer to purchase a new nonqualified deferred annuity contract on a tax-deferred basis. Special forms, agreement between the carriers, and provision of cost basis information may be required to process this type of exchange.

-----
 48
--------------------------------------------------------------------------------

SURRENDERS

If you surrender or cancel the contract, the distribution is taxable as ordinary income (not capital gain) to the extent it exceeds your investment in the contract.


DEATH BENEFIT PAYMENTS MADE TO A BENEFICIARY AFTER YOUR DEATH


For the rules applicable to death benefits, see "Payment of death benefit" earlier in this prospectus. The tax treatment of a death benefit taken as a single sum is generally the same as the tax treatment of a withdrawal from or surrender of your contract. The tax treatment of a death benefit taken as annuity payments is generally the same as the tax treatment of annuity payments under your contract.



EARLY DISTRIBUTION PENALTY TAX


If you take distributions before you are age 59 1/2 a penalty tax of 10% of the taxable portion of your distribution applies in addition to the income tax. Some of the available exceptions to the pre-age 59 1/2 penalty tax include distributions made:


o on or after your death; or

o because you are disabled (special federal income tax definition); or


o in the form of substantially equal periodic annuity payments for your life (or life expectancy) or the joint lives (or joint life expectancy) of you and a beneficiary.



OTHER INFORMATION


The IRS has stated that you will be considered the owner of the assets in the separate account if you possess incidents of ownership in those assets, such as the ability to exercise investment control over the assets. The Treasury Department has the authority to issue guidelines prescribing the circumstances in which your ability to direct your investment to particular portfolios within a separate account may cause you, rather than the insurance company, to be treated as the owner of the portfolio shares attributable to your nonqualified annuity contract. If you were to be considered the owner of the underlying shares, income and gains attributable to such portfolio shares would be included in your gross income for federal income tax purposes. Incidents of investment control could include among other items, the number of investment options available under a contract and/or the frequency of transfers available under the contract. In connection with the issuance of regulations concerning investment diversification in 1986, the Treasury Department announced that the diversification regulations did not provide guidance on investor control but that guidance would be issued in the form of regulations or rulings. As of the date of this prospectus, no such guidance has been issued. It is not known whether such guidelines, if in fact issued, would have retroactive adverse effect on existing contracts. We can not provide assurance as to the terms or scope of any future guidance nor any assurance that such guidance would not be imposed on a retroactive basis to contracts issued under this prospectus. We reserve the right to modify the contract as necessary to attempt to prevent you from being considered the owner of the assets of the separate account for tax purposes.



SPECIAL RULES FOR NQ CONTRACTS ISSUED IN PUERTO RICO

Under current law we treat income from NQ contracts as U.S. source. A Puerto Rico resident is subject to U.S. taxation on such U.S. source income. Only Puerto Rico source income of Puerto Rico residents is excludable from U.S. taxation. Income from NQ contracts is also subject to Puerto Rico tax. The calculation of the taxable portion of amounts distributed from a contract may differ in the two jurisdictions. Therefore, you might have to file both U.S. and Puerto Rico tax returns, showing different amounts of income from the contract for each tax return. Puerto Rico generally provides a credit against Puerto Rico tax for U.S. tax paid. Depending on your personal situation and the timing of the different tax liabilities, you may not be able to take full advantage of this credit.


INDIVIDUAL RETIREMENT ARRANGEMENTS (IRAS)


GENERAL


"IRA" stands for individual retirement arrangement. There are two basic types of such arrangements, individual retirement accounts and individual retirement annuities. In an individual

-----
 49
--------------------------------------------------------------------------------


retirement account, a trustee or custodian holds the assets funding the account for the benefit of the IRA owner. The assets typically include mutual funds and/or individual stocks and/or securities in a custodial account and bank certificates of deposit in a trusteed account. In an individual retirement annuity, an insurance company issues an annuity contract that serves as the IRA.


There are two basic types of IRAs, as follows:

o Traditional IRAs, typically funded on a pre-tax basis including SEP-IRAs and SIMPLE-IRAs, issued and funded in connection with employer-sponsored retirement plans; and

o Roth IRAs, first available in 1998, funded on an after-tax basis.


Regardless of the type of IRA, your ownership interest in the IRA cannot be forfeited. You or your beneficiaries who survive you are the only ones who can receive the IRA's benefits or payments. All types of IRAs qualify for tax deferral, regardless of the funding vehicle selected.


You can hold your IRA assets in as many different accounts and annuities as you would like, as long as you meet the rules for setting up and making contributions to IRAs. However, if you own multiple IRAs, you may be required to combine IRA values or contributions for tax purposes. For further information about individual retirement arrangements, you can read Internal Revenue Service Publication 590 ("Individual Retirement Arrangements (IRAs)"). This publication is usually updated annually, and can be obtained from any IRS district office or the IRS Web site (http:// www.irs.gov).

Equitable Life designs its traditional contracts to qualify as individual retirement annuities under Section 408(b) of the Internal Revenue Code. You may purchase the contract as a traditional IRA ("Rollover IRA") or Roth IRA ("Roth Conversion IRA"). This prospectus contains the information that the IRS requires you to have before you purchase an IRA. This section of the prospectus covers some of the special tax rules that apply to IRAs. The next section covers Roth IRAs. Education IRAs are not discussed in this prospectus because they are not available in individual retirement annuity form.


The Equitable Accumulator Select II traditional and Roth IRA contracts have been approved by the IRS as to form for use as a traditional IRA and Roth IRA, respectively. This IRS approval is a determination only as to the form of the annuity. It does not represent a determination of the merits of the annuity as an investment. The IRS approval does not address every feature possibly available under the Equitable Accumulator Select II traditional and Roth IRA contracts.


PROTECTION PLUS FEATURE

Although we do not offer the Protection Plus feature for any contract other than NQ as of the date of this Prospectus, we anticipate offering it later in 2001 for all types of IRA contracts, subject to state availability. THE IRS APPROVAL OF THE ACCUMULATOR CONTRACT AS A TRADITIONAL IRA AND ROTH IRA, RESPECTIVELY, NOTED IN THE PARAGRAPH ABOVE DOES NOT INCLUDE THIS OPTIONAL PROTECTION PLUS FEATURE. We are filing a request with the IRS that the contract with the Protection Plus feature qualifies as to form for use as a traditional IRA and Roth IRA, respectively. THERE IS NO ASSURANCE THAT THE CONTRACT WITH THE PROTECTION PLUS FEATURE MEETS THE IRS QUALIFICATION REQUIREMENTS FOR IRAS. IRAs generally may not invest in life insurance contracts. Although we view the optional Protection Plus benefit as an investment protection feature which should have no adverse tax effect and not as life insurance, it is possible that the IRS could take a contrary position regarding tax qualification or assert that the Protection Plus rider is not a permissible part of an individual retirement annuity contract. We further view the optional Protection Plus benefit as part of the contract. There is also a risk that the IRS may take the position that the optional Protection Plus benefit is not part of the annuity contract. In such a case, the charges for the Protection Plus rider could be treated for federal income tax purposes as a partial withdrawal from the contract. If this were so, such a deemed withdrawal could be taxable, and for contract owners under age 59 1/2, also subject to a tax penalty. Were the IRS to take any adverse position, Equitable would take all reasonable steps to attempt to avoid any adverse result, which would include amending the contract (with appropriate notice to you). YOU SHOULD DISCUSS WITH YOUR TAX ADVISER WHETHER YOU SHOULD CONSIDER

-----
 50
--------------------------------------------------------------------------------
                                                                 50


PURCHASING AN ACCUMULATOR IRA OR ACCUMULATOR ROTH IRA WITH THE OPTIONAL PROTECTION PLUS FEATURE.



CANCELLATION


You can cancel an Equitable Accumulator Select II IRA contract by following the directions under "Your right to cancel within a certain number of days" in "Contract features and benefits" earlier in the prospectus. You can cancel an Equitable Accumulator Select II Roth Conversion IRA contract issued as a result of a full conversion of an Equitable Accumulator Select II Rollover IRA contract by following the instructions in the request for full conversion form. The form is available from our processing office or your financial professional. If you cancel an IRA contract, we may have to withhold tax, and we must report the transaction to the IRS. A contract cancellation could have an unfavorable tax impact.



TRADITIONAL INDIVIDUAL RETIREMENT ANNUITIES (TRADITIONAL IRAS)

CONTRIBUTIONS TO TRADITIONAL IRAS. Individuals may make three different types of contributions to a traditional IRA:

o regular contributions out of earned income or compensation; or

o tax-free "rollover" contributions; or

o direct custodian-to-custodian transfers from other traditional IRAs ("direct transfers").


REGULAR CONTRIBUTIONS TO TRADITIONAL IRAS

LIMITS ON CONTRIBUTIONS. Generally, $2,000 is the maximum amount that you may contribute to all IRAs (including Roth IRAs) in any taxable year. When your earnings are below $2,000, your earned income or compensation for the year is the most you can contribute. This $2,000 limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a traditional IRA. You cannot make regular traditional IRA contributions for the tax year in which you reach age 70 1/2 or any tax year after that.

SPECIAL RULES FOR SPOUSES. If you are married and file a joint income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to traditional IRAs (and Roth IRAs discussed below). Even if one spouse has no compensation or compensation under $2,000, married individuals filing jointly can contribute up to $4,000 for any taxable year to any combination of traditional IRAs and Roth IRAs. (Any contributions to Roth IRAs reduce the ability to contribute to traditional IRAs and vice versa.) The maximum amount may be less if earned income is less and the other spouse has made IRA contributions. No more than a combined total of $2,000 can be contributed annually to either spouse's traditional and Roth IRAs. Each spouse owns his or her traditional IRAs and Roth IRAs even if the other spouse funded the contributions. A working spouse age 70 1/2 or over can contribute up to the lesser of $2,000 or 100% of "earned income" to a traditional IRA for a nonworking spouse until the year in which the nonworking spouse reaches age 70 1/2.

DEDUCTIBILITY OF CONTRIBUTIONS. The amount of traditional IRA contributions that you can deduct for a tax year depends on whether you are covered by an employer-sponsored tax-favored retirement plan, as defined under special federal income tax rules. Your Form W-2 will indicate whether or not you are covered by such a retirement plan.

IF YOU ARE NOT COVERED BY A RETIREMENT PLAN DURING ANY PART OF THE YEAR, you can make fully deductible contributions to your traditional IRAs for each tax year up to $2,000, or, if less, your earned income.

IF YOU ARE COVERED BY A RETIREMENT PLAN DURING ANY PART OF THE YEAR, and your adjusted gross income (AGI) is BELOW THE LOWER DOLLAR FIGURE IN A PHASE-OUT RANGE, you can make fully deductible contributions to your traditional IRAs. For each tax year, your fully deductible contribution can be up to $2,000 or, if less, your earned income.

IF YOU ARE COVERED BY A RETIREMENT PLAN DURING ANY PART OF THE YEAR, and your AGI falls within a PHASE-OUT range, you can make PARTIALLY DEDUCTIBLE CONTRIBUTIONS to your traditional IRAs.

IF YOU ARE COVERED BY A RETIREMENT PLAN DURING ANY PART OF THE YEAR, and your AGI falls ABOVE THE HIGHER

-----
 51
--------------------------------------------------------------------------------

FIGURE IN THE PHASE-OUT RANGE, you may not deduct any of your regular contributions to your traditional IRAs.


If you are single and covered by a retirement plan during any part of the taxable year, the deduction for traditional IRA contributions phases out with AGI between $33,000 and $43,000 in 2001. This range will increase every year until 2005 when the range is $50,000-$60,000.

If you are married and file a joint return, and you are covered by a retirement plan during any part of the taxable year, the deduction for traditional IRA contributions phases out with AGI between $53,000 and $63,000 in 2001. This range will increase every year until 2007 when the range is $80,000-$100,000.

Married individuals filing separately and living apart at all times are not considered married for purposes of this deductible contribution calculation. Generally, the active participation in an employer-sponsored retirement plan of an individual is determined independently for each spouse. Where spouses have "married filing jointly" status, however, the maximum deductible traditional IRA contribution for an individual who is not an active participant (but whose spouse is an active participant) is phased out for taxpayers with AGI of between $150,000 and $160,000.

To determine the deductible amount of the contribution in 2001, you determine AGI and subtract $33,000 if you are single, or $53,000 if you are married and file a joint return with your spouse. The resulting amount is your excess AGI. You then determine the limit on the deduction for traditional IRA contributions using the following formula:


($10,000-excess AGI)  times  $2,000 (or earned    Equals   the adjusted
--------------------          income, if less)       =     deductible
 divided by $10,000                                        contribution
                                                           limit


NONDEDUCTIBLE REGULAR CONTRIBUTIONS. If you are not eligible to deduct part or all of the traditional IRA contribution, you may still make nondeductible contributions on which earnings will accumulate on a tax-deferred basis. The combined deductible and nondeductible contributions to your traditional IRA (or the nonworking spouse's traditional IRA) may not, however, exceed the maximum $2,000 per person limit. See "Excess contributions" below. You must keep your own records of deductible and nondeductible contributions in order to prevent double taxation on the distribution of previously taxed amounts. See "Withdrawals, payments and transfers of funds out of traditional IRAs" below.

If you are making nondeductible contributions in any taxable year, or you have made nondeductible contributions to a traditional IRA in prior years and are receiving distributions from any traditional IRA, you must file the required information with the IRS. Moreover, if you are making nondeductible traditional IRA contributions, you must retain all income tax returns and records pertaining to such contributions until interests in all traditional IRAs are fully distributed.

WHEN YOU CAN MAKE REGULAR CONTRIBUTIONS. If you file your tax returns on a calendar year basis like most taxpayers, you have until the April 15 return filing deadline (without extensions) of the following calendar year to make your regular traditional IRA contributions for a tax year.


ROLLOVERS AND TRANSFERS

Rollover contributions may be made to a traditional IRA from these sources:

o qualified plans;

o TSAs (including Internal Revenue Code Section 403(b)(7) custodial accounts);
  and

o other traditional IRAs.


Any amount contributed to a traditional IRA after you reach age 70 1/2 must be net of your required minimum distribution for the year in which the rollover or direct transfer contribution is made.



ROLLOVERS FROM QUALIFIED PLANS OR TSAS

There are two ways to do rollovers:

o Do it yourself
  You actually receive a distribution that can be rolled over and you roll it over to a traditional IRA within 60 days after the date you receive the funds. The distribution from your qualified plan or TSA will be net of 20% mandatory federal

-----
 52
--------------------------------------------------------------------------------

  income tax withholding. If you want, you can replace the withheld funds yourself and roll over the full amount.

o Direct rollover
  You tell your qualified plan trustee or TSA issuer/custodian/fiduciary to send the distribution directly to your traditional IRA issuer. Direct rollovers are not subject to mandatory federal income tax withholding.

All distributions from a TSA or qualified plan are eligible rollover distributions, unless the distribution is:

o only after-tax contributions you made to the plan; or


o "required minimum distributions" after age 70 1/2 or separation from service; or


o substantially equal periodic payments made at least annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; or

o a hardship withdrawal; or

o substantially equal periodic payments made for a specified period of 10 years or more; or

o corrective distributions that fit specified technical tax rules; or

o loans that are treated as distributions; or

o a death benefit payment to a beneficiary who is not your surviving spouse; or

o a qualified domestic relations order distribution to a beneficiary who is not your current spouse or former spouse.


ROLLOVERS FROM TRADITIONAL IRAS TO TRADITIONAL IRAS

You may roll over amounts from one traditional IRA to one or more of your other traditional IRAs if you complete the transaction within 60 days after you receive the funds. You may make such a rollover only once in every 12-month period for the same funds. Trustee-to-trustee or custodian-to-custodian direct transfers are not rollover transactions. You can make these more frequently than once in every 12-month period.

The surviving spouse beneficiary of a deceased individual can roll over or directly transfer an inherited traditional IRA to one or more other traditional IRAs. Also, in some cases, traditional IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court ordered divorce or separation decree.


EXCESS CONTRIBUTIONS

Excess contributions to IRAs are subject to a 6% excise tax for the year in which made and for each year after until withdrawn. The following are excess contributions to IRAs:

o regular contributions of more than $2,000; or

o regular contributions of more than earned income for the year, if that amount is under $2,000; or

o regular contributions to a traditional IRA made after you reach age 70 1/2;
  or

o rollover contributions of amounts which are not eligible to be rolled over. For example, after-tax contributions to a qualified plan or minimum distributions required to be made after age 70 1/2.

You can avoid the excise tax by withdrawing an excess contribution (rollover or regular) before the due date (including extensions) for filling your federal income tax return for the year. If it is an excess regular traditional IRA contribution, you cannot take a tax deduction for the amount withdrawn. You do not have to include the excess contribution withdrawn as part of your income. It is also not subject to the 10% additional penalty tax on early distributions, discussed below under "Early distribution penalty tax." You do have to withdraw any earnings that are attributed to the excess contribution. The withdrawn earnings would be included in your gross income and could be subject to the 10% penalty tax.

Even after the due date for filing your return, you may withdraw an excess rollover contribution, without income inclusion or 10% penalty, if:

(1)  the rollover was from a qualified retirement plan to a traditional IRA;

-----
 53
--------------------------------------------------------------------------------

(2) the excess contribution was due to incorrect information that the plan provided; and

(3)  you took no tax deduction for the excess contribution.


RECHARACTERIZATIONS

Amounts that have been contributed as traditional IRA funds may subsequently be treated as Roth IRA funds. Special federal income tax rules allow you to change your mind again and have amounts that are subsequently treated as Roth IRA funds, once again treated as traditional IRA funds. You do this by using the forms we prescribe. This is referred to as having "recharacterized" your contribution.


WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF TRADITIONAL IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a traditional IRA at any time. You do not need to wait for a special event like retirement.

TAXATION OF PAYMENTS. Earnings in traditional IRAs are not subject to federal income tax until you or your beneficiary receive them. Taxable payments or distributions include withdrawals from your contract, surrender of your contract, and annuity payments from your contract. Death benefits are also taxable. Except as discussed below, the total amount of any distribution from a traditional IRA must be included in your gross income as ordinary income.

If you have ever made nondeductible IRA contributions to any traditional IRA (it does not have to be to this particular traditional IRA contract), those contributions are recovered tax free when you get distributions from any traditional IRA. You must keep permanent tax records of all of your nondeductible contributions to traditional IRAs. At the end of any year in which you have received a distribution from any traditional IRA, you calculate the ratio of your total nondeductible traditional IRA contributions (less any amounts previously withdrawn tax free) to the total account balances of all traditional IRAs you own at the end of the year plus all traditional IRA distributions made during the year. Multiply this by all distributions from the traditional IRA during the year to determine the nontaxable portion of each distribution.

In addition, a distribution is not taxable if:

o the amount received is a withdrawal of excess contributions, as described under "Excess contributions" above; or

o the entire amount received is rolled over to another traditional IRA (see "Rollovers and transfers" above); or

o in certain limited circumstances, where the traditional IRA acts as a "conduit," you roll over the entire amount into a qualified plan or TSA that accepts rollover contributions.


To get this conduit traditional IRA treatment:


o the source of funds you used to establish the traditional IRA must have been a rollover contribution from a qualified plan; and

o the entire amount received from the traditional IRA (including any earnings on the rollover contribution) must be rolled over into another qualified plan within 60 days of the date received.

SIMILAR RULES APPLY IN THE CASE OF A TSA.

However, you may lose conduit treatment if you make an eligible rollover distribution contribution to a traditional IRA and you commingle this contribution with other contributions. In that case, you may not be able to roll over these eligible rollover distribution contributions and earnings to another qualified plan or TSA at a future date. The Rollover IRA contract can be used as a conduit IRA if amounts are not commingled.

Distributions from a traditional IRA are not eligible for favorable ten-year averaging and long-term capital gain treatment available to certain distributions from qualified plans.

-----
 54
--------------------------------------------------------------------------------

REQUIRED MINIMUM DISTRIBUTIONS


--------------------------------------------------------------------------------
The IRS and Treasury have recently proposed revisions to the minimum distribution rules. We expect these rules to be finalized no earlier than January 1, 2002. The proposed revisions permit IRA owners and beneficiaries to apply the proposed revisions to distributions for calendar year 2001. The discussion below generally does not reflect the proposed revisions. See the Statement of Additional Information for a brief description of the proposed revisions.
--------------------------------------------------------------------------------

LIFETIME REQUIRED MINIMUM DISTRIBUTIONS. You must start taking annual distributions from your traditional IRAs for the year in which you turn age 70 1/2.


WHEN YOU HAVE TO TAKE THE FIRST REQUIRED MINIMUM DISTRIBUTION. The first required minimum distribution is for the calendar year in which you turn age
70 1/2. You have the choice to take this first required minimum distribution during the calendar year you actually reach age 70 1/2, or to delay taking it until the first three-month period in the next calendar year (January 1 - April
1). Distributions must start no later than your "required beginning date," which is April 1st of the calendar year after the calendar year in which you turn age 70 1/2. If you choose to delay taking the first annual minimum distribution, then you will have to take two minimum distributions in that year -- the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time each year.

HOW YOU CAN CALCULATE REQUIRED MINIMUM DISTRIBUTIONS. There are two approaches to taking required minimum distributions -- "account-based" or "annuity-based."

ACCOUNT-BASED METHOD. If you choose an account-based method, you divide the value of your traditional IRA as of December 31st of the past calendar year by a life expectancy factor from IRS tables. This gives you the required minimum distribution amount for that particular IRA for that year. The required minimum distribution amount will vary each year as the account value and your life expectancy factors change.

You have a choice of life expectancy factors, depending on whether you choose a method based only on your life expectancy, or the joint life expectancies of you and another individual. You can decide to "recalculate" your life expectancy every year by using your current life expectancy factor. You can decide instead to use the "term certain" method, where you reduce your life expectancy by one every year after the initial year. If your spouse is your designated beneficiary for the purpose of calculating annual account-based required minimum distributions, you can also annually recalculate your spouse's life expectancy if you want. If you choose someone who is not your spouse as your designated beneficiary for the purpose of calculating annual account-based required minimum distributions, you have to use the term certain method of calculating that person's life expectancy. If you pick a nonspouse designated beneficiary, you may also have to do another special calculation.

You can later apply your traditional IRA funds to a life annuity-based payout. You can only do this if you already chose to recalculate your life expectancy annually (and your spouse's life expectancy if you select a spousal joint annuity). For example, if you anticipate exercising your guaranteed minimum income benefit or selecting any other form of life annuity payout after you are age 70 1/2, you must have elected to recalculate life expectancies.


Annuity-based method. If you choose an annuity-based method, you do not have to do annual calculations. You apply the account value to an annuity payout for your life or the joint lives of you and a designated beneficiary, or for a period certain not extending beyond applicable life expectancies.


DO YOU HAVE TO PICK THE SAME METHOD TO CALCULATE YOUR REQUIRED MINIMUM DISTRIBUTIONS FOR ALL OF YOUR TRADITIONAL IRAS AND OTHER RETIREMENT PLANS? No. If you want, you can choose a different method and a different beneficiary for each of your traditional IRAs and other retirement plans. For example, you can choose an annuity payout from one IRA, a different annuity payout from a qualified plan, and an account-based annual withdrawal from another IRA.

WILL WE PAY YOU THE ANNUAL AMOUNT EVERY YEAR FROM YOUR TRADITIONAL IRA BASED ON THE METHOD YOU CHOOSE? No, unless you affirmatively select an annuity payout option or an account-based withdrawal option such as our minimum

-----
 55
--------------------------------------------------------------------------------

distribution withdrawal option. Because the options we offer do not cover every option permitted under federal income tax rules, you may prefer to do your own required minimum distribution calculations for one or more of your traditional IRAs.

WHAT IF YOU TAKE MORE THAN YOU NEED TO FOR ANY YEAR? The required minimum distribution amount for your traditional IRAs is calculated on a year-by-year basis. There are no carry-back or carry-forward provisions. Also, you cannot apply required minimum distribution amounts you take from your qualified plans to the amounts you have to take from your traditional IRAs and vice versa. However, the IRS will let you calculate the required minimum distribution for each traditional IRA that you maintain, using the method that you picked for that particular IRA. You can add these required minimum distribution amount calculations together. As long as the total amount you take out every year satisfies your overall traditional IRA required minimum distribution amount, you may choose to take your annual required minimum distribution from any one or more traditional IRAs that you own.

WHAT IF YOU TAKE LESS THAN YOU NEED TO FOR ANY YEAR? Your IRA could be disqualified, and you could have to pay tax on the entire value. Even if your IRA is not disqualified, you could have to pay a 50% penalty tax on the shortfall (required amount for traditional IRAs less amount actually taken). It is your responsibility to meet the required minimum distribution rules. We will remind you when our records show that your age 70 1/2 is approaching. If you do not select a method with us, we will assume you are taking your required minimum distribution from another traditional IRA that you own.

WHAT ARE THE REQUIRED MINIMUM DISTRIBUTION PAYMENTS AFTER YOU DIE? If you die after either (a) the start of annuity payments, or (b) your Required Beginning Date, your beneficiary must receive payment of the remaining values in the contract at least as rapidly as under the distribution method before your death. In some circumstances, your surviving spouse may elect to become the owner of the traditional IRA and halt distributions until he or she reaches age 70 1/2.

If you die before your Required Beginning Date and before annuity payments begin, federal income tax rules require complete distribution of your entire value in the contract within five years after your death. Payments to a designated beneficiary over the beneficiary's life or over a period certain that does not extend beyond the beneficiary's life expectancy are also permitted, if these payments start within one year of your death. A surviving spouse beneficiary can also (a) delay starting any payments until you would have reached age 70 1/2 or (b) roll over your traditional IRA into his or her own traditional IRA.


SUCCESSOR ANNUITANT AND OWNER

If your spouse is the sole primary beneficiary and elects to become the successor annuitant and owner, no death benefit is payable until your surviving spouse's death.


PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

IRA death benefits are taxed the same as IRA distributions.


BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS


You cannot get loans from a traditional IRA. You cannot use a traditional IRA as collateral for a loan or other obligation. If you borrow against your IRA or use it as collateral, its tax-favored status will be lost as of the first day of the tax year in which this prohibited event occurs. If this happens, you must include the value of the traditional IRA in your federal gross income. Also, the early distribution penalty tax of 10% may apply if you have not reached age 59 1/2 before the first day of that tax year.



EARLY DISTRIBUTION PENALTY TAX


A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a traditional IRA made before you reach age 59 1/2. Some of the available exceptions to the pre-age 59 1/2 penalty tax include distributions made:


o on or after your death; or

o because you are disabled (special federal income tax definition); or

-----
 56
--------------------------------------------------------------------------------

o used to pay certain extraordinary medical expenses (special federal income tax definition); or

o used to pay medical insurance premiums for unemployed individuals (special federal income tax definition); or

o used to pay certain first-time home buyer expenses (special federal income tax definition; $10,000 lifetime total limit for these distributions from all your traditional and Roth IRAs); or

o used to pay certain higher education expenses (special federal income tax definition); or

o in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy), or over the joint lives of you and your beneficiary (or your joint life expectancy) using an IRS-approved distribution method.

To meet this last exception, you could elect to apply your contract value to an Income Manager (life annuity with a period certain) payout annuity contract (level payments version). You could also elect the substantially equal withdrawals option. We will calculate the substantially equal annual payments under a method we select based on guidelines issued by the IRS (currently contained in IRS Notice 89-25, Question and Answer 12). Although substantially equal withdrawals and Income Manager payments are not subject to the 10% penalty tax, they are taxable as discussed in "Withdrawals, payments and transfers of funds out of traditional IRAs" above. Once substantially equal withdrawals or Income Manager annuity payments begin, the distributions should not be stopped or changed until after the later of your reaching age 59 1/2 or five years after the date of the first distribution, or the penalty tax, including an interest charge for the prior penalty avoidance, may apply to all prior distributions under this option. Also, it is possible that the IRS could view any additional withdrawal or payment you take from your contract as changing your pattern of substantially equal withdrawals or Income Manager payments for purposes of determining whether the penalty applies.


ROTH INDIVIDUAL RETIREMENT ANNUITIES (ROTH IRAS)


This section of the prospectus covers some of the special tax rules that apply to Roth IRAs. If the rules are the same as those that apply to the traditional IRA, we will refer you to the same topic under "traditional IRAs."

The Equitable Accumulator Select Roth Conversion IRA contract is designed to qualify as a Roth individual retirement annuity under Sections 408A and 408(b) of the Internal Revenue Code.


CONTRIBUTIONS TO ROTH IRAS

Individuals may make three different types of contributions to a Roth IRA:

o taxable rollover contributions from traditional IRAs ("conversion" contributions); or

o tax-free rollover contributions from other Roth IRAs; or

o tax-free direct custodian-to-custodian transfers from other Roth IRAs ("direct transfers").

Since we only permit direct transfer and rollover contributions under the Equitable Accumulator Select Roth Conversion IRA contract, we do not discuss regular after-tax contributions here.

If you use the forms we require, we will also accept traditional IRA funds which are subsequently recharacterized as Roth IRA funds following special federal income tax rules.


ROLLOVERS AND DIRECT TRANSFERS

What is the difference between rollover and direct transfer transactions? You may make rollover contributions to a Roth IRA from only two sources:

o another Roth IRA ("tax-free rollover contribution"); or


o another traditional IRA, including a SEP-IRA or SIMPLE IRA (after a two-year rollover limitation period for SIMPLE IRA funds), in a taxable conversion rollover ("conversion contribution").


You may not make contributions to a Roth IRA from a qualified plan under
Section 401(a) of the Internal Revenue Code, or a

-----
 57
--------------------------------------------------------------------------------

TSA under Section 403(b) of the Internal Revenue Code. You may make direct transfer contributions to a Roth IRA only from another Roth IRA.

The difference between a rollover transaction and a direct transfer transaction is the following: in a rollover transaction you actually take possession of the funds rolled over, or are considered to have received them under tax law in the case of a change from one type of plan to another. In a direct transfer transaction, you never take possession of the funds, but direct the first Roth IRA custodian, trustee, or issuer to transfer the first Roth IRA funds directly to Equitable Life, as the Roth IRA issuer. You can make direct transfer transactions only between identical plan types (for example, Roth IRA to Roth
IRA). You can also make rollover transactions between identical plan types. However, you can only use rollover transactions between different plan types (for example, traditional IRA to Roth IRA).

You may make both Roth IRA to Roth IRA rollover transactions and Roth IRA to Roth IRA direct transfer transactions. This can be accomplished on a completely tax-free basis. However, you may make Roth IRA to Roth IRA rollover transactions only once in any 12-month period for the same funds. Trustee-to-trustee or custodian-to-custodian direct transfers can be made more frequently than once a year. Also, if you send us the rollover contribution to apply it to a Roth IRA, you must do so within 60 days after you receive the proceeds from the original IRA to get rollover treatment.

The surviving spouse beneficiary of a deceased individual can roll over or directly transfer an inherited Roth IRA to one or more other Roth IRAs. In some cases, Roth IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.


CONVERSION CONTRIBUTIONS TO ROTH IRAS

In a conversion rollover transaction, you withdraw (or are considered to have withdrawn) all or a portion of funds from a traditional IRA you maintain and convert it to a Roth IRA within 60 days after you receive (or are considered to have received) the traditional IRA proceeds. Unlike a rollover from a traditional IRA to another traditional IRA, the conversion rollover transaction is not tax free. Instead, the distribution from the traditional IRA is generally fully taxable. For this reason, we are required to withhold 10% federal income tax from the amount converted unless you elect out of such withholding. If you have ever made nondeductible regular contributions to any traditional IRA -- whether or not it is the traditional IRA you are converting -- a pro rata portion of the distribution is tax free.

There is, however, no early distribution penalty tax on the traditional IRA withdrawal that you are converting to a Roth IRA, even if you are under age 59 1/2.


You cannot make conversion contributions to a Roth IRA for any taxable year in which your modified adjusted gross income exceeds $100,000. For this purpose, your modified adjusted gross income is calculated without the gross income stemming from the traditional IRA conversion. You also cannot make conversion contributions to a Roth IRA for any taxable year in which your federal income tax filing status is "married filing separately."

You cannot make conversion contributions to a Roth IRA to the extent that the funds in your traditional IRA are subject to the annual required minimum distribution rule applicable to traditional IRAs beginning at age 70 1/2.

You cannot convert and reconvert an amount during the same taxable year, or if later, during the 30-day period following a recharacterization. If you reconvert during either of these periods, it will be a failed Roth IRA conversion.


RECHARACTERIZATIONS

You may be able to treat a contribution made to one type of IRA as having been made to a different type of IRA. This is called recharacterizing the contribution.

HOW TO RECHARACTERIZE. To recharacterize a contribution, you generally must have the contribution transferred from the first IRA (the one to which it was made) to the second IRA in a deemed trustee-to-trustee transfer. If the transfer is made by the due date (including extensions) for your tax return for the year during which the contribution was made, you can elect to treat the contribution as having been originally made to the

-----
 58
--------------------------------------------------------------------------------


second IRA instead of to the first IRA. It will be treated as having been made to the second IRA on the same date that it was actually made to the first IRA. You must report the recharacterization, and must treat the contribution as having been made to the second IRA, instead of the first IRA, on your tax return for the year during which the contribution was made.

The contribution will not be treated as having been made to the second IRA unless the transfer includes any net income allocable to the contribution. You can take into account any loss on the contribution while it was in the IRA when calculating the amount that must be transferred. If there was a loss, the net income you must transfer may be a negative amount.

No deduction is allowed for the contribution to the first IRA and any net income transferred with the recharacterized contribution is treated as earned in the second IRA. The contribution will not be treated as having been made to the second IRA to the extent any deduction was allowed with respect to the contribution to the first IRA.

For recharacterization purposes, a distribution from a traditional IRA that is received in one tax year and rolled over into a Roth IRA in the next year, but still within 60 days of the distribution from the traditional IRA, is treated as a contribution to the Roth IRA in the year of the distribution from the traditional IRA, Roth IRA conversion contributions from a SEP-IRA or SIMPLE IRA can be recharacterized to a SEP-IRA or SIMPLE IRA (including the original SEP-IRA or SIMPLE IRA).

To recharacterize a contribution, you must use our forms.

The recharacterization of a contribution is not treated as a rollover for purposes of the 12-month limitation period described above. This rule applies even if the contribution would have been treated as a rollover contribution by the second IRA if it had been made directly to the second IRA rather than as a result of a recharacterization of a contribution to the first IRA.


WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF ROTH IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a Roth IRA at any time; you do not need to wait for a special event like retirement.


DISTRIBUTIONS FROM ROTH IRAS

Distributions include withdrawals from your contract, surrender of your contract, and annuity payments from your contract. Death benefits are also distributions.

The following distributions from Roth IRAs are free of income tax:


o Rollovers from a Roth IRA to another Roth IRA;

o Direct transfers from a Roth IRA to another Roth IRA;

o Qualified distributions from a Roth IRA; and


o Return of excess contributions or amounts recharacterized to a traditional
  IRA.

QUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Qualified distributions from Roth IRAs made because of one of the following four qualifying events or reasons are not includable in income:


o you reach age 59 1/2; or


o you die; or

o you become disabled (special federal income tax definition); or

o your distribution is a "qualified first-time homebuyer distribution" (special federal income tax definition; $10,000 lifetime total limit for these distributions from all of your traditional and Roth IRAs).


You also have to meet a five-year aging period. A qualified distribution is any distribution made after the five-taxable-year period beginning with the first taxable year for which you made any contribution to any Roth IRA (whether or not the one from which the distribution is being made). It is not possible to

-----
 59
--------------------------------------------------------------------------------

have a tax-free qualified distribution before the year 2003 because of the five-year aging requirement.


NONQUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Nonqualified distributions from Roth IRAs are distributions that do not meet both the qualifying event and five-year aging period tests described above. If you receive such a distribution, part of it may be taxable. For purposes of determining the correct tax treatment of distributions (other than the withdrawal of excess contributions and the earnings on them), there is a set order in which contributions (including conversion contributions) and earnings are considered to be distributed from your Roth IRA. The order of distributions is as follows:

(1)  Regular contributions.

(2) Conversion contributions, on a first-in-first-out basis (generally, total conversions from the earliest year first). These conversion contributions are taken into account as follows:

     (a) Taxable portion (the amount required to be included in gross income because of conversion) first, and then the

     (b)  Nontaxable portion.

(3)  Earnings on contributions.

Rollover contributions from other Roth IRAs are disregarded for this purpose.

To determine the taxable amount distributed, distributions and contributions are aggregated or grouped together as follows:

(1) All distributions made during the year from all Roth IRAs you maintain--with any custodian or issuer--are added together.

(2) All regular contributions made during and for the year (contributions made after the close of the year, but before the due date of your return) are added together. This total is added to the total undistributed regular contributions made in prior years.

(3) All conversion contributions made during the year are added together. For purposes of the ordering rules, in the case of any conversion in which the conversion distribution is made in 2001 and the conversion contribution is made in 2002, the conversion contribution is treated as contributed prior to other conversion contributions made in 2002.

Any recharacterized contributions that end up in a Roth IRA are added to the appropriate contribution group for the year that the original contribution would have been taken into account if it had been made directly to the Roth IRA.

Any recharacterized contribution that ends up in an IRA other than a Roth IRA is disregarded for the purpose of grouping both contributions and distributions. Any amount withdrawn to correct an excess contribution (including the earnings withdrawn) is also disregarded for this purpose.


You must keep your own records of regular and conversion contributions to all Roth IRAs to assure appropriate taxation. You may have to file information on your contributions to and distributions from any Roth IRA on your tax return. You may have to retain all income tax returns and records pertaining to such contributions and distributions until your interests in all Roth IRAs are distributed.

Like traditional IRAs, taxable distributions from a Roth IRA are not entitled to the special favorable five-year averaging method (or, in certain cases, favorable ten-year averaging and long-term capital gain treatment) available in certain cases to distributions from qualified plans.


REQUIRED MINIMUM DISTRIBUTIONS AT DEATH

Same as traditional IRA under "What are the required minimum distribution payments after you die?" Lifetime required minimum distributions do not apply.


PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

Distributions to a beneficiary generally receive the same tax treatment as if the distribution had been made to you.


BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

Same as traditional IRA.

-----
 60
--------------------------------------------------------------------------------

EXCESS CONTRIBUTIONS

Generally the same as traditional IRA.


Excess rollover contributions to Roth IRAs are contributions not eligible to be rolled over (for example, conversion contributions from a traditional IRA if your modified adjusted gross income is in excess of $100,000 in the conversion year).


You can withdraw or recharacterize any contribution to a Roth IRA before the due date (including extensions) for filing your federal income tax return for the tax year. If you do this, you must also withdraw or recharacterize any earnings attributable to the contribution.


EARLY DISTRIBUTION PENALTY TAX

Same as traditional IRA.

For Roth IRAs, special penalty rules may apply to amounts withdrawn attributable to 1998 conversion rollovers.



SPECIAL RULES FOR CONTRACTS FUNDING QUALIFIED PLANS

For QP contracts, your plan administrator or trustee notifies you as to tax consequences. See Appendix II.



TAX-SHELTERED ANNUITY CONTRACTS (TSAS)


GENERAL


This section of the prospectus covers some of the special tax rules that apply to TSA contracts under Section 403(b) of the Internal Revenue Code (TSAs). If the rules are the same as those that apply to another kind of contract, for example, traditional IRAs, we will refer you to the same topic under "traditional IRAs."

Generally there are two types of funding vehicles available for 403(b) arrangements - an annuity contract under Section 403(b) (1) of the Code or a custodial account which invests only in mutual funds and which is treated as an annuity contract under Section 403(b)(7) of the Code. Both types of 403(b) arrangements qualify for tax deferral.


CONTRIBUTIONS TO TSAS

There are two ways you can make contributions to this Equitable Accumulator Select Rollover TSA contract:

o a rollover from another TSA contract or arrangement that meets the requirements of Section 403(b) of the Internal Revenue Code, or

o a full or partial direct transfer of assets ("direct transfer") from another contract or arrangement that meets the requirements of Section 403(b) of the Internal Revenue Code by means of IRS Revenue Ruling 90-24.

With appropriate written documentation satisfactory to us, we will accept rollover contributions from "conduit IRAs" for TSA funds.

If you make a direct transfer, you must fill out our transfer form.

EMPLOYER-REMITTED CONTRIBUTIONS. The Equitable Accumulator Select Rollover TSA contract does not accept employer-remitted contributions. However, we provide the following discussion as part of our description of restrictions on the distribution of funds directly transferred, which include employer-remitted contributions to other TSAs.

Employer-remitted contributions to TSAs made through the employer's payroll are subject to annual limits. (Tax-free transfer or tax-deferred rollover contributions from another 403(b) arrangement are not subject to these annual contribution limits.) Commonly, some or all of the contributions made to a TSA are made under a salary reduction agreement between the employee and the employer. These contributions are called "salary reduction" or "elective deferral" contributions. However, a TSA can also be wholly or partially funded through nonelective employer contributions or after-tax employee contributions. Amounts attributable to salary reduction contributions to TSAs are generally subject to withdrawal restrictions. Also, all amounts attributable to investments in a 403(b)(7) custodial account are subject to withdrawal restrictions discussed below.


ROLLOVER OR DIRECT TRANSFER CONTRIBUTIONS. You may make rollover contributions to your Equitable Accumulator Select II Rollover TSA contract from TSAs under
Section 403(b) of the

-----
 61
--------------------------------------------------------------------------------

Internal Revenue Code. Generally, you may make a rollover contribution to a TSA when you have a distributable event from an existing TSA as a result of your:

o termination of employment with the employer who provided the TSA funds; or

o reaching age 59 1/2 even if you are still employed; or

o disability (special federal income tax definition).

A transfer occurs when changing the funding vehicle, even if there is no distributable event. Under a direct transfer, you do not receive a distribution. We accept direct transfers of TSA funds under Revenue Ruling 90-24 only if:

o you give us acceptable written documentation as to the source of the funds, and


o the Equitable Accumulator Select II contract receiving the funds has provisions at least as restrictive as the source contract.

Before you transfer funds to an Equitable Accumulator Select II Rollover TSA contract, you may have to obtain your employer's authorization or demonstrate that you do not need employer authorization. For example, the transferring TSA may be subject to Title I of ERISA, if the employer makes matching contributions to salary reduction contributions made by employees. In that case, the employer must continue to approve distributions from the plan or contract.

Your contribution to the Equitable Accumulator Select II TSA must be net of the required minimum distribution for the tax year in which we issue the contract if:


o you are or will be at least age 70 1/2 in the current calendar year, and


o you have separated from service with the employer who provided the funds to purchase the TSA you are transferring or rolling over to the Equitable Accumulator Select II Rollover TSA.


This rule applies regardless of whether the source of funds is a:

o rollover by check of the proceeds from another TSA; or

o direct rollover from another TSA; or

o direct transfer under Revenue Ruling 90-24 from another TSA.


Further, under the minimum distribution rules we apply, you must use the same elections regarding recalculation of your life expectancy (and if applicable, your spouse's life expectancy), if you have already begun to receive required minimum distributions from or with respect to the TSA from which you are making your contribution to the Equitable Accumulator Select II Rollover TSA. You must also elect or have elected a minimum distribution calculation method requiring recalculation of your life expectancy (and if applicable, your spouse's life expectancy) if you elect an annuity payout for the funds in this contract subsequent to this year.



DISTRIBUTIONS FROM TSAS

GENERAL. Depending on the terms of the employer plan and your employment status, you may have to get your employer's consent to take a loan or withdrawal. Your employer will tell us this when you establish the TSA through a direct transfer.

WITHDRAWAL RESTRICTIONS. If this is a Revenue Ruling 90-24 direct transfer, we will treat all amounts transferred to this contract and any future earnings on the amount transferred as not eligible for withdrawal until one of the following events happens:


o you are separated from service with the employer who provided the funds to purchase the TSA you are transferring to the Equitable Accumulator Select II Rollover TSA; or


o you reach age 59 1/2; or

o you die; or

o you become disabled (special federal income tax definition); or

o you take a hardship withdrawal (special federal income tax definition).

If any portion of the funds directly transferred to your TSA contract is attributable to amounts that you invested in a

-----
 62
--------------------------------------------------------------------------------

403(b)(7) custodial account, such amounts, including earnings, are subject to withdrawal restrictions. With respect to the portion of the funds that were never invested in a 403(b)(7) custodial account, these restrictions apply to the salary reduction (elective deferral) contributions to a TSA annuity contract you made and any earnings on them. These restrictions do not apply to the amount directly transferred to your TSA contract that represents your December 31, 1988 account balance attributable to salary reduction contributions to a TSA annuity contract and earnings. To take advantage of this grandfathering you must properly notify us in writing at our processing office of your December 31, 1988 account balance if you have qualifying amounts transferred to your TSA contract.

THIS PARAGRAPH APPLIES ONLY TO PARTICIPANTS IN A TEXAS OPTIONAL RETIREMENT PROGRAM. Texas Law permits withdrawals only after one of the following distributable events occur:

(1) the requirements for minimum distribution (discussed under "Required minimum distributions" below) are met; or

(2)  death; or

(3)  retirement; or

(4) termination of employment in all Texas public institutions of higher education.


For you to make a withdrawal, we must receive a properly completed written acknowledgment from the employer. If a distributable event occurs before you are vested, we will refund to the employer any amounts provided by an employer's first-year matching contribution. We reserve the right to change these provisions without your consent, but only to the extent necessary to maintain compliance with applicable law. Loans are not permitted under Texas Optional Retirement Programs.


TAX TREATMENT OF DISTRIBUTIONS. Amounts held under TSAs are generally not subject to federal income tax until benefits are distributed. Distributions include withdrawals from your TSA contract and annuity payments from your TSA contract. Death benefits paid to a beneficiary are also taxable distributions. Unless an exception applies, amounts distributed from TSAs are includable in gross income as ordinary income. Distributions from TSAs may be subject to 20% federal income tax withholding. See "Federal and state income tax withholding and information reporting" below. In addition, TSA distributions may be subject to additional tax penalties.

If you have made after-tax contributions, you will have a tax basis in your TSA contract, which will be recovered tax-free. Since we do not track your investment in the contract, if any, it is your responsibility to determine how much of the distribution is taxable.

DISTRIBUTIONS BEFORE ANNUITY PAYMENTS BEGIN. On a total surrender, the amount received in excess of the investment in the contract is taxable. We will report the total amount of the distribution. The amount of any partial distribution from a TSA prior to the annuity starting date is generally taxable, except to the extent that the distribution is treated as a withdrawal of after-tax contributions. Distributions are normally treated as pro rata withdrawals of after-tax contributions and earnings on those contributions.

ANNUITY PAYMENTS. If you elect an annuity payout option, you will recover any investment in the contract as each payment is received by dividing the investment in the contract by an expected return determined under an IRS table prescribed for qualified annuities. The amount of each payment not excluded from income under this exclusion ratio is fully taxable. The full amount of the payments received after your investment in the contract is recovered is fully taxable. If you (and your beneficiary under a joint and survivor annuity) die before recovering the full investment in the contract, a deduction is allowed on your (or your beneficiary's) final tax return.


PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

Death benefit distributions from a TSA generally receive the same tax treatment as distributions during your lifetime. In some instances, distributions from a TSA made to your surviving spouse may be rolled over to a traditional IRA.

-----
 63
--------------------------------------------------------------------------------

LOANS FROM TSAS

You may take loans from a TSA unless restricted by the employer (for example, under an employer plan subject to ERISA). If you cannot take a loan, or cannot take a loan without approval from the employer who provided the funds, we will have this information in our records based on what you and the employer who provided the TSA funds told us when you purchased your contract.


Loans are generally not treated as a taxable distribution. If the amount of the loan exceeds permissible limits under federal income tax rules when made, the amount of the excess is treated (solely for tax purposes) as a taxable distribution. Additionally, if the loan is not repaid at least quarterly, amortizing (paying down) interest and principal, the amount not repaid when due will be treated as a taxable distribution. The entire unpaid balance of the loan is includable in income in the year of the default.


TSA loans are subject to federal income tax limits and may also be subject to the limits of the plan from which the funds came. Federal income tax rule requirements apply even if the plan is not subject to ERISA. For example, loans offered by TSAs are subject to the following conditions:


o The amount of a loan to a participant, when combined with all other loans to the participant from all qualified plans of the employer, cannot exceed the lesser of:

     (1) the greater of $10,000 or 50% of the participant's nonforfeitable accrued benefits; and

     (2) 50,000 reduced by the excess (if any) of the highest outstanding loan balance over the previous twelve months over the outstanding loan balance of plan loans on the date the loan was made.

o In general, the term of the loan cannot exceed five years unless the loan is used to acquire the participant's primary residence. Equitable Accumulator Select II Rollover TSA contracts have a term limit of 10 years for loans used to acquire the participant's primary residence.


o All principal and interest must be amortized in substantially level payments over the term of the loan, with payments being made at least quarterly.

The amount borrowed and not repaid may be treated as a distribution if:

o    the loan does not qualify under the conditions above;

o    the participant fails to repay the interest or principal when due; or

o in some instances, the participant separates from service with the employer who provided the funds or the plan is terminated.

In this case, the participant may have to include the unpaid amount due as ordinary income. In addition, the 10% early distribution penalty tax may apply. The amount of the unpaid loan balance is reported to the IRS on Form 1099-R as a distribution.


TAX-DEFERRED ROLLOVERS AND DIRECT TRANSFERS

You may roll over any "eligible rollover distribution" from a TSA into another eligible retirement plan, either directly or within 60 days of your receiving the distribution. To the extent rolled over, a distribution remains tax-deferred.

You may roll over a distribution from a TSA to another TSA or to a traditional IRA. A spousal beneficiary may roll over death benefits only to a traditional IRA.

The taxable portion of most distributions will be eligible for rollover, except as specifically excluded under federal income tax rules. Distributions that you cannot roll over generally include periodic payments for life or for a period of 10 years or more, hardship withdrawals, and required minimum distributions under federal income tax rules.

Direct transfers of TSA funds from one TSA to another under Revenue Ruling 90-24 are not distributions.

-----
 64
--------------------------------------------------------------------------------


REQUIRED MINIMUM DISTRIBUTIONS

--------------------------------------------------------------------------------
The IRS and Treasury have recently proposed revisions to the minimum distribution rules. We expect these rules to be finalized no earlier than January 1, 2002. The proposed revisions permit TSA owners and beneficiaries to apply the proposed revisions to distributions for calendar year 2001. The discussion below generally does not reflect the proposed revisions. See the Statement of Additional Information for a brief description of the proposed revisions.
--------------------------------------------------------------------------------

Generally the same as traditional IRA with these differences:


WHEN YOU HAVE TO TAKE THE FIRST REQUIRED MINIMUM DISTRIBUTION. The minimum distribution rules force TSA participants to start calculating and taking annual distributions from their TSAs by a required date. Generally, you must take the first required minimum distribution for the calendar year in which you turn age 70 1/2. You may be able to delay the start of required minimum distributions for all or part of your account balance until after age 70 1/2, as follows:

o For TSA participants who have not retired from service with the employer who provided the funds for the TSA by the calendar year the participant turns age 70 1/2, the required beginning date for minimum distributions is extended to April 1 following the calendar year of retirement.


o TSA plan participants may also delay the start of required minimum distributions to age 75 of the portion of their account value attributable to their December 31, 1986 TSA account balance, even if retired at age 70 1/2.
  We will know whether or not you qualify for this exception because it will only apply to people who establish their Equitable Accumulator Select II Rollover TSA by direct Revenue Ruling 90-24 transfers. If you do not give us the amount of your December 31, 1986 account balance that is being transferred to the Equitable Accumulator Select II Rollover TSA on the form used to establish the TSA, you do not qualify.


SPOUSAL CONSENT RULES


This will only apply to you if you establish your Equitable Accumulator Select II Rollover TSA by direct Revenue Ruling 90-24 transfer. Your employer will tell us on the form used to establish the TSA whether or not you need to get spousal consent for loans, withdrawals, or other distributions. If you do, you will need such consent if you are married when you request a withdrawal under the TSA contract. In addition, unless you elect otherwise with the written consent of your spouse, the retirement benefits payable under the plan must be paid in the form of a qualified joint and survivor annuity. A qualified joint and survivor annuity is payable for the life of the annuitant with a survivor annuity for the life of the spouse in an amount not less than one-half of the amount payable to the annuitant during his or her lifetime. In addition, if you are married, the beneficiary must be your spouse, unless your spouse consents in writing to the designation of another beneficiary.


If you are married and you die before annuity payments have begun, payments will be made to your surviving spouse in the form of a life annuity unless at the time of your death a contrary election was in effect. However, your surviving spouse may elect, before payments begin, to receive payments in any form permitted under the terms of the TSA contract and the plan of the employer who provided the funds for the TSA.


EARLY DISTRIBUTION PENALTY TAX


A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a TSA before you reach age 59 1/2. This is in addition to any income tax. There are exceptions to the extra penalty tax. Some of the available exceptions to the pre-age 59 1/2 penalty tax include distributions made:


o on or after your death; or

o because you are disabled (special federal income tax definition); or

o to pay for certain extraordinary medical expenses (special federal income tax definition); or

o if you are separated from service, any form of payout after you are age 55; or

-----
 65
--------------------------------------------------------------------------------
65

o only if you are separated from service, a payout in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy), or over the joint lives of you and your beneficiary (or your joint life expectancy) using an IRS-approved distribution method.


FEDERAL AND STATE INCOME TAX WITHHOLDING AND INFORMATION REPORTING

We must withhold federal income tax from distributions from annuity contracts. You may be able to elect out of this income tax withholding in some cases. Generally, we do not have to withhold if your distributions are not taxable. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of your distribution. Any income tax withheld is a credit against your income tax liability. If you do not have sufficient income tax withheld or do not make sufficient estimated income tax payments, you may incur penalties under the estimated income tax rules.

You must file your request not to withhold in writing before the payment or distribution is made. Our processing office will provide forms for this purpose. You cannot elect out of withholding unless you provide us with your correct Taxpayer Identification Number and a United States residence address. You cannot elect out of withholding if we are sending the payment out of the United States.

You should note the following special situations:

o We might have to withhold and/or report on amounts we pay under a free look or cancellation.

o We are generally required to withhold on conversion rollovers of traditional IRAs to Roth IRAs, as it is considered a withdrawal from the traditional IRA and is taxable.


o We are required to withhold on the gross amount of a distribution from a Roth IRA to the extent it is reasonable for us to believe that a distribution is includable in your gross income. This may result in tax being withheld even though the Roth IRA distribution is ultimately not taxable. You can elect out of withholding as described below.

Special withholding rules apply to foreign recipients and United States citizens residing outside the United States. We do not discuss these rules here in detail. However, we may require additional documentation in the case of payments made to non United States persons and United States persons living abroad prior to processing any requested transaction.

Certain states have indicated that state income tax withholding will also apply to payments from the contracts made to residents. In some states, you may elect out of state withholding, even if federal withholding applies. Generally, an election out of federal withholding will also be considered an election out of state withholding. If you need more information concerning a particular state or any required forms, call our processing office at the toll-free number.



FEDERAL INCOME TAX WITHHOLDING ON PERIODIC ANNUITY PAYMENTS

We withhold differently on "periodic" and "non-periodic" payments. For a periodic annuity payment, for example, unless you specify a different number of withholding exemptions, we withhold assuming that you are married and claiming three withholding exemptions. If you do not give us your correct Taxpayer Identification Number, we withhold as if you are single with no exemptions.


Based on the assumption that you are married and claiming three withholding exemptions, if you receive less than $15,360 in periodic annuity payments in 2001, your payments will generally be exempt from federal income tax withholding. You could specify a different choice of withholding exemption or request that tax be withheld. Your withholding election remains effective unless and until you revoke it. You may revoke or change your withholding election at any time.



FEDERAL INCOME TAX WITHHOLDING ON NON-PERIODIC ANNUITY PAYMENTS (WITHDRAWALS)


For a non-periodic distribution (total surrender or partial withdrawal), we generally withhold at a flat 10% rate. We apply that rate to the taxable amount in the case of nonqualified contracts, and to the payment amount in the case of traditional IRAs and Roth IRAs, where it is reasonable to assume an amount is includable in gross income.

-----
 66
--------------------------------------------------------------------------------

You cannot elect out of withholding if the payment is an eligible rollover distribution from a qualified plan or TSA. If a non-periodic distribution from a qualified plan or TSA is not an eligible rollover distribution then the 10% withholding rate applies.


MANDATORY WITHHOLDING FROM TSA AND QUALIFIED PLAN DISTRIBUTIONS


Unless you have the distribution go directly to the new plan, eligible rollover distributions from qualified plans and TSAs are subject to mandatory 20% withholding. The plan administrator is responsible for withholding from qualified plan distributions. An eligible rollover distribution from a TSA can be rolled over to another TSA or a traditional IRA. An eligible rollover distribution from a qualified plan can be rolled over to another qualified plan or traditional IRA. All distributions from a TSA or qualified plan are eligible rollover distributions unless they are on the following list of exceptions:


o any after-tax contributions you made to the plan; or

o any distributions which are required minimum distributions after age 70 1/2 or separation from service; or

o hardship withdrawals; or

o substantially equal periodic payments made at least annually for your life (or life expectancy) or the joint lives (or joint life expectancy) of you and your designated beneficiary; or

o substantially equal periodic payments made for a specified period of 10 years or more; or

o corrective distributions that fit specified technical tax rules; or

o loans that are treated as distributions; or

o a death benefit payment to a beneficiary who is not your surviving spouse; or

o a qualified domestic relations order distribution to a beneficiary who is not your current spouse or former spouse.

A death benefit payment to your surviving spouse, or a qualified domestic relations order distribution to your current or former spouse, may be a distribution subject to mandatory 20% withholding.


IMPACT OF TAXES TO EQUITABLE LIFE

The contracts provide that we may charge Separate Account No. 45 for taxes. We do not now, but may in the future set up reserves for such taxes.

8
More information

-----
 67
--------------------------------------------------------------------------------

ABOUT OUR SEPARATE ACCOUNT NO. 45

Each variable investment option is a subaccount of our Separate Account No. 45. We established Separate Account No. 45 in 1994 under special provisions of the New York Insurance Law. These provisions prevent creditors from any other business we conduct from reaching the assets we hold in our variable investment options for owners of our variable annuity contracts. We are the legal owner of all of the assets in Separate Account No. 45 and may withdraw any amounts that exceed our reserves and other liabilities with respect to variable investment options under our contracts. The results of Separate Account No. 45's operations are accounted for without regard to Equitable Life's other operations.

Separate Account No. 45 is registered under the Investment Company Act of 1940 and is classified by that act as a "unit investment trust." The SEC, however, does not manage or supervise Equitable Life or Separate Account No. 45.

Each subaccount (variable investment option) within Separate Account No. 45 invests solely in class IB shares issued by the corresponding portfolio of EQ Advisors Trust.

We reserve the right subject to compliance with laws that apply:

(1) to add variable investment options to, or to remove variable investment options from, Separate Account No. 45, or to add other separate accounts;

(2)  to combine any two or more variable investment options;

(3) to transfer the assets we determine to be the shares of the class of contracts to which the contracts belong from any variable investment option to another variable investment option;

(4) to operate Separate Account No. 45 or any variable investment option as a management investment company under the Investment Company Act of 1940 (in which case, charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against Separate Account No. 45 or a variable investment option directly);

(5) to deregister Separate Account No. 45 under the Investment Company Act of 1940;

(6)  to restrict or eliminate any voting rights as to Separate Account No. 45;
     and

(7) to cause one or more variable investment options to invest some or all of their assets in one or more other trusts or investment companies.


ABOUT EQ ADVISORS TRUST

EQ Advisors Trust is registered under the Investment Company Act of 1940. It is classified as an "open-end management investment company," more commonly called a mutual fund. EQ Advisors Trust issues different shares relating to each portfolio.

Equitable Life serves as the investment manager of EQ Advisors Trust. As such, Equitable Life oversees the activities of the investment advisers with respect to EQ Advisors Trust and is responsible for retaining or discontinuing the services of those advisers. (Prior to September 1999 EQ Financial Consultants, Inc., the predecessor to AXA Advisors, LLC and an affiliate of Equitable Life, served as investment manager to EQ Advisors Trust.)

EQ Advisors Trust commenced operations on May 1, 1997. For periods prior to October 18, 1999 the Alliance portfolios (other than EQ/Alliance Premier Growth) were part of The Hudson River Trust. On October 18, 1999, these portfolios became corresponding portfolios of EQ Advisors Trust.

EQ Advisors Trust does not impose sales charges or "loads" for buying and selling its shares. All dividends and other distributions on Trust shares are reinvested in full. The Board of Trustees of EQ Advisors Trust may establish additional portfolios or eliminate existing portfolios at any time. More detailed information about EQ Advisors Trust, the portfolio investment objectives, policies, restrictions, risks, expenses, Rule 12b-1 Plan relating to its Class IB shares, and other aspects of its operations, appears in the prospectus for EQ Advisors Trust attached at the end of this prospectus, or in its SAI which is available upon request.

-----
 68
--------------------------------------------------------------------------------

ABOUT OUR FIXED MATURITY OPTIONS


RATES TO MATURITY AND PRICE PER $100 OF MATURITY VALUE


We can determine the amount required to be allocated to one or more fixed maturity options in order to produce specified maturity values. For example, we can tell you how much you need to allocate per $100 of maturity value.

FMO rates are determined daily. The rates in the table are illustrative only and will most likely differ from the rates applicable at time of purchase. Current FMO rates can be obtained from their financial professional.

The rates to maturity for new allocations as of March 15, 2001 and the related price per $100 of maturity value were as shown below:




----------------------------------------------------------------------
  FIXED MATURITY
  OPTIONS WITH
  FEBRUARY 15TH
 MATURITY DATE OF       RATE TO MATURITY AS       PRICE PER $100 OF
   MATURITY YEAR        OF MARCH 15, 2001         MATURITY VALUE
----------------------------------------------------------------------
        2002                   3.00%                  $ 97.31
        2003                   4.26%                  $ 92.29
        2004                   4.43%                  $ 88.10
        2005                   4.62%                  $ 83.75
        2006                   4.73%                  $ 79.64
        2007                   4.90%                  $ 75.32
        2008                   5.04%                  $ 71.14
        2009                   5.19%                  $ 66.95
        2010                   5.30%                  $ 63.06
        2011                   5.39%                  $ 59.38
----------------------------------------------------------------------


HOW WE DETERMINE THE MARKET VALUE ADJUSTMENT

We use the following procedure to calculate the market value adjustment (up or down) we make if you withdraw all of your value from a fixed maturity option before its maturity date.

(1) We determine the market adjusted amount on the date of the withdrawal as follows:

     (a) We determine the fixed maturity amount that would be payable on the maturity date, using the rate to maturity for the fixed maturity option.

     (b) We determine the period remaining in your fixed maturity option (based on the withdrawal date) and convert it to fractional years based on a 365-day year. For example, three years and 12 days becomes 3.0329.

     (c) We determine the current rate to maturity that applies on the withdrawal date to new allocations to the same fixed maturity option.

     (d) We determine the present value of the fixed maturity amount payable at the maturity date, using the period determined in (b) and the rate determined in (c).

(2)  We determine the fixed maturity amount as of the current date.

(3) We subtract (2) from the result in (1)(d). The result is the market value adjustment applicable to such fixed maturity option, which may be positive or negative.

--------------------------------------------------------------------------------
YOUR MARKET ADJUSTED AMOUNT IS THE PRESENT VALUE OF THE MATURITY VALUE DISCOUNTED AT THE RATE TO MATURITY IN EFFECT FOR NEW CONTRIBUTIONS TO THAT SAME FIXED MATURITY OPTION ON THE DATE OF THE CALCULATION.
--------------------------------------------------------------------------------

If you withdraw only a portion of the amount in a fixed maturity option, the market value adjustment will be a percentage of the market value adjustment that would have applied if you had withdrawn the entire value in that fixed maturity option. This percentage is equal to the percentage of the value in the fixed maturity option that you are withdrawing. Any withdrawal charges that are deducted from a fixed maturity option will result in a market value adjustment calculated in the same way. See Appendix III for an example.


For purposes of calculating the rate to maturity for new allocations to a fixed maturity option (see (1)(c) above), we use the rate we have in effect for new allocations to that fixed maturity option. We use this rate even if new allocations to that option would not be accepted at that time. This rate will not be less than 3%. If we do not have a rate to maturity in effect for a fixed maturity option to which the "current rate to maturity" in (1)(c) above would apply, we will use the rate at the next closest maturity date. If we are no longer offering new fixed maturity options, the "current rate to maturity" will be

-----
 69
--------------------------------------------------------------------------------

determined in accordance with our procedures then in effect. We reserve the right to add up to 0.25% to the current rate in (1)(c) above for purposes of calculating the market value adjustment only.


INVESTMENTS UNDER THE FIXED MATURITY OPTIONS

Amounts allocated to the fixed maturity options are held in a "nonunitized" separate account we have established under the New York Insurance Law. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the fixed maturity options. Under New York Insurance Law, the portion of the separate account's assets equal to the reserves and other contract liabilities relating to the contracts are not chargeable with liabilities from any other business we may conduct. We own the assets of the separate account, as well as any favorable investment performance on those assets. You do not participate in the performance of the assets held in this separate account. We may, subject to state law that applies, transfer all assets allocated to the separate account to our general account. We guarantee all benefits relating to your value in the fixed maturity options, regardless of whether assets supporting fixed maturity options are held in a separate account or our general account.

We have no specific formula for establishing the rates to maturity for the fixed maturity options. We expect the rates to be influenced by, but not necessarily correspond to, among other things, the yields that we can expect to realize on the separate account's investments from time to time. Our current plans are to invest in fixed-income obligations, including corporate bonds, mortgage-backed and asset-backed securities, and government and agency issues having durations in the aggregate consistent with those of the fixed maturity options.

Although the above generally describes our plans for investing the assets supporting our obligations under the fixed maturity options under the contracts, we are not obligated to invest those assets according to any particular plan except as we may be required to by state insurance laws. We will not determine the rates to maturity we establish by the performance of the nonunitized separate account.


ABOUT THE GENERAL ACCOUNT

Our general account supports all of our policy and contract guarantees, including those that apply to the fixed maturity options, as well as our general obligations.

The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Because of exemptions and exclusionary provisions that apply, interests in the general account have not been registered under the Securities Act of 1933, nor is the general account an investment company under the Investment Company Act of 1940. However, the market value adjustment interests under the contracts are registered under the Securities Act of 1933.

We have been advised that the staff of the SEC has not reviewed the portions of this prospectus that relate to the general account (other than market value adjustment interests). The disclosure with regard to the general account, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.


ABOUT OTHER METHODS OF PAYMENT


AUTOMATIC INVESTMENT PROGRAM -- FOR NQ CONTRACTS ONLY

You may use our automatic investment program, or "AIP," to have a specified amount automatically deducted from a checking account, money market account, or credit union checking account and contributed as an additional contribution into an NQ contract on a monthly or quarterly basis. AIP is not available for Rollover IRA, Roth Conversion IRA, QP, or Rollover TSA contracts.

The minimum amounts we will deduct are $100 monthly and $300 quarterly. AIP additional contributions may be allocated to any of the variable investment options and

-----
 70
--------------------------------------------------------------------------------

available fixed maturity options. You choose the day of the month you wish to have your account debited. However, you may not choose a date later than the 28th day of the month.

You may cancel AIP at any time by notifying our processing office. We are not responsible for any debits made to your account before the time written notice of cancellation is received at our processing office.


DATES AND PRICES AT WHICH CONTRACT EVENTS OCCUR

We describe below the general rules for when, and at what prices, events under your contract will occur. Other portions of this prospectus describe circumstances that may cause exceptions. We generally do not repeat those exceptions below.


BUSINESS DAY


Our business day is generally any day the New York Stock Exchange is open for trading. Our business day generally ends at 4:00 p.m., Eastern Time for purposes of determining the date when contributions are applied and any other transaction requests are processed. We may, however, close or close early due to emergency conditions. Contributions will be applied and any other transaction requests will be processed when they are received along with all the required information.


o If your contribution, transfer, or any other transaction request, containing all the required information, reaches us on a non-business day or after 4:00 p.m. on a business day, we will use the next business day.

o A loan request under your Rollover TSA contract will be processed on the first business day of the month following the date on which the properly completed loan request form is received.

o If your transaction is set to occur on the same day of the month as the contract date and that date is the 29th, 30th or 31st of the month, then the transaction will occur on the 1st day of the next month.

o When a charge is to be deducted on a contract date anniversary that is a non-business day, we will deduct the charge on the next business day.


CONTRIBUTIONS AND TRANSFERS

o Contributions allocated to the variable investment options are invested at the value next determined after the close of the business day.

o Contributions allocated to a fixed maturity option will receive the rate to maturity in effect for that fixed maturity option on that business day.

o Transfers to or from variable investment options will be made at the value next determined after the close of the business day.

o Transfers to a fixed maturity option will be based on the rate to maturity in effect for that fixed maturity option on the business day of the transfer.


ABOUT YOUR VOTING RIGHTS

As the owner of the shares of EQ Advisors Trust we have the right to vote on certain matters involving the portfolios, such as:

o the election of trustees; or

o the formal approval of independent auditors selected for EQ Advisors Trust; or

o any other matters described in the prospectus for EQ Advisors Trust or requiring a shareholders' vote under the Investment Company Act of 1940.

We will give contract owners the opportunity to instruct us how to vote the number of shares attributable to their contracts if a shareholder vote is taken. If we do not receive instructions in time from all contract owners, we will vote the shares of a portfolio for which no instructions have been received in the same proportion as we vote shares of that portfolio for which we have received instructions. We will also vote any shares that we are entitled to vote directly because of amounts we have in a portfolio in the same proportions that contract owners vote.

-----
 71
--------------------------------------------------------------------------------

VOTING RIGHTS OF OTHERS

Currently, we control EQ Advisors Trust. Its shares are sold to our separate accounts and an affiliated qualified plan trust. In addition, shares of EQ Advisors Trust are held by separate accounts of insurance companies both affiliated and unaffiliated with us. Shares held by these separate accounts will probably be voted according to the instructions of the owners of insurance policies and contracts issued by those insurance companies. While this will dilute the effect of the voting instructions of the contract owners, we currently do not foresee any disadvantages because of this. The Board of Trustees of EQ Advisors Trust intends to monitor events in order to identify any material irreconcilable conflicts that may arise and to determine what action, if any, should be taken in response. If we believe that a response to any of those events insufficiently protects our contract owners, we will see to it that appropriate action is taken.


SEPARATE ACCOUNT NO. 45 VOTING RIGHTS

If actions relating to Separate Account No. 45 require contract owner approval, contract owners will be entitled to one vote for each unit they have in the variable investment options. Each contract owner who has elected a variable annuity payout option may cast the number of votes equal to the dollar amount of reserves we are holding for that annuity in a variable investment option divided by the annuity unit value for that option. We will cast votes attributable to any amounts we have in the variable investment options in the same proportion as votes cast by contract owners.


CHANGES IN APPLICABLE LAW

The voting rights we describe in this prospectus are created under applicable federal securities laws. To the extent that those laws or the regulations published under those laws eliminate the necessity to submit matters for approval by persons having voting rights in separate accounts of insurance companies, we reserve the right to proceed in accordance with those laws or regulations.

ABOUT LEGAL PROCEEDINGS


Equitable Life and its affiliates are parties to various legal proceedings. In our view, none of these proceedings is likely to have a material adverse effect upon Separate Account
No. 45, our ability to meet our obligations under the contracts, or the distribution of the contracts.



ABOUT OUR INDEPENDENT ACCOUNTANTS


The consolidated financial statements of Equitable Life at December 31, 2000 and 1999, and for the three years ended December 31, 2000 incorporated in this prospectus by reference to the 2000 Annual Report on Form 10-K are incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



FINANCIAL STATEMENTS

The financial statements of Separate Account No. 45, as well as the consolidated financial statements of Equitable Life, are in the SAI. The SAI is available free of charge. You may request one by writing to our processing office or calling 1-800-789-7771.


TRANSFERS OF OWNERSHIP, COLLATERAL ASSIGNMENTS, LOANS, AND BORROWING

You can transfer ownership of an NQ contract at any time before annuity payments begin. We will continue to treat you as the owner until we receive written notification of any change at our processing office. You cannot assign your NQ contract as collateral or security for a loan. Loans are also not available under your NQ contract. In some cases, an assignment or change of ownership may have adverse tax consequences. See "Tax information" earlier in this prospectus.

You cannot assign or transfer ownership of Rollover IRA, Roth Conversion IRA, QP, or Rollover TSA contract except by surrender to us. Loans are not available and you cannot assign Rollover IRA, Roth Conversion IRA and QP contracts as security

-----
 72
--------------------------------------------------------------------------------

for a loan or other obligation. If the employer that provided the funds does not restrict them, loans are available under a Rollover TSA contract.


For limited transfers of ownership after the owner's death see "Beneficiary continuation option" in "Payment of death benefit" earlier in this prospectus. You may direct the transfer of the values under your Rollover IRA, Roth Conversion IRA, QP, or Rollover TSA contract to another similar arrangement under federal income tax rules. In the case of such a transfer, we will impose a withdrawal charge, if one applies.



DISTRIBUTION OF THE CONTRACTS


AXA Advisors, LLC ("AXA Advisors"), the successor to EQ Financial Consultants, Inc. and an affiliate of Equitable Life, is the distributor of the contracts and has responsibility for sales and marketing functions for Separate Account No. 45. AXA Advisors serves as the principal underwriter of Separate Account No. 45. AXA Advisors is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. AXA Advisors' principal business address is 1290 Avenue of the Americas, New York, New York 10104.

The contracts will be sold by financial professionals who are financial professionals of AXA Advisors and its affiliates, who are also our licensed agents.

9
Investment performance


-----
 73
--------------------------------------------------------------------------------


The Table below shows the average annual total return of the variable investment options. Average annual total return is the annual rate of growth that would be necessary to achieve the ending value of a contribution invested in the variable investment options for the periods shown.

The table takes into account all current fees and charges under the contract, including the withdrawal charge, the optional baseBUILDER benefits charge, and the charge for Protection Plus, but does not reflect the charges designed to approximate certain taxes imposed on us, such as premium taxes in your state or any applicable annuity administrative fee.

The results shown are based on the actual historical investment experience of the portfolios in which the variable investment options invest. The results shown relate to periods when the variable investment options and/or the contracts were not available. We adjusted the results of the portfolios to reflect the charges under the contracts that would have applied had the investment options and/or contracts been available. The contracts will first be offered as of the date of this prospectus.

For the "EQ/Alliance" portfolios (other than EQ/Alliance Premier Growth and EQ/Alliance Technology), we have adjusted the results prior to October 1996, when Class IB shares for these portfolios were not available, to reflect the 12b-1 fees currently imposed. Finally, the results shown for the EQ/Alliance Money Market and EQ/Alliance Common Stock options for periods before March 22, 1985 reflect the results of the variable investment options that preceded them. The "Since portfolio inception" figures for these options are based on the date of inception of the preceding variable investment options. We have adjusted these results to reflect the maximum investment advisory fee payable for the portfolios, as well as an assumed charge of 0.06% for direct operating expenses.


EQ Advisors Trust commenced operations on May 1, 1997. For periods prior to October 18, 1999 the Alliance portfolios (other than EQ/Alliance Premier Growth) were part of The Hudson River Trust. On October 18, 1999, these portfolios became corresponding portfolios of EQ Advisors Trust. In each case, the performance shown is for the indicated EQ Advisors Trust portfolio and any predecessors that it may have had.


All rates of return presented are time-weighted and include reinvestment of investment income, including interest and dividends.

THE PERFORMANCE INFORMATION SHOWN BELOW AND THE PERFORMANCE INFORMATION THAT WE ADVERTISE REFLECT PAST PERFORMANCE AND DOES NOT INDICATE HOW THE VARIABLE INVESTMENT OPTIONS MAY PERFORM IN THE FUTURE. SUCH INFORMATION ALSO DOES NOT REPRESENT THE RESULTS EARNED BY ANY PARTICULAR INVESTOR. YOUR RESULTS WILL DIFFER.

-----
  74
--------------------------------------------------------------------------------



                                      TABLE
 AVERAGE ANNUAL TOTAL RETURN UNDER A CONTRACT SURRENDERED ON DECEMBER 31, 2000:

------------------------------------------------------------------------------------------------------------------------------------
                                                                      LENGTH OF INVESTMENT PERIOD
                                                                                                        SINCE         SINCE
                                                                                                       OPTION       PORTFOLIO
 VARIABLE INVESTMENT OPTIONS                     1 YEAR           3 YEAR     5 YEARS     10 YEARS    INCEPTION**    INCEPTION*
                                               -------------------------------------------------------------------------------------
EQ/Aggressive Stock                              (22.72)%         (3.83)%      4.64%      11.66%         7.96%        12.96%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Common Stock                         (23.61)%          7.02%      14.93%      15.24%        16.88%        12.80%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Global                               (28.15)%          6.46%       9.44%      11.66%        10.73%         9.01%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Growth and Income                     (1.05)%         11.45%      16.34%         --         17.06%        13.32%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Growth Investors                     (16.42)%          7.39%      10.61%      12.57%        12.30%        12.15%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance High Yield                           (18.35)%        (11.08)%      1.74%       6.94%         3.14%         5.51%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Intermediate Government Securities    (0.84)%          0.75%       3.20%         --          3.95%         4.13%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance International                        (32.38)%          0.66%       2.22%         --          3.34%         3.52%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Money Market                          (3.69)%          0.67%       3.09%       2.54%         3.07%         4.46%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Premier Growth                       (27.69)%            --          --          --         (8.58)%       (8.58)%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Small Cap Growth                       3.84%           7.06%         --          --         14.26%        14.26%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Technology                               --              --          --          --        (41.97)%      (41.97)%
------------------------------------------------------------------------------------------------------------------------------------
EQ/AXP New Dimensions                                --              --          --          --        (25.20)%      (25.20)%
------------------------------------------------------------------------------------------------------------------------------------
EQ/AXP Strategy Aggressive                           --              --          --          --        (45.93)%      (45.93)%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Balanced                                      (11.15)%          6.45%       9.54%       8.89%         0.00%         9.43%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Bernstein Diversified Value                   (11.52)%          2.29%         --          --          0.00%         2.29%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Capital Guardian Research                      (3.78)%            --          --          --          1.12%         1.12%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Capital Guardian U.S. Equity                   (6.07)%            --          --          --         (2.37)%       (2.37)%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Equity 500 Index                              (19.24)%          7.05%      15.18%         --         16.86%        15.53%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Evergreen Omega                               (21.12)%            --          --          --         (7.62)%       (7.62)%
------------------------------------------------------------------------------------------------------------------------------------
EQ/FI Mid Cap                                        --              --          --          --         (8.10)%       (8.10)%
------------------------------------------------------------------------------------------------------------------------------------
EQ/FI Small/Mid Cap Value                         (4.54)%         (6.12)%        --          --          1.73%         1.73%
------------------------------------------------------------------------------------------------------------------------------------
EQ/International Equity Index                    (26.93)%          3.57%         --          --          3.57%         3.57%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Janus Large Cap Growth                            --              --          --          --        (24.13)%      (24.13)%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Mercury Basic Value Equity                      2.03%           9.71%         --          --         13.96%        13.96%
------------------------------------------------------------------------------------------------------------------------------------
EQ/MFS Emerging Growth Companies                 (28.13)%         19.64%         --          --         23.41%        23.41%
------------------------------------------------------------------------------------------------------------------------------------
EQ/MFS Investors Trust                           (10.27)%            --          --          --         (2.00)%       (2.00)%
------------------------------------------------------------------------------------------------------------------------------------
EQ/MFS Research                                  (14.77)%          8.78%         --          --         12.95%        12.95%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Morgan Stanley Emerging Markets Equity        (49.00)%        (10.07)%        --          --        (10.73)%      (12.62)%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Putnam Growth & Income Value                   (2.92)%          1.35%         --          --          7.04%         7.04%
------------------------------------------------------------------------------------------------------------------------------------
EQ/Small Company Index                           (12.94)%         (0.18)%        --          --         (0.18)%       (0.18)%
------------------------------------------------------------------------------------------------------------------------------------
EQ/T. Rowe Price International Stock             (27.97)%          2.32%         --          --          3.02%         3.02%
------------------------------------------------------------------------------------------------------------------------------------




* The variable investment option inception dates are: EQ/Aggressive Stock, EQ/Alliance Common Stock, EQ/Equity 500 Index, EQ/Alliance Global, EQ/Alliance Growth and Income, EQ/Alliance Growth Investors, EQ/Alliance High Yield, EQ/Alliance Intermediate Government Securities, EQ/Alliance International and

-----
 75
--------------------------------------------------------------------------------


     EQ/Alliance Money Market (May 1, 1995); EQ/Alliance Small Cap Growth, EQ/Mercury Basic Value Equity, EQ/MFS Emerging Growth Companies, EQ/MFS Research, EQ/Putnam Growth & Income Value, EQ/T. Rowe Price International Stock and EQ/FI Small/Mid Cap Value (May 1, 1997); EQ/Morgan Stanley Emerging Markets Equity (September 2, 1997); EQ/International Equity Index and EQ/Small Company Index (December 31, 1997); EQ/Evergreen Omega and EQ/MFS Investors Trust (December 31, 1998); EQ/Alliance Premier Growth, EQ/Capital Guardian Research and EQ/Capital Guardian U.S. Equity (April 30,
     1999); EQ/Alliance Technology (May 1, 2000); EQ/AXP New Dimensions, EQ/AXP Strategy Aggressive, EQ/Janus Large Cap Growth and EQ/FI Mid Cap (September 1, 2000); and EQ/Balanced and EQ/Bernstein Diversified Value (anticipated to become available on or about May 18, 2001). No information is provided for portfolios and/or variable investment options with inception dates after December 31, 1999.

** The inception dates for the portfolios underlying the Alliance variable investment options are for portfolios of The Hudson River Trust, the assets of which became assets of corresponding portfolios of EQ Advisors Trust on October 18, 1999. The portfolio inception dates are: EQ/Aggressive Stock and EQ/Balanced (January 27, 1986); EQ/Alliance Common Stock (January 13,
     1976); EQ/Alliance Growth Investors (October 2, 1989); EQ/Equity 500 Index (March 1, 1994); EQ/Alliance Global (August 27, 1987); EQ/Alliance Growth and Income (October 1, 1993); EQ/Alliance High Yield (January 2, 1987); EQ/Alliance Intermediate Government Securities (April 1, 1991); EQ/Alliance International (April 3, 1995); EQ/Alliance Money Market (July 13, 1981); EQ/Alliance Small Cap Growth, EQ/Mercury Basic Value Equity, EQ/MFS Emerging Growth Companies, EQ/MFS Research, EQ/Putnam Growth & Income Value, EQ/Bernstein Diversified Value, EQ/T. Rowe Price International Stock and EQ/FI Small/Mid Cap Value (May 1, 1997); EQ/International Equity Index and EQ/Small Company Index (January 1, 1998); EQ/Morgan Stanley Emerging Markets Equity (August 20, 1997); EQ/Evergreen Omega and EQ/MFS Investors Trust (January 1, 1999); EQ/Alliance Premier Growth, EQ/Capital Guardian Research and EQ/Capital Guardian U.S. Equity (May 1, 1999); EQ/Alliance Technology (May 1, 2000); EQ/AXP New Dimensions, EQ/AXP Strategy Aggressive, EQ/Janus Large Cap Growth and EQ/FI Mid Cap (September 1,
     2000). No information is provided for portfolios and/or variable investment options with inception dates after December 31, 1999.

-----
 76
--------------------------------------------------------------------------------

COMMUNICATING PERFORMANCE DATA

In reports or other communications to contract owners or in advertising material, we may describe general economic and market conditions affecting our variable investment options and the portfolios and may compare the performance or ranking of those options and the portfolios with:

o those of other insurance company separate accounts or mutual funds included in the rankings prepared by Lipper Analytical Services, Inc., Morningstar, Inc., VARDS, or similar investment services that monitor the performance of insurance company separate accounts or mutual funds;

o other appropriate indices of investment securities and averages for peer universes of mutual funds; or

o data developed by us derived from such indices or averages.

We also may furnish to present or prospective contract owners advertisements or other communications that include evaluations of a variable investment option or portfolio by nationally recognized financial publications. Examples of such publications are:



--------------------------------------------------------------
Barron's                       Investment Management Weekly
--------------------------------------------------------------
Morningstar's Variable         Money Management Letter
   Annuity Sourcebook          Investment Dealers Digest
--------------------------------------------------------------
Business Week                  National Underwriter
--------------------------------------------------------------
Forbes                         Pension & Investments
--------------------------------------------------------------
Fortune                        USA Today
--------------------------------------------------------------
Institutional Investor         Investor's Business Daily
--------------------------------------------------------------
Money                          The New York Times
--------------------------------------------------------------
Kiplinger's Personal Finance   The Wall Street Journal
--------------------------------------------------------------
Financial Planning             The Los Angeles Times
--------------------------------------------------------------
Investment Adviser             The Chicago Tribune
--------------------------------------------------------------



From time to time, we may also advertise different measurements of the investment performance of the variable investment options and/or the portfolios, including the measurements that compare the performance to market indices that serve as benchmarks. Market indices are not subject to any charges for investment advisory fees, brokerage commission or other operating expenses typically associated with a managed portfolio. Also, they do not reflect other contract charges such as the mortality and expense risks charge, administrative charge and distribution charge or any withdrawal or optional benefit charge. Comparisons with these benchmarks, therefore, may be of limited use. We use them because they are widely known and may help you to understand the universe of securities from which each portfolio is likely to select its holdings.


Lipper compiles performance data for peer universes of funds with similar investment objectives in its Lipper Survey. Morningstar, Inc. compiles similar data in the Morningstar Variable Annuity/Life Report (Morningstar Report).


The Lipper Survey records performance data as reported to it by over 800 mutual funds underlying variable annuity and life insurance products. It divides these actively managed portfolios into 25 categories by portfolio objectives. According to Lipper, the data are presented net of investment management fees, direct operating expenses and asset-based charges applicable under annuity contracts. Lipper data provide a more accurate picture than market benchmarks of the Equitable Accumulator performance relative to other variable annuity products. The Lipper Survey contains two different universes, which reflect different types of fees in performance data:


o The "separate account" universe reports performance data net of investment management fees, direct operating expenses and asset-based charges applicable under variable life and annuity contracts, and

o The "mutual fund" universe reports performance net only of investment management fees and direct operating expenses, and therefore reflects only charges that relate to the underlying mutual fund.

The Morningstar Variable Annuity/Life Report consists of nearly 700 variable life and annuity funds, all of which report their data net of investment management fees, direct operating expenses and separate account level charges. VARDS is a monthly reporting service that monitors approximately 2,500 variable life and variable annuity funds on performance and account information.

-----
 77
--------------------------------------------------------------------------------

YIELD INFORMATION


Current yield for the EQ/Alliance Money Market option will be based on net changes in a hypothetical investment over a given seven-day period, exclusive of capital changes, and then "annualized" (assuming that the same seven-day result would occur each week for 52 weeks). Current yield for the EQ/Alliance High Yield option and EQ/Alliance Intermediate Government Securities option will be based on net changes in a hypothetical investment over a given 30-day period, exclusive of capital changes, and then "annualized" (assuming that the same 30-day result would occur each month for 12 months).

"Effective yield" is calculated in a similar manner, but when annualized, any income earned by the investment is assumed to be reinvested. The "effective yield" will be slightly higher than the "current yield" because any earnings are compounded weekly for the EQ/Alliance Money Market option. The current yields and effective yields assume the deduction of all current contract charges and expenses other than the withdrawal charge, the baseBUILDER benefits charge, the Protection Plus charge, and any charge designed to approximate certain taxes imposed on us, such as premium taxes in your state. For more information, see "Yield Information for the EQ/Alliance Money Market Option, EQ/Alliance High Yield Option, and EQ/Alliance Intermediate Government Securities Option" in the SAI.

10
Incorporation of certain documents by reference

-----
 78
--------------------------------------------------------------------------------


Equitable Life's Annual Report on Form 10-K for the year ended December 31, 2000 is considered to be a part of this prospectus because it is incorporated by reference.


After the date of this prospectus and before we terminate the offering of the securities under this prospectus, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 ("Exchange Act") will be considered to become part of this prospectus because they are incorporated by reference.

Any statement contained in a document that is or becomes part of this prospectus, will be considered changed or replaced for purposes of this prospectus if a statement contained in this prospectus changes or is replaced. Any statement that is considered to be a part of this prospectus because of its incorporation will be considered changed or replaced for the purpose of this prospectus if a statement contained in any other subsequently filed document that is considered to be part of this prospectus changes or replaces that statement. After that, only the statement that is changed or replaced will be considered to be part of this prospectus.

We file our Exchange Act documents and reports, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, electronically according to EDGAR under CIK No. 0000727920. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

Upon written or oral request, we will provide, free of charge, to each person to whom this prospectus is delivered, a copy of any or all of the documents considered to be part of this prospectus because they are incorporated herein. This does not include exhibits not specifically incorporated by reference into the text of such documents. Requests for documents should be directed to The Equitable Life Assurance Society of the United States, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone :
(212) 554-1234).

                      (This page intentionally left blank)

Appendix I: Condensed financial information


-----
 A-1
--------------------------------------------------------------------------------


The unit values and number of units outstanding shown below are for contracts offered under Separate Account 45 with the same daily asset charges of 1.60%.


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER MAY 1, 2001


--------------------------------------------------------------------------------
                                               FOR THE YEARS ENDING DECEMBER 31,
                                               ---------------------------------
                                                       1999        2000
--------------------------------------------------------------------------------
 ALLIANCE CONSERVATIVE INVESTORS
--------------------------------------------------------------------------------
  Unit value                                       $  22.38    $  22.74
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    216         981
--------------------------------------------------------------------------------
 EQ/AGGRESSIVE STOCK
--------------------------------------------------------------------------------
  Unit value                                       $  78.30    $  66.77
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                     16          65
--------------------------------------------------------------------------------
 EQ/ALLIANCE COMMON STOCK
--------------------------------------------------------------------------------
  Unit value                                       $ 275.01    $ 232.08
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                     66         310
--------------------------------------------------------------------------------
 EQ/ALLIANCE GLOBAL
--------------------------------------------------------------------------------
  Unit value                                       $  43.04    $  34.37
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                     97         602
--------------------------------------------------------------------------------
 EQ/ALLIANCE GROWTH AND INCOME
--------------------------------------------------------------------------------
  Unit value                                       $  24.13    $  25.80
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    342       1,662
--------------------------------------------------------------------------------
 EQ/ALLIANCE GROWTH INVESTORS
--------------------------------------------------------------------------------
  Unit value                                       $  42.29    $  38.72
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    149         792
--------------------------------------------------------------------------------
 EQ/ALLIANCE HIGH YIELD
--------------------------------------------------------------------------------
  Unit value                                       $  25.73    $  23.07
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                     35         219
--------------------------------------------------------------------------------
 EQ/ALLIANCE INTERMEDIATE GOVERNMENT SECURITIES
--------------------------------------------------------------------------------
  Unit value                                       $  14.70    $  15.75
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                     59         486
--------------------------------------------------------------------------------
 EQ/ALLIANCE INTERNATIONAL
--------------------------------------------------------------------------------
  Unit value                                       $  16.61    $  12.56
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                     38         302
--------------------------------------------------------------------------------
 EQ/ALLIANCE MONEY MARKET
--------------------------------------------------------------------------------
  Unit value                                       $  25.55    $  26.65
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    549       1,882
--------------------------------------------------------------------------------
 EQ/ALLIANCE PREMIER GROWTH
--------------------------------------------------------------------------------
  Unit value                                       $  11.77    $   9.45
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                  1,112       4,909
--------------------------------------------------------------------------------

-----
 A-2
--------------------------------------------------------------------------------

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER MAY 1, 2001 (CONTINUED)


--------------------------------------------------------------------------------
                                               FOR THE YEARS ENDING DECEMBER 31,
                                               ---------------------------------
                                                       1999        2000
--------------------------------------------------------------------------------
 EQ/ALLIANCE SMALL CAP GROWTH
--------------------------------------------------------------------------------
  Unit value                                       $ 14.78     $ 16.53
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    30         718
--------------------------------------------------------------------------------
 EQ/ALLIANCE TECHNOLOGY
--------------------------------------------------------------------------------
  Unit value                                       $    --     $  6.60
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    --       1,672
--------------------------------------------------------------------------------
 EQ/AXP NEW DIMENSIONS
--------------------------------------------------------------------------------
  Unit value                                       $    --     $  8.28
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    --          29
--------------------------------------------------------------------------------
 EQ/AXP STRATEGY AGGRESSIVE
--------------------------------------------------------------------------------
  Unit value                                       $    --     $  6.21
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    --          66
--------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
--------------------------------------------------------------------------------
  Unit value                                       $ 10.60     $ 11.04
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    13         112
--------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN U.S. EQUITY
--------------------------------------------------------------------------------
  Unit value                                       $ 10.26     $ 10.46
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    31         155
--------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
--------------------------------------------------------------------------------
  Unit value                                       $    --     $ 27.69
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    --         734
--------------------------------------------------------------------------------
 EQ/EVERGREEN FOUNDATION
--------------------------------------------------------------------------------
  Unit value                                       $ 10.56     $  9.90
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    44         166
--------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
--------------------------------------------------------------------------------
  Unit value                                       $ 10.80     $  9.38
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                     8          17
--------------------------------------------------------------------------------
 EQ/FI MID CAP
--------------------------------------------------------------------------------
  Unit value                                       $    --     $  9.99
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    --         126
--------------------------------------------------------------------------------
 EQ/FI SMALL/MID CAP VALUE
--------------------------------------------------------------------------------
  Unit value                                       $ 10.45     $ 10.82
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    18          87
--------------------------------------------------------------------------------
 EQ/INTERNATIONAL EQUITY INDEX
--------------------------------------------------------------------------------
  Unit value                                       $ 14.82     $ 12.02
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    33         147
--------------------------------------------------------------------------------

-----
 A-3
--------------------------------------------------------------------------------

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER MAY 1, 2001 (CONTINUED)


--------------------------------------------------------------------------------
                                               FOR THE YEARS ENDING DECEMBER 31,
                                               ---------------------------------
                                                       1999        2000
--------------------------------------------------------------------------------
 EQ/JANUS LARGE CAP GROWTH
--------------------------------------------------------------------------------
  Unit value                                       $    --    $  8.39
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    --        295
--------------------------------------------------------------------------------
 EQ/MERCURY BASIC VALUE EQUITY
--------------------------------------------------------------------------------
  Unit value                                       $ 14.88    $ 16.37
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                   163        431
--------------------------------------------------------------------------------
 EQ/MFS EMERGING GROWTH COMPANIES
--------------------------------------------------------------------------------
  Unit value                                       $ 27.40    $ 21.88
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                   383      1,834
--------------------------------------------------------------------------------
 EQ/MFS INVESTORS TRUST
--------------------------------------------------------------------------------
  Unit value                                       $ 10.70    $ 10.45
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                   103        359
--------------------------------------------------------------------------------
 EQ/MFS RESEARCH
--------------------------------------------------------------------------------
  Unit value                                       $ 16.99    $ 15.84
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    71        712
--------------------------------------------------------------------------------
 EQ/MORGAN STANLEY EMERGING MARKETS EQUITY
--------------------------------------------------------------------------------
  Unit value                                       $ 10.97    $  6.47
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                   126        715
--------------------------------------------------------------------------------
 EQ/PUTNAM GROWTH & INCOME VALUE
--------------------------------------------------------------------------------
  Unit value                                       $ 12.39    $ 13.02
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    12        124
--------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
--------------------------------------------------------------------------------
  Unit value                                       $ 11.42    $ 10.86
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    23        113
--------------------------------------------------------------------------------
 EQ/T. ROWE PRICE INTERNATIONAL STOCK
--------------------------------------------------------------------------------
  Unit value                                       $ 14.15    $ 11.32
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    37        368
--------------------------------------------------------------------------------
 EQ/PUTNAM BALANCED
--------------------------------------------------------------------------------
  Unit value                                       $ 12.27    $ 13.15
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    19        104
--------------------------------------------------------------------------------
 MERCURY WORLD STRATEGY
--------------------------------------------------------------------------------
  Unit value                                       $ 13.00    $ 11.33
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                    13         89
--------------------------------------------------------------------------------
 T. ROWE PRICE EQUITY INCOME
--------------------------------------------------------------------------------
  Unit value                                       $ 13.21    $ 14.68
--------------------------------------------------------------------------------
  Number of units outstanding (000s)                   117        239
--------------------------------------------------------------------------------

                      (This page intentionally left blank)

Appendix II: Purchase considerations for QP contracts

-----
 B-1
--------------------------------------------------------------------------------


Trustees who are considering the purchase of an Equitable Accumulator Select II QP contract should discuss with their tax advisers whether this is an appropriate investment vehicle for the employer's plan. Trustees should consider whether the plan provisions permit the investment of plan assets in the QP contract, the distribution of such an annuity, the purchase of the guaranteed minimum income benefit, and the payment of death benefits in accordance with the requirements of the federal income tax rules. The QP contract and this prospectus should be reviewed in full, and the following factors, among others, should be noted. Assuming continued plan qualification and operation, earnings on qualified plan assets will accumulate value on a tax-deferred basis even if the plan is not funded by the Equitable Accumulator Select QP contract or another annuity. Therefore, you should purchase an Equitable Accumulator QP contract to fund a plan for the contract's features and benefits other than tax deferral, after considering the relative costs and benefits of annuity contracts and other types of arrangements and funding vehicles. This QP contract accepts transfer contributions only and not regular, ongoing payroll contributions. For 401(k) plans under defined contribution plans, no employee after-tax contributions are accepted.

Under defined benefit plans, we will not accept rollovers from a defined contribution plan to a defined benefit plan. We will only accept transfers from a defined benefit plan or a change of investment vehicles in the plan. Only one additional transfer contribution may be made per contract year. For defined benefit plans, the maximum percentage of actuarial value of the plan participant/employee's normal retirement benefit that can be funded by a QP contract is 80%. The account value under a QP contract may at any time be more or less than the lump sum actuarial equivalent of the accrued benefit for a defined benefit plan participant/employee. Equitable Life does not guarantee that the account value under a QP contract will at any time equal the actuarial value of 80% of a participant/employee's accrued benefit. If overfunding of a plan occurs, withdrawals from the QP contract may be required. A withdrawal charge and/or market value adjustment may apply.


Further, Equitable Life will not perform or provide any plan recordkeeping services with respect to the QP contracts. The plan's administrator will be solely responsible for performing or providing for all such services. There is no loan feature offered under the QP contracts, so if the plan provides for loans and a participant/employee takes a loan from the plan, other plan assets must be used as the source of the loan and any loan repayments must be credited to other investment vehicles and/or accounts available under the plan.

Given that required minimum distributions must generally commence from the plan for annuitants after age 70 1/2, trustees should consider that:

o the QP contract may not be an appropriate purchase for annuitants approaching or over age 70 1/2; and

o the guaranteed minimum income benefit under baseBUILDER may not be an appropriate feature for annuitants who are older than age 60 1/2 when the contract is issued.

Finally, because the method of purchasing the QP contract including the large initial contribution and the features of the QP contract may appeal more to plan participants/employees who are older and tend to be highly paid, and because certain features of the QP contract are available only to plan participants/employees who meet certain minimum and/or maximum age requirements, plan trustees should discuss with their advisers whether the purchase of the QP contract would cause the plan to engage in prohibited discrimination in contributions, benefits or otherwise.

                      (This page intentionally left blank)

Appendix III: Market value adjustment example

-----
 C-1
--------------------------------------------------------------------------------


The example below shows how the market value adjustment would be determined and how it would be applied to a withdrawal, assuming that $100,000 was allocated on February 15, 2002 to a fixed maturity option with a maturity date of February 15, 2011 (nine years later) at a hypothetical rate to maturity of 7.00%, resulting in a maturity value of $183,846 on the maturity date. We further assume that a withdrawal of $50,000 is made four years later on February 15, 2006.




----------------------------------------------------------------------------------------------
                                                                      HYPOTHETICAL ASSUMED
                                                                       RATE TO MATURITY ON
                                                                        FEBRUARY 15, 2006
                                                                    --------------------------
                                                                        5.00%        9.00%
----------------------------------------------------------------------------------------------
 AS OF FEBRUARY 15, 2006 (BEFORE WITHDRAWAL)
----------------------------------------------------------------------------------------------
(1) Market adjusted amount                                           $144,048   $ 119,487
----------------------------------------------------------------------------------------------
(2) Fixed maturity amount                                            $131,080   $ 131,080
----------------------------------------------------------------------------------------------
(3) Market value adjustment:
   (1) - (2)                                                         $ 12,968   $ (11,593)
----------------------------------------------------------------------------------------------
 ON FEBRUARY 15, 2006 (AFTER WITHDRAWAL)
----------------------------------------------------------------------------------------------
(4) Portion of market value adjustment associated with withdrawal:
    (3) x [$50,000/(1)]                                              $  4,501   $  (4,851)
----------------------------------------------------------------------------------------------
(5) Reduction in fixed maturity amount: [$50,000 - (4)]              $ 45,499   $  54,851
----------------------------------------------------------------------------------------------
(6) Fixed maturity amount: (2) - (5)                                 $ 85,581   $  76,229
----------------------------------------------------------------------------------------------
(7) Maturity value                                                   $120,032   $ 106,915
----------------------------------------------------------------------------------------------
(8) Market adjusted amount of (7)                                    $ 94,048   $  69,487
----------------------------------------------------------------------------------------------



You should note that under this example if a withdrawal is made when rates have increased from 7.00% to 9.00% (right column), a portion of a negative market value adjustment is realized. On the other hand, if a withdrawal is made when rates have decreased from 7.00% to 5.00% (left column), a portion of a positive market value adjustment is realized.

                      (This page intentionally left blank)

Appendix IV: Guaranteed minimum death benefit example

----
D-1
--------------------------------------------------------------------------------


The death benefit under the contracts is equal to the account value or, if greater, the guaranteed minimum death benefit.
The following illustrates the guaranteed minimum death benefit calculation. Assuming $100,000 is allocated to the variable investment options (with no allocation to the EQ/Alliance Money Market option, EQ/Alliance Intermediate Government Securities option, or the fixed maturity options), no additional contributions, no transfers and no withdrawals, and no loans under a Rollover TSA contract, the guaranteed minimum death benefit for an annuitant age 45 would be calculated as follows:



----------------------------------------------------------------------------------------------------------
  END OF CONTRACT                  5% ROLL UP TO AGE 80 GUARANTEED   ANNUAL RATCHET TO AGE 80 GUARANTEED
       YEAR         ACCOUNT VALUE     MINIMUM DEATH BENEFIT(1)             MINIMUM DEATH BENEFIT
----------------------------------------------------------------------------------------------------------
         1            $105,000               $105,000(1)                       $105,000(3)
-----------------------------------------------------------------------------------------------------------
         2            $115,500               $110,250(2)                       $115,500(3)
-----------------------------------------------------------------------------------------------------------
         3            $129,360               $115,763(2)                       $129,360(3)
-----------------------------------------------------------------------------------------------------------
         4            $103,488               $121,551(1)                       $129,360(4)
-----------------------------------------------------------------------------------------------------------
         5            $113,837               $127,628(1)                       $129,360(4)
-----------------------------------------------------------------------------------------------------------
         6            $127,497               $134,010(1)                       $129,360(4)
-----------------------------------------------------------------------------------------------------------
         7            $127,497               $140,710(1)                       $129,360(4)
-----------------------------------------------------------------------------------------------------------

The account values for contract years 1 through 7 are based on hypothetical rates of return of 5.00%, 10.00%, 12.00%, (20.00)%, 10.00%, 12.00% and 0.00%.
We are using these rates solely to illustrate how the benefit is determined. The return rates bear no relationship to past or future investment results.


5% ROLL UP TO AGE 80

(1) At the end of contract year 1, and again at the end of contract years 4 through 7, the death benefit will be equal to the guaranteed minimum death benefit.


(2) At the end of contract years 2 and 3, the death benefit will be equal to the current account value since it is higher than the current guaranteed minimum death benefit.



ANNUAL RATCHET TO AGE 80

(3) At the end of contract years 1 through 3, the guaranteed minimum death benefit is equal to the current account value.

(4) At the end of contract years 4 through 7, the guaranteed minimum death benefit is equal to the guaranteed minimum death benefit at the end of the prior year since it is equal to or higher than the current account value.

                      (This page intentionally left blank)

Statement of additional information


--------------------------------------------------------------------------------

TABLE OF CONTENTS


                                                                           PAGE


Revised Proposed Minimum Distribution Rules                                 2
Unit Values                                                                 3
Custodian and Independent Accountants                                       4
Yield Information for the EQ/Alliance Money Market Option,
  EQ/Alliance High Yield Option, and EQ/Alliance Intermediate
  Government Securities Option                                              4
Distribution of the contracts                                               5
Financial Statements                                                        6


HOW TO OBTAIN AN EQUITABLE ACCUMULATOR SELECT II STATEMENT OF ADDITIONAL INFORMATION FOR SEPARATE ACCOUNT NO. 45


Send this request form to:

  Equitable Accumulator Select II
  P.O. Box 1547

  Secaucus, NJ 07096-1547

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


Please send me an Equitable Accumulator Select II SAI for Separate Account No. 45 dated __________.



--------------------------------------------------------------------------------
Name


--------------------------------------------------------------------------------
Address


--------------------------------------------------------------------------------

City                    State         Zip

Equitable Accumulator Select(SM) II         THE EQUITABLE LIFE ASSURANCE SOCIETY
                                            OF THE UNITED STATES
A combination variable and                  1290 AVENUE OF THE AMERICAS
fixed deferred annuity contract             NEW YORK, NEW YORK 10104

STATEMENT OF ADDITIONAL INFORMATION

--------------------------------------------------------------------------------

This Statement of Additional Information ("SAI") is not a Prospectus. It should be read in conjunction with the related Equitable Accumulator Select II Prospectus, dated __________. That Prospectus provides detailed information concerning the contracts and the variable investment options, as well as the fixed maturity options, that fund the contracts. Each variable investment option is a subaccount of Equitable Life's Separate Account No. 45. Definitions of special terms used in the SAI are found in the Prospectus.


A copy of the Prospectus is available free of charge by writing the processing office (Post Office Box 1547, Secaucus, NJ 07096-1547), by calling 1-800-789-7771 toll free, or by contacting your financial professional.


TABLE OF CONTENTS

Revised Proposed Minimum Distribution Rules                        2
Unit Values                                                        3
Custodian and Independent Accountants                              4
Yield Information for the EQ/Alliance Money Market Option,         4
   EQ/Alliance High Yield Option, and EQ/Alliance
   Intermediate Government Securities Option
Distribution of the Contracts                                      5
Financial Statements                                               6












    Copyright 2001. The Equitable Life Assurance Society of the United States.
        All rights reserved. Accumulator Select is a service mark of The Equitable Life Assurance Society of the United States.


IM-4ACS SAI                                                                E3309

2
--------------------------------------------------------------------------------

REVISED PROPOSED MINIMUM DISTRIBUTION RULES

The proposed revisions issued in January, 2001 to the proposed regulations governing required minimum distributions under IRAs, TSAs and qualified plans chiefly affect the calculation of account-based annual minimum distribution withdrawals under these plans, contracts and arrangements. They also affect the calculation of required minimum distributions from such plans, contracts, and arrangements after the death of the contract owner or plan participant.

Under the revised proposed rules the IRS has changed the divisor used to divide the account balance in calculating an owner's or participant's lifetime required minimum distribution amount for a traditional IRA or TSA or from a qualified plan. The "distribution period" corresponding to the age of the individual from the required minimum distribution incidental benefit (MDIB) table originally prescribed in the existing 1987 proposed regulations is the prescribed divisor for calculations under the revised proposed rules. Unless a special exception applies for owners or participants with spouses more than 10 years younger, this is the only table to be used to calculate account-based lifetime required minimum distributions. There is no need to pick a designated beneficiary, choose life expectancy factors or choose whether or not to recalculate life expectancy or choose term certain. Because the uniform distribution period table assumes more generous life expectancy-based factors than in the existing 1987 proposed regulations, the annual amount required to be distributed using the uniform distribution period table will generally be much smaller than under the existing rules. In the case of the spousal exception referred to before, the owner or participant can choose to use the longer distribution period measured by the joint life and last survivor life expectancy of the owner or participant and younger spouse.

The revised proposed rules retain the distinction between our annually calculating a withdrawal amount (account-based approach) and applying funds to an annuity payout (annuitization) for complying with annual minimum distribution requirements. The revised proposed rules continue to allow an owner or participant to use a beneficiary in annuitization. However, when an owner or participant chooses an account-based approach, unless the younger spouse exception applies, the owner or participant no longer uses a beneficiary to calculate the required minimum distribution amount.

An owner or plan participant can continue to choose a different approach for each traditional IRA or TSA maintained and other retirement plans. For example, a plan participant with several traditional IRAs can choose an annuity payout from one IRA, a different annuity payout from the qualified plan, and an account-based annual withdrawal from another IRA. If permitted by the terms of the applicable plan or contract, an owner or plan participant who starts taking lifetime required minimum distributions using an account-based method can later apply funds to an annuity-based payout. If a period certain is elected, it cannot exceed remaining life expectancy.

The revised proposed rules change how required minimum distribution payments must be made after the death of the owner or plan participant. Under the revised proposed rules the determination of the designated beneficiary and the calculation of the beneficiary's life expectancy generally are contemporaneous with commencement of required distributions to the beneficiary. Regardless of whether death occurs before or after the Required Beginning Date for lifetime required minimum distribution payments, the revised proposed rules extend the maximum time for determining who the beneficiary is to December 31st of the calendar year following the year of the death of the owner or plan participant. Regardless of whether death occurs before or after the Required Beginning Date for lifetime required minimum distribution payments, under the revised proposed rules an individual death beneficiary calculates annual post-death required minimum distribution payments based on the beneficiary's life expectancy using the term certain method. That is, he or she determines his or her life expectancy using the life expectancy tables as of the calendar year after the owner's or participant's death and reduces that number by one each subsequent year.

3
--------------------------------------------------------------------------------

If the owner or plan participant dies AFTER the Required Beginning Date for lifetime required minimum distribution payments, and the death beneficiary is the surviving spouse, the revised proposed rules permit post-death distributions to be made over the spouse's single life expectancy. Any amounts distributed after that surviving spouse's death are made over the spouse's life expectancy calculated in the year of his/her death, reduced by one for each subsequent year.

If the owner or plan participant dies AFTER the Required Beginning Date for lifetime required minimum distribution payments, and the death beneficiary is a non-individual such as the estate, the revised proposed rules permit the beneficiary to calculate post-death required minimum distribution amounts based on the owner or plan participant's life expectancy in the year of death. For each subsequent year life expectancy is reduced by one (the term certain method). (Please note that we need an individual annuitant to keep an annuity contract or certificate in force. If the beneficiary is not an individual, we must distribute amounts remaining in the annuity after the death of the annuitant.)

If the owner or plan participant dies BEFORE the Required Beginning Date for lifetime required minimum distribution payments, and the death beneficiary is the surviving spouse, as under the existing rules, the revised proposed rules permit the spouse to delay starting payments over his/her life expectancy until the year in which the owner or plan participant would have attained age 70 1/2.

The revised proposed rules permit any individual beneficiary, including a spouse, to elect to apply the 5-year rule. Under this rule, instead of annual payments having to be made beginning with the first in the year following the owner's or plan participant's death BEFORE the Required Beginning Date, the entire account must be distributed by the end of the fifth year following the year of the owner's or plan participant's death. No distribution is required for a year before that fifth year.

If the owner or plan participant dies BEFORE the Required Beginning Date for lifetime required minimum distribution payments, and the death beneficiary is a non-individual such as the estate, the revised proposed rules continue to apply the 5-year rule discussed above. (Please note that we need an individual annuitant to keep an annuity contract or certificate in force. If the beneficiary is not an individual, we must distribute amounts remaining in the annuity after the death of the annuitant.)

UNIT VALUES

Unit values are determined at the end of each valuation period for each of the variable investment options. We may offer other annuity contracts and certificates which will have their own unit values for the variable investment options. They may be different from the unit values for the Equitable Accumulator Select.

The unit value for a variable investment option for any valuation period is equal to: (i) the unit value for the preceding valuation period multiplied by
(ii) the net investment factor for that option for that valuation period. A valuation period is each business day together with any preceding non-business days. The net investment factor is:

    (a/b) - c

where:

(a) is the value of the variable investment option's shares of the corresponding portfolio at the end of the valuation period. Any amounts allocated to or withdrawn from the option for the valuation period are not taken into account. For this purpose, we use the share value reported to us by EQ Advisors Trust.

(b) is the value of the variable investment option's shares of the corresponding portfolio at the end of the preceding valuation period. (Any amounts allocated or withdrawn for that valuation period are taken into account.)

(c) is the daily mortality and expense risks charge, administrative charge, and distribution charge relating to the

4
--------------------------------------------------------------------------------

    contracts, times the number of calendar days in the valuation period. These daily charges are at an effective annual rate not to exceed a total of 1.60%.

ILLUSTRATION OF CHANGES IN ANNUITY UNIT VALUES

To show how we determine variable annuity payments from month to month, assume that the account value on the date annuity payments are to begin is enough to fund an annuity with a monthly payment of $363. Also assume that the annuity unit value for the valuation period that includes the due date of the first annuity payment is $1.05. The number of annuity units credited under the contract would be 345.71 (363 divided by 1.05 = 345.71).

If the fourth monthly payment is due in March, and the average annuity unit value for January was $1.10, the annuity payment for March would be the number of units (345.71) times the average annuity unit value ($1.10), or $380.28. If the average annuity unit value was $1 in February, the annuity payment for April would be 345.71 times $1, or $345.71.

CUSTODIAN AND INDEPENDENT ACCOUNTANTS

Equitable Life is the custodian for the shares of EQ Advisors Trust owned by Separate Account No. 45.

The financial statements of Separate Account No. 45 as at December 31, 2000 and for the periods ended December 31, 2000 and 1999, and the consolidated financial statements of Equitable Life as at December 31, 2000 and 1999 and for each of the three years ended December 31, 2000 included in this SAI have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

YIELD INFORMATION FOR THE EQ/ALLIANCE MONEY MARKET OPTION, EQ/ALLIANCE HIGH YIELD OPTION, AND EQ/ALLIANCE INTERMEDIATE GOVERNMENT SECURITIES OPTION

EQ/ALLIANCE MONEY MARKET OPTION

The EQ/Alliance Money Market option calculates yield information for seven-day periods. The seven-day current yield calculation is based on a hypothetical contract with one unit at the beginning of the period. To determine the seven-day rate of return, the net change in the unit value is computed by subtracting the unit value at the beginning of the period from a unit value, exclusive of capital changes, at the end of the period.

Unit values reflect all other accrued expenses of the EQ/Alliance Money Market option but do not reflect the optional benefit charge or charges for applicable taxes such as state or local premium taxes. Under the EQ/Alliance Money Market special dollar cost averaging program, unit values also do not reflect the mortality and expense risks charge, the administrative charge and the distribution charge.

The adjusted net change is divided by the unit value at the beginning of the period to obtain what is called the adjusted base period rate of return. This seven-day adjusted base period return is then multiplied by 365/7 to produce an annualized seven-day current yield figure carried to the nearest one-hundredth of one percent.

The effective yield is obtained by modifying the current yield to take into account the compounding nature of the EQ/Alliance Money Market option's investments, as follows: the unannualized adjusted base period return is compounded by adding one to the adjusted base period return, raising the sum to a power equal to 365 divided by 7, and subtracting one from the result, i.e., effective yield = (base period return + 1)365/7 - 1. The EQ/Alliance Money Market option yields will fluctuate daily. Accordingly, yields for any given period do not necessarily represent future results. In

5
--------------------------------------------------------------------------------

addition, the value of units of the EQ/Alliance Money Market option will fluctuate and not remain constant.

EQ/ALLIANCE HIGH YIELD OPTION AND EQ/ALLIANCE INTERMEDIATE GOVERNMENT SECURITIES OPTION

The EQ/Alliance High Yield option and EQ/Alliance Intermediate Government Securities option calculate yield information for 30-day periods. The 30-day current yield calculation is based on a hypothetical contract with one unit at the beginning of the period. To determine the 30-day rate of return, the net change in the unit value is computed by subtracting the unit value at the beginning of the period from a unit value, exclusive of capital changes, at the end of the period.

Unit values reflect all other accrued expenses of the EQ/Alliance High Yield option and EQ/Alliance Intermediate Government Securities option but do not reflect the optional benefit charge or charges for applicable taxes such as state or local premium taxes.

The adjusted net change is divided by the unit value at the beginning of the period to obtain the adjusted base period rate of return. This 30-day adjusted base period return is then multiplied by 365/30 to produce an annualized 30-day current yield figure carried to the nearest one-hundredth of one percent.

The yields for the EQ/Alliance High Yield option and EQ/Alliance Intermediate Government Securities option will fluctuate daily. Accordingly, the yields for any given period do not necessarily represent future results. In addition, the value of units of the EQ/Alliance High Yield option and EQ/Alliance Intermediate Government Securities option will fluctuate and not remain constant.

EQ/ALLIANCE MONEY MARKET OPTION, EQ/ALLIANCE HIGH YIELD OPTION, AND EQ/ALLIANCE INTERMEDIATE GOVERNMENT SECURITIES OPTION YIELD INFORMATION

The yields for the EQ/Alliance Money Market option, EQ/Alliance High Yield option, and EQ/Alliance Intermediate Government Securities option reflect charges that are not normally reflected in the yields of other investments. Therefore, they may be lower when compared with yields of other investments. The yields for the EQ/Alliance Money Market option, EQ/Alliance High Yield option, and EQ/Alliance Intermediate Government Securities option should not be compared to the return on fixed rate investments which guarantee rates of interest for specified periods, such as the fixed maturity options. Nor should the yields be compared to the yields of money market options made available to the general public.

The seven-day current yield for the EQ/Alliance Money Market option was 3.55% for the period ended December 31, 2000. The effective yield for that period was 3.62%.

The effective yields for the EQ/Alliance High Yield option and the EQ/Alliance Intermediate Government Securities option were 14.14% and 4.32%, respectively, for the 30-day period ended December 31, 2000.


Although the Accumulator Select II contract will be offered for the first time in 2001, the above yields represent the applicable yields for an existing contract with similar charges.


Because the above yields reflect the deduction of variable investment option expenses, they are lower than the corresponding yield figures for the EQ/Alliance Money Market and EQ/Alliance High Yield portfolios, which reflect only the deduction of EQ Advisors Trust-level expenses.

DISTRIBUTION OF THE CONTRACTS

Pursuant to a Distribution and Servicing Agreement between AXA Advisors, Equitable Life, and certain of Equitable Life's separate accounts, including Separate Account No. 45, Equitable Life paid AXA Advisors a fee of $325,380 for each of the years 2000, 1999 and 1998. In 2000, Equitable Life paid AXA Advisors $666,577,890, as the distributor of certain contracts, including these contracts, and as the principal underwriter of several Equitable Life separate

6
--------------------------------------------------------------------------------

accounts, including Separate Account No. 45. Of this amount AXA Advisors retained $385,314,054.

FINANCIAL STATEMENTS

The consolidated financial statements of Equitable Life included herein should be considered only as bearing upon the ability of Equitable Life to meet its obligations under the contracts.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants......................................   FS-2
Financial Statements:
   Statements of Assets and Liabilities, December 31, 2000.............   FS-3
   Statements of Operations for the Year Ended
    December 31, 2000..................................................   FS-8
   Statements of Changes in Net Assets for the Years Ended
    December 31, 2000 and 1999.........................................  FS-13
   Notes to Financial Statements.......................................  FS-22


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants......................................    F-1
Consolidated Financial Statements:
   Consolidated Balance Sheets, December 31, 2000 and 1999.............    F-2
Consolidated Statements of Earnings, Years Ended
   December 31, 2000, 1999 and 1998....................................    F-3
   Consolidated Statements of Shareholder's Equity and
    Comprehensive Income, Years Ended December 31, 2000, 1999
    and 1998...........................................................    F-4
   Consolidated Statements of Cash Flows, Years Ended
    December 31, 2000, 1999 and 1998...................................    F-5
   Notes to Consolidated Financial Statements..........................    F-7

                       Report of Independent Accountants

To the Board of Directors of
The Equitable Life Assurance Society of the United States and Contractowners of Separate Account No. 45 of The Equitable Life Assurance Society of the United States



In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of the separate Variable Investment Options, listed in Note 1 to such financial statements, of The Equitable Life Assurance Society of the United States ("Equitable Life") Separate Account No. 45 at December 31, 2000, and the results of each of their operations and the changes in each of their net assets for each of the periods indicated, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Equitable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of shares owned in the EQ Advisors Trust at December 31, 2000 with the transfer agent of the EQ Advisors Trust, provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
New York, New York

February 5, 2001

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 2000



                                                    ALLIANCE        ALLIANCE
                                                     COMMON       CONSERVATIVE      ALLIANCE
                                                     STOCK          INVESTORS        GLOBAL
                                               ----------------- -------------- ---------------
ASSETS:
Investments in shares of The Trust, at fair
 value (Note 1)
 Cost: $1,354,996,008 ........................  $1,053,613,449
          158,685,300 ........................                    $153,592,543
          192,400,699 ........................                                   $157,817,910
          456,197,145 ........................
          319,164,251 ........................
           98,149,884 ........................
           68,643,921 ........................
Receivable for Trust shares sold .............         179,806              --             --
Receivable for policy-related transactions ...              --         221,599        267,129
                                                --------------    ------------   ------------
  Total Assets ...............................   1,053,793,255     153,814,142    158,085,039
                                                --------------    ------------   ------------
LIABILITIES:
Payable for Trust shares purchased ...........              --         221,599        267,129
Payable for policy-related transactions ......         554,790              --             --
                                                --------------    ------------   ------------
  Total Liabilities ..........................         554,790         221,599        267,129
                                                --------------    ------------   ------------
NET ASSETS ...................................  $1,053,238,465    $153,592,543   $157,817,910
                                                ==============    ============   ============
Amount retained by Equitable Life in
 Separate Account No. 45 (Note 5) ............  $        6,148    $    315,562   $     24,173
Net Assets attributable to Contractowners ....   1,053,232,317     153,276,981    157,793,737
                                                --------------    ------------   ------------
NET ASSETS ...................................  $1,053,238,465    $153,592,543   $157,817,910
                                                ==============    ============   ============



                                                                                                 ALLIANCE
                                                   ALLIANCE        ALLIANCE       ALLIANCE     INTERMEDIATE
                                                  GROWTH AND        GROWTH          HIGH        GOVERNMENT
                                                    INCOME        INVESTORS         YIELD       SECURITIES
                                               --------------- --------------- -------------- -------------
ASSETS:
Investments in shares of The Trust, at fair
 value (Note 1)
 Cost: $1,354,996,008 ........................
          158,685,300 ........................
          192,400,699 ........................
          456,197,145 ........................  $465,755,818
          319,164,251 ........................                  $296,080,035
           98,149,884 ........................                                  $68,500,780
           68,643,921 ........................                                                 $67,697,968
Receivable for Trust shares sold .............            --              --             --             --
Receivable for policy-related transactions ...       211,440          25,571        120,128        336,230
                                                ------------    ------------    -----------    -----------
  Total Assets ...............................   465,967,258     296,105,606     68,620,908     68,034,198
                                                ------------    ------------    -----------    -----------
LIABILITIES:
Payable for Trust shares purchased ...........       211,445          25,570        120,129        336,230
Payable for policy-related transactions ......            --              --             --             --
                                                ------------    ------------    -----------    -----------
  Total Liabilities ..........................       211,445          25,570        120,129        336,230
                                                ------------    ------------    -----------    -----------
NET ASSETS ...................................  $465,755,813    $296,080,036    $68,500,779    $67,697,968
                                                ============    ============    ===========    ===========
Amount retained by Equitable Life in
 Separate Account No. 45 (Note 5) ............  $    421,337    $     71,591    $   122,819    $    46,989
Net Assets attributable to Contractowners ....   465,334,476     296,008,445     68,377,960     67,650,979
                                                ------------    ------------    -----------    -----------
NET ASSETS ...................................  $465,755,813    $296,080,036    $68,500,779    $67,697,968
                                                ============    ============    ===========    ===========


-------
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)

DECEMBER 31, 2000



                                                                   ALLIANCE        ALLIANCE
                                                   ALLIANCE         MONEY           SMALL
                                                INTERNATIONAL       MARKET        CAP GROWTH
                                               --------------- --------------- ---------------
ASSETS:
Investments in shares of The Trust, at fair
 value (Note 1)
 Cost: $ 38,122,810 ..........................   $37,330,814
        177,526,828 ..........................                  $170,863,336
        106,386,608 ..........................                                  $103,125,756
          4,999,416 ..........................
          6,522,888 ..........................
        154,743,291 ..........................
        260,535,419 ..........................
Receivable for Trust shares sold .............     5,378,354              30              --
Receivable for policy-related transactions ...            --      10,673,478          58,723
                                                 -----------    ------------    ------------
  Total Assets ...............................    42,709,168     181,536,844     103,184,479
                                                 -----------    ------------    ------------
LIABILITIES:
Payable for Trust shares purchased ...........            --      10,673,468          57,893
Payable for policy-related transactions ......     5,378,354              30              --
                                                 -----------    ------------    ------------
  Total Liabilities ..........................     5,378,354      10,673,498          57,893
                                                 -----------    ------------    ------------
NET ASSETS ...................................   $37,330,814    $170,863,346    $103,126,586
                                                 ===========    ============    ============
Amount retained by Equitable Life in
 Separate Account No. 45 (Note 5) ............   $    44,042    $     49,761    $      7,676
Net Assets attributable to Contractowners ....    37,286,772     170,813,585     103,118,910
                                                 -----------    ------------    ------------
NET ASSETS ...................................   $37,330,814    $170,863,346    $103,126,586
                                                 ===========    ============    ============





                                                  CAPITAL       CAPITAL                      EQ/ALLIANCE
                                                  GUARDIAN      GUARDIAN    EQ/AGGRESSIVE      PREMIER
                                                  RESEARCH    U.S. EQUITY       STOCK           GROWTH
                                               ------------- ------------- --------------- ---------------
ASSETS:
Investments in shares of The Trust, at fair
 value (Note 1)
 Cost: $ 38,122,810 ..........................
        177,526,828 ..........................
        106,386,608 ..........................
          4,999,416 ..........................  $5,085,764
          6,522,888 ..........................                $6,609,027
        154,743,291 ..........................                              $133,114,735
        260,535,419 ..........................                                              $222,606,895
Receivable for Trust shares sold .............          --            --              --              --
Receivable for policy-related transactions ...     139,933       143,856          95,344         386,106
                                                ----------    ----------    ------------    ------------
  Total Assets ...............................   5,225,697     6,752,883     133,210,079     222,993,001
                                                ----------    ----------    ------------    ------------
LIABILITIES:
Payable for Trust shares purchased ...........     139,933       143,853          95,343         386,127
Payable for policy-related transactions ......          --            --              --              --
                                                ----------    ----------    ------------    ------------
  Total Liabilities ..........................     139,933       143,853          95,343         386,127
                                                ----------    ----------    ------------    ------------
NET ASSETS ...................................  $5,085,764    $6,609,030    $133,114,736    $222,606,874
                                                ==========    ==========    ============    ============
Amount retained by Equitable Life in
 Separate Account No. 45 (Note 5) ............  $   69,632    $  300,763    $      9,386    $    250,721
Net Assets attributable to Contractowners ....   5,016,132     6,308,267     133,105,350     222,356,153
                                                ----------    ----------    ------------    ------------
NET ASSETS ...................................  $5,085,764    $6,609,030    $133,114,736    $222,606,874
                                                ==========    ==========    ============    ============


-------
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)

DECEMBER 31, 2000



                                                                EQ/AXP        EQ/AXP
                                                EQ/ALLIANCE       NEW        STRATEGY
                                                 TECHNOLOGY   DIMENSIONS    AGGRESSIVE
                                               ------------- ------------ --------------
ASSETS:
Investments in shares of The Trust, at fair
 value (Note 1)
 Cost: $ 54,509,939 ..........................  $42,069,048
          1,621,002 ..........................                $1,501,338
         12,250,438 ..........................                             $10,019,981
        219,748,864 ..........................
          2,898,322 ..........................
          6,307,043 ..........................
         19,815,648 ..........................
Receivable for Trust shares sold .............           --           --        25,828
Receivable for policy-related transactions ...           --       55,599            --
                                                -----------   ----------   -----------
  Total Assets ...............................   42,069,048    1,556,937    10,045,809
                                                -----------   ----------   -----------

LIABILITIES:
Payable for Trust shares purchased ...........      200,641       55,613            --
Payable for policy-related transactions ......      100,070           --        52,601
                                                -----------   ----------   -----------
  Total Liabilities ..........................      300,711       55,613        52,601
                                                -----------   ----------   -----------

NET ASSETS ...................................  $41,768,337   $1,501,324   $ 9,993,208
                                                ===========   ==========   ===========

Amount retained by Equitable Life in
 Separate Account No. 45 (Note 5) ............  $    18,496   $  416,120   $ 8,473,958
Net Assets attributable to Contractowners ....   41,749,841    1,085,204     1,519,250
                                                -----------   ----------   -----------
NET ASSETS ...................................  $41,768,337   $1,501,324   $ 9,993,208
                                                ===========   ==========   ===========




                                                                                                EQ
                                                                                  EQ/      INTERNATIONAL
                                                  EQ EQUITY         EQ/        EVERGREEN      EQUITY
                                                  500 INDEX      EVERGREEN    FOUNDATION       INDEX
                                               --------------- ------------- ------------ --------------
ASSETS:
Investments in shares of The Trust, at fair
 value (Note 1)
 Cost: $ 54,509,939 ..........................
          1,621,002 ..........................
         12,250,438 ..........................
        219,748,864 ..........................  $205,567,156
          2,898,322 ..........................                  $2,638,233
          6,307,043 ..........................                                $6,032,697
         19,815,648 ..........................                                             $18,173,012
Receivable for Trust shares sold .............            --           523            --            --
Receivable for policy-related transactions ...            --            --        20,777        55,475
                                                ------------    ----------    ----------   -----------
  Total Assets ...............................   205,567,156     2,638,756     6,053,474    18,228,487
                                                ------------    ----------    ----------   -----------

LIABILITIES:
Payable for Trust shares purchased ...........        68,197            --        20,782        55,474
Payable for policy-related transactions ......        93,961           524            --            --
                                                ------------    ----------    ----------   -----------
  Total Liabilities ..........................       162,158           524        20,782        55,474
                                                ------------    ----------    ----------   -----------

NET ASSETS ...................................  $205,404,998    $2,638,232    $6,032,692   $18,173,013
                                                ============    ==========    ==========   ===========

Amount retained by Equitable Life in
 Separate Account No. 45 (Note 5) ............  $    220,694    $    3,896    $   25,487   $    28,626
Net Assets attributable to Contractowners ....   205,184,304     2,634,336     6,007,205    18,144,387
                                                ------------    ----------    ----------   -----------
NET ASSETS ...................................  $205,404,998    $2,638,232    $6,032,692   $18,173,013
                                                ============    ==========    ==========   ===========


-------
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)

DECEMBER 31, 2000



                                                  EQ/JANUS                     EQ/PUTNAM
                                                   LARGE                       GROWTH &
                                                    CAP         EQ/PUTNAM       INCOME
                                                   GROWTH       BALANCED         VALUE
                                               ------------- -------------- --------------
ASSETS:
Investments in shares of The Trust, at fair
 value (Note 1)
 Cost: $ 7,734,430 ...........................  $7,237,251
        53,211,198 ...........................                $53,411,105
        52,106,636 ...........................                               $51,950,458
        18,754,320 ...........................
        13,506,662 ...........................
        32,774,482 ...........................
        95,181,876 ...........................
Receivable for Trust shares sold .............          --             --             --
Receivable for policy-related transactions ...      51,314         60,529        209,364
                                                ----------    -----------    -----------
  Total Assets ...............................   7,288,565     53,471,634     52,159,822
                                                ----------    -----------    -----------
LIABILITIES:
Payable for Trust shares purchased ...........      62,591         60,529        209,365
Payable for policy-related transactions ......          --             --             --
                                                ----------    -----------    -----------
  Total Liabilities ..........................      62,591         60,529        209,365
                                                ----------    -----------    -----------
NET ASSETS ...................................  $7,225,974    $53,411,105    $51,950,457
                                                ==========    ===========    ===========
Amount retained by Equitable Life in
 Separate Account No. 45 (Note 5) ............  $  409,583    $    15,175    $    27,297
Net Assets attributable to Contractowners ....   6,816,391     53,395,930     51,923,160
                                                ----------    -----------    -----------
NET ASSETS ...................................  $7,225,974    $53,411,105    $51,950,457
                                                ==========    ===========    ===========





                                                                                                MERCURY
                                                  EQ SMALL                      FI SMALL/        BASIC
                                                   COMPANY        FI MID         MID CAP         VALUE
                                                    INDEX           CAP           VALUE         EQUITY
                                               -------------- -------------- -------------- --------------
ASSETS:
Investments in shares of The Trust, at fair
 value (Note 1)
 Cost: $ 7,734,430 ...........................
        53,211,198 ...........................
        52,106,636 ...........................
        18,754,320 ...........................  $16,558,581
        13,506,662 ...........................                 $13,663,665
        32,774,482 ...........................                                $32,850,962
        95,181,876 ...........................                                               $98,663,976
Receivable for Trust shares sold .............           --             --          1,315             --
Receivable for policy-related transactions ...       56,490         65,693             --        200,607
                                                -----------    -----------    -----------    -----------
  Total Assets ...............................   16,615,071     13,729,358     32,852,277     98,864,583
                                                -----------    -----------    -----------    -----------
LIABILITIES:
Payable for Trust shares purchased ...........       56,490         65,790             --        200,608
Payable for policy-related transactions ......           --             --          1,315             --
                                                -----------    -----------    -----------    -----------
  Total Liabilities ..........................       56,490         65,790          1,315        200,608
                                                -----------    -----------    -----------    -----------
NET ASSETS ...................................  $16,558,581    $13,663,568    $32,850,962    $98,663,975
                                                ===========    ===========    ===========    ===========
Amount retained by Equitable Life in
 Separate Account No. 45 (Note 5) ............  $    25,407    $10,577,572    $    21,783    $   115,773
Net Assets attributable to Contractowners ....   16,533,174      3,085,996     32,829,179     98,548,202
                                                -----------    -----------    -----------    -----------
NET ASSETS ...................................  $16,558,581    $13,663,568    $32,850,962    $98,663,975
                                                ===========    ===========    ===========    ===========


-------
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF ASSETS AND LIABILITIES (CONCLUDED)

DECEMBER 31, 2000



                                                                   MFS
                                                  MERCURY        EMERGING         MFS
                                                   WORLD          GROWTH      GROWTH WITH
                                                  STRATEGY      COMPANIES        INCOME
                                               ------------- --------------- -------------
ASSETS:
Investments in shares of The Trust, at fair
 value (Note 1)
 Cost: $ 11,250,751 ..........................  $9,903,736
        332,562,163 ..........................                $334,930,014
         18,226,738 ..........................                                $18,382,025
        117,743,769 ..........................
         39,955,545 ..........................
         67,713,086 ..........................
         58,989,304 ..........................
Receivable for Trust shares sold .............          --         339,901          3,032
Receivable for policy-related transactions ...       4,904              --             --
                                                ----------    ------------    -----------
  Total Assets ...............................   9,908,640     335,269,915     18,385,057
                                                ----------    ------------    -----------
LIABILITIES:
Payable for Trust shares purchased ...........       4,904              --             --
Payable for policy-related transactions ......          --         348,196          3,039
                                                ----------    ------------    -----------
  Total Liabilities ..........................       4,904         348,196          3,039
                                                ----------    ------------    -----------
NET ASSETS ...................................  $9,903,736    $334,921,719    $18,382,018
                                                ==========    ============    ===========
Amount retained by Equitable Life in
 Separate Account No. 45 (Note 5) ............  $   22,767    $    520,105    $    57,312
Net Assets attributable to Contractowners ....   9,880,969     334,401,614     18,324,706
                                                ----------    ------------    -----------
NET ASSETS ...................................  $9,903,736    $334,921,719    $18,382,018
                                                ==========    ============    ===========




                                                                   MORGAN
                                                                   STANLEY        T. ROWE        T. ROWE
                                                                  EMERGING         PRICE          PRICE
                                                     MFS           MARKETS        EQUITY      INTERNATIONAL
                                                   RESEARCH        EQUITY         INCOME          STOCK
                                               --------------- -------------- -------------- --------------
ASSETS:
Investments in shares of The Trust, at fair
 value (Note 1)
 Cost: $ 11,250,751 ..........................
        332,562,163 ..........................
         18,226,738 ..........................
        117,743,769 ..........................  $118,098,144
         39,955,545 ..........................                  $27,668,381
         67,713,086 ..........................                                 $69,764,490
         58,989,304 ..........................                                                $52,771,763
Receivable for Trust shares sold .............         5,830         11,956             --      4,920,188
Receivable for policy-related transactions ...            --             --         10,723             --
                                                ------------    -----------    -----------    -----------
  Total Assets ...............................   118,103,974     27,680,337     69,775,213     57,691,951
                                                ------------    -----------    -----------    -----------
LIABILITIES:
Payable for Trust shares purchased ...........            --             --         10,723             --
Payable for policy-related transactions ......         5,830         10,612             --      4,920,189
                                                ------------    -----------    -----------    -----------
  Total Liabilities ..........................         5,830         10,612         10,723      4,920,189
                                                ------------    -----------    -----------    -----------
NET ASSETS ...................................  $118,098,144    $27,669,725    $69,764,490    $52,771,762
                                                ============    ===========    ===========    ===========
Amount retained by Equitable Life in
 Separate Account No. 45 (Note 5) ............  $    131,873    $    83,963    $    19,344    $    15,202
Net Assets attributable to Contractowners ....   117,966,271     27,585,762     69,745,146     52,756,560
                                                ------------    -----------    -----------    -----------
NET ASSETS ...................................  $118,098,144    $27,669,725    $69,764,490    $52,771,762
                                                ============    ===========    ===========    ===========


-------
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2000



                                                                ALLIANCE         ALLIANCE
                                                                 COMMON        CONSERVATIVE       ALLIANCE
                                                                 STOCK          INVESTORS          GLOBAL
                                                           ----------------- --------------- -----------------
INCOME AND EXPENSES:
 Investment Income (Note 2):
  Dividends from The Trust ...............................  $    5,378,584    $   5,689,511    $     264,035
 Expenses (Note 3):
  Asset-based charges ....................................      14,392,722        1,696,567        2,117,759
                                                            --------------    -------------    -------------
NET INVESTMENT INCOME (LOSS) .............................      (9,014,138)       3,992,944       (1,853,724)
                                                            --------------    -------------    -------------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS (Note 2):
 Realized gain (loss) on investments .....................       9,389,386          367,134        5,224,327
 Realized gain distribution from The Trust ...............     211,543,509        3,426,626       15,787,151
                                                            --------------    -------------    -------------
NET REALIZED GAIN (LOSS) .................................     220,932,895        3,793,760       21,011,478
                                                            --------------    -------------    -------------
 Unrealized appreciation (depreciation) on investments:
  Beginning of period ....................................      96,170,655          393,182       20,023,195
  End of period ..........................................    (301,382,559)      (5,092,757)     (34,582,789)
                                                            --------------    -------------    -------------
 Change in unrealized appreciation (depreciation) during
  the period .............................................    (397,553,214)      (5,485,939)     (54,605,984)
                                                            --------------    -------------    -------------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS .............................................    (176,620,319)      (1,692,179)     (33,594,506)
                                                            --------------    -------------    -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS .........................................  $ (185,634,457)   $   2,300,765    $ (35,448,230)
                                                            ==============    =============    =============




                                                                                                                 ALLIANCE
                                                               ALLIANCE         ALLIANCE         ALLIANCE      INTERMEDIATE
                                                                GROWTH           GROWTH            HIGH         GOVERNMENT
                                                              AND INCOME        INVESTORS         YIELD         SECURITIES
                                                           ---------------- ---------------- --------------- ----------------
INCOME AND EXPENSES:
 Investment Income (Note 2):
  Dividends from The Trust ...............................  $    3,183,943   $   5,127,560    $   7,789,261   $   3,682,405
 Expenses (Note 3):
  Asset-based charges ....................................       5,145,240       3,604,772          881,558         751,582
                                                            --------------   -------------    -------------   -------------
NET INVESTMENT INCOME (LOSS) .............................      (1,961,297)      1,522,788        6,907,703       2,930,823
                                                            --------------   -------------    -------------   -------------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS (Note 2):
 Realized gain (loss) on investments .....................       2,976,930       1,885,295       (4,259,613)       (171,898)
 Realized gain distribution from The Trust ...............      43,699,083      20,062,537               --              --
                                                            --------------   -------------    -------------   -------------
NET REALIZED GAIN (LOSS) .................................      46,676,013      21,947,832       (4,259,613)       (171,898)
                                                            --------------   -------------    -------------   -------------
 Unrealized appreciation (depreciation) on investments:
  Beginning of period ....................................      26,843,876      25,141,413      (19,536,549)     (2,546,058)
  End of period ..........................................       9,558,673     (23,084,216)     (29,649,105)       (945,953)
                                                            --------------   -------------    -------------   -------------
 Change in unrealized appreciation (depreciation) during
  the period .............................................     (17,285,203)    (48,225,629)     (10,112,556)      1,600,105
                                                            --------------   -------------    -------------   -------------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS .............................................      29,390,810     (26,277,797)     (14,372,169)      1,428,207
                                                            --------------   -------------    -------------   -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS .........................................  $   27,429,513   $ (24,755,009)   $  (7,464,466)  $   4,359,030
                                                            ==============   =============    =============   =============

-------
(a) Commenced operations on May 2, 2000.
(b) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF OPERATIONS (CONTINUED)

FOR THE YEAR ENDED DECEMBER 31, 2000



                                                                                 ALLIANCE        ALLIANCE
                                                                 ALLIANCE         MONEY          SMALL CAP
                                                              INTERNATIONAL       MARKET          GROWTH
                                                             --------------- --------------- ----------------
INCOME AND EXPENSES:
 Investment Income (Note 2):
  Dividends from The Trust .................................  $    162,209    $   8,792,434   $           --
 Expenses (Note 3):
  Asset-based charges ......................................       500,848        1,982,053        1,042,435
                                                              ------------    -------------   --------------
NET INVESTMENT INCOME (LOSS) ...............................      (338,639)       6,810,381       (1,042,435)
                                                              ------------    -------------   --------------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS (Note 2):
 Realized gain (loss) on investments .......................    (7,777,711)       1,557,314        4,021,100
 Realized gain distribution from The Trust .................     3,234,825           18,352       11,693,614
                                                              ------------    -------------   --------------
NET REALIZED GAIN (LOSS) ...................................    (4,542,886)       1,575,666       15,714,714
                                                              ------------    -------------   --------------
 Unrealized appreciation (depreciation) on investments:
  Beginning of period ......................................     2,204,364       (5,423,973)       9,269,125
  End of period ............................................      (791,996)      (6,663,492)      (3,260,852)
                                                              ------------    -------------   --------------
 Change in unrealized appreciation (depreciation) during
  the period ...............................................    (2,996,360)      (1,239,519)     (12,529,977)
                                                              ------------    -------------   --------------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...............................................    (7,539,246)         336,147        3,184,737
                                                              ------------    -------------   --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS ...........................................  $ (7,877,885)   $   7,146,528   $    2,142,302
                                                              ============    =============   ==============




                                                                CAPITAL       CAPITAL                         EQ/ALLIANCE
                                                                GUARDIAN      GUARDIAN     EQ/AGGRESSIVE        PREMIER
                                                                RESEARCH    U.S. EQUITY        STOCK             GROWTH
                                                             ------------- ------------- ----------------- -----------------
INCOME AND EXPENSES:
 Investment Income (Note 2):
  Dividends from The Trust .................................  $    56,938   $   111,079    $     348,010     $   1,421,219
 Expenses (Note 3):
  Asset-based charges ......................................       40,041        55,456        1,916,721         2,706,990
                                                              -----------   -----------    -------------     -------------
NET INVESTMENT INCOME (LOSS) ...............................       16,897        55,623       (1,568,711)       (1,285,771)
                                                              -----------   -----------    -------------     -------------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS (Note 2):
 Realized gain (loss) on investments .......................    1,012,896       396,629       (2,045,756)        1,563,743
 Realized gain distribution from The Trust .................           --        17,296       10,219,271                --
                                                              -----------   -----------    -------------     -------------
NET REALIZED GAIN (LOSS) ...................................    1,012,896       413,925        8,173,515         1,563,743
                                                              -----------   -----------    -------------     -------------
 Unrealized appreciation (depreciation) on investments:
  Beginning of period ......................................      509,251       211,667        7,652,150        12,756,503
  End of period ............................................       86,348        86,137      (21,628,555)      (37,928,524)
                                                              -----------   -----------    -------------     -------------
 Change in unrealized appreciation (depreciation) during
  the period ...............................................     (422,903)     (125,530)     (29,280,705)      (50,685,027)
                                                              -----------   -----------    -------------     -------------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...............................................      589,993       288,395      (21,107,190)      (49,121,284)
                                                              -----------   -----------    -------------     -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS ...........................................  $   606,890   $   344,018    $ (22,675,901)    $ (50,407,055)
                                                              ===========   ===========    =============     =============


-------
(a) Commenced operations on May 2, 2000.
(b) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF OPERATIONS (CONTINUED)

FOR THE YEAR ENDED DECEMBER 31, 2000



                                                                                                    EQ/AXP
                                                                EQ/ALLIANCE      EQ/AXP NEW        STRATEGY
                                                              TECHNOLOGY (a)   DIMENSIONS (b)   AGGRESSIVE (b)
                                                             ---------------- ---------------- ----------------
INCOME AND EXPENSES:
 Investment Income (Note 2):
  Dividends from The Trust .................................  $          --      $   1,862       $     11,579
 Expenses (Note 3):
  Asset-based charges ......................................        220,678          1,863              2,373
                                                              -------------      ---------       ------------
NET INVESTMENT INCOME (LOSS) ...............................       (220,678)              (1)           9,206
                                                              -------------      ------------    ------------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS (Note 2):
 Realized gain (loss) on investments .......................     (1,190,323)        (4,816)           (41,436)
 Realized gain distribution from The Trust .................             --             --                 --
                                                              -------------      -----------     ------------
NET REALIZED GAIN (LOSS) ...................................     (1,190,323)        (4,816)           (41,436)
                                                              -------------      -----------     ------------
 Unrealized appreciation (depreciation) on investments:
  Beginning of period ......................................             --             --                 --
  End of period ............................................    (12,440,891)      (119,664)        (2,230,457)
                                                              -------------      -----------     ------------
 Change in unrealized appreciation (depreciation) during
  the period ...............................................    (12,440,891)      (119,664)        (2,230,457)
                                                              -------------      -----------     ------------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...............................................    (13,631,214)      (124,480)        (2,271,893)
                                                              -------------      -----------     ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS ...........................................  $ (13,851,892)     $(124,481)      $ (2,262,687)
                                                              =============      ===========     ============



                                                                 EQ EQUITY         EQ/       EQ/EVERGREEN   EQ INTERNATIONAL
                                                                 500 INDEX      EVERGREEN     FOUNDATION      EQUITY INDEX
                                                             ---------------- ------------- -------------- -----------------
INCOME AND EXPENSES:
 Investment Income (Note 2):
  Dividends from The Trust .................................  $   1,335,379    $    6,755     $   85,479     $    157,723
 Expenses (Note 3):
  Asset-based charges ......................................        709,614        33,983         62,481          237,329
                                                              -------------    ----------     ----------     ------------
NET INVESTMENT INCOME (LOSS) ...............................        625,765       (27,228)        22,998          (79,606)
                                                              -------------    ----------     ----------     ------------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS (Note 2):
 Realized gain (loss) on investments .......................         64,329         5,650         23,926          473,961
 Realized gain distribution from The Trust .................      8,818,377            --             --          492,143
                                                              -------------    ----------     ----------     ------------
NET REALIZED GAIN (LOSS) ...................................      8,882,706         5,650         23,926          966,104
                                                              -------------    ----------     ----------     ------------
 Unrealized appreciation (depreciation) on investments:
  Beginning of period ......................................         78,087        80,478        100,874        2,896,302
  End of period ............................................    (14,181,708)     (260,089)      (274,346)      (1,642,635)
                                                              -------------    ----------     ----------     ------------
 Change in unrealized appreciation (depreciation) during
  the period ...............................................    (14,259,795)     (340,567)      (375,220)      (4,538,937)
                                                              -------------    ----------     ----------     ------------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...............................................     (5,377,089)     (334,917)      (351,294)      (3,572,833)
                                                              -------------    ----------     ----------     ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS ...........................................  $  (4,751,324)   $ (362,145)    $ (328,296)    $ (3,652,439)
                                                              =============    ==========     ==========     ============


-------
(a) Commenced operations on May 2, 2000.
(b) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF OPERATIONS (CONTINUED)

FOR THE YEAR ENDED DECEMBER 31, 2000



                                                                                               EQ/PUTNAM
                                                                EQ/JANUS                        GROWTH &
                                                                LARGE CAP      EQ/PUTNAM         INCOME
                                                               GROWTH (b)       BALANCED         VALUE
                                                             -------------- --------------- ---------------
INCOME AND EXPENSES:
 Investment Income (Note 2):
  Dividends from The Trust .................................   $    7,013    $   1,619,894   $     499,122
 Expenses (Note 3):
  Asset-based charges ......................................       13,521          652,161         630,597
                                                               ----------    -------------   -------------
NET INVESTMENT INCOME (LOSS) ...............................       (6,508)         967,733        (131,475)
                                                               ----------    -------------   -------------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS (Note 2):
 Realized gain (loss) on investments .......................       (5,560)        (204,315)       (537,360)
 Realized gain distribution from The Trust .................           --               --              --
                                                               ----------    -------------   -------------
NET REALIZED GAIN (LOSS) ...................................       (5,560)        (204,315)       (537,360)
                                                               ----------    -------------   -------------
 Unrealized appreciation (depreciation) on investments:
  Beginning of period ......................................           --       (2,615,035)     (3,390,365)
  End of period ............................................     (497,179)         199,907        (156,179)
                                                               ----------    -------------   -------------
 Change in unrealized appreciation (depreciation) during
  the period ...............................................     (497,179)       2,814,942       3,234,186
                                                               ----------    -------------   -------------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...............................................     (502,739)       2,610,627       2,696,826
                                                               ----------    -------------   -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS ...........................................   $ (509,247)   $   3,578,360   $   2,565,351
                                                               ==========    =============   =============




                                                                                                             MERCURY
                                                                 EQ SMALL                                     BASIC
                                                                 COMPANY        FI MID      FI SMALL/MID      VALUE
                                                                  INDEX         CAP (b)      CAP VALUE        EQUITY
                                                             --------------- ------------ --------------- -------------
INCOME AND EXPENSES:
 Investment Income (Note 2):
  Dividends from The Trust .................................  $   1,130,376   $  20,386    $     306,619   $4,701,445
 Expenses (Note 3):
  Asset-based charges ......................................        207,608       5,437          372,194    1,111,212
                                                              -------------   ---------    -------------   ----------
NET INVESTMENT INCOME (LOSS) ...............................        922,768      14,949          (65,575)   3,590,233
                                                              -------------   ---------    -------------   ----------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS (Note 2):
 Realized gain (loss) on investments .......................        715,738     (13,029)        (968,048)     824,291
 Realized gain distribution from The Trust .................        986,557          --               --    4,617,929
                                                              -------------   ---------    -------------   ----------
NET REALIZED GAIN (LOSS) ...................................      1,702,295     (13,029)        (968,048)   5,442,220
                                                              -------------   ---------    -------------   ----------
 Unrealized appreciation (depreciation) on investments:
  Beginning of period ......................................      1,386,185          --       (1,957,881)   3,318,085
  End of period ............................................     (2,195,738)    157,003           76,480    3,482,099
                                                              -------------   ---------    -------------   ----------
 Change in unrealized appreciation (depreciation) during
  the period ...............................................     (3,581,923)    157,003        2,034,361      164,014
                                                              -------------   ---------    -------------   ----------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...............................................     (1,879,628)    143,974        1,066,313    5,606,234
                                                              -------------   ---------    -------------   ----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS ...........................................  $    (956,860)  $ 158,923    $   1,000,738   $9,196,467
                                                              =============   =========    =============   ==========


-------
(a) Commenced operations on May 2, 2000.
(b) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF OPERATIONS (CONCLUDED)

FOR THE YEAR ENDED DECEMBER 31, 2000



                                                                                    MFS
                                                                 MERCURY          EMERGING          MFS
                                                                  WORLD            GROWTH       GROWTH WITH
                                                                 STRATEGY        COMPANIES         INCOME
                                                             --------------- ----------------- -------------
INCOME AND EXPENSES:
 Investment Income (Note 2):
  Dividends from The Trust .................................  $    265,050    $    6,525,199    $   60,680
 Expenses (Note 3):
  Asset-based charges ......................................       123,377         4,767,551       198,758
                                                              ------------    --------------    ----------
NET INVESTMENT INCOME (LOSS) ...............................       141,673         1,757,648      (138,078)
                                                              ------------    --------------    ----------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS (Note 2):
 Realized gain (loss) on investments .......................       176,885         6,983,510        74,199
 Realized gain distribution from The Trust .................       683,581        14,305,904            --
                                                              ------------    --------------    ----------
NET REALIZED GAIN (LOSS) ...................................       860,466        21,289,414        74,199
                                                              ------------    --------------    ----------
 Unrealized appreciation (depreciation) on investments:
  Beginning of period ......................................       930,706       108,847,066       350,699
  End of period ............................................    (1,347,015)        2,367,849       155,287
                                                              ------------    --------------    ----------
 Change in unrealized appreciation (depreciation) during
  the period ...............................................    (2,277,721)     (106,479,217)     (195,412)
                                                              ------------    --------------    ----------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...............................................    (1,417,255)      (85,189,803)     (121,213)
                                                              ------------    --------------    ----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS ...........................................  $ (1,275,582)   $  (83,432,155)   $ (259,291)
                                                              ============    ==============    ==========





                                                                                    MORGAN

                                                                                   STANLEY         T. ROWE         T. ROWE
                                                                                   EMERGING         PRICE           PRICE
                                                                    MFS            MARKETS          EQUITY      INTERNATIONAL
                                                                 RESEARCH           EQUITY          INCOME          STOCK
                                                             ---------------- ----------------- ------------- ----------------
INCOME AND EXPENSES:
 Investment Income (Note 2):
  Dividends from The Trust .................................  $     999,762     $   2,526,971    $1,904,525    $      15,863
 Expenses (Note 3):
  Asset-based charges ......................................      1,477,170           463,239       803,988          680,645
                                                              -------------     -------------    ----------    -------------
NET INVESTMENT INCOME (LOSS) ...............................       (477,408)        2,063,732     1,100,537         (664,782)
                                                              -------------     -------------    ----------    -------------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS (Note 2):
 Realized gain (loss) on investments .......................      1,708,387        (2,946,900)     (248,334)       1,391,783
 Realized gain distribution from The Trust .................      9,274,943           908,184     3,325,366        4,397,409
                                                              -------------     -------------    ----------    -------------
NET REALIZED GAIN (LOSS) ...................................     10,983,330        (2,038,716)    3,077,032        5,789,192
                                                              -------------     -------------    ----------    -------------
 Unrealized appreciation (depreciation) on investments:
  Beginning of period ......................................     19,943,940         5,917,599      (595,604)       9,662,003
  End of period ............................................        354,375       (12,287,165)    2,051,404       (6,217,541)
                                                              -------------     -------------    ----------    -------------
 Change in unrealized appreciation (depreciation) during
  the period ...............................................    (19,589,565)      (18,204,764)    2,647,008      (15,879,544)
                                                              -------------     -------------    ----------    -------------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...............................................     (8,606,235)      (20,243,480)    5,724,040      (10,090,352)
                                                              -------------     -------------    ----------    -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS ...........................................  $  (9,083,643)    $ (18,179,748)   $6,824,577    $ (10,755,134)
                                                              =============     =============    ==========    =============


-------
(a) Commenced operations on May 2, 2000.
(b) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF CHANGES IN NET ASSETS

FOR THE YEARS ENDED DECEMBER 31,



                                                                           ALLIANCE
                                                                         COMMON STOCK
                                                             -------------------------------------
                                                                    2000               1999
                                                             ------------------ ------------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income .....................................   $   (9,014,138)    $   (5,263,767)
 Net realized gain (loss) ..................................      220,932,895        155,913,219
 Change in unrealized appreciation (depreciation) of
  investments ..............................................     (397,553,214)        37,071,531
                                                               --------------     --------------
 Net increase (decrease) in net assets from operations .....     (185,634,457)       187,720,983
                                                               --------------     --------------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ............................................      148,696,565        207,705,505
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................      176,452,035        150,664,910
                                                               --------------     --------------
   Total ...................................................      325,148,600        358,370,415
                                                               --------------     --------------
  Benefits and other policy transactions ...................       79,227,960         45,730,056
  Withdrawal and administrative charges ....................        2,955,251          2,430,139
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................       75,361,236        100,231,203
                                                               --------------     --------------
   Total ...................................................      157,544,447        148,391,398
                                                               --------------     --------------
 Net increase (decrease) in net assets from
  Contractowners transactions ..............................      167,604,153        209,979,017
                                                               --------------     --------------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) ..................................................           20,959             30,531
                                                               --------------     --------------
INCREASE (DECREASE) IN NET ASSETS ..........................      (18,009,345)       397,730,531
NET ASSETS, BEGINNING OF PERIOD ............................    1,071,247,810        673,517,279
                                                               --------------     --------------
NET ASSETS, END OF PERIOD ..................................   $1,053,238,465     $1,071,247,810
                                                               ==============     ==============




                                                                        ALLIANCE
                                                                 CONSERVATIVE INVESTORS               ALLIANCE GLOBAL
                                                             ------------------------------- ---------------------------------
                                                                   2000            1999            2000             1999
                                                             --------------- --------------- ---------------- ----------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income .....................................  $  3,992,944     $ 2,231,291    $  (1,853,724)    $ (1,057,649)
 Net realized gain (loss) ..................................     3,793,760       4,682,734       21,011,478       16,723,027
 Change in unrealized appreciation (depreciation) of
  investments ..............................................    (5,485,939)       (164,899)     (54,605,984)      15,783,891
                                                              ------------     -----------    -------------     ------------
 Net increase (decrease) in net assets from operations .....     2,300,765       6,749,126      (35,448,230)      31,449,269
                                                              ------------     -----------    -------------     ------------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ............................................    30,033,074      30,460,424       39,890,595       26,454,529
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................    45,518,982      29,181,498      248,691,322       88,898,608
                                                              ------------     -----------    -------------     ------------
   Total ...................................................    75,552,056      59,641,922      288,581,917      115,353,137
                                                              ------------     -----------    -------------     ------------
  Benefits and other policy transactions ...................    10,542,093       5,489,565        9,511,100        4,381,008
  Withdrawal and administrative charges ....................       258,394         182,614          373,362          254,410
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................    12,734,847      13,311,123      224,189,471       69,846,821
                                                              ------------     -----------    -------------     ------------
   Total ...................................................    23,535,334      18,983,302      234,073,933       74,482,239
                                                              ------------     -----------    -------------     ------------
 Net increase (decrease) in net assets from
  Contractowners transactions ..............................    52,016,722      40,658,620       54,507,984       40,870,898
                                                              ------------     -----------    -------------     ------------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) ..................................................       267,880         142,463           22,235          (61,416)
                                                              ------------     -----------    -------------     ------------
INCREASE (DECREASE) IN NET ASSETS ..........................    54,585,367      47,550,209       19,081,989       72,258,751
NET ASSETS, BEGINNING OF PERIOD ............................    99,007,176      51,456,967      138,735,921       66,477,170
                                                              ------------     -----------    -------------     ------------
NET ASSETS, END OF PERIOD ..................................  $153,592,543     $99,007,176    $ 157,817,910     $138,735,921
                                                              ============     ===========    =============     ============




                                                                         ALLIANCE
                                                                     GROWTH AND INCOME
                                                             ---------------------------------
                                                                   2000             1999
                                                             ---------------- ----------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income .....................................  $  (1,961,297)    $ (2,581,209)
 Net realized gain (loss) ..................................     46,676,013       32,335,952
 Change in unrealized appreciation (depreciation) of
  investments ..............................................    (17,285,203)      11,602,835
                                                              -------------     ------------
 Net increase (decrease) in net assets from operations .....     27,429,513       41,357,578
                                                              -------------     ------------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ............................................     68,533,861       79,591,764
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................     94,476,872       52,129,647
                                                              -------------     ------------
   Total ...................................................    163,010,733      131,721,411
                                                              -------------     ------------
  Benefits and other policy transactions ...................     27,542,217       12,693,019
  Withdrawal and administrative charges ....................        985,329          722,496
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................     29,481,349       21,360,924
                                                              -------------     ------------
   Total ...................................................     58,008,895       34,776,439
                                                              -------------     ------------
 Net increase (decrease) in net assets from
  Contractowners transactions ..............................    105,001,838       96,944,972
                                                              -------------     ------------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) ..................................................        363,494         (126,008)
                                                              -------------     ------------
INCREASE (DECREASE) IN NET ASSETS ..........................    132,794,845      138,176,542
NET ASSETS, BEGINNING OF PERIOD ............................    332,960,968      194,784,426
                                                              -------------     ------------
NET ASSETS, END OF PERIOD ..................................  $ 465,755,813     $332,960,968
                                                              =============     ============

-------
(a) Commenced operations on January 1, 1999.
(b) Commenced operations on May 1, 1999.
(c) Commenced operations on May 2, 2000.
(d) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31,



                                                                         ALLIANCE                         ALLIANCE
                                                                     GROWTH INVESTORS                    HIGH YIELD
                                                             -------------------------------- --------------------------------
                                                                   2000             1999            2000             1999
                                                             ---------------- --------------- ---------------- ---------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income .....................................  $   1,522,788    $    912,085    $    6,907,703   $  7,583,418
 Net realized gain (loss) ..................................     21,947,832      21,370,195        (4,259,613)    (2,513,254)
 Change in unrealized appreciation (depreciation) of
  investments ..............................................    (48,225,629)     18,909,525       (10,112,556)    (8,618,837)
                                                              -------------    ------------    --------------   ------------
 Net increase (decrease) in net assets from operations .....    (24,755,009)     41,191,805        (7,464,466)    (3,548,673)
                                                              -------------    ------------    --------------   ------------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ............................................     53,048,939      49,775,578         9,682,036     18,276,505
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................     67,344,230      38,908,037        25,767,747     24,201,082
                                                              -------------    ------------    --------------   ------------
   Total ...................................................    120,393,169      88,683,615        35,449,783     42,477,587
                                                              -------------    ------------    --------------   ------------
  Benefits and other policy transactions ...................     18,873,180       8,044,090         5,421,247      4,693,520
  Withdrawal and administrative charges ....................        641,608         463,495           172,428        191,740
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................     15,470,764      12,487,653        27,568,403     29,391,677
                                                              -------------    ------------    --------------   ------------
   Total ...................................................     34,985,552      20,995,238        33,162,078     34,276,937
                                                              -------------    ------------    --------------   ------------
 Net increase (decrease) in net assets from
  Contractowners transactions ..............................     85,407,617      67,688,377         2,287,705      8,200,650
                                                              -------------    ------------    --------------   ------------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) ..................................................         64,884         (76,642)         (260,947)       333,022
                                                              -------------    ------------    --------------   ------------
INCREASE (DECREASE) IN NET ASSETS ..........................     60,717,492     108,803,540        (5,437,708)     4,984,999
NET ASSETS, BEGINNING OF PERIOD ............................    235,362,544     126,559,004        73,938,487     68,953,488
                                                              -------------    ------------    --------------   ------------
NET ASSETS, END OF PERIOD ..................................  $ 296,080,036    $235,362,544    $   68,500,779   $ 73,938,487
                                                              =============    ============    ==============   ============



                                                                  ALLIANCE INTERMEDIATE
                                                                  GOVERNMENT SECURITIES         ALLIANCE INTERNATIONAL
                                                             ------------------------------- -----------------------------
                                                                   2000            1999           2000           1999
                                                             --------------- --------------- -------------- --------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income .....................................   $ 2,930,823    $  2,011,000    $   (338,639)  $   (258,070)
 Net realized gain (loss) ..................................      (171,898)         50,287      (4,542,886)     7,210,762
 Change in unrealized appreciation (depreciation) of
  investments ..............................................     1,600,105      (2,644,714)     (2,996,360)     1,276,851
                                                               -----------    ------------    ------------   ------------
 Net increase (decrease) in net assets from operations .....     4,359,030        (583,427)     (7,877,885)     8,229,543
                                                               -----------    ------------    ------------   ------------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ............................................     9,350,712      16,738,471      10,457,101      3,182,951
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................    20,718,283      19,064,060     319,917,721    108,748,380
                                                               -----------    ------------    ------------   ------------
   Total ...................................................    30,068,995      35,802,531     330,374,822    111,931,331
                                                               -----------    ------------    ------------   ------------
  Benefits and other policy transactions ...................     6,245,986       3,766,081       2,209,946      1,206,958
  Withdrawal and administrative charges ....................       133,397         113,715         100,384         77,665
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................    12,443,612      18,303,936     315,110,640    106,734,952
                                                               -----------    ------------    ------------   ------------
   Total ...................................................    18,822,995      22,183,732     317,420,970    108,019,575
                                                               -----------    ------------    ------------   ------------
 Net increase (decrease) in net assets from
  Contractowners transactions ..............................    11,246,000      13,618,799      12,953,852      3,911,756
                                                               -----------    ------------    ------------   ------------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) ..................................................        36,199         (39,523)         16,851         (4,985)
                                                               -----------    ------------    ------------   ------------
INCREASE (DECREASE) IN NET ASSETS ..........................    15,641,229      12,995,849       5,092,818     12,136,314
NET ASSETS, BEGINNING OF PERIOD ............................    52,056,739      39,060,890      32,237,996     20,101,682
                                                               -----------    ------------    ------------   ------------
NET ASSETS, END OF PERIOD ..................................   $67,697,968    $ 52,056,739    $ 37,330,814   $ 32,237,996
                                                               ===========    ============    ============   ============

-------
(a) Commenced operations on January 1, 1999.
(b) Commenced operations on May 1, 1999.
(c) Commenced operations on May 2, 2000.
(d) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31,



                                                                       ALLIANCE                        ALLIANCE
                                                                     MONEY MARKET                  SMALL CAP GROWTH
                                                            ------------------------------- -------------------------------
                                                                  2000            1999            2000            1999
                                                            --------------- --------------- ---------------- --------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income ....................................  $   6,810,381   $  6,085,777    $  (1,042,435)   $   (453,172)
 Net realized gain (loss) .................................      1,575,666      4,653,729       15,714,714        (902,390)
 Change in unrealized appreciation (depreciation) of
  investments .............................................     (1,239,519)    (4,809,059)     (12,529,977)     11,090,984
                                                             -------------   ------------    -------------    ------------
 Net increase (decrease) in net assets from operations ....      7,146,528      5,930,447        2,142,302       9,735,422
                                                             -------------   ------------    -------------    ------------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ...........................................    112,507,380    133,903,493       23,831,969       5,813,824
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ..................................    837,800,258    345,250,743       59,371,768       8,233,798
                                                             -------------   ------------    -------------    ------------
   Total ..................................................    950,307,638    479,154,236       83,203,737      14,047,622
                                                             -------------   ------------    -------------    ------------
  Benefits and other policy transactions ..................     42,119,639     15,488,362        5,646,119       1,831,188
  Withdrawal and administrative charges ...................        285,165        336,766          193,728         119,635
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ..................................    924,458,828    450,926,470       24,881,773      13,571,490
                                                             -------------   ------------    -------------    ------------
   Total ..................................................    966,863,632    466,751,598       30,721,620      15,522,313
                                                             -------------   ------------    -------------    ------------
 Net increase (decrease) in net assets from
  Contractowners transactions .............................    (16,555,994)    12,402,638       52,482,117      (1,474,691)
                                                             -------------   ------------    -------------    ------------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) .................................................        104,608       (173,862)         (10,142)        (45,129)
                                                             -------------   ------------    -------------    ------------
INCREASE (DECREASE) IN NET ASSETS .........................     (9,304,858)    18,159,223       54,614,277       8,215,602
NET ASSETS, BEGINNING OF PERIOD ...........................    180,168,204    162,008,981       48,512,309      40,296,707
                                                             -------------   ------------    -------------    ------------
NET ASSETS, END OF PERIOD .................................  $ 170,863,346   $180,168,204    $ 103,126,586    $ 48,512,309
                                                             =============   ============    =============    ============



                                                                  CAPITAL GUARDIAN             CAPITAL GUARDIAN
                                                                    RESEARCH (a)               U.S. EQUITY (b)
                                                            ---------------------------- ----------------------------
                                                                  2000          1999           2000          1999
                                                            --------------- ------------ --------------- ------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income ....................................  $      16,897   $   12,032   $      55,623   $   38,628
 Net realized gain (loss) .................................      1,012,896        1,304         413,925       39,055
 Change in unrealized appreciation (depreciation) of
  investments .............................................       (422,903)     509,251        (125,530)     211,667
                                                             -------------   ----------   -------------   ----------
 Net increase (decrease) in net assets from operations ....        606,890      522,587         344,018      289,350
                                                             -------------   ----------   -------------   ----------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ...........................................      1,910,047      773,977       2,556,598    1,019,311
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ..................................      2,396,280      304,871       2,536,036      655,447
                                                             -------------   ----------   -------------   ----------
   Total ..................................................      4,306,327    1,078,848       5,092,634    1,674,758
                                                             -------------   ----------   -------------   ----------
  Benefits and other policy transactions ..................        112,872        8,020         159,821       11,768
  Withdrawal and administrative charges ...................          3,637          112           6,154          289
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ..................................        365,311       12,425         420,046       21,468
                                                             -------------   ----------   -------------   ----------
   Total ..................................................        481,820       20,557         586,021       33,525
                                                             -------------   ----------   -------------   ----------
 Net increase (decrease) in net assets from
  Contractowners transactions .............................      3,824,507    1,058,291       4,506,613    1,641,233
                                                             -------------   ----------   -------------   ----------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) .................................................     (7,567,855)   6,641,343      (4,814,487)   4,642,303
                                                             -------------   ----------   -------------   ----------
INCREASE (DECREASE) IN NET ASSETS .........................     (3,136,457)   8,222,221          36,144    6,572,886
NET ASSETS, BEGINNING OF PERIOD ...........................      8,222,221           --       6,572,886           --
                                                             -------------   ----------   -------------   ----------
NET ASSETS, END OF PERIOD .................................  $   5,085,764   $8,222,221   $   6,609,030   $6,572,886
                                                             =============   ==========   =============   ==========

-------
(a) Commenced operations on January 1, 1999.
(b) Commenced operations on May 1, 1999.
(c) Commenced operations on May 2, 2000.
(d) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31,



                                                                                                         EQ/ALLIANCE

                                                                   EQ/AGGRESSIVE STOCK               PREMIER GROWTH (a)
                                                            --------------------------------- ---------------------------------
                                                                  2000             1999             2000             1999
                                                            ---------------- ---------------- ---------------- ----------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income ....................................  $  (1,568,711)    $ (1,430,335)   $  (1,285,771)    $   (305,943)
 Net realized gain (loss) .................................      8,173,515        7,264,265        1,563,743          325,059
 Change in unrealized appreciation (depreciation) of
  investments .............................................    (29,280,705)      18,230,620      (50,685,027)      12,756,504
                                                             -------------     ------------    -------------     ------------
 Net increase (decrease) in net assets from operations ....    (22,675,901)      24,064,550      (50,407,055)      12,775,620
                                                             -------------     ------------    -------------     ------------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ...........................................      9,688,019       19,529,016       85,285,988       51,494,332
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ..................................     15,839,891       15,557,456      104,454,630       50,634,978
                                                             -------------     ------------    -------------     ------------
   Total ..................................................     25,527,910       35,086,472      189,740,623      102,129,310
                                                             -------------     ------------    -------------     ------------
  Benefits and other policy transactions ..................     10,415,390        8,223,001        9,703,352        1,214,281
  Withdrawal and administrative charges ...................        478,944          507,169          312,367           34,663
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ..................................     23,643,840       33,255,925       15,496,318        4,449,128
                                                             -------------     ------------    -------------     ------------
   Total ..................................................     34,538,174       41,986,095       25,512,037        5,698,072
                                                             -------------     ------------    -------------     ------------
 Net increase (decrease) in net assets from
  Contractowners transactions .............................     (9,010,264)      (6,899,623)     164,228,585       96,431,238
                                                             -------------     ------------    -------------     ------------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) .................................................         23,580            3,081       (3,792,660)       3,371,146
                                                             -------------     ------------    -------------     ------------
INCREASE (DECREASE) IN NET ASSETS .........................    (31,662,585)      17,168,008      110,028,870      112,578,004
NET ASSETS, BEGINNING OF PERIOD ...........................    164,777,321      147,609,313      112,578,004               --
                                                             -------------     ------------    -------------     ------------
NET ASSETS, END OF PERIOD .................................  $ 133,114,736     $164,777,321    $ 222,606,874     $112,578,004
                                                             =============     ============    =============     ============




                                                               EQ/ALLIANCE      EQ/AXP NEW     EQ/AXP STRATEGY
                                                             TECHNOLOGY (c)   DIMENSIONS (d)    AGGRESSIVE (d)
                                                            ---------------- ---------------- -----------------
                                                                  2000             2000              2000
                                                            ---------------- ---------------- -----------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income ....................................  $     (220,678)    $       (1)     $       9,206
 Net realized gain (loss) .................................      (1,190,323)        (4,816)           (41,436)
 Change in unrealized appreciation (depreciation) of
  investments .............................................     (12,440,891)      (119,664)        (2,230,457)
                                                             --------------     ----------      -------------
 Net increase (decrease) in net assets from operations ....     (13,851,892)      (124,481)        (2,262,687)
                                                             --------------     ----------      -------------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ...........................................      21,963,694        590,477            689,842
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ..................................      48,903,981        579,658          1,261,985
                                                             --------------     ----------      -------------
   Total ..................................................      70,867,675      1,170,135          1,951,827
                                                             --------------     ----------      -------------
  Benefits and other policy transactions ..................       1,032,798          8,302             17,304
  Withdrawal and administrative charges ...................          23,809            118                151
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ..................................      14,691,872         35,910            178,007
                                                             --------------     ----------      -------------
   Total ..................................................      15,748,479         44,330            195,462
                                                             --------------     ----------      -------------
 Net increase (decrease) in net assets from
  Contractowners transactions .............................      55,119,196      1,125,805          1,756,365
                                                             --------------     ----------      -------------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) .................................................         501,033        500,000         10,499,530
                                                             --------------     ----------      -------------
INCREASE (DECREASE) IN NET ASSETS .........................      41,768,337      1,501,324          9,993,208
NET ASSETS, BEGINNING OF PERIOD ...........................              --             --                 --
                                                             --------------     ----------      -------------
NET ASSETS, END OF PERIOD .................................  $   41,768,337     $1,501,324      $   9,993,208
                                                             ==============     ==========      =============

-------
(a) Commenced operations on January 1, 1999.
(b) Commenced operations on May 1, 1999.
(c) Commenced operations on May 2, 2000.
(d) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31,



                                                                      EQ EQUITY
                                                                      500 INDEX                  EQ/EVERGREEN (a)
                                                            ------------------------------ ----------------------------
                                                                  2000            1999          2000          1999
                                                            ---------------- ------------- ------------- --------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income ....................................  $     625,765    $    (1,472)  $  (27,228)    $   (8,791)
 Net realized gain (loss) .................................      8,882,706        125,801        5,650         16,568
 Change in unrealized appreciation (depreciation) of
  investments .............................................    (14,259,795)        16,066     (340,567)        80,478
                                                             -------------    -----------   ----------     ----------
 Net increase (decrease) in net assets from operations ....     (4,751,324)       140,395     (362,145)        88,255
                                                             -------------    -----------   ----------     ----------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ...........................................      6,427,961        274,482      550,968      1,326,855
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ..................................    212,631,911        960,043      968,980        861,365
                                                             -------------    -----------   ----------     ----------
   Total ..................................................    219,059,872      1,234,525    1,519,948      2,188,220
                                                             -------------    -----------   ----------     ----------
  Benefits and other policy transactions ..................      2,660,035         18,740       83,125         59,820
  Withdrawal and administrative charges ...................        107,377          2,213        5,819          1,217
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ..................................      7,066,669        912,662      497,614        149,394
                                                             -------------    -----------   ----------     ----------
   Total ..................................................      9,834,081        933,615      586,558        210,431
                                                             -------------    -----------   ----------     ----------
 Net increase (decrease) in net assets from
  Contractowners transactions .............................    209,225,792        300,910      933,390      1,977,789
                                                             -------------    -----------   ----------     ----------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) .................................................         64,509         (4,625)         868             75
                                                             -------------    -----------   ----------     ----------
INCREASE (DECREASE) IN NET ASSETS .........................    204,538,977        436,680      572,113      2,066,119
NET ASSETS, BEGINNING OF PERIOD ...........................        866,021        429,341    2,066,119             --
                                                             -------------    -----------   ----------     ----------
NET ASSETS, END OF PERIOD .................................  $ 205,404,998    $   866,021   $2,638,232     $2,066,119
                                                             =============    ===========   ==========     ==========




                                                                   EQ/EVERGREEN               EQ INTERNATIONAL
                                                                  FOUNDATION (a)                EQUITY INDEX
                                                            -------------------------- -------------------------------
                                                                 2000         1999           2000            1999
                                                            ------------- ------------ --------------- ---------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income ....................................  $   22,998    $   10,843   $    (79,606)    $   (11,542)
 Net realized gain (loss) .................................      23,926         9,087        966,104         284,260
 Change in unrealized appreciation (depreciation) of
  investments .............................................    (375,220)      100,874     (4,538,937)      2,611,861
                                                             ----------    ----------   ------------     -----------
 Net increase (decrease) in net assets from operations ....    (328,296)      120,804     (3,652,439)      2,884,579
                                                             ----------    ----------   ------------     -----------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ...........................................   2,213,064     1,451,279      4,365,833       6,071,011
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ..................................   2,563,351       716,344      6,436,481       4,354,547
                                                             ----------    ----------   ------------     -----------
   Total ..................................................   4,776,415     2,167,623     10,802,314      10,425,558
                                                             ----------    ----------   ------------     -----------
  Benefits and other policy transactions ..................     152,293        22,369      1,228,778         406,812
  Withdrawal and administrative charges ...................       4,850           971         36,350          18,704
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ..................................     496,536        49,247      3,545,189       2,433,765
                                                             ----------    ----------   ------------     -----------
   Total ..................................................     653,679        72,587      4,810,317       2,859,281
                                                             ----------    ----------   ------------     -----------
 Net increase (decrease) in net assets from
  Contractowners transactions .............................   4,122,736     2,095,036      5,991,997       7,566,277
                                                             ----------    ----------   ------------     -----------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) .................................................      21,026         1,387         25,885           3,102
                                                             ----------    ----------   ------------     -----------
INCREASE (DECREASE) IN NET ASSETS .........................   3,815,465     2,217,227      2,365,443      10,453,958
NET ASSETS, BEGINNING OF PERIOD ...........................   2,217,227            --     15,807,570       5,353,612
                                                             ----------    ----------   ------------     -----------
NET ASSETS, END OF PERIOD .................................  $6,032,692    $2,217,227   $ 18,173,013     $15,807,570
                                                             ==========    ==========   ============     ===========

-------
(a) Commenced operations on January 1, 1999.
(b) Commenced operations on May 1, 1999.
(c) Commenced operations on May 2, 2000.
(d) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31,



                                                              EQ/JANUS LARGE            EQ/PUTNAM
                                                              CAP GROWTH (d)             BALANCED
                                                             ---------------- ------------------------------
                                                                   2000             2000           1999
                                                             ---------------- --------------- --------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income .....................................    $   (6,508)    $    967,733    $   (243,796)
 Net realized gain (loss) ..................................        (5,560)        (204,315)      3,157,317
 Change in unrealized appreciation (depreciation) of
  investments ..............................................      (497,179)       2,814,941      (3,932,300)
                                                                ----------     ------------    ------------
 Net increase (decrease) in net assets from operations .....      (509,247)       3,578,359      (1,018,779)
                                                                ----------     ------------    ------------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ............................................     4,091,366        4,858,594      15,132,544
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................     3,318,745       12,075,867      12,995,138
                                                                ----------     ------------    ------------
   Total ...................................................     7,410,111       16,934,461      28,127,682
                                                                ----------     ------------    ------------
  Benefits and other policy transactions ...................        91,086        3,823,624       2,455,465
  Withdrawal and administrative charges ....................         2,282          120,900         113,390
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................        81,522       15,405,596       6,928,665
                                                                ----------     ------------    ------------
   Total ...................................................       174,890       19,350,120       9,497,520
                                                                ----------     ------------    ------------
 Net increase (decrease) in net assets from
  Contractowners transactions ..............................     7,235,221       (2,415,659)     18,630,162
                                                                ----------     ------------    ------------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) ..................................................       500,000           (6,817)          6,764
                                                                ----------     ------------    ------------
INCREASE (DECREASE) IN NET ASSETS ..........................     7,225,974        1,155,883      17,618,147
NET ASSETS, BEGINNING OF PERIOD ............................            --       52,255,222      34,637,075
                                                                ----------     ------------    ------------
NET ASSETS, END OF PERIOD ..................................    $7,225,974     $ 53,411,105    $ 52,255,222
                                                                ==========     ============    ============




                                                                       EQ/PUTNAM                       EQ SMALL
                                                                 GROWTH & INCOME VALUE               COMPANY INDEX
                                                             ------------------------------ -------------------------------
                                                                  2000            1999            2000            1999
                                                             -------------- --------------- --------------- ---------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income .....................................  $   (131,475)  $     60,767    $    922,768     $   (10,187)
 Net realized gain (loss) ..................................      (537,360)     4,196,066       1,702,295         576,008
 Change in unrealized appreciation (depreciation) of
  investments ..............................................     3,234,186     (6,217,603)     (3,581,923)      1,366,800
                                                              ------------   ------------    ------------     -----------
 Net increase (decrease) in net assets from operations .....     2,565,351     (1,960,770)       (956,860)      1,932,621
                                                              ------------   ------------    ------------     -----------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ............................................     3,437,040     11,945,980       3,111,982       3,687,313
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................     8,462,548     11,432,550      10,397,887       3,792,341
                                                              ------------   ------------    ------------     -----------
   Total ...................................................    11,899,589     23,378,530      13,509,869       7,479,654
                                                              ------------   ------------    ------------     -----------
  Benefits and other policy transactions ...................     3,537,920      2,310,552         774,305         234,150
  Withdrawal and administrative charges ....................       137,219        138,621          35,322          17,364
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................    12,242,067      6,890,722       8,002,515       1,460,732
                                                              ------------   ------------    ------------     -----------
   Total ...................................................    15,917,206      9,339,895       8,812,142       1,712,246
                                                              ------------   ------------    ------------     -----------
 Net increase (decrease) in net assets from
  Contractowners transactions ..............................    (4,017,617)    14,038,635       4,697,727       5,767,408
                                                              ------------   ------------    ------------     -----------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) ..................................................         9,784        (12,474)         17,516           2,053
                                                              ------------   ------------    ------------     -----------
INCREASE (DECREASE) IN NET ASSETS ..........................    (1,442,482)    12,065,391       3,758,383       7,702,082
NET ASSETS, BEGINNING OF PERIOD ............................    53,392,939     41,327,548      12,800,198       5,098,116
                                                              ------------   ------------    ------------     -----------
NET ASSETS, END OF PERIOD ..................................  $ 51,950,457   $ 53,392,939    $ 16,558,581     $12,800,198
                                                              ============   ============    ============     ===========

-------
(a) Commenced operations on January 1, 1999.
(b) Commenced operations on May 1, 1999.
(c) Commenced operations on May 2, 2000.
(d) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31,



                                                                                       FI SMALL/MID
                                                              FI MID CAP (d)            CAP VALUE
                                                             ---------------- ------------------------------
                                                                   2000             2000           1999
                                                             ---------------- --------------- --------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
 Net investment income .....................................   $    14,949     $    (65,575)   $   (333,875)
 Net realized gain (loss) ..................................       (13,029)        (968,048)     (2,056,657)
 Change in unrealized appreciation (depreciation) of
  investments ..............................................       157,003        2,034,361       2,269,112
                                                               -----------     ------------    ------------
 Net increase (decrease) in net assets from operations .....       158,923        1,000,738        (121,420)
                                                               -----------     ------------    ------------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ............................................     1,425,217        2,328,549       4,493,661
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................     2,055,241        4,549,684       5,149,462
                                                               -----------     ------------    ------------
   Total ...................................................     3,480,458        6,878,233       9,643,123
                                                               -----------     ------------    ------------
  Benefits and other policy transactions ...................        51,816        2,126,256       1,712,808
  Withdrawal and administrative charges ....................           616           91,603         111,752
  Transfers to other Funds and Guaranteed Interest

   Rate Account (Note 1) ...................................       423,381        7,161,834      10,615,977
                                                               -----------     ------------    ------------
   Total ...................................................       475,813        9,379,693      12,440,537
                                                               -----------     ------------    ------------
 Net increase (decrease) in net assets from
  Contractowners transactions ..............................     3,004,645       (2,501,460)     (2,797,414)
                                                               -----------     ------------    ------------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) ..................................................    10,500,000           (4,451)           (634)
                                                               -----------     ------------    ------------
INCREASE (DECREASE) IN NET ASSETS ..........................    13,663,568       (1,505,173)     (2,919,468)
NET ASSETS, BEGINNING OF PERIOD ............................            --       34,356,135      37,275,603
                                                               -----------     ------------    ------------
NET ASSETS, END OF PERIOD ..................................   $13,663,568     $ 32,850,962    $ 34,356,135
                                                               ===========     ============    ============




                                                                     MERCURY BASIC                 MERCURY WORLD
                                                                     VALUE EQUITY                    STRATEGY
                                                             ----------------------------- -----------------------------
                                                                  2000           1999            2000           1999
                                                             ------------- --------------- --------------- -------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income .....................................  $ 3,590,233    $   169,002    $     141,673   $  (17,029)
 Net realized gain (loss) ..................................    5,442,220      4,125,291          860,466      432,333
 Change in unrealized appreciation (depreciation) of
  investments ..............................................      164,014      3,319,702       (2,277,721)     848,790
                                                              -----------    -----------    -------------   ----------
 Net increase (decrease) in net assets from operations .....    9,196,467      7,613,995       (1,275,582)   1,264,094
                                                              -----------    -----------    -------------   ----------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ............................................   10,634,617     18,581,979        2,436,816    1,091,275
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................   22,511,632     16,907,356       11,327,335    6,468,362
                                                              -----------    -----------    -------------   ----------
   Total ...................................................   33,146,249     35,489,335       13,764,151    7,559,637
                                                              -----------    -----------    -------------   ----------
  Benefits and other policy transactions ...................    4,904,632      2,165,217          493,647      398,084
  Withdrawal and administrative charges ....................      214,271        157,688           23,464       20,237
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................   12,102,070      7,474,629       10,318,743    6,119,930
                                                              -----------    -----------    -------------   ----------
   Total ...................................................   17,220,973      9,797,534       10,835,854    6,538,251
                                                              -----------    -----------    -------------   ----------
 Net increase (decrease) in net assets from
  Contractowners transactions ..............................   15,925,276     25,691,801        2,928,297    1,021,386
                                                              -----------    -----------    -------------   ----------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) ..................................................       92,249        (10,760)          17,104        1,289
                                                              -----------    -----------    -------------   ----------
INCREASE (DECREASE) IN NET ASSETS ..........................   25,213,992     33,295,036        1,669,819    2,286,769
NET ASSETS, BEGINNING OF PERIOD ............................   73,449,983     40,154,947        8,233,917    5,947,148
                                                              -----------    -----------    -------------   ----------
NET ASSETS, END OF PERIOD ..................................  $98,663,975    $73,449,983    $   9,903,736   $8,233,917
                                                              ===========    ===========    =============   ==========

-------
(a) Commenced operations on January 1, 1999.
(b) Commenced operations on May 1, 1999.
(c) Commenced operations on May 2, 2000.
(d) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31,



                                                                        MFS EMERGING
                                                                      GROWTH COMPANIES
                                                             ----------------------------------
                                                                    2000             1999
                                                             ----------------- ----------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income .....................................  $     1,757,648    $ (1,730,029)
 Net realized gain (loss) ..................................       21,289,414       5,893,346
 Change in unrealized appreciation (depreciation) of
  investments ..............................................     (106,479,217)     97,028,809
                                                              ---------------    ------------
 Net increase (decrease) in net assets from operations .....      (83,432,155)    101,192,126
                                                              ---------------    ------------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ............................................       82,474,055      60,968,717
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................      179,415,378      59,550,020
                                                              ---------------    ------------
   Total ...................................................      261,889,433     120,518,737
                                                              ---------------    ------------
  Benefits and other policy transactions ...................       20,624,084       5,618,196
  Withdrawal and administrative charges ....................          714,510         302,038
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................       97,175,898      15,109,782
                                                              ---------------    ------------
   Total ...................................................      118,514,492      21,030,016
                                                              ---------------    ------------
 Net increase (decrease) in net assets from
  Contractowners transactions ..............................      143,374,941      99,488,721
                                                              ---------------    ------------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) ..................................................          702,538           6,819
                                                              ---------------    ------------
INCREASE (DECREASE) IN NET ASSETS ..........................       60,645,324     200,687,666
NET ASSETS, BEGINNING OF PERIOD ............................      274,276,395      73,588,729
                                                              ---------------    ------------
NET ASSETS, END OF PERIOD ..................................  $   334,921,719    $274,276,395
                                                              ===============    ============




                                                                      MFS GROWTH
                                                                   WITH INCOME (a)                 MFS RESEARCH
                                                             ---------------------------- -------------------------------
                                                                  2000           1999           2000            1999
                                                             -------------- ------------- ---------------- --------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income .....................................  $  (138,078)   $  (14,056)   $    (477,408)   $  (814,544)
 Net realized gain (loss) ..................................       74,199        10,928       10,983,330      2,951,934
 Change in unrealized appreciation (depreciation) of
  investments ..............................................     (195,412)      350,699      (19,589,565)    13,716,520
                                                              -----------    ----------    -------------    -----------
 Net increase (decrease) in net assets from operations .....     (259,291)      347,571       (9,083,643)    15,853,910
                                                              -----------    ----------    -------------    -----------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ............................................    5,965,489     4,649,590       21,973,472     22,409,010
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................    7,471,390     3,575,425       31,214,885     15,195,029
                                                              -----------    ----------    -------------    -----------
   Total ...................................................   13,436,879     8,225,015       53,188,357     37,604,039
                                                              -----------    ----------    -------------    -----------
  Benefits and other policy transactions ...................      893,654       140,411        6,928,659      2,844,536
  Withdrawal and administrative charges ....................       22,159         2,095          261,844        177,521
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................    1,730,226       595,090       12,785,591      9,710,005
                                                              -----------    ----------    -------------    -----------
   Total ...................................................    2,646,039       737,596       19,976,094     12,732,062
                                                              -----------    ----------    -------------    -----------
 Net increase (decrease) in net assets from
  Contractowners transactions ..............................   10,790,840     7,487,419       33,212,263     24,871,977
                                                              -----------    ----------    -------------    -----------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) ..................................................       11,946         3,533          134,108         14,614
                                                              -----------    ----------    -------------    -----------
INCREASE (DECREASE) IN NET ASSETS ..........................   10,543,495     7,838,523       24,262,728     40,740,501
NET ASSETS, BEGINNING OF PERIOD ............................    7,838,523            --       93,835,416     53,094,915
                                                              -----------    ----------    -------------    -----------
NET ASSETS, END OF PERIOD ..................................  $18,382,018    $7,838,523    $ 118,098,144    $93,835,416
                                                              ===========    ==========    =============    ===========

-------
(a) Commenced operations on January 1, 1999.
(b) Commenced operations on May 1, 1999.
(c) Commenced operations on May 2, 2000.
(d) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

STATEMENTS OF CHANGES IN NET ASSETS (CONCLUDED)

FOR THE YEARS ENDED DECEMBER 31,



                                                                     MORGAN STANLEY
                                                                 EMERGING MARKETS EQUITY
                                                             -------------------------------
                                                                   2000            1999
                                                             ---------------- --------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income .....................................  $    2,063,732   $  (121,305)
 Net realized gain (loss) ..................................      (2,038,716)    1,587,588
 Change in unrealized appreciation (depreciation) of
  investments ..............................................     (18,204,764)    6,926,025
                                                              --------------   -----------
 Net increase (decrease) in net assets from operations .....     (18,179,748)    8,392,308
                                                              --------------   -----------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ............................................      12,085,881     5,524,684
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................      75,039,979    18,165,622
                                                              --------------   -----------
   Total ...................................................      87,125,860    23,690,306
                                                              --------------   -----------
  Benefits and other policy transactions ...................       1,713,252       594,303
  Withdrawal and administrative charges ....................          72,727        24,586
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................      63,809,986    11,518,460
                                                              --------------   -----------
   Total ...................................................      65,595,965    12,137,349
                                                              --------------   -----------
 Net increase (decrease) in net assets from
  Contractowners transactions ..............................      21,529,895    11,552,957
                                                              --------------   -----------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) ..................................................          96,171         5,364
                                                              --------------   -----------
INCREASE (DECREASE) IN NET ASSETS ..........................       3,446,318    19,950,629
NET ASSETS, BEGINNING OF PERIOD ............................      24,223,407     4,272,778
                                                              --------------   -----------
NET ASSETS, END OF PERIOD ..................................  $   27,669,725   $24,223,407
                                                              ==============   ===========




                                                                      T. ROWE PRICE                   T. ROWE PRICE
                                                                      EQUITY INCOME                INTERNATIONAL STOCK
                                                             ------------------------------- -------------------------------
                                                                   2000            1999            2000            1999
                                                             --------------- --------------- ---------------- --------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
 Net investment income .....................................  $  1,100,537    $    504,557    $     (664,782)  $  (255,999)
 Net realized gain (loss) ..................................     3,077,032       3,095,646         5,789,192     2,612,042
 Change in unrealized appreciation (depreciation) of
  investments ..............................................     2,647,008      (2,595,846)      (15,879,544)    8,166,038
                                                              ------------    ------------    --------------   -----------
 Net increase (decrease) in net assets from operations .....     6,824,577       1,004,357       (10,755,134)   10,522,081
                                                              ------------    ------------    --------------   -----------
FROM CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Contributions ............................................     4,581,766      13,079,380        11,202,956     6,277,183
  Transfers from other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................    12,864,906      11,031,299       112,727,128    26,321,124
                                                              ------------    ------------    --------------   -----------
   Total ...................................................    17,446,672      24,110,679       123,930,084    32,598,307
                                                              ------------    ------------    --------------   -----------
  Benefits and other policy transactions ...................     5,023,106       2,735,421         3,160,431     1,145,140
  Withdrawal and administrative charges ....................       170,134         186,648           123,355        99,776
  Transfers to other Funds and Guaranteed Interest
   Rate Account (Note 1) ...................................    17,147,948       8,695,281       104,971,310    23,678,541
                                                              ------------    ------------    --------------   -----------
   Total ...................................................    22,341,188      11,617,350       108,255,096    24,923,457
                                                              ------------    ------------    --------------   -----------
 Net increase (decrease) in net assets from
  Contractowners transactions ..............................    (4,894,516)     12,493,329        15,674,988     7,674,850
                                                              ------------    ------------    --------------   -----------
NET INCREASE (DECREASE) IN AMOUNT RETAINED BY
 EQUITABLE LIFE IN SEPARATE ACCOUNT NO. 45
 (Note 5) ..................................................        (8,697)         (6,635)           (6,187)        6,268
                                                              ------------    ------------    --------------   -----------
INCREASE (DECREASE) IN NET ASSETS ..........................     1,921,364      13,491,051         4,913,667    18,203,199
NET ASSETS, BEGINNING OF PERIOD ............................    67,843,126      54,352,075        47,858,095    29,654,896
                                                              ------------    ------------    --------------   -----------
NET ASSETS, END OF PERIOD ..................................  $ 69,764,490    $ 67,843,126    $   52,771,762   $47,858,095
                                                              ============    ============    ==============   ===========

-------
(a) Commenced operations on January 1, 1999.
(b) Commenced operations on May 1, 1999.
(c) Commenced operations on May 2, 2000.
(d) Commenced operations on September 5, 2000.
See Notes to Financial Statements.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000


1. General

   The Equitable Life Assurance Society of the United States ("Equitable Life") Separate Account No. 45 (the Account) is organized as a unit investment trust, a type of investment company, and is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the 1940
   Act). EQ Advisors Trust ("EQAT" or "Trust") commenced operations on May 1, 1997. For periods prior to October 18, 1999, the Alliance portfolios (other than EQ/Alliance Premier Growth) were part of the Hudson River Trust. On October 18, 1999, these portfolios became corresponding portfolios of EQAT. EQAT is an open-ended, diversified management investment company that sells shares of a Portfolio ("Portfolio") of a mutual fund to separate accounts of insurance companies. Each Portfolio has separate investment objectives. These financial statements and notes are those of the Account.

   Equitable Life serves as investment manager of EQAT. As such, Equitable Life oversees the activities of the investment advisors with respect to EQAT and is responsible for retaining or discontinuing the services of those advisors. Alliance Capital Management L.P. ("Alliance") serves as an investment adviser for the Alliance Portfolios (including EQ/Aggressive, EQ/Alliance Premier Growth, EQ/Alliance Technology, EQ Equity 500 Index). Alliance is a limited partnership which is directly majority-owned by Equitable Life and AXA Financial, Inc. (parent to Equitable Life).

   AXA Advisors, LLC ("AXA Advisors"), the successor to EQ Financial Consultants, Inc., is an affiliate of Equitable Life, and a distributor and principal underwriter of the Contracts and the Account. AXA Advisors is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc.

   The Contracts are sold by financial professionals who are registered representatives of AXA Advisors and licensed insurance agents of AXA Network, LLC, its subsidiaries and AXA Network Insurance Agency of Texas, Inc. (affiliates of Equitable Life). AXA Advisors receives commissions and other service-related payments under its Distribution Agreement with Equitable Life and its Networking Agreement with AXA Network.

   The Account consists of 35 variable investment options:

   o Alliance Common Stock
   o Alliance Conservative Investors
   o Alliance Global
   o Alliance Growth and Income
   o Alliance Growth Investors
   o Alliance High Yield
   o Alliance Intermediate Government Securities
   o Alliance International
   o Alliance Money Market
   o Alliance Small Cap Growth
   o Capital Guardian Research
   o Capital Guardian U.S. Equity
   o EQ/Aggressive Stock(1)
   o EQ/Alliance Premier Growth
   o EQ/Alliance Technology
   o EQ/AXP New Dimensions
   o EQ/AXP Strategy Aggressive
   o EQ Equity 500 Index(2)
   o EQ/Evergreen
   o EQ/Evergreen Foundation
   o EQ International Equity Index(3)
   o EQ/Janus Large Cap Growth
   o EQ/Putnam Balanced
   o EQ/Putnam Growth & Income Value
   o EQ Small Company Index(4)
   o FI Mid Cap
   o FI Small/Mid Cap Value(5)
   o Mercury Basic Value Equity(6)
   o Mercury World Strategy(7)
   o MFS Emerging Growth Companies
   o MFS Growth with Income
   o MFS Research
   o Morgan Stanley Emerging Markets Equity
   o T. Rowe Price Equity Income
   o T. Rowe Price International Stock

----------
(1) Formerly known as Alliance Aggressive
(2) Formerly known as Alliance Equity Index
(3) Formerly known as BT International Equity Index
(4) Formerly known as BT Small Company Index
(5) Formerly known as Warburg Pincus Small Company Value
(6) Formerly known as Merrill Lynch Basic Value Equity
(7) Formerly known as Merrill Lynch World Strategy

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


1. General (Concluded)

   On October 6, 2000 Allliance Equity Index Portfolio acquired all the net assets of the BT Equity 500 Index Portfolio pursuant to a substitution transaction. For accounting purposes, this transaction is treated as a merger. The Alliance Equity Index Porfolio was renamed EQ Equity Index Portfolio. The substitution was accomplished by a tax-free exchange of 7,518,285 Class IB shares of EQ Equity 500 Index Portfolio 500 (valued at $212,752,364) for the 14,943,653 Class IB shares of BT Equity 500 Index Portfolio outstanding on October 6, 2000. BT Equity 500 Index Portfolio's assets at that date ($212,752,364), were combined with those of EQ Equity 500 Index Portfolio. The aggregate net assets of EQ Equity Index Portfolio and BT Equity 500 Index Portfolio immediately before the substitution were $937,747 and $212,752,364, respectively, resulting in combined net assets of $213,690,111.

   The assets in each variable investment option are invested in Class IA and IB shares of a corresponding mutual fund portfolio of EQAT. Class IA and IB shares are offered by EQAT at net asset value. Both classes of shares are subject to fees for investment management and advisory services and other Trust expenses. Class IB shares are also subject to distribution fees imposed under a distribution plan (herein the "Rule 12b-1 Plans") adopted pursuant to Rule 12b-1 under the 1940 Act, as amended. The Rule 12b-1 Plans provide that EQAT, on behalf of each variable investment option, may charge annually up to 0.25% of the average daily net assets of a Variable Investment Option attributable to its Class IB shares in respect of activities primarily intended to result in the sale of the Class IB shares. These fees are reflected in the net asset value of the shares. Class IA shares of EQAT continue to be purchased by contracts in-force prior to May 1, 1997.

   The Account is used to fund benefits for variable annuities issued by Equitable Life including the Income Manager Accumulator, Equitable Accumulator, Equitable Accumulator Select and Equitable Accumulator Plus deferred variable annuities which combine the portfolios in the Account with guaranteed fixed rate options. The Income Manager Accumulator, Equitable Accumulator and Equitable Accumulator Select are offered with the same variable investment options for use as a nonqualified annuity ("NQ") for after-tax contributions only, an annuity that is an investment vehicle for certain qualified plans ("QP"), an individual retirement annuity ("IRA") or a tax-sheltered annuity ("TSA"). Equitable Accumulator Plus is offered with the same variable investment options for use as an NQ, QP or IRA. Income Manager Accumulator (NQ, IRA, QP and TSA), Equitable Accumulator (NQ, IRA, QP and
   TSA), Equitable Accumulator Select (NQ, IRA, QP and TSA), Equitable Accumulator Plus (NQ, IRA and QP), collectively referred to as the Contracts, are offered under group and individual variable annuity forms.

   All Contracts are issued by Equitable Life. The assets of the Account are the property of Equitable Life. However, the portion of the Account's assets attributable to the Contracts will not be chargeable with liabilities arising out of any other business Equitable Life may conduct.

   Contractowners may allocate amounts in their individual accounts to the variable investment options, and/or to the guaranteed interest account of Equitable Life's General Account, and fixed maturity options of Separate Account 46. The net assets of any variable investment option may not be less than the aggregate of the Contractowners' accounts allocated to that variable investment option. Additional assets are set aside in Equitable Life's General Account to provide for other policy benefits, as required under the state insurance law. Equitable Life's General Account is subject to creditor rights. Receivable/Payable for policy-related transactions represent amounts due to/from general account predominately related to premiums, surrenders and death benefits.

2. Significant Accounting Policies

   The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   On November 21, 2000, the American Institute of Certified Public Accountants issued a revised Audit and Accounting Guide "Audits of Investment Companies." Adoption of the new requirements is not expected to have a significant impact on the Account's financial position or earnings.

   Investments are made in shares of EQAT and are valued at the net asset values per share of the respective Portfolios. The net asset value is determined by EQAT using the market or fair value of the underlying assets of the Portfolio less liabilities.

   Investment transactions in EQAT are recorded on the trade date. Dividends and capital gains are declared and distributed by the Trust at the end of each year and are automatically reinvested on the ex-dividend date. Realized gains and losses include (1) gains and losses on redemptions of EQAT's shares (determined on the identified cost basis) and (2) Trust distributions representing the net realized gains on Trust investment transactions.

   No federal income tax based on net income or realized and unrealized capital gains is currently applicable to Contracts participating in the Account by reason of applicable provisions of the Internal Revenue Code and no federal income tax payable by Equitable Life is expected to

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


2. Significant Accounting Policies (Concluded)

   affect the unit value of Contracts participating in the Account. Accordingly, no provision for income taxes is required. However, Equitable Life retains the right to charge for any federal income tax incurred which is attributable to the Account if the law is changed.

3. Asset Charges

   Charges are made directly against the net assets of the Account and are reflected daily in the computation of the unit values of the Contracts. Under the Contracts, Equitable Life charges the Account for the following charges:


                                                                              ASSET-BASED
                                                            MORTALITY AND   ADMINISTRATION   DISTRIBUTION       CURRENT
                                                            EXPENSE RISKS       CHARGE          CHARGE      AGGREGATE CHARGE
                                                           --------------- ---------------- -------------- -----------------
   Income Manager Accumulator ..........................        0.90%           0.25%            --             1.15%
   Equitable Accumulator ...............................        1.10%           0.25%            --             1.35%
   Equitable Accumulator Select ........................        1.10%           0.25%            0.25%          1.60%
   Equitable Accumulator Plus ..........................        1.10%           0.25%            0.25%          1.60%
   Equitable Accumulator issued after March 1, 2000 ....        1.10%           0.25%            0.20%          1.55%

   The charges may be retained in the Account by Equitable Life and participate in the net investment results of the Trusts. The aggregate of these charges may not exceed a total effective annual rate of 1.15% for Income Manager Accumulator, 1.45% for Equitable Accumulator, 1.70% for Equitable Accumulator Select, 1.70% for Equitable Accumulator Plus and 1.65% for Equitable Accumulator. Trust shares are valued at their net asset value with investment advisory or management fees, the 12b-1 fee, and other expenses of the Trust, in effect, passed on to the Account and reflected in the accumulation unit values of the Contracts.

   Included in the Withdrawal and Administrative Charges line of the Statements of Changes in Net Assets are certain administrative charges which are deducted from the Contractowners account value.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


4. Contributions, Transfers and Charges

   Accumulation units issued and redeemed during the periods indicated were:


                                                             YEARS ENDED DECEMBER 31,
                                                            --------------------------
                                                               2000          1999
                                                            ---------   --------------
                                                                  (IN THOUSANDS)
ALLIANCE COMMON STOCK
---------------------
Issued         --   1.15% Class A Unit Value ..............      55          121
                    1.15% Class B Unit Value ..............      75          168
                    1.35% Class B Unit Value (b) ..........     571        1,078
                    1.55% Class B Unit Value (e) ..........     227           --
                    1.60% Class B Unit Value (d) ..........     269           69

Redeemed       --   1.15% Class A Unit Value ..............    (156)        (207)
                    1.15% Class B Unit Value ..............    (153)        (203)
                    1.35% Class B Unit Value (b) ..........    (230)        (194)
                    1.55% Class B Unit Value (e) ..........     (10)          --
                    1.60% Class B Unit Value (d) ..........     (24)          (3)

ALLIANCE CONSERVATIVE INVESTORS
-------------------------------
Issued         --   1.15% Class A Unit Value ..............     130          272
                    1.15% Class B Unit Value ..............     154          248
                    1.35% Class B Unit Value (b) ..........   1,552        2,068
                    1.55% Class B Unit Value (e) ..........     656           --
                    1.60% Class B Unit Value (d) ..........     845          222

Redeemed       --   1.15% Class A Unit Value ..............    (171)        (308)
                    1.15% Class B Unit Value ..............    (169)        (225)
                    1.35% Class B Unit Value (b) ..........    (590)        (384)
                    1.55% Class B Unit Value (e) ..........     (53)          --
                    1.60% Class B Unit Value (d) ..........     (80)          (6)

----------
(a) Units were made available for sale on January 1, 1998.
(b) Units were made available for sale on May 1, 1998.
(c) Units were made available for sale on January 4, 1999.
(d) Units were made available for sale on May 1, 1999.
(e) Units were made available for sale on March 1, 2000.
(f) Units were made available for sale on May 2, 2000.
(g) Units were made available for sale on September 5, 2000.
(h) A substitution of BT Equity 500 Index Portfolio for EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


4. Contributions, Transfers and Charges (Continued)


   Accumulation units issued and redeemed during the periods indicated were:


                                                             YEARS ENDED DECEMBER 31,
                                                            ---------------------------
                                                                2000           1999
                                                            -----------   -------------
                                                                  (IN THOUSANDS)
ALLIANCE GLOBAL
---------------
Issued         --   1.15% Class A Unit Value ..............        79           109
                    1.15% Class B Unit Value ..............       123           192
                    1.35% Class B Unit Value (b) ..........     5,538         2,875
                    1.55% Class B Unit Value (e) ..........       461            --
                    1.60% Class B Unit Value (d) ..........       551           101

Redeemed       --   1.15% Class A Unit Value ..............      (167)         (182)
                    1.15% Class B Unit Value ..............      (116)         (138)
                    1.35% Class B Unit Value (b) ..........    (5,064)       (1,868)
                    1.55% Class B Unit Value (e) ..........       (19)           --
                    1.60% Class B Unit Value (d) ..........       (46)           (4)

ALLIANCE GROWTH AND INCOME
--------------------------
Issued         --   1.15% Class A Unit Value ..............       328           351
                    1.15% Class B Unit Value ..............       407           578
                    1.35% Class B Unit Value (b) ..........     3,057         4,706
                    1.55% Class B Unit Value (e) ..........     1,261            --
                    1.60% Class B Unit Value (d) ..........     1,493           354

Redeemed       --   1.15% Class A Unit Value ..............      (520)         (514)
                    1.15% Class B Unit Value ..............      (554)         (566)
                    1.35% Class B Unit Value (b) ..........    (1,110)         (603)
                    1.55% Class B Unit Value (e) ..........       (38)           --
                    1.60% Class B Unit Value (d) ..........      (174)          (12)

ALLIANCE GROWTH INVESTORS
-------------------------
Issued         --   1.15% Class A Unit Value ..............        74           116
                    1.15% Class B Unit Value ..............       164           258
                    1.35% Class B Unit Value (b) ..........     1,293         1,865
                    1.55% Class B Unit Value (e) ..........       655            --
                    1.60% Class B Unit Value (d) ..........       695           153

Redeemed       --   1.15% Class A Unit Value ..............      (158)         (206)
                    1.15% Class B Unit Value ..............      (208)         (190)
                    1.35% Class B Unit Value (b) ..........      (400)         (205)
                    1.55% Class B Unit Value (e) ..........       (31)           --

----------
(a) Units were made available for sale on January 1, 1998.
(b) Units were made available for sale on May 1, 1998.
(c) Units were made available for sale on January 4, 1999.
(d) Units were made available for sale on May 1, 1999.
(e) Units were made available for sale on March 1, 2000.
(f) Units were made available for sale on May 2, 2000.
(g) Units were made available for sale on September 5, 2000.
(h) A substitution of BT Equity 500 Index Portfolio for EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


4. Contributions, Transfers and Charges (Continued)


   Accumulation units issued and redeemed during the periods indicated were:


                                                                     YEARS ENDED DECEMBER 31,
                                                                  ------------------------------
                                                                       2000             1999
                                                                  --------------   -------------
                                                                          (IN THOUSANDS)
ALLIANCE GROWTH INVESTORS (CONCLUDED)
-------------------------------------
                          1.60% Class B Unit Value (d) ..........      (52)              (4)

ALLIANCE HIGH YIELD
-------------------
Issued               --   1.15% Class A Unit Value ..............      325              273
                          1.15% Class B Unit Value ..............      116              210
                          1.35% Class B Unit Value (b) ..........      602            1,136
                          1.55% Class B Unit Value (e) ..........      154               --
                          1.60% Class B Unit Value (d) ..........      209               36

Redeemed             --   1.15% Class A Unit Value ..............     (353)            (347)
                          1.15% Class B Unit Value ..............     (384)            (597)
                          1.35% Class B Unit Value (b) ..........     (525)            (398)
                          1.55% Class B Unit Value (e) ..........       (9)              --
                          1.60% Class B Unit Value (d) ..........      (25)              (1)

ALLIANCE INTERMEDIATE GOVERNMENT SECURITIES
-------------------------------------------
Issued               --   1.15% Class A Unit Value ..............       64              279
                          1.15% Class B Unit Value ..............      129              232
                          1.35% Class B Unit Value (b) ..........    1,126            1,863
                          1.55% Class B Unit Value (e) ..........      278               --
                          1.60% Class B Unit Value (d) ..........      463               93

Redeemed             --   1.15% Class A Unit Value ..............     (155)            (352)
                          1.15% Class B Unit Value ..............     (265)            (440)
                          1.35% Class B Unit Value (b) ..........     (851)            (735)
                          1.55% Class B Unit Value (e) ..........       (8)              --
                          1.60% Class B Unit Value (d) ..........      (36)             (34)

ALLIANCE INTERNATIONAL
----------------------
Issued               --   1.15% Class A Unit Value ..............     7,081           5,191
                          1.15% Class B Unit Value ..............     1,392             519
                          1.35% Class B Unit Value (b) ..........     6,733           2,751
                          1.55% Class B Unit Value (e) ..........       411              --
                          1.60% Class B Unit Value (d) ..........     6,699              43

----------
(a) Units were made available for sale on January 1, 1998.
(b) Units were made available for sale on May 1, 1998.
(c) Units were made available for sale on January 4, 1999.
(d) Units were made available for sale on May 1, 1999.
(e) Units were made available for sale on March 1, 2000.
(f) Units were made available for sale on May 2, 2000.
(g) Units were made available for sale on September 5, 2000.
(h) A substitution of BT Equity 500 Index Portfolio for EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


4. Contributions, Transfers and Charges (Continued)


   Accumulation units issued and redeemed during the periods indicated were:


                                                             YEARS ENDED DECEMBER 31,
                                                            ---------------------------
                                                                2000           1999
                                                            -----------   -------------
                                                                  (IN THOUSANDS)
ALLIANCE INTERNATIONAL (CONCLUDED)
----------------------------------
Redeemed       --   1.15% Class A Unit Value ..............    (6,995)       (5,337)
                    1.15% Class B Unit Value ..............    (1,368)         (543)
                    1.35% Class B Unit Value (b) ..........    (6,485)       (2,326)
                    1.55% Class B Unit Value (e) ..........       (21)           --
                    1.60% Class B Unit Value (d) ..........    (6,435)           (5)

ALLIANCE MONEY MARKET
---------------------
Issued         --   1.15% Class A Unit Value ..............     4,961         4,409
                    1.15% Class B Unit Value ..............     1,817         2,437
                    1.35% Class B Unit Value (b) ..........    17,600        10,819
                    1.55% Class B Unit Value (e) ..........       869            --
                    1.60% Class B Unit Value (d) ..........    10,029           742
                    0% Unit Value .........................       296           718

Redeemed       --   1.15% Class A Unit Value ..............    (5,345)       (4,049)
                    1.15% Class B Unit Value ..............    (2,515)       (2,082)
                    1.35% Class B Unit Value (b) ..........   (18,640)       (9,485)
                    1.55% Class B Unit Value (e) ..........      (298)           --
                    1.60% Class B Unit Value (d) ..........    (8,696)         (193)
                    0% Unit Value .........................      (519)       (2,404)

ALLIANCE SMALL CAP GROWTH
-------------------------
Issued         --   1.15% Class A Unit Value ..............       579           152
                    1.15% Class B Unit Value ..............       604           365
                    1.35% Class B Unit Value (b) ..........     1,358           771
                    1.55% Class B Unit Value (e) ..........       852            --
                    1.60% Class B Unit Value (d) ..........     1,398            30

Redeemed       --   1.15% Class A Unit Value ..............      (285)         (274)
                    1.15% Class B Unit Value ..............      (381)         (909)
                    1.35% Class B Unit Value (b) ..........      (466)         (282)
                    1.55% Class B Unit Value (e) ..........       (26)           --
                    1.60% Class B Unit Value (d) ..........      (710)           --

----------
(a) Units were made available for sale on January 1, 1998.
(b) Units were made available for sale on May 1, 1998.
(c) Units were made available for sale on January 4, 1999.
(d) Units were made available for sale on May 1, 1999.
(e) Units were made available for sale on March 1, 2000.
(f) Units were made available for sale on May 2, 2000.
(g) Units were made available for sale on September 5, 2000.
(h) A substitution of BT Equity 500 Index Portfolio for EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


4. Contributions, Transfers and Charges (Continued)


   Accumulation units issued and redeemed during the periods indicated were:


                                                             YEARS ENDED DECEMBER 31,
                                                            --------------------------
                                                                2000           1999
                                                            ------------   -----------
                                                                  (IN THOUSANDS)
CAPITAL GUARDIAN RESEARCH
-------------------------
Issued         --   1.15% Class B Unit Value (d) ..........      61             20
                    1.35% Class B Unit Value (d) ..........     122             75
                    1.55% Class B Unit Value (e) ..........     112             --
                    1.60% Class B Unit Value (d) ..........     103             13

Redeemed       --   1.15% Class B Unit Value (d) ..........     (24)            --
                    1.35% Class B Unit Value (d) ..........     (20)            (3)
                    1.55% Class B Unit Value (e) ..........      (1)            --
                    1.60% Class B Unit Value (d) ..........      (4)            --

CAPITAL GUARDIAN U.S. EQUITY
----------------------------
Issued         --   1.15% Class B Unit Value (d) ..........      35             13
                    1.35% Class B Unit Value (d) ..........     226            130
                    1.55% Class B Unit Value (e) ..........     111             --
                    1.60% Class B Unit Value (d) ..........     129             33

Redeemed       --   1.15% Class B Unit Value (d) ..........      (4)            (5)
                    1.35% Class B Unit Value (d) ..........     (55)            (4)
                    1.55% Class B Unit Value (e) ..........      (1)            --
                    1.60% Class B Unit Value (d) ..........      (5)            (2)

EQ/AGGRESSIVE STOCK
-------------------
Issued         --   1.15% Class A Unit Value ..............      48             60
                    1.15% Class B Unit Value ..............      29             78
                    1.35% Class B Unit Value (b) ..........     176            383
                    1.55% Class B Unit Value (e) ..........      38             --
                    1.60% Class B Unit Value (d) ..........      59             16

Redeemed       --   1.15% Class A Unit Value ..............    (197)          (307)
                    1.15% Class B Unit Value ..............    (111)          (197)
                    1.35% Class B Unit Value (b) ..........    (134)          (123)
                    1.55% Class B Unit Value (e) ..........      (2)            --
                    1.60% Class B Unit Value (d) ..........     (10)            --

----------
(a) Units were made available for sale on January 1, 1998.
(b) Units were made available for sale on May 1, 1998.
(c) Units were made available for sale on January 4, 1999.
(d) Units were made available for sale on May 1, 1999.
(e) Units were made available for sale on March 1, 2000.
(f) Units were made available for sale on May 2, 2000.
(g) Units were made available for sale on September 5, 2000.
(h) A substitution of BT Equity 500 Index Portfolio for EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


4. Contributions, Transfers and Charges (Continued)


   Accumulation units issued and redeemed during the periods indicated were:


                                                                  YEARS ENDED DECEMBER 31,
                                                                  ------------------------
                                                                       2000         1999
                                                                  -------------   --------
                                                                       (IN THOUSANDS)
EQ/ALLIANCE PREMIER GROWTH
--------------------------
Issued               --   1.15% Class B Unit Value ..............     1,818        2,008
                          1.35% Class B Unit Value (d) ..........     7,215        6,724
                          1.55% Class B Unit Value (e) ..........     3,483           --
                          1.60% Class B Unit Value (d) ..........     4,207        1,131

Redeemed             --   1.15% Class B Unit Value ..............      (563)        (216)
                          1.35% Class B Unit Value (d) ..........    (1,387)        (420)
                          1.55% Class B Unit Value (e) ..........      (128)          --
                          1.60% Class B Unit Value (d) ..........      (411)         (19)

EQ/ALLIANCE TECHNOLOGY
----------------------
Issued               --   1.15% Class B Unit Value(f) ...........     2,716           --
                          1.35% Class B Unit Value (f) ..........     2,113           --
                          1.55% Class B Unit Value (f) ..........     1,684           --
                          1.60% Class B Unit Value (f) ..........     1,785           --

Redeemed             --   1.15% Class B Unit Value (f) ..........    (1,524)          --
                          1.35% Class B Unit Value (f) ..........      (261)          --
                          1.55% Class B Unit Value (f) ..........       (84)          --
                          1.60% Class B Unit Value (f) ..........      (113)          --

EQ/AXP NEW DIMENSIONS
---------------------
Issued               --   1.15% Class B Unit Value (g) ..........        12           --
                          1.35% Class B Unit Value (g) ..........        46           --
                          1.55% Class B Unit Value (g) ..........        49           --
                          1.60% Class B Unit Value (g) ..........        29           --

Redeemed             --   1.15% Class B Unit Value (g) ..........        --           --
                          1.35% Class B Unit Value (g) ..........        (5)          --
                          1.55% Class B Unit Value (g) ..........        --           --
                          1.60% Class B Unit Value (g) ..........        --           --

EQ/AXP STRATEGY AGGRESSIVE
--------------------------
Issued               --   1.15% Class B Unit Value (g) ..........        27           --
                          1.35% Class B Unit Value (g) ..........       109           --

----------
(a) Units were made available for sale on January 1, 1998.
(b) Units were made available for sale on May 1, 1998.
(c) Units were made available for sale on January 4, 1999.
(d) Units were made available for sale on May 1, 1999.
(e) Units were made available for sale on March 1, 2000.
(f) Units were made available for sale on May 2, 2000.
(g) Units were made available for sale on September 5, 2000.
(h) A substitution of BT Equity 500 Index Portfolio for EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


4. Contributions, Transfers and Charges (Continued)


   Accumulation units issued and redeemed during the periods indicated were:


                                                                   YEARS ENDED DECEMBER 31,
                                                                  ---------------------------
                                                                       2000           1999
                                                                  --------------   ----------
                                                                        (IN THOUSANDS)
EQ/AXP STRATEGY AGGRESSIVE (CONCLUDED)
--------------------------------------
                          1.55% Class B Unit Value (g) ..........       52             --
                          1.60% Class B Unit Value (g) ..........       85             --

Redeemed             --   1.15% Class B Unit Value (g) ..........       (1)            --
                          1.35% Class B Unit Value (g) ..........       (8)            --
                          1.55% Class B Unit Value (g) ..........       (0)            --
                          1.60% Class B Unit Value (g) ..........      (19)            --

EQ EQUITY 500 INDEX (H)
-----------------------
Issued               --   1.15% Class A Unit Value ..............    1,307             --
                          1.35% Class B Unit Value ..............    5,078              5
                          1.55% Class B Unit Value (e) ..........      430             --
                          1.60% Class B Unit Value (d) ..........      801             41

Redeemed             --   1.15% Class A Unit Value ..............     (111)            --
                          1.35% Class B Unit Value ..............     (172)            (8)
                          1.55% Class B Unit Value (e) ..........      (10)            --
                          1.60% Class B Unit Value (d) ..........      (67)           (27)

EQ/EVERGREEN
------------
Issued               --   1.15% Class B Unit Value (c) ..........       21             49
                          1.35% Class B Unit Value (c) ..........       80            160
                          1.55% Class B Unit Value (e) ..........       40             --
                          1.60% Class B Unit Value (d) ..........       13              8

Redeemed             --   1.15% Class B Unit Value (c) ..........       (6)            (5)
                          1.35% Class B Unit Value (c) ..........      (55)           (21)
                          1.55% Class B Unit Value (e) ..........       --             --
                          1.60% Class B Unit Value (d) ..........       (4)            --

EQ/EVERGREEN FOUNDATION
-----------------------
Issued               --   1.15% Class B Unit Value ..............       30             19
                          1.35% Class B Unit Value (b) ..........      172            154
                          1.55% Class B Unit Value (e) ..........      125             --
                          1.60% Class B Unit Value (d) ..........      134             46

----------
(a) Units were made available for sale on January 1, 1998.
(b) Units were made available for sale on May 1, 1998.
(c) Units were made available for sale on January 4, 1999.
(d) Units were made available for sale on May 1, 1999.
(e) Units were made available for sale on March 1, 2000.
(f) Units were made available for sale on May 2, 2000.
(g) Units were made available for sale on September 5, 2000.
(h) A substitution of BT Equity 500 Index Portfolio for EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


4. Contributions, Transfers and Charges (Continued)


   Accumulation units issued and redeemed during the periods indicated were:


                                                             YEARS ENDED DECEMBER 31,
                                                            ---------------------------
                                                                2000           1999
                                                            ------------   ------------
                                                                  (IN THOUSANDS)
EQ/EVERGREEN FOUNDATION (CONCLUDED)
-----------------------------------
Redeemed       --   1.15% Class B Unit Value ..............      (6)            (3)
                    1.35% Class B Unit Value (b) ..........     (42)            (5)
                    1.55% Class B Unit Value (e) ..........      (3)            --
                    1.60% Class B Unit Value (d) ..........     (13)            (2)

EQ INTERNATIONAL EQUITY INDEX
-----------------------------
Issued         --   1.15% Class B Unit Value ..............      84            142
                    1.35% Class B Unit Value (b) ..........     441            673
                    1.55% Class B Unit Value (e) ..........     116             --
                    1.60% Class B Unit Value (d) ..........     188             63

Redeemed       --   1.15% Class B Unit Value ..............     (83)          (129)
                    1.35% Class B Unit Value (b) ..........    (228)          (111)
                    1.55% Class B Unit Value (e) ..........      (5)            --
                    1.60% Class B Unit Value (d) ..........     (74)           (30)

EQ/JANUS LARGE CAP GROWTH
-------------------------
Issued         --   1.15% Class B Unit Value (g) ..........      78             --
                    1.35% Class B Unit Value (g) ..........     266             --
                    1.55% Class B Unit Value (g) ..........     188             --
                    1.60% Class B Unit Value (g) ..........     306             --

Redeemed       --   1.15% Class B Unit Value (g) ..........      (1)            --
                    1.35% Class B Unit Value (g) ..........      (8)            --
                    1.55% Class B Unit Value (g) ..........      (6)            --
                    1.60% Class B Unit Value (g) ..........     (11)            --

EQ/PUTNAM BALANCED
------------------
Issued         --   1.15% Class B Unit Value ..............     118            263
                    1.35% Class B Unit Value (b) ..........   1,031          1,991
                    1.55% Class B Unit Value (e) ..........     193             --
                    1.60% Class B Unit Value (d) ..........     100             23

Redeemed       --   1.15% Class B Unit Value ..............    (534)          (462)

----------
(a) Units were made available for sale on January 1, 1998.
(b) Units were made available for sale on May 1, 1998.
(c) Units were made available for sale on January 4, 1999.
(d) Units were made available for sale on May 1, 1999.
(e) Units were made available for sale on March 1, 2000.
(f) Units were made available for sale on May 2, 2000.
(g) Units were made available for sale on September 5, 2000.
(h) A substitution of BT Equity 500 Index Portfolio for EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


4. Contributions, Transfers and Charges (Continued)


   Accumulation units issued and redeemed during the periods indicated were:


                                                              YEARS ENDED DECEMBER 31,
                                                            -----------------------------
                                                                 2000            1999
                                                            -------------   -------------
                                                                   (IN THOUSANDS)
EQ/PUTNAM BALANCED (CONCLUDED)
------------------------------
                    1.35% Class B Unit Value (b) ..........    (1,092)          (350)
                    1.55% Class B Unit Value (e) ..........        (5)            --
                    1.60% Class B Unit Value (d) ..........       (16)            (4)

EQ/PUTNAM GROWTH & INCOME VALUE
-------------------------------
Issued         --   1.15% Class B Unit Value ..............       157            386
                    1.35% Class B Unit Value (b) ..........       695          1,437
                    1.55% Class B Unit Value (e) ..........        82             --
                    1.60% Class B Unit Value (d) ..........       123             14

Redeemed       --   1.15% Class B Unit Value ..............      (662)          (535)
                    1.35% Class B Unit Value (b) ..........      (708)          (247)
                    1.55% Class B Unit Value (e) ..........        (2)            --
                    1.60% Class B Unit Value (d) ..........       (11)            (2)

EQ SMALL COMPANY INDEX
----------------------
Issued         --   1.15% Class B Unit Value (d) ..........       504            171
                    1.35% Class B Unit Value (b) ..........       441            585
                    1.55% Class B Unit Value (e) ..........       108             --
                    1.60% Class B Unit Value (d) ..........       116             25

Redeemed       --   1.15% Class B Unit Value (d) ..........      (535)           (81)
                    1.35% Class B Unit Value (b) ..........      (209)          (113)
                    1.55% Class B Unit Value (e) ..........        (1)            --
                    1.60% Class B Unit Value (d) ..........       (26)            (2)

FI MID CAP
----------
Issued         --   1.15% Class B Unit Value (g) ..........        45             --
                    1.35% Class B Unit Value (g) ..........        99             --
                    1.55% Class B Unit Value (g) ..........        59             --
                    1.60% Class B Unit Value (g) ..........       156             --

Redeemed       --   1.15% Class B Unit Value (g) ..........        (2)            --
                    1.35% Class B Unit Value (g) ..........       (17)            --
                    1.55% Class B Unit Value (g) ..........        (1)            --

----------
(a) Units were made available for sale on January 1, 1998.
(b) Units were made available for sale on May 1, 1998.
(c) Units were made available for sale on January 4, 1999.
(d) Units were made available for sale on May 1, 1999.
(e) Units were made available for sale on March 1, 2000.
(f) Units were made available for sale on May 2, 2000.
(g) Units were made available for sale on September 5, 2000.
(h) A substitution of BT Equity 500 Index Portfolio for EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


4. Contributions, Transfers and Charges (Continued)


   Accumulation units issued and redeemed during the periods indicated were:


                                                               YEARS ENDED DECEMBER 31,
                                                            ------------------------------
                                                                 2000             1999
                                                            --------------   -------------
                                                                    (IN THOUSANDS)
FI MID CAP (CONCLUDED)
----------------------
                    1.60% Class B Unit Value (g) ..........      (30)               --

FI SMALL/MID CAP VALUE
----------------------
Issued         --   1.15% Class B Unit Value ..............      160               333
                    1.35% Class B Unit Value (b) ..........      414               712
                    1.55% Class B Unit Value (e) ..........       76                --
                    1.60% Class B Unit Value (d) ..........       80                18

Redeemed       --   1.15% Class B Unit Value ..............     (661)           (1,058)
                    1.35% Class B Unit Value (b) ..........     (306)             (300)
                    1.55% Class B Unit Value (e) ..........       (6)               --
                    1.60% Class B Unit Value (d) ..........      (12)               --

MERCURY BASIC VALUE EQUITY
--------------------------
Issued         --   1.15% Class B Unit Value ..............      288               433
                    1.35% Class B Unit Value (b) ..........    1,340             1,879
                    1.55% Class B Unit Value (e) ..........      285                --
                    1.60% Class B Unit Value (d) ..........      320               166

Redeemed       --   1.15% Class B Unit Value ..............     (504)             (398)
                    1.35% Class B Unit Value (b) ..........     (602)             (321)
                    1.55% Class B Unit Value (e) ..........      (10)               --
                    1.60% Class B Unit Value (d) ..........      (52)               (3)

MERCURY WORLD STRATEGY
----------------------
Issued         --   1.15% Class B Unit Value ..............       34                50
                    1.35% Class B Unit Value (b) ..........      884               645
                    1.55% Class B Unit Value (e) ..........       99                --
                    1.60% Class B Unit Value (d) ..........       78                13

Redeemed       --   1.15% Class B Unit Value ..............      (53)             (112)
                    1.35% Class B Unit Value (b) ..........     (802)             (512)
                    1.55% Class B Unit Value (e) ..........       (2)               --
                    1.60% Class B Unit Value (d) ..........       (2)               --

----------
(a) Units were made available for sale on January 1, 1998.
(b) Units were made available for sale on May 1, 1998.
(c) Units were made available for sale on January 4, 1999.
(d) Units were made available for sale on May 1, 1999.
(e) Units were made available for sale on March 1, 2000.
(f) Units were made available for sale on May 2, 2000.
(g) Units were made available for sale on September 5, 2000.
(h) A substitution of BT Equity 500 Index Portfolio for EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


4. Contributions, Transfers and Charges (Continued)


   Accumulation units issued and redeemed during the periods indicated were:


                                                               YEARS ENDED DECEMBER 31,
                                                            ------------------------------
                                                                 2000            1999
                                                            -------------   --------------
                                                                    (IN THOUSANDS)
MFS EMERGING GROWTH COMPANIES
-----------------------------
Issued         --   1.15% Class B Unit Value ..............     1,672          1,445
                    1.35% Class B Unit Value (b) ..........     3,794          4,780
                    1.55% Class B Unit Value (e) ..........     1,356             --
                    1.60% Class B Unit Value (d) ..........     3,134            390

Redeemed       --   1.15% Class B Unit Value ..............    (1,353)          (634)
                    1.35% Class B Unit Value (b) ..........    (1,653)          (608)
                    1.55% Class B Unit Value (e) ..........       (55)            --
                    1.60% Class B Unit Value (d) ..........    (1,682)            (7)

MFS GROWTH WITH INCOME
----------------------
Issued         --   1.15% Class B Unit Value (c) ..........        56            102
                    1.35% Class B Unit Value (c) ..........       638            592
                    1.55% Class B Unit Value (e) ..........       303             --
                    1.60% Class B Unit Value (d) ..........       282            111

Redeemed       --   1.15% Class B Unit Value (c) ..........       (53)           (29)
                    1.35% Class B Unit Value (c) ..........      (174)           (42)
                    1.55% Class B Unit Value (e) ..........        (5)            --
                    1.60% Class B Unit Value (d) ..........       (26)            (8)

MFS RESEARCH
------------
Issued         --   1.15% Class B Unit Value ..............       340            418
                    1.35% Class B Unit Value (b) ..........     1,226          2,163
                    1.55% Class B Unit Value (e) ..........       568             --
                    1.60% Class B Unit Value (d) ..........       969             76

Redeemed       --   1.15% Class B Unit Value ..............      (389)          (458)
                    1.35% Class B Unit Value (b) ..........      (469)          (491)
                    1.55% Class B Unit Value (e) ..........       (17)            --
                    1.60% Class B Unit Value (d) ..........      (327)            (5)

----------
(a) Units were made available for sale on January 1, 1998.
(b) Units were made available for sale on May 1, 1998.
(c) Units were made available for sale on January 4, 1999.
(d) Units were made available for sale on May 1, 1999.
(e) Units were made available for sale on March 1, 2000.
(f) Units were made available for sale on May 2, 2000.
(g) Units were made available for sale on September 5, 2000.
(h) A substitution of BT Equity 500 Index Portfolio for EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


4. Contributions, Transfers and Charges (Concluded)


   Accumulation units issued and redeemed during the periods indicated were:


                                                              YEARS ENDED DECEMBER 31,
                                                            -----------------------------
                                                                 2000            1999
                                                            -------------   -------------
                                                                   (IN THOUSANDS)
MORGAN STANLEY EMERGING MARKETS EQUITY
--------------------------------------
Issued         --   1.15% Class B Unit Value ..............     3,661             818
                    1.35% Class B Unit Value (b) ..........     3,548           2,038
                    1.55% Class B Unit Value (e) ..........       571              --
                    1.60% Class B Unit Value (d) ..........     1,365             133

Redeemed       --   1.15% Class B Unit Value ..............    (3,548)           (590)
                    1.35% Class B Unit Value (b) ..........    (2,753)           (948)
                    1.55% Class B Unit Value (e) ..........       (30)             --
                    1.60% Class B Unit Value (d) ..........      (775)             (7)

T. ROWE PRICE EQUITY INCOME
---------------------------
Issued         --   1.15% Class B Unit Value ..............       367             361
                    1.35% Class B Unit Value (b) ..........       780           1,357
                    1.55% Class B Unit Value (e) ..........        98              --
                    1.60% Class B Unit Value (d) ..........       164             131

Redeemed       --   1.15% Class B Unit Value ..............      (970)           (588)
                    1.35% Class B Unit Value (b) ..........      (779)           (325)
                    1.55% Class B Unit Value (e) ..........        (7)             --
                    1.60% Class B Unit Value (d) ..........       (41)            (14)

T. ROWE PRICE INTERNATIONAL STOCK
---------------------------------
Issued         --   1.15% Class B Unit Value ..............       557             353
                    1.35% Class B Unit Value (b) ..........     5,076           2,580
                    1.55% Class B Unit Value (e) ..........       475              --
                    1.60% Class B Unit Value (d) ..........     3,695              37

Redeemed       --   1.15% Class B Unit Value ..............      (565)           (525)
                    1.35% Class B Unit Value (b) ..........    (4,599)         (1,797)
                    1.55% Class B Unit Value (e) ..........       (13)             --
                    1.60% Class B Unit Value (d) ..........    (3,364)             --

----------
(a) Units were made available for sale on January 1, 1998.
(b) Units were made available for sale on May 1, 1998.
(c) Units were made available for sale on January 4, 1999.
(d) Units were made available for sale on May 1, 1999.
(e) Units were made available for sale on March 1, 2000.
(f) Units were made available for sale on May 2, 2000.
(g) Units were made available for sale on September 5, 2000.
(h) A substitution of BT Equity 500 Index Portfolio for EQ Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 1).

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


5. Amounts retained by Equitable Life in Separate Account No. 45

   The amount retained by Equitable Life in the Account arises principally from
   (1) contributions from Equitable Life, (2) mortality and expense charges, and asset-based administration charges and distribution charges accumulated in the account, and (3) that portion, determined ratably, of the Account's investment results applicable to those assets in the Account in excess of the net assets for the Contracts. Amounts retained by Equitable Life are not subject to charges for mortality and expense risks, asset-based administration charges and distribution charges.

   Amounts retained by Equitable Life in the Account may be transferred at any time by Equitable Life to its General Account.

   The following table shows the surplus contributions (withdrawals) by Equitable Life by investment fund:


                                                             YEARS ENDED DECEMBER 31,
                                                        -----------------------------------
              VARIABLE INVESTMENT OPTION                      2,000              1999
-----------------------------------------------------   ----------------   ----------------
Alliance Common Stock ...............................      (14,371,778)       (10,269,116)
Alliance Conservative Investors .....................       (1,428,686)          (799,865)
Alliance Global .....................................       (2,095,522)        (1,151,112)
Alliance Growth and Income ..........................       (4,781,761)        (3,266,276)
Alliance Growth Investors ...........................       (3,539,887)        (2,151,627)
Alliance High Yield .................................       (1,142,505)          (570,838)
Alliance Intermediate Government Securities .........         (715,383)          (645,073)
Alliance International ..............................         (483,999)          (263,054)
Alliance Money Market ...............................       (1,877,447)        (1,775,382)
Alliance Small Cap Growth ...........................       (1,052,593)          (498,270)
Capital Guardian Research (2) .......................       (7,607,895)         6,638,708
Capital Guardian U.S. Equity (2) ....................       (4,869,944)         4,636,882
EQ/Aggressive Stock .................................       (1,893,143)        (1,749,207)
EQ/Alliance Premier Growth (2) ......................       (6,479,250)         2,976,093
EQ/Alliance Technology (3) ..........................          280,354                 --
EQ/AXP New Dimensions (4) ...........................          498,137                 --
EQ/AXP Strategy Aggressive (4) ......................       10,497,157                 --
EQ Equity 500 Index .................................         (645,105)           (13,379)
EQ/Evergreen (1) ....................................          (33,115)           (15,489)
EQ/Evergreen Foundation (1) .........................          (41,456)           (10,435)
EQ International Equity Index .......................         (211,445)          (125,436)
EQ/Janus Large Cap Growth (4) .......................          486,479                 --
EQ/Putnam Balanced ..................................         (658,977)          (580,297)
EQ/Putnam Growth & Income Value .....................         (620,813)          (641,174)
EQ Small Company Index ..............................         (190,091)          (106,040)
FI Mid Cap (4) ......................................       10,494,563                 --
FI Small/Mid Cap Value ..............................         (376,645)          (398,744)
Mercury Basic Value Equity ..........................       (1,018,964)          (711,912)
Mercury World Strategy ..............................         (106,273)           (77,158)
MFS Emerging Growth Companies .......................       (4,100,158)        (1,688,051)
MFS Growth with Income (1) ..........................         (186,813)           (35,065)
MFS Research ........................................       (1,343,062)          (901,077)
Morgan Stanley Emerging Markets Equity ..............         (367,069)          (115,941)
T. Rowe Price Equity Income .........................         (812,685)          (791,160)
T. Rowe Price International Stock ...................         (686,831)          (413,731)

----------
(1) Commenced operations on January 1, 1999.
(2) Commenced operations on May 1, 1999.
(3) Commenced operations on May 2, 2000.
(4) Commenced operations on September 5, 2000.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values

   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                                  YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------------------------
                                                                  2000         1999         1998         1997         1996
                                                              ------------ ------------ ------------ ------------ ------------
ALLIANCE COMMON STOCK
---------------------
Class A 115bp Unit value, beginning of period ...............   $ 309.23     $ 249.88     $ 195.37    $  152.96     $ 124.52
Class A 115bp Unit value, end of period .....................   $ 262.80     $ 309.23     $ 249.88    $  195.37     $ 152.96
Class B 115bp Unit value, beginning of period (a) ...........   $ 306.70     $ 248.45     $ 194.74    $  153.35           --
Class B 115bp Unit value, end of period (a) .................   $ 260.00     $ 306.70     $ 248.45    $  194.74           --
Class B 135bp Unit value, beginning of period (d) ...........   $ 292.20     $ 237.18     $ 211.50           --           --
Class B 135bp Unit value, end of period (d) .................   $ 247.21     $ 292.20     $ 237.18           --           --
Class B 155bp Unit value, beginning of period (h) ...........   $ 271.05           --           --           --           --
Class B 155bp Unit value, end of period (h) .................   $ 235.03           --           --           --           --
Class B 160bp Unit value, beginning of period (f) ...........   $ 275.01     $ 241.96           --           --           --
Class B 160bp Unit value, end of period (f) .................   $ 232.08     $ 275.01           --           --           --

Number of units outstanding, end of period (000's):
 Class A 115bp ..............................................        893          993        1,079        1,114          494
 Class B 115bp ..............................................        988        1,066        1,101          519           --
 Class B 135bp ..............................................      1,775        1,434          550           --           --
 Class B 155bp ..............................................        217           --           --           --           --
 Class B 160bp ..............................................        310           66           --           --           --

ALLIANCE CONSERVATIVE INVESTORS
-------------------------------
Class A 115bp Unit value, beginning of period ...............   $  23.61     $  21.68     $  19.26        17.21     $  16.55
Class A 115bp Unit value, end of period .....................   $  24.16     $  23.61     $  21.68        19.26     $  17.21
Class B 115bp Unit value, beginning of period (a) ...........   $  23.45     $  21.60     $  19.23        17.33           --
Class B 115bp Unit value, end of period (a) .................   $  23.94     $  23.45     $  21.60        19.23           --
Class B 135bp Unit value, beginning of period (d) ...........   $  22.97     $  21.20     $  20.06           --           --
Class B 135bp Unit value, end of period (d) .................   $  23.40     $  22.97     $  21.20           --           --
Class B 155bp Unit value, beginning of period (h) ...........   $  22.60           --           --           --           --
Class B 155bp Unit value, end of period (h) .................   $  22.87           --           --           --           --
Class B 160bp Unit value, beginning of period (f) ...........   $  22.38     $  21.41           --           --           --
Class B 160bp Unit value, end of period (f) .................   $  22.74     $  22.38           --           --           --

Number of units outstanding, end of period (000's):
 Class A 115bp ..............................................        789          829          865          813          457
 Class B 115bp ..............................................        868          883          860          295           --
 Class B 135bp ..............................................      3,305        2,343          659           --           --
 Class B 155bp ..............................................        603           --           --           --           --
 Class B 160bp ..............................................        981          216           --           --           --

ALLIANCE GLOBAL
---------------
Class A 115bp Unit value, beginning of period ...............   $  45.91     $  33.53     $  27.85    $   25.25     $  22.29
Class A 115bp Unit value, end of period .....................   $  36.91     $  45.91     $  33.53    $   27.85     $  25.25
Class B 115bp Unit value, beginning of period (a) ...........   $  45.54     $  33.34     $  27.76    $   24.87           --
Class B 115bp Unit value, end of period (a) .................   $  36.52     $  45.54     $  33.34    $   27.76           --
Class B 135bp Unit value, beginning of period (d) ...........   $  44.41     $  32.58     $  31.57           --           --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values (Continued)


   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                               YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                  2000        1999        1998        1997        1996
                                                              ----------- ----------- ----------- ----------- -----------
ALLIANCE GLOBAL (CONCLUDED)
---------------------------
Class B 135bp Unit value, end of period (d) .................   $ 35.51     $ 44.41     $ 32.58          --          --
Class B 155bp Unit value, beginning of period (h) ...........   $ 44.19          --          --          --          --
Class B 155bp Unit value, end of period (h) .................   $ 34.60          --          --          --          --
Class B 160bp Unit value, beginning of period (f) ...........   $ 43.04     $ 34.60          --          --          --
Class B 160bp Unit value, end of period (f) .................   $ 34.37     $ 43.04          --          --          --

Number of units outstanding, end of period (000's):
 Class A 115bp ..............................................       809         898         971       1,074         609
 Class B 115bp ..............................................       730         722         668         308          --
 Class B 135bp ..............................................     1,835       1,361         354          --          --
 Class B 155bp ..............................................       443          --          --          --          --
 Class B 160bp ..............................................       602          97          --          --          --

ALLIANCE GROWTH AND INCOME
--------------------------
Class A 115bp Unit value, beginning of period ...............   $ 24.99     $ 21.30     $ 17.83     $ 14.23     $ 11.99
Class A 115bp Unit value, end of period .....................   $ 26.92     $ 24.99     $ 21.30     $ 17.83     $ 14.23
Class B 115bp Unit value, beginning of period (a) ...........   $ 24.82     $ 21.22     $ 17.80     $ 14.67          --
Class B 115bp Unit value, end of period (a) .................   $ 26.67     $ 24.82     $ 21.22     $ 17.80          --
Class B 135bp Unit value, beginning of period (d) ...........   $ 24.51     $ 20.99     $ 19.99          --          --
Class B 135bp Unit value, end of period (d) .................   $ 26.28     $ 24.51     $ 20.99          --          --
Class B 155bp Unit value, beginning of period (h) ...........   $ 23.26          --          --          --          --
Class B 155bp Unit value, end of period (h) .................   $ 25.90          --          --          --          --
Class B 160bp Unit value, beginning of period (e) ...........   $ 24.13     $ 22.87          --          --          --
Class B 160bp Unit value, end of period (e) .................   $ 25.80     $ 24.13          --          --          --

Number of units outstanding, end of period (000's):
 Class A 115bp ..............................................     3,126       3,318       3,481       3,433       1,056
 Class B 115bp ..............................................     3,709       3,857       3,845       1,829          --
 Class B 135bp ..............................................     7,903       5,956       1,853          --          --
 Class B 155bp ..............................................     1,223          --          --          --          --
 Class B 160bp ..............................................     1,662         342          --          --          --

ALLIANCE GROWTH INVESTORS
-------------------------
Class A 115bp Unit value, beginning of period ...............   $ 44.67     $ 35.70     $ 30.31     $ 26.26     $ 23.59
Class A 115bp Unit value, end of period .....................   $ 41.19     $ 44.67     $ 35.70     $ 30.31     $ 26.26
Class B 115bp Unit value, beginning of period (a) ...........   $ 44.31     $ 35.50     $ 30.22     $ 26.23          --
Class B 115bp Unit value, end of period (a) .................   $ 40.76     $ 44.31     $ 35.50     $ 30.22          --
Class B 135bp Unit value, beginning of period (d) ...........   $ 43.40     $ 34.84     $ 32.93          --          --
Class B 135bp Unit value, end of period (d) .................   $ 39.84     $ 43.40     $ 34.84          --          --
Class B 155bp Unit value, beginning of period (h) ...........   $ 42.98          --          --          --          --
Class B 155bp Unit value, end of period (h) .................   $ 38.95          --          --          --          --
Class B 160bp Unit value, beginning of period (f) ...........   $ 42.29     $ 36.95          --          --          --
Class B 160bp Unit value, end of period (f) .................   $ 38.72     $ 42.29          --          --          --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values (Continued)


   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                               YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                  2000        1999        1998        1997        1996
                                                              ----------- ----------- ----------- ----------- -----------
ALLIANCE GROWTH INVESTORS (CONCLUDED)
-------------------------------------
Number of units outstanding, end of period (000's):
 Class A 115bp ..............................................     1,341       1,425       1,515       1,596         914
 Class B 115bp ..............................................     1,383       1,427       1,359         581          --
 Class B 135bp ..............................................     3,248       2,354         694          --          --
 Class B 155bp ..............................................       625          --          --          --          --
 Class B 160bp ..............................................       792         149          --          --          --

ALLIANCE HIGH YIELD
-------------------
Class A 115bp Unit value, beginning of period (a) ...........   $ 27.52     $ 28.81     $ 30.73     $ 26.95          --
Class A 115bp Unit value, end of period(a) ..................   $ 24.85     $ 27.52     $ 28.81     $ 30.73          --
Class B 115bp Unit value, beginning of period (a) ...........   $ 27.30     $ 28.65     $ 30.63     $ 26.91          --
Class B 115bp Unit value, end of period (a) .................   $ 24.59     $ 27.30     $ 28.65     $ 30.63          --
Class B 135bp Unit value, beginning of period (d) ...........   $ 26.59     $ 27.96     $ 31.54          --          --
Class B 135bp Unit value, end of period (d) .................   $ 23.90     $ 26.59     $ 27.96          --          --
Class B 155bp Unit value, beginning of period (h) ...........   $ 26.21          --          --          --          --
Class B 155bp Unit value, end of period (h) .................   $ 23.23          --          --          --          --
Class B 160bp Unit value, beginning of period (f) ...........   $ 25.73     $ 27.08          --          --          --
Class B 160bp Unit value, end of period (f) .................   $ 23.07     $ 25.73          --          --          --

Number of units outstanding, end of period (000's):
 Class A 115bp ..............................................        71          99         173          98          --
 Class B 115bp ..............................................       796       1,064       1,451         505          --
 Class B 135bp ..............................................     1,616       1,539         801          --          --
 Class B 155bp ..............................................       145          --          --          --          --
 Class B 160bp ..............................................       219          35          --          --          --

ALLIANCE INTERMEDIATE GOVERNMENT SECURITIES
-------------------------------------------
Class A 115bp Unit value, beginning of period ...............   $ 15.40     $ 15.55     $ 14.60     $ 13.77     $ 13.42
Class A 115bp Unit value, end of period .....................   $ 16.62     $ 15.40     $ 15.55     $ 14.60     $ 13.77
Class B 115bp Unit value, beginning of period (b) ...........   $ 15.30     $ 15.49     $ 14.58     $ 13.88          --
Class B 115bp Unit value, end of period (b) .................   $ 16.46     $ 15.30     $ 15.49     $ 14.58          --
Class B 135bp Unit value, beginning of period (d) ...........   $ 15.03     $ 15.25     $ 14.59          --          --
Class B 135bp Unit value, end of period (d) .................   $ 16.14     $ 15.03     $ 15.25          --          --
Class B 155bp Unit value, beginning of period (h) ...........   $ 14.78          --          --          --          --
Class B 155bp Unit value, end of period (h) .................   $ 15.83          --          --          --          --
Class B 160bp Unit value, beginning of period (f) ...........   $ 14.70     $ 14.85          --          --          --
Class B 160bp Unit value, end of period (f) .................   $ 15.75     $ 14.70          --          --          --

Number of units outstanding, end of period (000's):
 Class A 115bp ..............................................       360         451         524         413         252
 Class B 115bp ..............................................       735         871       1,079         345          --
 Class B 135bp ..............................................     2,333       2,057         929          --          --
 Class B 155bp ..............................................       269          --          --          --          --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values (Continued)


   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                               YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                  2000        1999        1998        1997        1996
                                                              ----------- ----------- ----------- ----------- -----------
ALLIANCE INTERMEDIATE GOVERNMENT SECURITIES (CONCLUDED)
-------------------------------------------------------
 Class B 160bp ..............................................       486          59          --          --          --

ALLIANCE INTERNATIONAL
----------------------
Class A 115bp Unit value, beginning of period ...............   $ 17.08     $ 12.54     $ 11.48     $ 11.98     $ 11.03
Class A 115bp Unit value, end of period .....................   $ 13.00     $ 17.08     $ 12.54     $ 11.48     $ 11.98
Class B 115bp Unit value, beginning of period (a) ...........   $ 16.97     $ 12.49     $ 11.46     $ 11.86          --
Class B 115bp Unit value, end of period (a) .................   $ 12.89     $ 16.97     $ 12.49     $ 11.46          --
Class B 135bp Unit value, beginning of period (d) ...........   $ 16.81     $ 12.40     $ 13.41          --          --
Class B 135bp Unit value, end of period (d) .................   $ 12.74     $ 16.81     $ 12.40          --
Class B 155bp Unit value, beginning of period (h) ...........   $ 17.70          --          --          --          --
Class B 155bp Unit value, end of period (h) .................   $ 12.60          --          --          --          --
Class B 160bp Unit value, beginning of period (f) ...........   $ 16.61     $ 12.86          --          --          --
Class B 160bp Unit value, end of period (f) .................   $ 12.56     $ 16.61          --          --          --

Number of units outstanding, end of period (000's):
 Class A 115bp ..............................................       941         855       1,001       1,151         717
 Class B 115bp ..............................................       438         414         438         285          --
 Class B 135bp ..............................................       839         591         166          --          --
 Class B 155bp ..............................................       389          --          --          --          --
 Class B 160bp ..............................................       302          38          --          --          --

ALLIANCE MONEY MARKET
---------------------
Class A 115bp Unit value, beginning of period ...............   $ 27.94     $ 26.92     $ 25.85     $ 24.81     $ 23.83
Class A 115bp Unit value, end of period .....................   $ 29.34     $ 27.94     $ 26.92     $ 25.85     $ 24.81
Class B 115bp Unit value, beginning of period (a) ...........   $ 27.80     $ 26.85     $ 25.85     $ 25.17          --
Class B 115bp Unit value, end of period (a) .................   $ 29.13     $ 27.80     $ 26.85     $ 25.85          --
Class B 135bp Unit value, beginning of period (d) ...........   $ 26.78     $ 25.92     $ 25.31          --          --
Class B 135bp Unit value, end of period (d) .................   $ 28.00     $ 26.78     $ 25.92          --          --
Class B 155bp Unit value, beginning of period (h) ...........   $ 25.95          --          --          --          --
Class B 155bp Unit value, end of period (h) .................   $ 26.91          --          --          --          --
Class B 160bp Unit value, beginning of period (f) ...........   $ 25.55     $ 25.03          --          --          --
Class B 160bp Unit value, end of period (f) .................   $ 26.65     $ 25.55          --          --          --
Class B 0bp Unit value, beginning of period (a) .............   $ 34.41     $ 32.86     $ 31.27     $ 30.25          --
Class B 0bp Unit value, end of period (a) ...................   $ 36.47     $ 34.41     $ 32.86     $ 31.27          --

Number of units outstanding, end of period (000's):
 Class A 115bp ..............................................       817       1,201         839         928       1,302
 Class B 115bp ..............................................       851       1,548       1,193         794          --
 Class B 135bp ..............................................     1,860       2,900       1,566          --          --
 Class B 155bp ..............................................       571          --          --          --          --
 Class B 160bp ..............................................     1,882         549          --          --          --
 Class B 0bp ................................................       123         346       2,031       1,178          --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values (Continued)


   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                                  YEARS ENDED DECEMBER 31,
                                                                -------------------------------------------------------------
                                                                    2000          1999          1998          1997       1996
                                                                -----------   -----------   -----------   -----------   -----
ALLIANCE SMALL CAP GROWTH
-------------------------
Class A 115bp Unit value, beginning of period (a) ...........     $ 15.04       $ 11.90       $ 12.57       $ 10.00      --
Class A 115bp Unit value, end of period (a) .................     $ 16.95       $ 15.04       $ 11.90       $ 12.57      --
Class B 115bp Unit value, beginning of period (a) ...........     $ 14.96       $ 11.86       $ 12.55       $ 10.00      --
Class B 115bp Unit value, end of period (a) .................     $ 16.81       $ 14.96       $ 11.86       $ 12.55      --
Class B 135bp Unit value, beginning of period (d) ...........     $ 14.88       $ 11.82       $ 14.29            --      --
Class B 135bp Unit value, end of period (d) .................     $ 16.68       $ 14.88       $ 11.82            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $ 18.99            --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 16.56            --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 14.78       $ 10.66            --            --      --
Class B 160bp Unit value, end of period (f) .................     $ 16.53       $ 14.78            --            --      --

Number of units outstanding, end of period (000's):
 Class A 115bp ..............................................         487           192           314           208      --
 Class B 115bp ..............................................       1,985         1,762         2,306         1,084      --
 Class B 135bp ..............................................       2,156         1,264           775            --      --
 Class B 155bp ..............................................         825            --            --            --      --
 Class B 160bp ..............................................         718            30            --            --      --

CAPITAL GUARDIAN RESEARCH
-------------------------
Class B 115bp Unit value, beginning of period (f) ...........     $ 10.63       $ 10.00            --            --      --
Class B 115bp Unit value, end of period (f) .................     $ 11.13       $ 10.63            --            --      --
Class B 135bp Unit value, beginning of period (f) ...........     $ 10.61       $ 10.00            --            --      --
Class B 135bp Unit value, end of period (f) .................     $ 11.09       $ 10.61            --            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $ 10.40            --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 11.05            --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 10.60       $ 10.00            --            --      --
Class B 160bp Unit value, end of period (f) .................     $ 11.04       $ 10.60            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................          57            20            --            --      --
 Class B 135bp ..............................................         174            72            --            --      --
 Class B 155bp ..............................................         110            --            --            --      --
 Class B 160bp ..............................................         112            13            --            --      --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values (Continued)


   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                               YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                  2000        1999        1998        1997        1996
                                                              ----------- ----------- ----------- ----------- -----------
CAPITAL GUARDIAN U.S. EQUITY
----------------------------
Class B 115bp Unit value, beginning of period (f) ...........   $ 10.29     $ 10.00          --          --          --
Class B 115bp Unit value, end of period (f) .................   $ 10.54     $ 10.29          --          --          --
Class B 135bp Unit value, beginning of period (f) ...........   $ 10.28     $ 10.00          --          --          --
Class B 135bp Unit value, end of period (f) .................   $ 10.50     $ 10.28          --          --          --
Class B 155bp Unit value, beginning of period (h) ...........   $  9.70          --          --          --          --
Class B 155bp Unit value, end of period (h) .................   $ 10.47          --          --          --          --
Class B 160bp Unit value, beginning of period (f) ...........   $ 10.26     $ 10.00          --          --          --
Class B 160bp Unit value, end of period (f) .................   $ 10.46     $ 10.26          --          --          --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................        39           8          --          --          --
 Class B 135bp ..............................................       298         126          --          --          --
 Class B 155bp ..............................................       110          --          --          --          --
 Class B 160bp ..............................................       155          31          --          --          --

EQ/AGGRESSIVE STOCK
-------------------
Class A 115bp Unit value, beginning of period ...............   $ 84.11     $ 71.60     $ 72.23     $ 65.94     $ 54.59
Class A 115bp Unit value, end of period .....................   $ 72.23     $ 84.11     $ 71.60     $ 72.23     $ 65.94
Class B 115bp Unit value, beginning of period (a) ...........   $ 83.44     $ 71.21     $ 72.00     $ 62.84          --
Class B 115bp Unit value, end of period (a) .................   $ 71.48     $ 83.44     $ 71.21     $ 72.00          --
Class B 135bp Unit value, beginning of period (d) ...........   $ 81.12     $ 69.37     $ 79.87          --          --
Class B 135bp Unit value, end of period (d) .................   $ 69.35     $ 81.12     $ 69.37          --          --
Class B 155bp Unit value, beginning of period (h) ...........   $ 75.75          --          --          --          --
Class B 155bp Unit value, end of period (h) .................   $ 67.28          --          --          --          --
Class B 160bp Unit value, beginning of period (f) ...........   $ 78.30     $ 73.89          --          --          --
Class B 160bp Unit value, end of period (f) .................   $ 66.77     $ 78.30          --          --          --

Number of units outstanding, end of period (000's):
 Class A 115bp ..............................................       705         854       1,101       1,261         620
 Class B 115bp ..............................................       478         561         680         369          --
 Class B 135bp ..............................................       595         553         293          --          --
 Class B 155bp ..............................................        36          --          --          --          --
 Class B 160bp ..............................................        65          16          --          --          --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values (Continued)


   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                             YEARS ENDED DECEMBER 31,
                                                                ---------------------------------------------------
                                                                    2000          1999       1998     1997     1996
                                                                -----------   -----------   ------   ------   -----
EQ/ALLIANCE PREMIER GROWTH
--------------------------
Class B 115bp Unit value, beginning of period (f) ...........    $  11.81       $ 10.00     --       --       --
Class B 115bp Unit value, end of period (f) .................    $   9.53       $ 11.81     --       --       --
Class B 135bp Unit value, beginning of period (f) ...........    $  11.79       $ 10.00     --       --       --
Class B 135bp Unit value, end of period (f) .................    $   9.49       $ 11.79     --       --       --
Class B 155bp Unit value, beginning of period (h) ...........    $  11.15            --     --       --       --
Class B 155bp Unit value, end of period (h) .................    $   9.46            --     --       --       --
Class B 160bp Unit value, beginning of period (f) ...........    $  11.77       $ 10.00     --       --       --
Class B 160bp Unit value, end of period (f) .................    $   9.45       $ 11.77     --       --       --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................       3,046         1,792     --       --       --
 Class B 135bp ..............................................      12,132         6,304     --       --       --
 Class B 155bp ..............................................       3,355            --     --       --       --
 Class B 160bp ..............................................       4,909         1,112     --       --       --

EQ/ALLIANCE TECHNOLOGY
----------------------
Class B 115bp Unit value, beginning of period (i) ...........    $  10.00            --     --       --       --
Class B 115bp Unit value, end of period (i) .................    $   6.62            --     --       --       --
Class B 135bp Unit value, beginning of period (i) ...........    $  10.00            --     --       --       --
Class B 135bp Unit value, end of period (i) .................    $   6.61            --     --       --       --
Class B 155bp Unit value, beginning of period (i) ...........    $  10.00            --     --       --       --
Class B 155bp Unit value, end of period (i) .................    $   6.61            --     --       --       --
Class B 160bp Unit value, beginning of period (i) ...........    $  10.00            --     --       --       --
Class B 160bp Unit value, end of period (i) .................    $   6.60            --     --       --       --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................       1,192            --     --       --       --
 Class B 135bp ..............................................       1,852            --     --       --       --
 Class B 155bp ..............................................       1,600            --     --       --       --
 Class B 160bp ..............................................       1,672            --     --       --       --

EQ/AXP NEW DIMENSIONS
---------------------
Class B 115bp Unit value, beginning of period (j) ...........    $  10.00            --     --       --       --
Class B 115bp Unit value, end of period (j) .................    $   8.29            --     --       --       --
Class B 135bp Unit value, beginning of period (j) ...........    $  10.00            --     --       --       --
Class B 135bp Unit value, end of period (j) .................    $   8.29            --     --       --       --
Class B 155bp Unit value, beginning of period (j) ...........    $  10.00            --     --       --       --
Class B 155bp Unit value, end of period (j) .................    $   8.28            --     --       --       --
Class B 160bp Unit value, beginning of period (j) ...........    $  10.00            --     --       --       --
Class B 160bp Unit value, end of period (j) .................    $   8.28            --     --       --       --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................          12            --     --       --       --
 Class B 135bp ..............................................          41            --     --       --       --
 Class B 155bp ..............................................          49            --     --       --       --
 Class B 160bp ..............................................          29            --     --       --       --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values (Continued)


   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                                  YEARS ENDED DECEMBER 31,
                                                                -------------------------------------------------------------
                                                                    2000          1999          1998          1997       1996
                                                                -----------   -----------   -----------   -----------   -----
EQ/AXP STRATEGY AGGRESSIVE
--------------------------
Class B 115bp Unit value, beginning of period (j) ...........     $ 10.00            --            --            --      --
Class B 115bp Unit value, end of period (j) .................     $  6.22            --            --            --      --
Class B 135bp Unit value, beginning of period (j) ...........     $ 10.00            --            --            --      --
Class B 135bp Unit value, end of period (j) .................     $  6.21            --            --            --      --
Class B 155bp Unit value, beginning of period (j) ...........     $ 10.00            --            --            --      --
Class B 155bp Unit value, end of period (j) .................     $  6.21            --            --            --      --
Class B 160bp Unit value, beginning of period (j) ...........     $ 10.00            --            --            --      --
Class B 160bp Unit value, end of period (j) .................     $  6.21            --            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................          26            --            --            --      --
 Class B 135bp ..............................................         100            --            --            --      --
 Class B 155bp ..............................................          52            --            --            --      --
 Class B 160bp ..............................................          66            --            --            --      --

EQ EQUITY 500 INDEX (K)
-----------------------
Class A 115bp Unit value, beginning of period (a) ...........     $ 32.26       $ 27.11       $ 21.41       $ 17.62      --
Class A 115bp Unit value, end of period (a) .................     $ 28.83       $ 32.26       $ 27.11       $ 21.41      --
Class B 115bp Unit value, beginning of period (a) ...........     $ 32.04       $ 26.99       $ 21.38       $ 17.62      --
Class B 115bp Unit value, end of period (a) .................     $ 28.57       $ 32.04       $ 26.99       $ 21.38      --
Class B 135bp Unit value, beginning of period (d) ...........     $ 31.67       $ 26.73       $ 24.44            --      --
Class B 135bp Unit value, end of period (d) .................     $ 28.18       $ 31.67       $ 26.73            --      --
Class B 155bp Unit value, end of period (h) .................     $ 29.30            --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 27.79            --            --            --      --
Class B 160bp Unit value, beginning of period (k) ...........     $ 29.58            --            --            --      --
Class B 160bp Unit value, end of period (k) .................     $ 27.69            --            --            --      --

Number of units outstanding, end of period (000's):
 Class A 115bp ..............................................          --            --            --            --      --
 Class B 115bp ..............................................       1,206            11            14             5      --
 Class B 135bp ..............................................       4,923            16             2            --      --
 Class B 155bp ..............................................         421            --            --            --      --
 Class B 160bp ..............................................         734            --            --            --      --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values (Continued)


   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                                YEARS ENDED DECEMBER 31,
                                                                --------------------------------------------------------
                                                                    2000          1999          1998       1997     1996
                                                                -----------   -----------   -----------   ------   -----
EQ/EVERGREEN
------------
Class B 115bp Unit value, beginning of period (e) ...........     $ 10.84       $ 10.00            --     --       --
Class B 115bp Unit value, end of period (e) .................     $  9.47       $ 10.84            --     --       --
Class B 135bp Unit value, beginning of period (e) ...........     $ 10.82       $ 10.00            --     --       --
Class B 135bp Unit value, end of period (e) .................     $  9.43       $ 10.82            --     --       --
Class B 155bp Unit value, beginning of period (h) ...........     $ 10.37            --            --     --       --
Class B 155bp Unit value, end of period (h) .................     $  9.39            --            --     --       --
Class B 160bp Unit value, beginning of period (f) ...........     $ 10.80       $ 10.00            --     --       --
Class B 160bp Unit value, end of period (f) .................     $  9.38       $ 10.80            --     --       --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................          59            44            --     --       --
 Class B 135bp ..............................................         164           139            --     --       --
 Class B 155bp ..............................................          39            --            --     --       --
 Class B 160bp ..............................................          17             8            --     --       --

EQ/EVERGREEN FOUNDATION
-----------------------
Class B 115bp Unit value, beginning of period (e) ...........     $ 10.61       $ 10.00            --     --       --
Class B 115bp Unit value, end of period (e) .................     $  9.99       $ 10.61            --     --       --
Class B 135bp Unit value, beginning of period (e) ...........     $ 10.59       $ 10.00            --     --       --
Class B 135bp Unit value, end of period (e) .................     $  9.95       $ 10.59            --     --       --
Class B 155bp Unit value, beginning of period (h) ...........     $ 10.23            --            --     --       --
Class B 155bp Unit value, end of period (h) .................     $  9.91            --            --     --       --
Class B 160bp Unit value, beginning of period (f) ...........     $ 10.56       $ 10.00            --     --       --
Class B 160bp Unit value, end of period (f) .................     $  9.90       $ 10.56            --     --       --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................          39            16            --     --       --
 Class B 135bp ..............................................         279           149            --     --       --
 Class B 155bp ..............................................         122            --            --     --       --
 Class B 160bp ..............................................         166            44            --     --       --

EQ INTERNATIONAL EQUITY INDEX
-----------------------------
Class B 115bp Unit value, beginning of period (c) ...........     $ 14.96       $ 11.87       $ 10.00     --       --
Class B 115bp Unit value, end of period (c) .................     $ 12.18       $ 14.96       $ 11.87     --       --
Class B 135bp Unit value, beginning of period (d) ...........     $ 14.90       $ 11.85       $ 11.50     --       --
Class B 135bp Unit value, end of period (d) .................     $ 12.11       $ 14.90       $ 11.85     --       --
Class B 155bp Unit value, beginning of period (h) ...........     $ 14.45            --            --     --       --
Class B 155bp Unit value, end of period (h) .................     $ 12.04            --            --     --       --
Class B 160bp Unit value, beginning of period (f) ...........     $ 14.82       $ 12.39            --     --       --
Class B 160bp Unit value, end of period (f) .................     $ 12.02       $ 14.82            --     --       --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................         223           222           209     --       --
 Class B 135bp ..............................................       1,017           804           242     --       --
 Class B 155bp ..............................................         111            --            --     --       --
 Class B 160bp ..............................................         147            33            --     --       --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values (Continued)


   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                                  YEARS ENDED DECEMBER 31,
                                                                -------------------------------------------------------------
                                                                    2000          1999          1998          1997       1996
                                                                -----------   -----------   -----------   -----------   -----
EQ/JANUS LARGE CAP GROWTH
-------------------------
Class B 115bp Unit value, beginning of period (j) ...........     $ 10.00            --            --            --      --
Class B 115bp Unit value, end of period (j) .................     $  8.40            --            --            --      --
Class B 135bp Unit value, beginning of period (j) ...........     $ 10.00            --            --            --      --
Class B 135bp Unit value, end of period (j) .................     $  8.39            --            --            --      --
Class B 155bp Unit value, beginning of period (j) ...........     $ 10.00            --            --            --      --
Class B 155bp Unit value, end of period (j) .................     $  8.39            --            --            --      --
Class B 160bp Unit value, beginning of period (j) ...........     $ 10.00            --            --            --      --
Class B 160bp Unit value, end of period (j) .................     $  8.39            --            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................          78            --            --            --      --
 Class B 135bp ..............................................         258            --            --            --      --
 Class B 155bp ..............................................         182            --            --            --      --
 Class B 160bp ..............................................         295            --            --            --      --

EQ/PUTNAM BALANCED
------------------
Class B 115bp Unit value, beginning of period (a) ...........     $ 12.42       $ 12.56       $ 11.36       $ 10.00      --
Class B 115bp Unit value, end of period (a) .................     $ 13.37       $ 12.42       $ 12.56       $ 11.36      --
Class B 135bp Unit value, beginning of period (d) ...........     $ 12.35       $ 12.51       $ 12.29            --      --
Class B 135bp Unit value, end of period (d) .................     $ 13.28       $ 12.35       $ 12.51            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $ 11.43            --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 13.18            --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 12.27       $ 13.48            --            --      --
Class B 160bp Unit value, end of period (f) .................     $ 13.15       $ 12.27            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................       1,009         1,426         1,625           531      --
 Class B 135bp ..............................................       2,716         2,777         1,136            --      --
 Class B 155bp ..............................................         188            --            --            --      --
 Class B 160bp ..............................................         104            19            --            --      --

EQ/PUTNAM GROWTH & INCOME VALUE
-------------------------------
Class B 115bp Unit value, beginning of period (a) ...........     $ 12.54       $ 12.86       $ 11.53       $ 10.00      --
Class B 115bp Unit value, end of period (a) .................     $ 13.24       $ 12.54       $ 12.86       $ 11.53      --
Class B 135bp Unit value, beginning of period (d) ...........     $ 12.47       $ 12.82       $ 12.86            --      --
Class B 135bp Unit value, end of period (d) .................     $ 13.14       $ 12.47       $ 12.82            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $ 11.11            --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 13.04            --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 12.39       $ 14.25            --            --      --
Class B 160bp Unit value, end of period (f) .................     $ 13.02       $ 12.39            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................       1,692         2,198         2,347         1,230      --
 Class B 135bp ..............................................       2,045         2,057           867            --      --
 Class B 155bp ..............................................          80            --            --            --      --
 Class B 160bp ..............................................         124            12            --            --      --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values (Continued)


   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                                  YEARS ENDED DECEMBER 31,
                                                                ------------------------------------------------------------
                                                                    2000         1999          1998          1997       1996
                                                                -----------   ----------   -----------   -----------   -----
EQ SMALL COMPANY INDEX
----------------------
Class B 115bp Unit value, beginning of period (c) ...........     $ 11.52      $  9.66       $ 10.00            --      --
Class B 115bp Unit value, end of period (c) .................     $ 11.01      $ 11.52       $  9.66            --      --
Class B 135bp Unit value, beginning of period (d) ...........     $ 11.48      $  9.64       $ 10.97            --      --
Class B 135bp Unit value, end of period (d) .................     $ 10.94      $ 11.48       $  9.64            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $ 13.18           --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 10.87           --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 11.42      $  9.82            --            --      --
Class B 160bp Unit value, end of period (f) .................     $ 10.86      $ 11.42            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................         303          334           244            --      --
 Class B 135bp ..............................................         989          756           284            --      --
 Class B 155bp ..............................................         106           --            --            --      --
 Class B 160bp ..............................................         113           23            --            --      --

FI MID CAP
----------
Class B 115bp Unit value, beginning of period (j) ...........     $ 10.00           --            --            --      --
Class B 115bp Unit value, end of period (j) .................     $ 10.00           --            --            --      --
Class B 135bp Unit value, beginning of period (j) ...........     $ 10.00           --            --            --      --
Class B 135bp Unit value, end of period (j) .................     $ 10.00           --            --            --      --
Class B 155bp Unit value, beginning of period (j) ...........     $ 10.00           --            --            --      --
Class B 155bp Unit value, end of period (j) .................     $  9.99           --            --            --      --
Class B 160bp Unit value, beginning of period (j) ...........     $ 10.00           --            --            --      --
Class B 160bp Unit value, end of period (j) .................     $  9.99           --            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................          43           --            --            --      --
 Class B 135bp ..............................................          82           --            --            --      --
 Class B 155bp ..............................................          58           --            --            --      --
 Class B 160bp ..............................................         126           --            --            --      --

FI SMALL/MID CAP VALUE
----------------------
Class B 115bp Unit value, beginning of period (a) ...........     $ 10.58      $ 10.52       $ 11.82       $ 10.00      --
Class B 115bp Unit value, end of period (a) .................     $ 11.00      $ 10.58       $ 10.52       $ 11.82      --
Class B 135bp Unit value, beginning of period (d) ...........     $ 10.53      $ 10.48       $ 12.72            --      --
Class B 135bp Unit value, end of period (d) .................     $ 10.92      $ 10.53       $ 10.48            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $  9.55           --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 10.84           --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 10.45      $ 10.02            --            --      --
Class B 160bp Unit value, end of period (f) .................     $ 10.82      $ 10.45            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................       1,758        2,259         2,984         2,096      --
 Class B 135bp ..............................................       1,080          972           560            --      --
 Class B 155bp ..............................................          70           --            --            --      --
 Class B 160bp ..............................................          87           18            --            --      --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values (Continued)


   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                                  YEARS ENDED DECEMBER 31,
                                                                -------------------------------------------------------------
                                                                    2000          1999          1998          1997       1996
                                                                -----------   -----------   -----------   -----------   -----
MERCURY BASIC VALUE EQUITY
--------------------------
Class B 115bp Unit value, beginning of period (a) ...........     $ 15.06       $ 12.81       $ 11.61       $ 10.00      --
Class B 115bp Unit value, end of period (a) .................     $ 16.64       $ 15.06       $ 12.81       $ 11.61      --
Class B 135bp Unit value, beginning of period (d) ...........     $ 14.98       $ 12.76       $ 13.70            --      --
Class B 135bp Unit value, end of period (d) .................     $ 16.52       $ 14.98       $ 12.76            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $ 13.67            --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 16.40            --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 14.88       $ 15.27            --            --      --
Class B 160bp Unit value, end of period (f) .................     $ 16.37       $ 14.88            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................       1,946         2,162         2,127           849      --
 Class B 135bp ..............................................       3,305         2,567         1,009            --      --
 Class B 155bp ..............................................         275            --            --            --      --
 Class B 160bp ..............................................         431           163            --            --      --

MERCURY WORLD STRATEGY
----------------------
Class B 115bp Unit value, beginning of period (a) ...........     $ 13.16       $ 10.97       $ 10.39       $ 10.00      --
Class B 115bp Unit value, end of period (a) .................     $ 11.52       $ 13.16       $ 10.97       $ 10.39      --
Class B 135bp Unit value, beginning of period (d) ...........     $ 13.09       $ 10.94       $ 11.31            --      --
Class B 135bp Unit value, end of period (d) .................     $ 11.44       $ 13.09       $ 10.94            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $ 13.10            --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 11.35            --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 13.00       $ 11.32            --            --      --
Class B 160bp Unit value, end of period (f) .................     $ 11.33       $ 13.00            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................         321           340           402           232      --
 Class B 135bp ..............................................         355           273           140            --      --
 Class B 155bp ..............................................          98            --            --            --      --
 Class B 160bp ..............................................          --            13            --            --      --

MFS EMERGING GROWTH COMPANIES
-----------------------------
Class B 115bp Unit value, beginning of period (a) ...........     $ 27.74       $ 16.16       $ 12.15       $ 10.00      --
Class B 115bp Unit value, end of period (a) .................     $ 22.25       $ 27.74       $ 16.16       $ 12.15      --
Class B 135bp Unit value, beginning of period (d) ...........     $ 27.59       $ 16.10       $ 14.42            --      --
Class B 135bp Unit value, end of period (d) .................     $ 22.09       $ 27.59       $ 16.10            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $ 31.48            --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 21.92            --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 27.40       $ 16.99            --            --      --
Class B 160bp Unit value, end of period (f) .................     $ 21.88       $ 27.40            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................       3,748         3,430         2,619           982      --
 Class B 135bp ..............................................       8,254         6,114         1,942            --      --
 Class B 155bp ..............................................       1,301            --            --            --      --
 Class B 160bp ..............................................       1,834           383            --            --      --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values (Continued)


   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                                  YEARS ENDED DECEMBER 31,
                                                                -------------------------------------------------------------
                                                                    2000          1999          1998          1997       1996
                                                                -----------   -----------   -----------   -----------   -----
MFS GROWTH WITH INCOME
----------------------
Class B 115bp Unit value, beginning of period (e) ...........     $ 10.75       $ 10.00            --            --      --
Class B 115bp Unit value, end of period (e) .................     $ 10.55       $ 10.75            --            --      --
Class B 135bp Unit value, beginning of period (e) ...........     $ 10.72       $ 10.00            --            --      --
Class B 135bp Unit value, end of period (e) .................     $ 10.51       $ 10.72            --            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $ 10.07            --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 10.47            --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 10.70       $ 10.00            --            --      --
Class B 160bp Unit value, end of period (f) .................     $ 10.45       $ 10.70            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................          75            73            --            --      --
 Class B 135bp ..............................................       1,014           550            --            --      --
 Class B 155bp ..............................................         298            --            --            --      --
 Class B 160bp ..............................................         359           103            --            --      --

MFS RESEARCH
------------
Class B 115bp Unit value, beginning of period (a) ...........     $ 17.19       $ 14.13       $ 11.52       $ 10.00      --
Class B 115bp Unit value, end of period (a) .................     $ 16.10       $ 17.19       $ 14.13       $ 11.52      --
Class B 135bp Unit value, beginning of period (d) ...........     $ 17.10       $ 14.08       $ 13.53            --      --
Class B 135bp Unit value, end of period (d) .................     $ 15.98       $ 17.10       $ 14.08            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $ 17.38            --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 15.87            --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 16.99       $ 14.61            --            --      --
Class B 160bp Unit value, end of period (f) .................     $ 15.84       $ 16.99            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................       2,195         2,243         2,283         1,039      --
 Class B 135bp ..............................................       3,917         3,160         1,479            --      --
 Class B 155bp ..............................................         551            --            --            --      --
 Class B 160bp ..............................................         712            71            --            --      --

MORGAN STANLEY EMERGING MARKETS EQUITY
--------------------------------------
Class B 115bp Unit value, beginning of period (b) ...........     $ 11.09       $  5.73       $  7.95       $ 10.00      --
Class B 115bp Unit value, end of period (b) .................     $  6.57       $ 11.09       $  5.73       $  7.95      --
Class B 135bp Unit value, beginning of period (d) ...........     $ 11.04       $  5.72       $  8.23            --      --
Class B 135bp Unit value, end of period (d) .................     $  6.53       $ 11.04       $  5.72            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $ 11.75            --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $  6.49            --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 10.97       $  7.11            --            --      --
Class B 160bp Unit value, end of period (f) .................     $  6.47       $ 10.97            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................         908           795           567           282      --
 Class B 135bp ..............................................       2,063         1,267           177            --      --
 Class B 155bp ..............................................         541            --            --            --      --
 Class B 160bp ..............................................         715           126            --            --      --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index
    occurred on October 6, 2000. Units were made available for sale on
    October 6, 2000 (See Note 1).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2000


6. Accumulation Unit Values (Concluded)


   Shown below is accumulation unit value information for a unit outstanding throughout the period shown.


                                                                                  YEARS ENDED DECEMBER 31,
                                                                -------------------------------------------------------------
                                                                    2000          1999          1998          1997       1996
                                                                -----------   -----------   -----------   -----------   -----
T. ROWE PRICE EQUITY INCOME
---------------------------
Class B 115bp Unit value, beginning of period (a) ...........     $ 13.38       $ 13.07       $ 12.12       $ 10.00      --
Class B 115bp Unit value, end of period (a) .................     $ 14.92       $ 13.38       $ 13.07       $ 12.12      --
Class B 135bp Unit value, beginning of period (d) ...........     $ 13.30       $ 13.02       $ 13.19            --      --
Class B 135bp Unit value, end of period (d) .................     $ 14.81       $ 13.30       $ 13.02            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $ 11.64            --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 14.70            --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 13.21       $ 14.49            --            --      --
Class B 160bp Unit value, end of period (f) .................     $ 14.68       $ 13.21            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................       2,272         2,875         3,102         1,565      --
 Class B 135bp ..............................................       2,092         2,091         1,059            --      --
 Class B 155bp ..............................................          91            --            --            --      --
 Class B 160bp ..............................................         239           117            --            --      --

T. ROWE PRICE INTERNATIONAL STOCK
---------------------------------
Class B 115bp Unit value, beginning of period (a) ...........     $ 14.32       $ 10.98       $  9.77       $ 10.00      --
Class B 115bp Unit value, end of period (a) .................     $ 11.51       $ 14.32       $ 10.98       $  9.77      --
Class B 135bp Unit value, beginning of period (d) ...........     $ 14.24       $ 10.95       $ 11.13            --      --
Class B 135bp Unit value, end of period (d) .................     $ 11.43       $ 14.24       $ 10.95            --      --
Class B 155bp Unit value, beginning of period (h) ...........     $ 14.28            --            --            --      --
Class B 155bp Unit value, end of period (h) .................     $ 11.34            --            --            --      --
Class B 160bp Unit value, beginning of period (f) ...........     $ 14.15       $ 11.34            --            --      --
Class B 160bp Unit value, end of period (f) .................     $ 11.32       $ 14.15            --            --      --

Number of units outstanding, end of period (000's):
 Class B 115bp ..............................................       1,815         1,823         1,995         1,291      --
 Class B 135bp ..............................................       1,965         1,488           705            --      --
 Class B 155bp ..............................................         462            --            --            --      --
 Class B 160bp ..............................................         368            37            --            --      --

----------
(a) Units were made available for sale on May 1, 1997.
(b) Units were made available for sale on August 20, 1997.
(c) Units were made available for sale on January 1, 1998.
(d) Units were made available for sale on May 1, 1998.
(e) Units were made available for sale on January 4, 1999.
(f) Units were made available for sale on May 1, 1999.
(h) Units were made available for sale on March 1, 2000.
(i) Units were made available for sale on May 2, 2000.
(j) Units were made available for sale on September 5, 2000.
(k) A substitution of BT Equity 500 Index Portfolio for the EQ Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 1).

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SEPARATE ACCOUNT NO. 45

NOTES TO FINANCIAL STATEMENTS (CONCLUDED)

DECEMBER 31, 2000


7. Accumulation Subsequent Events

   On September 20, 2000 the Board of Trustees of EQAT approved the substitution of the EQ/Balanced Portfolio for shares of the Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio and Mercury World Strategy Portfolio ("substitution"). For accounting purposes EQ/Balanced Portfolio will be the surviving Portfolio. It is anticipated the substitution transaction will occur on or about May 18, 2001.

   Effective March 1, 2001 the Lazard Large Cap Portfolio changed its name to the EQ/Bernstein Diversified Value Portfolio ("Bernstein"). On January 19, 2001, the Board of Trustees of EQAT approved a proposed Agreement and Plan of Reorganization ("Reorganization"). The Reorganization contemplates the transfer of all assets of the T. Rowe Price Equity Income Portfolio ("Price Portfolio") to the Bernstein Portfolio and the assumption by the Bernstein Portfolio of all the liabilities of the Price Portfolio in exchange for the liabilities of the Price Portfolio. The Reorganization provides the complete liquidation of the Price Portfolio.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of The Equitable Life Assurance Society of the United States

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of shareholder's equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of The Equitable Life Assurance Society of the United States and its subsidiaries ("Equitable Life") at December 31, 2000 and December 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Equitable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
New York, New York

February 5, 2001

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                                                    2000                 1999
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)

ASSETS
Investments:

  Fixed maturities:
    Available for sale, at estimated fair value.............................   $    16,251.4        $    18,599.7
    Held to maturity, at amortized cost.....................................           204.6                133.2
  Mortgage loans on real estate.............................................         3,130.8              3,270.0
  Equity real estate........................................................           975.5              1,160.2
  Policy loans..............................................................         2,476.9              2,257.3
  Other equity investments..................................................         2,392.8                671.2
  Investment in and loans to affiliates.....................................             -                1,201.8
  Other invested assets.....................................................           762.5                911.6
                                                                              -----------------    -----------------
      Total investments.....................................................        26,194.5             28,205.0
Cash and cash equivalents...................................................         2,022.1                628.0
Cash and securities segregated, at estimated fair value.....................         1,306.3                  -
Broker-dealer related receivables...........................................         1,900.3                521.3
Deferred policy acquisition costs...........................................         4,429.1              4,033.0
Intangible assets, net......................................................         3,525.8                114.5
Amounts due from reinsurers.................................................         1,989.2                881.5
Other assets................................................................         3,594.3              2,351.0
Closed Block assets.........................................................         8,659.0              8,607.3
Separate Accounts assets....................................................        51,705.9             54,453.9
                                                                              -----------------    -----------------

TOTAL ASSETS................................................................   $   105,326.5        $    99,795.5
                                                                              =================    =================

LIABILITIES

Policyholders' account balances.............................................   $    19,866.4        $    21,351.4
Future policy benefits and other policyholders liabilities..................         4,920.4              4,777.6
Broker-dealer related payables..............................................         1,283.0                319.3
Customers related payables..................................................         1,636.9                  -
Amounts due to reinsurers...................................................           730.3                682.5
Short-term and long-term debt...............................................         1,630.1              1,407.9
Federal income taxes payable................................................         1,988.2                496.0
Other liabilities...........................................................         1,642.1              1,379.0
Closed Block liabilities....................................................         9,050.2              9,025.0
Separate Accounts liabilities...............................................        51,632.1             54,332.5
Minority interest in equity of consolidated subsidiaries....................         1,820.4                256.8
Minority interest subject to redemption rights..............................           681.1                  -
                                                                              -----------------    -----------------
      Total liabilities.....................................................        96,881.2             94,028.0
                                                                              -----------------    -----------------

Commitments and contingencies (Notes 11, 13, 14, 15 and 16)

SHAREHOLDER'S EQUITY

Common stock, $1.25 par value, 2.0 million shares authorized, issued
  and outstanding...........................................................             2.5                  2.5
Capital in excess of par value..............................................         4,723.8              3,557.2
Retained earnings...........................................................         3,706.2              2,600.7
Accumulated other comprehensive income (loss)...............................            12.8               (392.9)
                                                                              -----------------    -----------------
      Total shareholder's equity............................................         8,445.3              5,767.5
                                                                              -----------------    -----------------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................................   $   105,326.5        $    99,795.5
                                                                              =================    =================

                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                      2000               1999               1998
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)
REVENUES

Universal life and investment-type product policy fee
  income......................................................   $    1,413.3       $     1,257.5      $     1,056.2
Premiums......................................................          579.9               558.2              588.1
Net investment income.........................................        2,173.2             2,240.9            2,228.1
Gain on sale of equity investee...............................        1,962.0                 -                  -
Investment (losses) gains, net................................         (756.0)              (96.9)             100.2
Commissions, fees and other income............................        2,731.1             2,177.9            1,503.0
Contribution from the Closed Block............................           92.7                86.4               87.1
                                                                -----------------  -----------------  -----------------

      Total revenues..........................................        8,196.2             6,224.0            5,562.7
                                                                -----------------  -----------------  -----------------

BENEFITS AND OTHER DEDUCTIONS

Interest credited to policyholders' account balances..........        1,034.3             1,078.2            1,153.0
Policyholders' benefits.......................................        1,049.3             1,038.6            1,024.7
Compensation and benefits.....................................        1,081.2             1,010.6              772.0
Commissions...................................................          779.2               549.5              478.1
Distribution plan payments....................................          476.0               346.6              266.4
Amortization of deferred sales commissions....................          219.7               163.9              108.9
Interest expense..............................................          116.3                93.0              110.7
Amortization of deferred policy acquisition costs.............          294.5               314.5              292.7
Capitalization of deferred policy acquisition costs...........         (778.1)             (709.9)            (609.1)
Writedown of deferred policy acquisition costs................            -                 131.7                -
Rent expense..................................................          146.4               113.9              100.0
Expenses related to AXA's minority interest acquisition
   of the Holding Company.....................................          493.9                 -                  -
Other operating costs and expenses............................          698.0               783.5              681.5
                                                                -----------------  -----------------  -----------------

      Total benefits and other deductions.....................        5,610.7             4,914.1            4,378.9
                                                                -----------------  -----------------  -----------------

Earnings from continuing operations before Federal
  income taxes and minority interest..........................        2,585.5             1,309.9            1,183.8
Federal income taxes..........................................         (958.3)             (332.0)            (353.1)
Minority interest in net income of consolidated subsidiaries..         (330.3)             (199.4)            (125.2)
                                                                -----------------  -----------------  -----------------
Earnings from continuing operations...........................        1,296.9               778.5              705.5
Earnings from discontinued operations, net of Federal
   income taxes...............................................           58.6                28.1                2.7
                                                                -----------------  -----------------  -----------------

Net Earnings..................................................   $    1,355.5       $       806.6      $       708.2
                                                                =================  =================  =================








                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998



                                                                      2000               1999               1998
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)

Common stock, at par value, beginning and end of year.........   $        2.5       $         2.5      $         2.5
                                                                -----------------  -----------------  -----------------

Capital in excess of par value, beginning of year.............        3,557.2             3,110.2            3,105.8
Capital contributions.........................................        1,166.6               447.0                4.4
                                                                -----------------  -----------------  -----------------
Capital in excess of par value, end of year...................        4,723.8             3,557.2            3,110.2
                                                                -----------------  -----------------  -----------------

Retained earnings, beginning of year..........................        2,600.7             1,944.1            1,235.9
Net earnings..................................................        1,355.5               806.6              708.2
Dividends paid to AXA Financial...............................         (250.0)             (150.0)               -
                                                                -----------------  -----------------  -----------------
Retained earnings, end of year................................        3,706.2             2,600.7            1,944.1
                                                                -----------------  -----------------  -----------------

Accumulated other comprehensive (loss) income,
  beginning of year...........................................         (392.9)              355.8              516.3
Other comprehensive income (loss).............................          405.7              (748.7)            (160.5)
                                                                -----------------  -----------------  -----------------
Accumulated other comprehensive income (loss), end of year....           12.8              (392.9)             355.8
                                                                -----------------  -----------------  -----------------

Total Shareholder's Equity, End of Year.......................   $    8,445.3       $     5,767.5      $     5,412.6
                                                                =================  =================  =================

COMPREHENSIVE INCOME

Net earnings..................................................   $    1,355.5       $       806.6      $       708.2
                                                                -----------------  -----------------  -----------------
Change in unrealized gains (losses), net of reclassification
   adjustments................................................          405.7              (776.9)            (149.5)
Minimum pension liability adjustment..........................            -                  28.2              (11.0)
                                                                -----------------  -----------------  -----------------
Other comprehensive income (loss).............................          405.7              (748.7)            (160.5)
                                                                -----------------  -----------------  -----------------
Comprehensive Income..........................................   $    1,761.2       $        57.9      $       547.7
                                                                =================  =================  =================























                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                      2000               1999               1998
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)

Net earnings..................................................   $    1,355.5       $       806.6      $       708.2
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
  Interest credited to policyholders' account balances........        1,034.3             1,078.2            1,153.0
  Universal life and investment-type product
    policy fee income.........................................       (1,413.3)           (1,257.5)          (1,056.2)
  Investment losses (gains)...................................          756.0                96.9             (100.2)
  Net change in broker-dealer and customer related
    receivables/payables......................................         (422.9)             (119.9)             (17.5)
  Gain on sale of equity investee.............................       (1,962.0)                -                  -
  Change in Federal income tax payable........................        2,078.4               157.4              123.1
  Change in future policy benefits............................         (850.6)               22.8               66.8
  Change in property and equipment............................         (321.0)             (256.3)             (81.8)
  Change in deferred acquisition costs........................         (476.9)             (260.7)            (314.0)
  Expenses related to AXA's acquisition
    of the Holding Company's minority interest................          493.9                 -                  -
  Purchase of segregated cash and securities, net.............         (610.4)                -                  -
  Other, net..................................................         (560.8)              (71.7)              21.6
                                                                -----------------  -----------------  -----------------

Net cash (used) provided by operating activities..............          (54.0)              195.8              503.0
                                                                -----------------  -----------------  -----------------

Cash flows from investing activities:

  Maturities and repayments...................................        2,091.0             2,019.0            2,289.0
  Sales.......................................................        7,810.2             7,572.9           16,972.1
  Purchases...................................................       (8,895.1)          (10,737.3)         (18,578.5)
  Decrease (increase) in short-term investments...............          142.6              (178.3)             102.4
  Decrease in loans to discontinued operations................            -                   -                660.0
  Sale of equity investee.....................................        1,580.6                 -                  -
  Subsidiary acquisition .....................................       (1,480.0)                -                  -
  Other, net..................................................         (164.5)             (134.8)            (341.8)
                                                                -----------------  -----------------  -----------------

Net cash provided (used) by investing activities..............        1,084.8            (1,458.5)           1,103.2
                                                                -----------------  -----------------  -----------------

Cash flows from financing activities:
  Policyholders' account balances:
    Deposits..................................................        2,659.9             2,366.2            1,508.1
    Withdrawals and transfers to Separate Accounts............       (3,887.7)           (1,765.8)          (1,724.6)
  Net increase (decrease) in short-term financings............          225.2               378.2             (243.5)
  Repayments of long-term debt................................            -                 (41.3)             (24.5)
  Payment of obligation to fund accumulated deficit of
    discontinued operations...................................            -                   -                (87.2)
  Proceeds from newly issued Alliance Units...................        1,600.0                 -                  -
  Dividends paid to AXA Financial.............................         (250.0)             (150.0)               -
  Other, net..................................................           15.9              (142.1)             (89.5)
                                                                -----------------  -----------------  -----------------

Net cash provided (used) by financing activities..............          363.3               645.2             (661.2)
                                                                -----------------  -----------------  -----------------

Change in cash and cash equivalents...........................        1,394.1              (617.5)             945.0
Cash and cash equivalents, beginning of year..................          628.0             1,245.5              300.5
                                                                -----------------  -----------------  -----------------

Cash and Cash Equivalents, End of Year........................   $    2,022.1       $       628.0      $     1,245.5
                                                                =================  =================  =================

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                    CONTINUED

                                                                      2000               1999               1998
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)

Supplemental cash flow information
  Interest Paid...............................................   $       97.0       $        92.2      $       130.7
                                                                =================  =================  =================
  Income Taxes Paid...........................................   $      358.2       $       116.5      $       254.3
                                                                =================  =================  =================









































                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1)     ORGANIZATION

        The Equitable Life Assurance Society of the United States ("Equitable Life") is an indirect, wholly owned subsidiary of AXA Financial, Inc. (the "Holding Company," and collectively with its consolidated subsidiaries, "AXA Financial"). Equitable Life's insurance business is conducted principally by Equitable Life and its wholly owned life insurance subsidiary, Equitable of Colorado ("EOC"). Equitable Life's investment management business, which comprises the Investment Services segment, is principally conducted by Alliance Capital Management L.P. ("Alliance"), and, through November 3, 2000, Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), an investment banking and brokerage affiliate which was sold. On September 20, 1999, as part of AXA Financial's "branding" strategic initiative, EQ Financial Consultants, Inc., a broker-dealer subsidiary of Equitable Life, was merged into a new company, AXA Advisors, LLC ("AXA Advisors"). Also, on September 21, 1999, AXA Advisors was transferred by Equitable Life to AXA Distribution Holding Corporation ("AXA Distribution"), a wholly owned indirect subsidiary of the Holding Company, for $15.3 million. The excess of the sales price over AXA Advisors' book value has been recorded in Equitable Life's books as a capital contribution. Equitable Life continues to develop and market the "Equitable" brand of life and annuity products, while AXA Distribution and its subsidiaries provide financial planning services, distribute products and manage customer relationships. In February 2000, Equitable Life transferred AXA Network, LLC ("AXA Network") to AXA Distribution, an indirect wholly owned subsidiary of the Holding Company for $8.7 million. The excess of sales price over AXA Network's book value has been recorded in Equitable Life's financial statements as a capital contribution.

        In October 2000, Alliance acquired substantially all of the assets and liabilities of Sanford C. Bernstein Inc. ("Bernstein") for an aggregate current value of approximately $3.50 billion ($1.48 billion in cash and 40.8 million newly issued Alliance units). The Holding Company provided Alliance with the cash portion of the consideration by purchasing approximately 32.6 million newly issued Alliance Units for $1.60 billion in June 2000. Equitable Life and, collectively with its consolidated subsidiaries (the "Company"), recorded a non-cash gain of $416.2 million (net of related Federal income tax of $224.1 million) related to the Holding Company's purchase of Alliance Units which is reflected as an addition to capital in excess of par value. The acquisition was accounted for under the purchase method with the results of Bernstein included in the consolidated financial statements from the acquisition date. The excess of the purchase price over the fair value of net assets acquired resulted in the recognition of goodwill and intangible assets of approximately $3.40 billion and is being amortized over an estimated overall 20 year life. In connection with the issuance of Alliance Units to former Bernstein shareholders, the Company recorded a non-cash gain of $393.5 million (net of related Federal income tax of $211.9 million) which is reflected as an addition to capital in excess of par value. The Company's consolidated economic interest in Alliance was 39.43% at December 31, 2000. In 1999, Alliance reorganized into Alliance Capital Management Holding L.P. ("Alliance Holding") and Alliance. Alliance Holding's principal asset is its interest in Alliance and it functions as a holding entity through which holders of its publicly traded units own an indirect interest in Alliance, the operating partnership. The Company exchanged substantially all of its Alliance Holding units for units in Alliance ("Alliance Units").

        AXA, a French holding company for an international group of insurance and related financial services companies, has been the Holding Company's largest shareholder since 1992. In October 2000, the Board of Directors of the Holding Company, acting upon a unanimous recommendation of a special committee of independent directors, approved an agreement with AXA for the acquisition of the approximately 40% of outstanding Holding Company common stock ("Common Stock") it did not already own. Under terms of the agreement, the minority shareholders of the Holding Company would receive $35.75 in cash and 0.295 of an AXA American Depositary Share ("ADS") for each Holding Company share. When the tender offer expired on December 29, 2000, approximately 148.1 million shares of Common Stock had been acquired by AXA and its wholly owned subsidiary, AXA Merger Corp. On January 2, 2001, AXA Merger Corp. was merged with and into the Holding Company, resulting in the Holding Company becoming a wholly owned subsidiary of AXA.

 2)     SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation and Principles of Consolidation
        -----------------------------------------------------

        The accompanying consolidated financial statements are prepared in conformity with generally accepted accounting principles ("GAAP") which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The accompanying consolidated financial statements include the accounts of Equitable Life and its subsidiary engaged in insurance related businesses (collectively, the "Insurance Group"); other subsidiaries, principally Alliance; and those partnerships and joint ventures in which Equitable Life or its subsidiaries has control or a majority economic interest. The Company's investment in DLJ was reported on the equity basis of accounting. Closed Block assets, liabilities and results of operations are presented in the consolidated financial statements as single line items (see Note 7). Unless specifically stated, all other footnote disclosures contained herein exclude the Closed Block related amounts.

        All significant intercompany transactions and balances except those with the Closed Block, DLJ and discontinued operations (see Note 8) have been eliminated in consolidation. The years "2000," "1999" and "1998" refer to the years ended December 31, 2000, 1999 and 1998, respectively. Certain reclassifications have been made in the amounts presented for prior periods to conform these periods with the 2000 presentation.

        Closed Block
        ------------

        When it demutualized on July 22, 1992, Equitable Life established a Closed Block for the benefit of certain individual participating policies which were in force on that date. The assets allocated to the Closed Block, together with anticipated revenues from policies included in the Closed Block, were reasonably expected to be sufficient to support such business, including provision for the payment of claims, certain expenses and taxes, and for continuation of dividend scales payable in 1991, assuming the experience underlying such scales continues.

        Assets allocated to the Closed Block inure solely to the benefit of the Closed Block policyholders and will not revert to the benefit of the Holding Company. No reallocation, transfer, borrowing or lending of assets can be made between the Closed Block and other portions of Equitable Life's General Account, any of its Separate Accounts or any affiliate of Equitable Life without the approval of the New York Superintendent of Insurance (the "Superintendent"). Closed Block assets and liabilities are carried on the same basis as similar assets and liabilities held in the General Account. The excess of Closed Block liabilities over Closed Block assets represents the expected future post-tax contribution from the Closed Block which would be recognized in income over the period the policies and contracts in the Closed Block remain in force.

        Discontinued Operations
        -----------------------

        In 1991, management discontinued the business of certain pension operations ("Discontinued Operations"). Discontinued Operations at December 31, 2000 principally consists of the Group Non-Participating Wind-Up Annuities ("Wind-Up Annuities"), for which a premium deficiency reserve has been established. Management reviews the adequacy of the allowance for future losses each quarter and makes adjustments when necessary. Management believes the allowance for future losses at December 31, 2000 is adequate to provide for all future losses; however, the quarterly allowance review continues to involve numerous estimates and subjective judgments regarding the expected performance of invested assets ("Discontinued Operations Investment Assets") held by Discontinued Operations. There can be no assurance the losses provided for will not differ from the losses ultimately realized. To the extent actual results or future projections of discontinued operations differ from management's current best estimates and assumptions underlying the allowance for future losses, the difference would be reflected in the consolidated statements of earnings in discontinued operations. In particular, to the extent income, sales proceeds and holding periods for equity real estate differ from management's previous assumptions, periodic adjustments to the allowance are likely to result (see Note 8).

        New Accounting Pronouncements
        -----------------------------

        As required beginning January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, that establishes new accounting and reporting standards for all derivative instruments, including certain derivatives embedded in other contracts, and for hedging activities. As further described and quantified in Note 13, the only free-standing derivative instruments maintained by the Company at January 1, 2001 were interest rate caps, floors and collars intended to hedge crediting rates on interest-sensitive individual annuities contracts. However, based upon guidance from the Financial Accounting Standards Board ("FASB") and the Derivatives Implementation Group ("DIG"), these contracts cannot be designated in a qualifying hedging relationship under FAS 133 and, consequently, require mark-to-market accounting through earnings for changes in their fair values beginning January 1, 2001. With respect to adoption of the requirements on embedded derivatives, the Company elected a January 1, 1999 transition date, thereby effectively "grandfathering" existing accounting for derivatives embedded in hybrid instruments acquired, issued, or substantively modified on or before that date. As a consequence of this election, coupled with recent interpretive guidance from the FASB and the DIG with respect to issues specifically related to insurance contracts and features, adoption of the new requirements for embedded derivatives did not have a material impact on the Company's consolidated financial position or earnings.

        In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of SFAS No. 125". SFAS No. 140 specifies the accounting and reporting requirements for securitizations and other transfers of financial assets and collateral, the recognition and measurement of servicing assets and liabilities and the extinguishment of liabilities. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and is to be applied prospectively with certain exceptions. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Adoption of the new requirements is not expected to have a significant impact on the Company's consolidated financial position or earnings.

        In December 2000, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and for Certain Long-Duration Participating Contracts". Since Equitable Life's July 1992 demutualization occurred before December 31, 2000, SOP 00-3 should be applied retroactively through restatement or reclassification, as appropriate, of all previously issued financial statements no later than the end of the fiscal year that begins after December 15, 2000. However, if implementation is impracticable because the demutualization occurred many years prior to January 1, 2001 no retroactive restatement is required. The Company has determined it is not practicable to produce an actuarial calculation as of the July 1992 demutualization date. Therefore, SOP 00-3 will be adopted prospectively as of January 1, 2001 with no financial impact associated with its initial implementation. However, future earnings will be affected to the extent actual Closed Block earnings exceed those assumed at January 1, 2001. Additionally, the presentation of all previously issued financial statements will be revised to include Closed Block assets and liabilities on a line-by-line basis as required by SOP 00-3.

        In December 1999, the staff of the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which was effective fourth quarter 2000. SAB No. 101 addresses revenue recognition issues; its implementation did not have a material impact on the Company's consolidated financial position or earnings.

        Investments
        -----------

        Fixed maturities identified as available for sale are reported at estimated fair value. Those fixed maturities which the Company has both the ability and the intent to hold to maturity, are stated principally at amortized cost. The amortized cost of fixed maturities is adjusted for impairments in value deemed to be other than temporary.

        Mortgage loans on real estate are stated at unpaid principal balances, net of unamortized discounts and valuation allowances. Valuation allowances are based on the present value of expected future cash flows discounted at the loan's original effective interest rate or on its collateral value if the loan is collateral dependent. However, if foreclosure is or becomes probable, the collateral value measurement method is used.

        Impaired mortgage loans without provision for losses are loans where the fair value of the collateral or the net present value of the expected future cash flows related to the loan equals or exceeds the recorded investment. Interest income earned on loans where the collateral value is used to measure impairment is recorded on a cash basis. Interest income on loans where the present value method is used to measure impairment is accrued on the net carrying value amount of the loan at the interest rate used to discount the cash flows. Changes in the present value attributable to changes in the amount or timing of expected cash flows are reported as investment gains or losses.

        Real estate, including real estate acquired in satisfaction of debt, is stated at depreciated cost less valuation allowances. At the date of foreclosure (including in-substance foreclosure), real estate acquired in satisfaction of debt is valued at estimated fair value. Impaired real estate is written down to fair value with the impairment loss being included in investment gains (losses), net. Valuation allowances on real estate held for sale are computed using the lower of depreciated cost or current estimated fair value, net of disposition costs. Depreciation is discontinued on real estate held for sale.

        Depreciation of real estate held for production of income is computed using the straight-line method over the estimated useful lives of the properties, which generally range from 40 to 50 years.

        Valuation allowances are netted against the asset categories to which they apply.

        Policy loans are stated at unpaid principal balances.

        Partnerships and joint venture interests in which the Company has control or a majority economic interest (that is, greater than 50% of the economic return generated by the entity) are consolidated; those in which the Company does not have control or a majority economic interest are reported on the equity basis of accounting and are included either with equity real estate or other equity investments, as appropriate.

        Equity securities includes common stock classified as both trading and available for sale securities and non-redeemable preferred stock; they are carried at estimated fair value and are included in other equity investments.

        Short-term investments are stated at amortized cost which approximates fair value and are included with other invested assets.

        Cash and cash equivalents includes cash on hand, amounts due from banks and highly liquid debt instruments purchased with an original maturity of three months or less.

        All securities owned as well as United States government and agency securities, mortgage-backed securities, futures and forwards transactions are recorded in the consolidated financial statements on a trade date basis.

        Net Investment Income, Investment Gains (Losses), Net
        and Unrealized Investment Gains (Losses)
        ------------------------------------------------------

        Net investment income and realized investment gains (losses) related to certain participating group annuity contracts which are passed through to the contractholders are reflected as interest credited to policyholders' account balances.

        Realized investment gains (losses) are determined by identification with the specific asset and are presented as a component of revenue. Changes in the valuation allowances are included in investment gains or losses.

        Realized and unrealized holding gains (losses) on trading securities are reflected in net investment income.

        Unrealized investment gains and losses on fixed maturities and equity securities available for sale held by the Company are accounted for as a separate component of accumulated comprehensive income, net of related deferred Federal income taxes, amounts attributable to Discontinued Operations, participating group annuity contracts and deferred policy acquisition costs ("DAC") related to universal life and investment-type products and participating traditional life contracts.

        Net investment income and investment gains (losses), net related to investment assets are collectively referred to as "investment results."

        Recognition of Insurance Income and Related Expenses
        ----------------------------------------------------

        Premiums from universal life and investment-type contracts are reported as deposits to policyholders' account balances. Revenues from these contracts consist of amounts assessed during the period against policyholders' account balances for mortality charges, policy administration charges and surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policyholders' account balances.

        Premiums from participating and non-participating traditional life and annuity policies with life contingencies generally are recognized as income when due. Benefits and expenses are matched with such income so as to result in the recognition of profits over the life of the contracts. This match is accomplished by means of the provision for liabilities for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

        For contracts with a single premium or a limited number of premium payments due over a significantly shorter period than the total period over which benefits are provided, premiums are recorded as income when due with any excess profit deferred and recognized in income in a constant relationship to insurance in force or, for annuities, the amount of expected future benefit payments.

        Premiums from individual health contracts are recognized as income over the period to which the premiums relate in proportion to the amount of insurance protection provided.

        The Insurance Group assumes and cedes reinsurance with other insurance companies. The Insurance Group evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Ceded reinsurance does not relieve the originating insurer of liability.

        Deferred Policy Acquisition Costs
        ---------------------------------

        Acquisition costs, including commissions, underwriting, agency and policy issue expenses, all of which vary with and primarily are related to new business, are deferred. DAC is subject to recoverability testing at the time of policy issue and loss recognition testing at the end of each accounting period.

        For universal life products and investment-type products, DAC is amortized over the expected total life of the contract group as a constant percentage of estimated gross profits arising principally from investment results, mortality and expense margins and surrender charges based on historical and anticipated future experience, updated at the end of each accounting period. The effect on the amortization of DAC of revisions to estimated gross profits is reflected in earnings in the period such estimated gross profits are revised. The effect on the DAC asset that would result from realization of unrealized gains (losses) is recognized with an offset to accumulated comprehensive income in consolidated shareholder's equity as of the balance sheet date.

        For participating traditional life policies (substantially all of which are in the Closed Block), DAC is amortized over the expected total life of the contract group as a constant percentage based on the present value of the estimated gross margin amounts expected to be realized over the life of the contracts using the expected investment yield. At December 31, 2000, the expected investment yield, excluding policy loans, was 7.6% over a 40 year period. Estimated gross margin includes anticipated premiums and investment results less claims and administrative expenses, changes in the net level premium reserve and expected annual policyholder dividends. The effect on the amortization of DAC of revisions to estimated gross margins is reflected in earnings in the period such estimated gross margins are revised. The effect on the DAC asset that would result from realization of unrealized gains (losses) is recognized with an offset to accumulated comprehensive income in consolidated shareholder's equity as of the balance sheet date.

        For non-participating traditional life policies, DAC is amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums are estimated at the date of policy issue and are consistently applied during the life of the contracts. Deviations from estimated experience are reflected in earnings in the period such deviations occur. For these contracts, the amortization periods generally are for the total life of the policy.

        In second quarter 1999, management completed a study of the cash flows and liability characteristics of its insurance product lines as compared to the expected cash flows of the underlying assets. That analysis reflected an assessment of the potential impact on future operating cash flows from current economic conditions and trends, including rising interest rates and securities market volatility and the impact of increasing competitiveness within the insurance marketplace (evidenced, for example, by the proliferation of bonus annuity products) on in-force business. The review indicated that changes to the then-current invested asset allocation strategy were required to reposition assets with greater price volatility away from products with demand liquidity characteristics to support those products with lower liquidity needs. To implement these findings, the existing investment portfolio was reallocated, and prospective investment allocation targets were revised. The reallocation of the assets impacted investment results by product, thereby impacting the future gross margin estimates utilized in the amortization of DAC for universal life and investment-type products. The revisions to estimated future gross profits resulted in an after-tax writedown of DAC of $85.6 million (net of a Federal income tax benefit of $46.1 million) in 1999.

        Policyholders' Account Balances and Future Policy Benefits

        Policyholders' account balances for universal life and investment-type contracts are equal to the policy account values. The policy account values represent an accumulation of gross premium payments plus credited interest less expense and mortality charges and withdrawals.

        For participating traditional life policies, future policy benefit liabilities are calculated using a net level premium method on the basis of actuarial assumptions equal to guaranteed mortality and dividend fund interest rates. The liability for annual dividends represents the accrual of annual dividends earned. Terminal dividends are accrued in proportion to gross margins over the life of the contract.

        For non-participating traditional life insurance policies, future policy benefit liabilities are estimated using a net level premium method on the basis of actuarial assumptions as to mortality, persistency and interest established at policy issue. Assumptions established at policy issue as to mortality and persistency are based on the Insurance Group's experience which, together with interest and expense assumptions, includes a margin for adverse deviation. When the liabilities for future policy benefits plus the present value of expected future gross premiums for a product are insufficient to provide for expected future policy benefits and expenses for that product, DAC is written off and thereafter, if required, a premium deficiency reserve is established by a charge to earnings. Benefit liabilities for traditional annuities during the accumulation period are equal to accumulated contractholders' fund balances and after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 2.25% to 10.9% for life insurance liabilities and from 2.25% to 8.15% for annuity liabilities.

        Individual health benefit liabilities for active lives are estimated using the net level premium method and assumptions as to future morbidity, withdrawals and interest. Benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest. While management believes its disability income ("DI") reserves have been calculated on a reasonable basis and are adequate, there can be no assurance reserves will be sufficient to provide for future liabilities.

        Claim reserves and associated liabilities for individual DI and major medical policies were $120.3 million and $948.4 million at December 31, 2000 and 1999, respectively. At December 31, 2000, $1,046.5 million of DI reserves and associated liabilities were ceded through an indemnity reinsurance agreement (see Note 14). Incurred benefits (benefits paid plus changes in claim reserves) and benefits paid for individual DI and major medical are summarized as follows:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Incurred benefits related to current year..........  $        56.1       $      150.7       $      140.1
        Incurred benefits related to prior years...........           15.0               64.7               84.2
                                                            -----------------   ----------------   -----------------
        Total Incurred Benefits............................  $        71.1       $      215.4       $      224.3
                                                            =================   ================   =================

        Benefits paid related to current year..............  $        14.8       $       28.9       $       17.0
        Benefits paid related to prior years...............          106.0              189.8              155.4
                                                            -----------------   ----------------   -----------------
        Total Benefits Paid................................  $       120.8       $      218.7       $      172.4
                                                            =================   ================   =================

        Policyholders' Dividends
        ------------------------

        The amount of policyholders' dividends to be paid (including dividends on policies included in the Closed Block) is determined annually by Equitable Life's board of directors. The aggregate amount of policyholders' dividends is related to actual interest, mortality, morbidity and expense experience for the year and judgment as to the appropriate level of statutory surplus to be retained by Equitable Life.

        At December 31, 2000, participating policies, including those in the Closed Block, represent approximately 20.8% ($41.1 billion) of directly written life insurance in force, net of amounts ceded.

        Separate Accounts
        -----------------

        Separate Accounts established under New York State Insurance Law generally are not chargeable with liabilities that arise from any other business of the Insurance Group. Separate Accounts assets are subject to General Account claims only to the extent Separate Accounts assets exceed Separate Accounts liabilities.

        Assets and liabilities of the Separate Accounts represent the net deposits and accumulated net investment earnings less fees, held primarily for the benefit of contractholders, and for which the Insurance Group does not bear the investment risk. They are shown as separate lines in the consolidated balance sheets. The Insurance Group bears the investment risk on assets held in one Separate Account; therefore, such assets are carried on the same basis as similar assets held in the General Account portfolio. Assets held in the other Separate Accounts are carried at quoted market values or, where quoted values are not available, at estimated fair values as determined by the Insurance Group.

        The investment results of Separate Accounts on which the Insurance Group does not bear the investment risk are reflected directly in Separate Accounts liabilities. For 2000, 1999 and 1998, investment results of such Separate Accounts were $8,051.7 million, $6,045.5 million and $4,591.0 million, respectively.

        Deposits to Separate Accounts are reported as increases in Separate Accounts liabilities and are not reported in revenues. Mortality, policy administration and surrender charges on all Separate Accounts are included in revenues.

        Other Accounting Policies
        -------------------------

        In accordance with regulations of the SEC, securities with a fair value of $1.31 billion have been segregated in a special reserve bank custody account for the exclusive benefit of customers under Rule 15c-3-3 at December 31, 2000.

        Intangible assets consist principally of goodwill resulting from acquisitions and costs assigned to contracts of businesses acquired. Goodwill is being amortized on a straight-line basis over estimated useful lives ranging from twenty to forty years. Costs assigned to investment contracts of businesses acquired are being amortized on a straight-line basis over estimated useful lives of twenty years. Impairment of intangible assets is evaluated by comparing the undiscounted cash flows expected to be realized from those intangible assets to their recorded values, pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". If the expected future cash flows are less than the carrying value of intangible assets, an impairment loss is recognized for the difference between the carrying amount and the estimated fair value of those intangible assets.

        Capitalized internal-use software is amortized on a straight-line basis over the estimated useful life of the software.

        The Company files a consolidated Federal income tax return with the Holding Company and its consolidated subsidiaries. Current Federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

        Minority interest subject to redemption rights represents the 40.8 million private Alliance Units issued to former Bernstein shareholders in connection with Alliance's acquisition of Bernstein. The Holding Company has agreed to provide liquidity to these former Bernstein shareholders after a two-year period by allowing the 40.8 million Alliance Units to be sold to the Holding Company over the subsequent eight years but generally not more than 20% of such Units in any one annual period.

        Commissions, fees and other income principally include Investment Management advisory and service fees. Investment Management advisory and service fees are recorded as revenue as the related services are performed. Certain investment advisory contracts provide for a performance fee, in addition to or in lieu of a base fee, that is calculated as a percentage of the related investment results over a specified period of time. Performance fees are recorded as revenue at the end of the measurement period.

        Sales commissions paid to financial intermediaries in connection with the sale of shares of open-end Alliance mutual funds sold without a front-end sales charge are capitalized and amortized over periods not exceeding five and one-half years, the period of time during which deferred sales commissions are expected to be recovered from distribution plan payments received from those funds upon the redemption of their shares. Contingent deferred sales charges reduce unamortized deferred sales commissions when received. At December 31, 2000 and 1999, respectively, deferred sales commissions totaled $715.7 million and $604.7 million and are included with other assets.

        The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. In accordance with the opinion, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the option strike price at the grant date. See Note 20 for the pro forma disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation".

 3)     INVESTMENTS

        The following tables provide additional information relating to fixed maturities and equity securities:


                                                                        GROSS               GROSS
                                                   AMORTIZED          UNREALIZED         UNREALIZED          ESTIMATED
                                                      COST              GAINS              LOSSES            FAIR VALUE
                                                -----------------  -----------------   ----------------   -----------------
                                                                              (IN MILLIONS)

        DECEMBER 31, 2000
        Fixed Maturities:

          Available for Sale:
            Corporate..........................  $    12,481.0      $       241.5       $      298.9       $    12,423.6
            Mortgage-backed....................        2,215.1               19.2                7.8             2,226.5
            U.S. Treasury, government and
              agency securities................          938.1               40.2                 .5               977.8
            States and political subdivisions..          110.4                4.5                1.0               113.9
            Foreign governments................          177.4               17.3                5.2               189.5
            Redeemable preferred stock.........          315.5               13.4                8.7               320.1
                                                -----------------  -----------------   ----------------   -----------------
        Total Available for Sale...............  $    16,237.5      $       336.1       $      322.1       $    16,251.4
                                                =================  =================   ================   =================

          Held to Maturity:  Corporate.........  $       204.6      $         6.0       $         .1       $       210.5
                                                =================  =================   ================   =================

        Equity Securities:
          Available for sale...................  $        22.0      $         1.7       $        4.7       $        19.0
          Trading securities...................        1,606.3                1.8               46.2             1,561.9
                                                -----------------  -----------------   ----------------   -----------------
        Total Equity Securities................  $     1,628.3      $         3.5       $       50.9       $     1,580.9
                                                =================  =================   ================   =================


        December 31, 1999
        Fixed Maturities:

          Available for Sale:
            Corporate..........................  $    14,866.8      $       139.5       $      787.0       $    14,219.3
            Mortgage-backed....................        2,554.5                2.3               87.8             2,469.0
            U.S. Treasury, government and
              agency securities................        1,194.1               18.9               23.4             1,189.6
            States and political subdivisions..          110.0                1.4                4.9               106.5
            Foreign governments................          361.8               16.2               14.8               363.2
            Redeemable preferred stock.........          286.4                1.7               36.0               252.1
                                                -----------------  -----------------   ----------------   -----------------
        Total Available for Sale...............  $    19,373.6      $       180.0       $      953.9       $    18,599.7
                                                =================  =================   ================   =================

          Held to Maturity:  Corporate.........  $       133.2      $         -         $        -         $       133.2
                                                =================  =================   ================   =================

        Equity Securities:
          Available for sale...................  $        25.5      $         1.5       $       17.8       $         9.2
          Trading securities...................            7.2                9.1                2.2                14.1
                                                -----------------  -----------------   ----------------   -----------------
        Total Equity Securities................  $        32.7      $        10.6       $       20.0       $        23.3
                                                =================  =================   ================   =================


        For publicly-traded fixed maturities and equity securities, estimated fair value is determined using quoted market prices. For fixed maturities without a readily ascertainable market value, the Company determines estimated fair values using a discounted cash flow approach, including provisions for credit risk, generally based on the assumption such securities will be held to maturity. Such estimated fair values do not necessarily represent the values for which these securities could have been sold at the dates of the consolidated balance sheets. At December 31, 2000 and 1999, securities without a readily ascertainable market value having an amortized cost of $2,820.2 million and $3,322.2 million, respectively, had estimated fair values of $2,838.2 million and $3,177.7 million, respectively.

        The contractual maturity of bonds at December 31, 2000 is shown below:


                                                                                        AVAILABLE FOR SALE
                                                                                ------------------------------------
                                                                                   AMORTIZED          ESTIMATED
                                                                                     COST             FAIR VALUE

                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        Due in one year or less................................................  $      568.2       $      568.2
        Due in years two through five..........................................       2,850.0            2,848.1
        Due in years six through ten...........................................       5,277.2            5,239.9
        Due after ten years....................................................       5,011.6            5,048.6
        Mortgage-backed securities.............................................       2,215.1            2,226.5
                                                                                ----------------   -----------------
        Total..................................................................  $   15,922.1       $   15,931.3
                                                                                ================   =================

        Corporate bonds held to maturity with an amortized cost and estimated fair value of $142.4 million are due from one to five years.

        Bonds not due at a single maturity date have been included in the above table in the year of final maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        The Insurance Group's fixed maturity investment portfolio includes corporate high yield securities consisting of public high yield bonds, redeemable preferred stocks and directly negotiated debt in leveraged buyout transactions. The Insurance Group seeks to minimize the higher than normal credit risks associated with such securities by monitoring concentrations in any single issuer or a particular industry group. Certain of these corporate high yield securities are classified as other than investment grade by the various rating agencies, i.e., a rating below Baa or National Association of Insurance Commissioners ("NAIC") designation of 3 (medium grade), 4 or 5 (below investment grade) or 6 (in or near default). At December 31, 2000, approximately 12% of the $16,126.6 million aggregate amortized cost of bonds held by the Company was considered to be other than investment grade.

        The Insurance Group holds equity in limited partnership interests which primarily invest in securities considered to be other than investment grade. The carrying values at December 31, 2000 and 1999 were $811.9 million and $647.9 million, respectively.

        At December 31, 2000, the carrying value of fixed maturities which are non-income producing for the twelve months preceding the consolidated balance sheet date was $60.3 million.

        The payment terms of mortgage loans on real estate may from time to time be restructured or modified. The investment in restructured mortgage loans on real estate, based on amortized cost, amounted to $92.9 million and $106.0 million at December 31, 2000 and 1999, respectively. Gross interest income on these loans included in net investment income aggregated $7.8 million, $8.2 million and $8.3 million in 2000, 1999 and 1998, respectively. Gross interest income on restructured mortgage loans on real estate that would have been recorded in accordance with the original terms of such loans amounted to $8.7 million, $9.5 million and $10.3 million in 2000, 1999 and 1998, respectively.

        Impaired mortgage loans along with the related provision for losses were as follows:

                                                                                         DECEMBER 31,
                                                                            ----------------------------------------
                                                                                   2000                 1999
                                                                            -------------------  -------------------
                                                                                         (IN MILLIONS)

        Impaired mortgage loans with provision for losses..................  $        144.2       $        142.4
        Impaired mortgage loans without provision for losses...............             1.8                  2.2
                                                                            -------------------  -------------------
        Recorded investment in impaired mortgage loans.....................           146.0                144.6
        Provision for losses...............................................           (37.0)               (23.0)
                                                                            -------------------  -------------------
        Net Impaired Mortgage Loans........................................  $        109.0       $        121.6
                                                                            ===================  ===================

        During 2000, 1999 and 1998, respectively, the Company's average recorded investment in impaired mortgage loans was $138.8 million, $141.7 million and $161.3 million. Interest income recognized on these impaired mortgage loans totaled $10.4 million, $12.0 million and $12.3 million ($.5 million, $.0 million and $.9 million recognized on a cash basis) for 2000, 1999 and 1998, respectively.

        The Insurance Group's investment in equity real estate is through direct ownership and through investments in real estate joint ventures. At December 31, 2000 and 1999, the carrying value of equity real estate held for sale amounted to $526.3 million and $382.2 million, respectively. For 2000, 1999 and 1998, respectively, real estate of $.3 million, $20.5 million and $7.1 million was acquired in satisfaction of debt. At December 31, 2000 and 1999, the Company owned $322.3 million and $443.9 million, respectively, of real estate acquired in satisfaction of debt.

        Accumulated depreciation on real estate was $208.8 million and $251.6 million at December 31, 2000 and 1999, respectively. Depreciation expense on real estate totaled $21.7 million, $21.8 million and $30.5 million for 2000, 1999 and 1998, respectively.

        Investment valuation allowances and changes thereto are shown below:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Balances, beginning of year........................  $       148.6       $      230.6       $      384.5
        Additions charged to income........................           53.7               68.2               86.2
        Deductions for writedowns and
          asset dispositions...............................         (102.4)            (150.2)            (240.1)
                                                            -----------------   ----------------   -----------------
        Balances, End of Year..............................  $        99.9       $      148.6       $      230.6
                                                            =================   ================   =================

        Balances, end of year comprise:
          Mortgage loans on real estate....................  $        41.4       $       27.5       $       34.3
          Equity real estate...............................           58.5              121.1              196.3
                                                            -----------------   ----------------   -----------------
        Total..............................................  $        99.9       $      148.6       $      230.6
                                                            =================   ================   =================

 4)     JOINT VENTURES AND PARTNERSHIPS

        Summarized combined financial information for unconsolidated real estate joint ventures (14 individual ventures at both December 31, 2000 and 1999) and for limited partnership interests accounted for under the equity method, in which the Company has an investment of $10.0 million or greater and an equity interest of 10% or greater, follows:

                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     2000                1999
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        BALANCE SHEETS
        Investments in real estate, at depreciated cost........................  $       730.1      $       861.1
        Investments in securities, generally at estimated fair value...........          226.6              262.0
        Cash and cash equivalents..............................................           43.9               68.4
        Other assets...........................................................           65.5              232.5
                                                                                ----------------   -----------------
        Total Assets...........................................................  $     1,066.1      $     1,424.0
                                                                                ================   =================

        Borrowed funds - third party...........................................  $       249.9      $       354.2
        Borrowed funds - AXA Financial.........................................           12.9               28.9
        Other liabilities......................................................           26.3              191.2
                                                                                ----------------   -----------------
        Total liabilities......................................................          289.1              574.3
                                                                                ----------------   -----------------

        Partners' capital......................................................          777.0              849.7
                                                                                ----------------   -----------------
        Total Liabilities and Partners' Capital................................  $     1,066.1      $     1,424.0
                                                                                ================   =================

        Equity in partners' capital included above.............................  $       272.3      $       298.5
        Equity in limited partnership interests not included above and other...          720.7              542.1
                                                                                ----------------   -----------------
        Carrying Value.........................................................  $       993.0      $       840.6
                                                                                ================   =================




                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        STATEMENTS OF EARNINGS
        Revenues of real estate joint ventures.............  $       187.1       $      180.5       $      246.1
        Revenues of other limited partnership interests....           16.5               85.0              128.9
        Interest expense - third party.....................          (32.5)             (26.6)             (33.3)
        Interest expense - AXA Financial...................           (2.0)              (2.5)              (2.6)
        Other expenses.....................................         (126.4)            (133.0)            (197.0)
                                                            -----------------   ----------------   -----------------
        Net Earnings.......................................  $        42.7       $      103.4       $      142.1
                                                            =================   ================   =================

        Equity in net earnings included above..............  $        17.7       $        9.4       $       44.4
        Equity in net earnings of limited partnership
          interests not included above.....................          216.3               77.1               37.9
                                                            -----------------   ----------------   -----------------
        Total Equity in Net Earnings.......................  $       234.0       $       86.5       $       82.3
                                                            =================   ================   =================

 5)     NET INVESTMENT INCOME AND INVESTMENT GAINS (LOSSES)

        The sources of net investment income follows:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Fixed maturities...................................  $     1,439.2       $    1,499.8       $    1,489.0
        Mortgage loans on real estate......................          257.3              253.4              235.4
        Equity real estate.................................          191.6              250.2              356.1
        Other equity investments...........................          129.8              165.1               83.8
        Policy loans.......................................          156.7              143.8              144.9
        Other investment income............................          199.3              161.3              185.7
                                                            -----------------   ----------------   -----------------

          Gross investment income..........................        2,373.9            2,473.6            2,494.9

          Investment expenses..............................         (200.7)            (232.7)            (266.8)
                                                            -----------------   ----------------   -----------------

        Net Investment Income..............................  $     2,173.2       $    2,240.9       $    2,228.1
                                                            =================   ================   =================

        Investment (losses) gains, net, including changes in the valuation allowances, follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Fixed maturities...................................  $      (766.1)      $     (290.9)      $      (24.3)
        Mortgage loans on real estate......................          (15.1)              (3.3)             (10.9)
        Equity real estate.................................            4.8               (2.4)              74.5
        Other equity investments...........................          (22.6)              88.1               29.9
        Sale of subsidiaries...............................            -                  -                 (2.6)
        Issuance and sales of Alliance Units...............            3.9                5.5               19.8
        Issuance and sales of DLJ common stock.............           38.8              106.0               18.2
        Other..............................................             .3                 .1               (4.4)
                                                            -----------------   ----------------   -----------------
        Investment (Losses) Gains, Net.....................  $      (756.0)      $      (96.9)      $      100.2
                                                            =================   ================   =================

        Writedowns of fixed maturities amounted to $607.8 million, $223.2 million and $101.6 million for 2000, 1999 and 1998, respectively, including $472.2 million in fourth quarter 2000.

        For 2000, 1999 and 1998, respectively, proceeds received on sales of fixed maturities classified as available for sale amounted to $7,361.5 million, $7,138.6 million and $15,961.0 million. Gross gains of $78.7 million, $74.7 million and $149.3 million and gross losses of $215.4 million, $214.3 million and $95.1 million, respectively, were realized on these sales. The change in unrealized investment gains (losses) related to fixed maturities classified as available for sale for 2000, 1999 and 1998 amounted to $789.1 million, $(1,313.8) million and $(331.7) million, respectively.

        On November 3, 2000, the Company sold its interest in DLJ to Credit Suisse Group ("CSG"). The Company received $1.05 billion in cash and $2.19 billion (or 11.4 million shares) in CSG common stock, 2.8 million shares of which were immediately repurchased by CSG at closing. The CSG shares have been designated as trading account securities. The remaining
        8.2 million shares held by the Company had a carrying value of $1.56 billion at December 31, 2000 and were sold in January 2001. Net investment income for 2000 included holding losses of $43.2 million on the CSG shares.

        On January 1, 1999, investments in publicly-traded common equity securities in the General Account portfolio within other equity investments amounting to $102.3 million were transferred from available for sale securities to trading securities. As a result of this transfer, unrealized investment gains of $83.3 million ($43.2 million net of related DAC and Federal income taxes) were recognized as realized investment gains in the consolidated statements of earnings. In 2000 and 1999, respectively, net unrealized holding (losses) gains of $(44.4) million and $6.9 million were included in net investment income in the consolidated statements of earnings. These trading securities had a carrying value of $1,561.9 million and $14.1 million and costs of $1,606.3 million and $7.2 million at December 31, 2000 and 1999, respectively.

        For 2000, 1999 and 1998, investment results passed through to certain participating group annuity contracts as interest credited to policyholders' account balances amounted to $110.6 million, $131.5 million and $136.9 million, respectively.

        Net unrealized investment gains (losses), included in the consolidated balance sheets as a component of accumulated comprehensive income and the changes for the corresponding years including Closed Block and Discontinued Operations on a line-by-line basis, follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Balance, beginning of year.........................  $      (392.8)      $      384.1       $      533.6
        Changes in unrealized investment (losses) gains....          979.7           (1,821.3)            (168.7)
        Changes in unrealized investment losses
          (gains) attributable to:
            Participating group annuity contracts
            and other......................................          (18.3)              25.0               (5.4)
            DAC............................................         (262.1)             493.1              (28.8)
            Deferred Federal income taxes..................         (293.6)             526.3               53.4
                                                            -----------------   ----------------   -----------------
        Balance, End of Year...............................  $        12.9       $     (392.8)      $      384.1
                                                            =================   ================   =================

        Balance, end of year comprises:
          Unrealized investment gains (losses) on:
            Fixed maturities...............................  $        65.9       $     (904.6)      $      766.0
            Other equity investments.......................           (2.3)             (22.2)              86.5
            Other..........................................           (1.2)               9.4               51.6
                                                            -----------------   ----------------   -----------------
              Total........................................           62.4             (917.4)             904.1
          Amounts of unrealized investment (losses) gains
            attributable to:
              Participating group annuity contracts
              and other....................................          (15.3)               3.0              (22.0)
              DAC..........................................          (28.3)             233.8             (259.3)
              Deferred Federal income taxes................           (5.9)             287.8             (238.7)
                                                            -----------------   ----------------   -----------------
        Total..............................................  $        12.9       $     (392.8)      $      384.1
                                                            =================   ================   =================

        Changes in unrealized gains (losses) reflect changes in fair value of only those fixed maturities and equity securities classified as available for sale and do not reflect any changes in fair value of policyholders' account balances and future policy benefits.

 6)     ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

        Accumulated other comprehensive income (loss) represents cumulative gains and losses on items that are not reflected in earnings. The balances for the past three years follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Unrealized gains (losses) on investments...........  $        12.9       $     (392.8)      $      384.1
        Minimum pension liability..........................            (.1)               (.1)             (28.3)
                                                            -----------------   ----------------   -----------------
        Total Accumulated Other

          Comprehensive Income (Loss)......................  $        12.8       $     (392.9)      $      355.8
                                                            =================   ================   =================

        The components of other comprehensive income (loss) for the past three years follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Net unrealized gains (losses) on investments:
          Net unrealized gains (losses) arising during
            the period.....................................  $       191.0       $    (1,625.6)     $     (112.4)
          Losses (gains) reclassified into net earnings
            during the period..............................          788.7              (195.7)            (56.3)
                                                            -----------------   ----------------   -----------------
        Net unrealized gains (losses) on investments.......          979.7            (1,821.3)           (168.7)
        Adjustments for policyholders liabilities,
            DAC and deferred Federal income taxes..........         (574.0)            1,044.4              19.2
                                                            -----------------   ----------------   -----------------

        Change in unrealized gains (losses), net of
            adjustments....................................          405.7              (776.9)           (149.5)
        Change in minimum pension liability................            -                  28.2             (11.0)
                                                            -----------------   ----------------   -----------------
        Total Other Comprehensive Income (Loss)............  $       405.7       $      (748.7)     $     (160.5)
                                                            =================   ================   =================

 7)     CLOSED BLOCK

        Summarized financial information for the Closed Block follows:

                                                                                          DECEMBER 31,
                                                                              --------------------------------------
                                                                                    2000                 1999
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)

        BALANCE SHEETS
        Fixed Maturities:
          Available for sale, at estimated fair value (amortized cost,
            $4,373.5 and $4,144.8)...........................................  $    4,408.0         $    4,014.0
        Mortgage loans on real estate........................................       1,581.8              1,704.2
        Policy loans.........................................................       1,557.7              1,593.9
        Cash and other invested assets.......................................         174.7                194.4
        Deferred policy acquisitions costs...................................         699.7                895.5
        Other assets.........................................................         237.1                205.3
                                                                              -----------------    -----------------
        Total Assets.........................................................  $    8,659.0         $    8,607.3
                                                                              =================    =================

        Future policy benefits and policyholders' account balances...........  $    9,026.4         $    9,011.7
        Other liabilities....................................................          23.8                 13.3
                                                                              -----------------    -----------------
        Total Liabilities....................................................  $    9,050.2         $    9,025.0
                                                                              =================    =================


                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        STATEMENTS OF EARNINGS
        Premiums and other revenue.........................  $       594.7       $      619.1       $      661.7
        Investment income (net of investment
          expenses of $8.1, $15.8 and $15.5)...............          578.7              574.2              569.7
        Investment (losses) gains, net.....................          (35.8)             (11.3)                .5
                                                            -----------------   ----------------   -----------------
              Total revenues...............................        1,137.6            1,182.0            1,231.9
                                                            -----------------   ----------------   -----------------

        Policyholders' benefits and dividends..............        1,025.2            1,024.7            1,082.0
        Other operating costs and expenses.................           19.7               70.9               62.8
                                                            -----------------   ----------------   -----------------
              Total benefits and other deductions..........        1,044.9            1,095.6            1,144.8
                                                            -----------------   ----------------   -----------------

        Contribution from the Closed Block.................  $        92.7       $       86.4       $       87.1
                                                            =================   ================   =================

        Impaired mortgage loans along with the related provision for losses follows:


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     2000                1999
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)
        Impaired mortgage loans with provision for losses......................  $        26.7      $        26.8
        Impaired mortgage loans without provision for losses...................            4.0                4.5
                                                                                ----------------   -----------------
        Recorded investment in impaired mortgages..............................           30.7               31.3
        Provision for losses...................................................           (8.7)              (4.1)
                                                                                ----------------   -----------------
        Net Impaired Mortgage Loans............................................  $        22.0      $        27.2
                                                                                ================   =================

        During 2000, 1999 and 1998, the Closed Block's average recorded investment in impaired mortgage loans was $31.0 million, $37.0 million and $85.5 million, respectively. Interest income recognized on these impaired mortgage loans totaled $2.0 million, $3.3 million and $4.7 million ($.1 million, $.3 million and $1.5 million recognized on a cash basis) for 2000, 1999 and 1998, respectively.

        Valuation allowances amounted to $9.1 million and $4.6 million on mortgage loans on real estate and $17.2 million and $24.7 million on equity real estate at December 31, 2000 and 1999, respectively. Writedowns of fixed maturities amounted to $27.7 million and 3.3 million for 2000 and 1999, respectively, including $20.0 million in fourth quarter 2000.

        Many expenses related to Closed Block operations are charged to operations outside of the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside of the Closed Block.

8)       DISCONTINUED OPERATIONS

        Summarized financial information for Discontinued Operations follows:

                                                                                          DECEMBER 31,
                                                                              --------------------------------------
                                                                                    2000                 1999
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)

        BALANCE SHEETS
        Mortgage loans on real estate........................................  $      330.9         $      454.6
        Equity real estate...................................................         350.9                426.6
        Fixed maturities, available for sale, at estimated fair value
          (amortized cost of $321.5 and $85.3)...............................         336.5                 85.5
        Other equity investments.............................................          43.1                 55.8
        Other invested assets................................................           1.9                  1.6
                                                                              -----------------    -----------------
          Total investments..................................................       1,063.3              1,024.1
        Cash and cash equivalents............................................          84.3                164.5
        Other assets.........................................................         148.8                213.0
                                                                              -----------------    -----------------
        Total Assets.........................................................  $    1,296.4         $    1,401.6
                                                                              =================    =================

        Policyholder liabilities.............................................  $      966.8         $      993.3
        Allowance for future losses..........................................         159.8                242.2
        Other liabilities....................................................         169.8                166.1
                                                                              -----------------    -----------------
        Total Liabilities....................................................  $    1,296.4         $    1,401.6
                                                                              =================    =================


                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        STATEMENTS OF EARNINGS
        Investment income (net of investment
          expenses of $37.0, $49.3 and $63.3)..............  $       102.2       $       98.7       $      160.4
        Investment (losses) gains, net.....................           (6.6)             (13.4)              35.7
        Policy fees, premiums and other income.............             .7                 .2               (4.3)
                                                            -----------------   ----------------   -----------------
        Total revenues.....................................           96.3               85.5              191.8

        Benefits and other deductions......................          106.9              104.8              141.5
        (Losses charged) earnings credited to allowance
          for future losses................................          (10.6)             (19.3)              50.3
                                                            -----------------   ----------------   -----------------
        Pre-tax loss from operations.......................            -                  -                  -
        Pre-tax earnings from releasing the allowance
          for future losses................................           90.2               43.3                4.2
        Federal income tax expense.........................          (31.6)             (15.2)              (1.5)
                                                            -----------------   ----------------   -----------------
        Earnings from
          Discontinued Operations..........................  $        58.6       $       28.1       $        2.7
                                                            =================   ================   =================

        The Company's quarterly process for evaluating the allowance for future losses applies the current period's results of discontinued operations against the allowance, re-estimates future losses and adjusts the allowance, if appropriate. Additionally, as part of the Company's annual planning process which takes place in the fourth quarter of each year, investment and benefit cash flow projections are prepared. These updated assumptions and estimates resulted in a release of allowance in each of the three years presented.

        Benefits and other deductions included $26.6 million of interest expense related to amounts borrowed from continuing operations in 1998.

        Valuation allowances of $2.9 million and $1.9 million on mortgage loans on real estate and $11.4 million and $54.8 million on equity real estate were held at December 31, 2000 and 1999, respectively. During 2000, 1999 and 1998, other discontinued operations' average recorded investment in impaired mortgage loans was $11.3 million, $13.8 million and $73.3 million, respectively. Interest income recognized on these impaired mortgage loans totaled $.9 million, $1.7 million and $4.7 million ($.5 million, $.0 million and $3.4 million recognized on a cash basis) for 2000, 1999 and 1998, respectively.

        At December 31, 2000 and 1999, Discontinued Operations had real estate acquired in satisfaction of debt with carrying values of $4.5 million and $24.1 million, respectively.

9)      SHORT-TERM AND LONG-TERM DEBT

        Short-term and long-term debt consists of the following:

                                                                                          DECEMBER 31,
                                                                              --------------------------------------
                                                                                    2000                 1999
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)

        Short-term debt......................................................  $      782.2         $      557.0
                                                                              -----------------    -----------------
        Long-term debt:
        Equitable Life:
          Surplus notes, 6.95% due 2005......................................         399.6                399.5
          Surplus notes, 7.70% due 2015......................................         199.7                199.7
          Other..............................................................            .3                   .4
                                                                              -----------------    -----------------
              Total Equitable Life...........................................         599.6                599.6
                                                                              -----------------    -----------------
        Wholly Owned and Joint Venture Real Estate:
          Mortgage notes, 5.43% - 9.5%, due through 2017.....................         248.3                251.3
                                                                              -----------------    -----------------
        Total long-term debt.................................................         847.9                850.9
                                                                              -----------------    -----------------

        Total Short-term and Long-term Debt..................................  $    1,630.1         $    1,407.9
                                                                              =================    =================

        Short-term Debt
        ---------------

        Equitable Life has a $350.0 million 5-year bank credit facility and a $350.0 million 364-day credit facility. The interest rates are based on external indices dependent on the type of borrowing ranging from 6.93% to 6.97%. No amounts were outstanding under these credit facilities at December 31, 2000.

        Equitable Life has a commercial paper program with an issue limit of $1.0 billion. This program is available for general corporate purposes used to support Equitable Life's liquidity needs and is supported by Equitable Life's existing $700.0 million bank credit facilities. At December 31, 2000, there were no amounts outstanding under this program.

        Alliance has a $425.0 million five-year revolving credit facility and a $200.0 million three-year revolving credit facility with a group of commercial banks. Borrowings from the revolving credit facility and the original commercial paper program may not exceed $425.0 million in the aggregate. Under the facilities, the interest rate, at the option of Alliance, is a floating rate generally based upon a defined prime rate, a rate related to the London Interbank Offered Rate ("LIBOR") or the Federal Funds Rate. A facility fee is payable on the total facility. In October 2000, Alliance entered into a $250.0 million two-year revolving credit facility using terms substantially similar to the $425.0 million and $200.0 million revolving credit facilities. The revolving credit facilities will be used to provide backup liquidity for Alliance's commercial program, to fund commission payments to financial intermediaries for the sale of certain mutual funds and for general working capital purposes. The revolving credit facilities contain covenants that require Alliance to, among other things, meet certain financial ratios. At December 31, 2000, Alliance had commercial paper outstanding totaling $396.9 million at an effective interest rate of 6.7%; and $284.0 million at an effective interest rate of 7.0% in borrowings outstanding under Alliance's revolving credit facilities.

        In December 1999, Alliance established a $100.0 million extendible commercial notes ("ECN") program to supplement its commercial paper program. ECN's are short-term debt instruments that do not require any back-up liquidity support. At December 31, 2000, $98.2 million was outstanding under the ECN program with an effective interest rate of 6.8%.

        Long-term Debt
        --------------

        Several of the long-term debt agreements have restrictive covenants related to the total amount of debt, net tangible assets and other matters. At December 31, 2000, the Company is in compliance with all debt covenants.

        At December 31, 2000 and 1999, respectively, the Company has pledged real estate of $298.8 million and $323.6 million as collateral for certain long-term debt.

        At December 31, 2000, aggregate maturities of the long-term debt based on required principal payments at maturity is $248.6 million for 2001, $400.0 million for 2005 and $200.0 million for 2006 and thereafter.

10)     FEDERAL INCOME TAXES

        A summary of the Federal income tax expense in the consolidated statements of earnings follows:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Federal income tax expense:
          Current..........................................  $       820.6       $      174.0       $      283.3
          Deferred.........................................          137.7              158.0               69.8
                                                            -----------------   ----------------   -----------------
        Total..............................................  $       958.3       $      332.0       $      353.1
                                                            =================   ================   =================

        The Federal income taxes attributable to consolidated operations are different from the amounts determined by multiplying the earnings before Federal income taxes and minority interest by the expected Federal income tax rate of 35%. The sources of the difference and their tax effects follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Expected Federal income tax expense................  $       904.9       $      458.4       $      414.3
        Minority interest..................................         (117.9)             (47.8)             (33.2)
        Non deductible stock option compensation
          expense..........................................           34.4                -                  -
        Subsidiary gains...................................          161.4              (37.1)              (6.4)
        Adjustment of tax audit reserves...................           17.9               27.8               16.0
        Equity in unconsolidated subsidiaries..............          (48.7)             (64.0)             (39.3)
        Other..............................................            6.3               (5.3)               1.7
                                                            -----------------   ----------------   -----------------
        Federal Income Tax Expense.........................  $       958.3       $      332.0       $      353.1
                                                            =================   ================   =================

        The components of the net deferred Federal income taxes are as follows:

                                                       DECEMBER 31, 2000                  DECEMBER 31, 1999
                                                ---------------------------------  ---------------------------------
                                                    ASSETS         LIABILITIES         ASSETS         LIABILITIES
                                                ---------------  ----------------  ---------------   ---------------
                                                                           (IN MILLIONS)

        Compensation and related benefits......  $       -        $       79.7      $        -        $      37.7
        Other..................................          4.9               -                 -               20.6
        DAC, reserves and reinsurance..........          -               733.0               -              329.7
        Investments............................          -               229.2             115.1              -
                                                ---------------  ----------------  ---------------   ---------------
        Total..................................  $       4.9      $    1,041.9      $      115.1      $     388.0
                                                ===============  ================  ===============   ===============

        At December 31, 1999, $236.8 million in deferred tax assets were transferred to the Holding Company in conjunction with its assumption of the non-qualified employee benefit liabilities. See Note 12 for discussion of the benefit plans transferred.

        The deferred Federal income taxes impacting operations reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The sources of these temporary differences and their tax effects follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        DAC, reserves and reinsurance......................  $       403.3       $       83.2       $       (7.7)
        Investments........................................         (140.7)               3.2               46.8
        Compensation and related benefits..................          (96.4)              21.0               28.6
        Other..............................................          (28.5)              50.6                2.1
                                                            -----------------   ----------------   -----------------
        Deferred Federal Income Tax
          Expense..........................................  $       137.7       $      158.0       $       69.8
                                                            =================   ================   =================

        Federal income taxes payable at December 31, 2000 included $858.2 million of taxes related to the gain on disposal of DLJ.

        The Internal Revenue Service (the "IRS") is in the process of examining the Holding Company's consolidated Federal income tax returns for the years 1992 through 1996. Management believes these audits will have no material adverse effect on the Company's results of operations.

11)     REINSURANCE AGREEMENTS

        The effect of reinsurance (excluding group life and health) is summarized as follows:


                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Direct premiums....................................  $       508.6       $      420.6       $      438.8
        Reinsurance assumed................................          194.2              206.7              203.6
        Reinsurance ceded..................................         (122.9)             (69.1)             (54.3)
                                                            -----------------   ----------------   -----------------
        Premiums...........................................  $       579.9       $      558.2       $      588.1
                                                            =================   ================   =================
        Universal Life and Investment-type Product
          Policy Fee Income Ceded..........................  $        92.1       $       69.7       $       75.7
                                                            =================   ================   =================
        Policyholders' Benefits Ceded......................  $       202.6       $       99.6       $       85.9
                                                            =================   ================   =================
        Interest Credited to Policyholders' Account
          Balances Ceded...................................  $        46.5       $       38.5       $       39.5
                                                            =================   ================   =================

        Since 1997, the Company reinsures on a yearly renewal term basis 90% of the mortality risk on new issues of certain term, universal and variable life products. The Company's retention limit on joint survivorship policies is $15.0 million. All other in force business above $5.0 million is reinsured. The Insurance Group also reinsures the entire risk on certain substandard underwriting risks and in certain other cases.

        During July 2000, Equitable Life transferred, at no gain or loss, all the risk of its directly written DI business for years 1993 and prior through an indemnity reinsurance contract. The cost of the arrangement will be amortized over the expected lives of the contracts reinsured and will not have a significant impact on the results of operations in any specific period.

        At December 31, 2000 and 1999, respectively, reinsurance recoverables related to insurance contracts outside of the Closed Block amounting to $1,989.2 million and $881.5 million are included in the consolidated balance sheets in other assets and reinsurance payables related to insurance contracts outside of the Closed Block amounting to $730.3 million and $682.5 million are included in other liabilities.

        The Insurance Group cedes 100% of its group life and health business to a third party insurer. Insurance liabilities ceded totaled $487.7 million and $510.5 million at December 31, 2000 and 1999, respectively.

12)     EMPLOYEE BENEFIT PLANS

        The Company sponsors qualified and non-qualified defined benefit plans covering substantially all employees (including certain qualified part-time employees), managers and certain agents. The pension plans are non-contributory. Equitable Life's benefits are based on a cash balance formula or years of service and final average earnings, if greater, under certain grandfathering rules in the plans. Alliance's benefits are based on years of credited service, average final base salary and primary social security benefits. The Company's funding policy is to make the minimum contribution required by the Employee Retirement Income Security Act of 1974 ("ERISA").

        Effective December 31, 1999, the Holding Company legally assumed primary liability from Equitable Life for all current and future obligations of its Excess Retirement Plan, Supplemental Executive Retirement Plan and certain other employee benefit plans that provide participants with medical, life insurance, and deferred compensation benefits; Equitable Life remains secondarily liable. The amount of the liability associated with employee benefits transferred was $676.5 million, including $183.0 million of non-qualified pension benefit obligations and $394.1 million of postretirement benefits obligations at December 31, 1999. This transfer was recorded as a non-cash capital contribution to Equitable Life.

        Components of net periodic pension credit for the qualified and non-qualified plans follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Service cost.......................................  $        29.5       $       36.7       $       33.2
        Interest cost on projected benefit obligations.....          124.2              131.6              129.2
        Actual return on assets............................         (223.2)            (189.8)            (175.6)
        Net amortization and deferrals.....................            (.6)               7.5                6.1
                                                            -----------------   ----------------   -----------------
        Net Periodic Pension Credit........................  $       (70.1)      $      (14.0)      $       (7.1)
                                                            =================   ================   =================

        The projected benefit obligations under the qualified and non-qualified pension plans were comprised of:

                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     2000                1999
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        Benefit obligations, beginning of year.................................  $    1,659.6       $    1,933.4
        Service cost...........................................................          29.5               36.7
        Interest cost..........................................................         124.2              131.6
        Actuarial losses (gains)...............................................           6.5              (53.3)
        Benefits paid..........................................................        (110.0)            (123.1)
                                                                                ----------------   -----------------
        Subtotal before transfer...............................................       1,709.8            1,925.3
        Transfer of Non-qualified Pension Benefit Obligation
          to the Holding Company...............................................           -               (265.7)
                                                                                ----------------   -----------------
        Benefit Obligation, End of Year........................................  $    1,709.8       $    1,659.6
                                                                                ================   =================

        The funded status of the qualified and non-qualified pension plans was as follows:

                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     2000                1999
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        Plan assets at fair value, beginning of year...........................  $    2,341.6       $    2,083.1
        Actual return on plan assets...........................................        (107.7)             369.0
        Contributions..........................................................           -                   .1
        Benefits paid and fees.................................................        (114.6)            (108.5)
                                                                                ----------------   -----------------
        Plan assets at fair value, end of year.................................       2,119.3            2,343.7
        Projected benefit obligations..........................................       1,709.8            1,925.3
                                                                                ----------------   -----------------
        Excess of plan assets over projected benefit obligations...............         409.5              418.4
        Unrecognized prior service cost........................................           1.2               (5.2)
        Unrecognized net gain (loss) from past experience different
          from that assumed....................................................          61.2             (197.3)
        Unrecognized net asset at transition...................................          (1.9)               (.1)
                                                                                                   -----------------
                                                                                ----------------
        Subtotal before transfer...............................................         470.0              215.8
        Transfer of Accrued Non-qualified Pension Benefit Obligation
          to the Holding Company...............................................           -                184.3
                                                                                ----------------   -----------------
        Prepaid Pension Cost, Net..............................................  $      470.0       $      400.1
                                                                                ================   =================

        The prepaid pension cost for pension plans with assets in excess of projected benefit obligations was $483.5 million and $412.2 million and the accrued liability for pension plans with projected benefit obligations in excess of plan assets was $13.5 million and $12.2 million at December 31, 2000 and 1999, respectively.

        The pension plan assets include corporate and government debt securities, equity securities, equity real estate and shares of group trusts managed by Alliance. The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations were 7.75% and 7.19%, respectively, at December 31, 2000 and 8.0% and 6.38%, respectively, at December 31, 1999. As of January 1, 2000 and 1999, the expected long-term rate of return on assets for the retirement plan was 10.5% and 10.0%, respectively.

        The Company recorded, as a reduction of shareholder's equity, an additional minimum pension liability of $.1 million, $.1 million and $28.3 million, net of Federal income taxes, at December 31, 2000, 1999 and 1998, respectively, primarily representing the excess of the accumulated benefit obligation of the non-qualified pension plan over the accrued liability. The aggregate accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $333.5 million and $42.1 million, respectively, at December 31, 2000 and $325.7 million and $36.3 million, respectively, at December 31, 1999.

        Prior to 1987, the qualified plan funded participants' benefits through the purchase of non-participating annuity contracts from Equitable Life. Benefit payments under these contracts were approximately $28.7 million, $30.2 million and $31.8 million for 2000, 1999 and 1998, respectively.

        The Company provides certain medical and life insurance benefits (collectively, "postretirement benefits") for qualifying employees, managers and agents retiring from the Company (i) on or after attaining age 55 who have at least 10 years of service or (ii) on or after attaining age 65 or (iii) whose jobs have been abolished and who have attained age 50 with 20 years of service. The life insurance benefits are related to age and salary at retirement. The costs of postretirement benefits are recognized in accordance with the provisions of SFAS No.
        106. The Company continues to fund postretirement benefits costs on a pay-as-you-go basis and, for 2000, 1999 and 1998, the Company made estimated postretirement benefits payments of $.9 million, $29.5 million and $28.4 million, respectively.

        The following table sets forth the postretirement benefits plan's status, reconciled to amounts recognized in the Company's consolidated financial statements:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Service cost.......................................  $         -         $        4.7       $        4.6
        Interest cost on accumulated postretirement
          benefits obligation..............................             .7               34.4               33.6
        Unrecognized prior service costs...................            -                 (7.0)               -
        Net amortization and deferrals.....................            (.2)               8.4                 .5
                                                            -----------------   ----------------   -----------------
        Net Periodic Postretirement Benefits Costs.........  $          .5       $       40.5       $       38.7
                                                            =================   ================   =================


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     2000                1999
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        Accumulated postretirement benefits obligation, beginning
          of year..............................................................  $       17.8       $      490.4
        Service cost...........................................................           -                  4.7
        Interest cost..........................................................            .5               34.4
        Contributions and benefits paid........................................           (.9)             (29.5)
        Actuarial gains........................................................           -                (29.0)
                                                                                ----------------   -----------------
        Accumulated postretirement benefits obligation, end of year............          17.4              471.0
        Unrecognized prior service cost........................................           -                 26.9
        Unrecognized net gain from past experience different
          from that assumed and from changes in assumptions....................           -                (86.0)
                                                                                ----------------   -----------------
        Subtotal before transfer...............................................          17.4              411.9
        Transfer to the Holding Company........................................           -               (394.1)
                                                                                ----------------   -----------------
        Accrued Postretirement Benefits Cost...................................  $       17.4       $       17.8
                                                                                ================   =================

        Since January 1, 1994, costs to the Company for providing these medical benefits available to retirees under age 65 are the same as those offered to active employees and medical benefits will be limited to 200% of 1993 costs for all participants.

        The assumed health care cost trend rate used in measuring the accumulated postretirement benefits obligation was 7.0% in 2000, gradually declining to 4.25% in the year 2010, and in 1999 was 7.5%, gradually declining to 4.75% in the year 2009. The discount rate used in determining the accumulated postretirement benefits obligation was 7.75% and 8.0% at December 31, 2000 and 1999, respectively.

        If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefits obligation as of December 31, 2000 would be increased 3.5%. The effect of this change on the sum of the service cost and interest cost would be an increase of 3.5%. If the health care cost trend rate assumptions were decreased by 1% the accumulated postretirement benefits obligation as of December 31, 2000 would be decreased by 4.4%. The effect of this change on the sum of the service cost and interest cost would be a decrease of 4.4%.

13)     DERIVATIVES AND FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Insurance Group primarily uses derivatives for asset/liability risk management and for hedging individual securities. Derivatives mainly are utilized to reduce the Insurance Group's exposure to interest rate fluctuations. Accounting for interest rate swap transactions is on an accrual basis. Gains and losses related to interest rate swap transactions are amortized as yield adjustments over the remaining life of the underlying hedged security. Income and expense resulting from interest rate swap activities are reflected in net investment income. There were no swaps outstanding as of December 31, 2000. The notional amount of matched interest rate swaps outstanding at December 31, 1999 was $797.3 million. Equitable Life maintains an interest rate cap program designed to offset crediting rate increases on interest-sensitive individual annuities contracts. The outstanding notional amounts at December 31, 2000 of contracts purchased and sold were $6,775.0 million and $375.0 million, respectively. The net premium paid by Equitable Life on these contracts was $46.7 million and is being amortized ratably over the contract periods ranging from 1 to 3 years. Income and expense resulting from this program are reflected as an adjustment to interest credited to policyholders' account balances.

        Fair Value of Financial Instruments
        -----------------------------------

        The Company defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, including estimates of the timing and amount of expected future cash flows and the credit standing of counterparties. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

        Certain financial instruments are excluded, particularly insurance liabilities other than financial guarantees and investment contracts. Fair market value of off-balance-sheet financial instruments of the Insurance Group was not material at December 31, 2000 and 1999.

        Fair values for mortgage loans on real estate are estimated by discounting future contractual cash flows using interest rates at which loans with similar characteristics and credit quality would be made. Fair values for foreclosed mortgage loans and problem mortgage loans are limited to the estimated fair value of the underlying collateral if lower.

        Fair values of policy loans are estimated by discounting the face value of the loans from the time of the next interest rate review to the present, at a rate equal to the excess of the current estimated market rates over the current interest rate charged on the loan.

        The estimated fair values for the Company's association plan contracts, supplementary contracts not involving life contingencies ("SCNILC") and annuities certain, which are included in policyholders' account balances, and guaranteed interest contracts are estimated using projected cash flows discounted at rates reflecting expected current offering rates.

        The estimated fair values for variable deferred annuities and single premium deferred annuities, which are included in policyholders' account balances, are estimated by discounting the account value back from the time of the next crediting rate review to the present, at a rate equal to the excess of current estimated market rates offered on new policies over the current crediting rates.

        Fair values for long-term debt are determined using published market values, where available, or contractual cash flows discounted at market interest rates. The estimated fair values for non-recourse mortgage debt are determined by discounting contractual cash flows at a rate which takes into account the level of current market interest rates and collateral risk. The estimated fair values for recourse mortgage debt are determined by discounting contractual cash flows at a rate based upon current interest rates of other companies with credit ratings similar to the Company. The Company's carrying value of short-term borrowings approximates their estimated fair value.

        The carrying value and estimated fair value for financial instruments not previously disclosed in Notes 3, 7 and 8:

                                                                           DECEMBER 31,
                                                --------------------------------------------------------------------
                                                              2000                               1999
                                                ---------------------------------  ---------------------------------
                                                   CARRYING         ESTIMATED         Carrying         Estimated
                                                    VALUE          FAIR VALUE          Value           Fair Value
                                                ---------------  ----------------  ---------------   ---------------
                                                                           (IN MILLIONS)

        Consolidated:
        ------------
        Mortgage loans on real estate..........  $    3,130.8     $     3,184.4     $     3,270.0     $    3,239.3
        Other limited partnership interests....         811.9             811.9             647.9            647.9
        Policy loans...........................       2,476.9           2,622.4           2,257.3          2,359.5
        Policyholders' account balances -
          investment contracts.................      11,468.6          11,643.7          12,740.4         12,800.5
        Long-term debt.........................         847.9             847.5             850.9            834.9

        Closed Block:
        ------------

        Mortgage loans on real estate..........  $    1,581.8     $     1,582.6     $     1,704.2     $    1,650.3
        Other equity investments...............          34.4              34.4              36.3             36.3
        Policy loans...........................       1,557.7           1,667.6           1,593.9          1,712.0
        SCNILC liability.......................          20.2              20.1              22.8             22.5

        Discontinued Operations:
        -----------------------
        Mortgage loans on real estate..........  $      330.9     $       347.7     $       454.6     $      467.0
        Fixed maturities.......................         336.5             336.5              85.5             85.5
        Other equity investments...............          43.1              43.1              55.8             55.8
        Guaranteed interest contracts..........          26.4              23.4              33.2             27.5
        Long-term debt.........................         101.8             101.7             101.9            101.9

14)     COMMITMENTS AND CONTINGENT LIABILITIES

        From time to time, the Company has provided certain guarantees or commitments to affiliates, investors and others. At December 31, 2000, these arrangements include commitments by the Company, under certain conditions: to make capital contributions of up to $9.3 million to affiliated real estate joint ventures; and to provide equity financing to certain limited partnerships of $303.1 million under existing loan or loan commitment agreements. Management believes the Company will not incur any material losses as a result of these commitments.

        Equitable Life is the obligor under certain structured settlement agreements which it had entered into with unaffiliated insurance companies and beneficiaries. To satisfy its obligations under these agreements, Equitable Life owns single premium annuities issued by previously wholly owned life insurance subsidiaries. Equitable Life has directed payment under these annuities to be made directly to the beneficiaries under the structured settlement agreements. A contingent liability exists with respect to these agreements should the previously wholly owned subsidiaries be unable to meet their obligations. Management believes the need for Equitable Life to satisfy those obligations is remote.

        The Insurance Group had $14.9 million of letters of credit outstanding at December 31, 2000.

        The Holding Company has entered into continuity agreements with forty-three executives of the Company in connection with AXA's minority interest acquisition. The continuity agreements generally provide cash severance payments ranging from 1.5 times to 3 times an executive's base salary plus bonus and other benefits. Such cash severance payments will generally be made if an executive's employment is terminated at any time within two years from December 27, 2000 for any reason other than the executive's death, disability, retirement or for cause, or if the executive resigns for good reason as defined in the agreements.

15)     LITIGATION

        Life Insurance and Annuity Sales Cases

        A number of lawsuits are pending as individual claims and purported class actions against Equitable Life, its subsidiary insurance company and a former insurance subsidiary. These actions involve, among other things, sales of life and annuity products for varying periods from 1980 to the present, and allege, among other things, (i) sales practice misrepresentation primarily involving: the number of premium payments required; the propriety of a product as an investment vehicle; the propriety of a product as a replacement of an existing policy; and failure to disclose a product as life insurance; and (ii) the use of fraudulent and deceptive practices in connection with the marketing and sale of deferred annuity products to fund tax-qualified contributory retirement plans. Some actions are in state courts and others are in U.S. District Courts in different jurisdictions, and are in varying stages of discovery and motions for class certification.

        In general, the plaintiffs request an unspecified amount of damages, compensatory and punitive damages, recession of the contracts, enjoinment from the described practices, prohibition against cancellation of policies for non-payment of premium or other remedies, as well as attorneys' fees and expenses. Similar actions have been filed against other life and health insurers and have resulted in the award of substantial judgments, including material amounts of punitive damages, or in substantial settlements.

        Annuity Contract Case

        In October 2000, an action was commenced in the United States District Court for the Northern District of Illinois. The complaint alleges that the defendants (i) in connection with certain annuities issued by Equitable Life breached an agreement with the plaintiffs involving the execution of mutual fund transfers and (ii) wrongfully withheld withdrawal charges in connection with the termination of such annuities. Plaintiffs seek unspecified lost profits and injunctive relief, punitive damages and attorneys' fees. The plaintiffs also seek return of the withdrawal charges. In February 2001, the District Court granted in part and denied in part defendants' motion to dismiss the complaint, without prejudice to the plaintiffs to seek leave to file an amended complaint.

        Discrimination Case

        Equitable Life is a defendant in an action, certified as a class action in September 1997, in the United States District Court for the Northern District of Alabama, Southern Division, involving alleged discrimination on the basis of race against African-American applicants and potential applicants in hiring individuals as sales agents. Plaintiffs seek a declaratory judgment and affirmative and negative injunctive relief, including the payment of back-pay, pension and other compensation. The court referred the case to mediation, which has been successful. The parties have reached a tentative agreement for the settlement of this case as a nationwide class action. In connection with the proposed settlement, the case will be dismissed in the United States District Court for the Northern District of Alabama, Southern Division and will be refiled in the United States District Court for Georgia, Atlanta Division. The final settlement requires notice to class members and is subject to court approval. The Company's management believes that the settlement of this matter will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

        Agent Health Benefits Case

        Equitable Life is a defendant in an action, certified as a class action in March 1999, in the United States District Court for the Northern District of California, alleging, among other things, that Equitable Life violated ERISA by eliminating certain alternatives pursuant to which agents of Equitable Life could qualify for health care coverage. The class consists of "[a]ll current, former and retired Equitable agents, who while associated with Equitable satisfied [certain alternatives] to qualify for health coverage or contributions thereto under applicable plans." Plaintiffs allege various causes of action under ERISA, including claims for enforcement of alleged promises contained in plan documents and for enforcement of agent bulletins, breach of a unilateral contract, breach of fiduciary duty and promissory estoppel. The parties are currently engaged in discovery. In June 2000, plaintiffs appealed to the Court of Appeals for the Ninth Circuit contesting the District Court's award of legal fees to plaintiffs' counsel in connection with a previously settled count of the complaint unrelated to the health benefit claims. In that appeal, plaintiffs have challenged the District Court's subject matter jurisdiction over the health benefit claims. Briefing has been completed, but the appeal has not yet been decided.

        Prime Property Fund Case

        In January 2000, the California Supreme Court denied Equitable Life's petition for review of an October 1999 decision by the California Superior Court of Appeal. Such decision reversed the dismissal by the Supreme Court of Orange County, California of an action which was commenced in 1995 by a real estate developer in connection with a limited partnership formed in 1991 with Equitable Life on behalf of Prime Property Fund ("PPF"). Equitable Life serves as investment manager for PPF, an open-end, commingled real estate separate account of Equitable Life for pension clients. Plaintiff alleges breach of fiduciary duty and other claims principally in connection with PPF's 1995 purchase and subsequent foreclosure of the loan which financed the partnership's property. Plaintiff seeks compensatory and punitive damages. In reversing the Superior Court's dismissal of the plaintiff's claims, the Court of Appeal held that a general partner who acquires a partnership obligation breaches its fiduciary duty by foreclosing on partnership assets. The case was remanded to the Superior Court for further proceedings. In August 2000, Equitable Life filed a motion for summary adjudication on plaintiff's claims, based on the purchase and subsequent foreclosure of the loan which financed the partnership's property, for punitive damages. In November 2000, the Superior Court granted Equitable Life's motion as to one of plaintiff's claims, dismissing the claim for punitive damages sought in conjunction with plaintiff's claim for breach of the covenant of good faith and fair dealing. The Superior Court denied Equitable Life's motion with respect to plaintiff's claim for punitive damages sought in conjunction with its claim for breach of fiduciary duty. In December 2000, the Superior Court granted plaintiff's motion for leave to file a supplemental complaint to add allegations relating to the post-foreclosure transfer of certain funds from the partnership to Equitable Life. The supplemental complaint alleges, among other things, that such conduct constitutes self-dealing and breach of fiduciary duty, and seeks compensatory and punitive damages based on such conduct. A jury trial previously scheduled for February 2001 tentatively has been rescheduled for May 2001.

        Alliance Reorganization Case

        In September 1999, an action was brought on behalf of a purported class of owners of limited partnership units of Alliance Holding challenging the then-proposed reorganization of Alliance Holding. Named defendants include Alliance Holding, Alliance, four Alliance Holding executives and the general partner of Alliance Holding and Alliance. Equitable Life is obligated to indemnify the defendants for losses and expenses arising out of the litigation. Plaintiffs allege inadequate and misleading disclosures, breaches of fiduciary duties, and the improper adoption of an amended partnership agreement by Alliance Holding and seek payment of unspecified money damages and an accounting of all benefits alleged to have been improperly obtained by the defendants. In August 2000, plaintiffs filed a first amended and supplemental class action complaint. The amended complaint alleges in connection with the reorganization that the partnership agreement of Alliance Holding was not validly amended, the reorganization of Alliance Holding was not validly effected, the information disseminated to holders of units of limited partnership interests in Alliance Holding was materially false and misleading, and the defendants breached their fiduciary duties by structuring the reorganization in a manner that was grossly unfair to plaintiffs. Plaintiffs seek declaratory, monetary and injunctive relief relating to the allegations contained in the amended complaint. In September 2000, all defendants, except one Alliance Holding executive, filed an answer to the amended complaint denying the material allegations contained therein; in lieu of joining in the answer to the amended complaint, the Alliance Holding executive filed a motion to dismiss in September 2000. In November 2000, the remaining defendants filed a motion to dismiss the amended complaint. In December 2000, plaintiffs filed a motion for partial summary judgment on the claim that the Alliance Holding partnership agreement was not validly amended. Oral argument of the motions was held in January 2001.

        Disposal of DLJ

        Subsequent to the August 30, 2000 announcement of the proposed sale of DLJ, four putative class action lawsuits have been filed in the Delaware Court of Chancery naming AXA Financial as one of the defendants and challenging the sale of DLJ because the transaction did not include the sale of DLJdirect tracking stock. The plaintiffs in these cases purport to represent a class consisting of the holders of DLJdirect tracking stock and their successors in interest, excluding the defendants and any person or entity related to or affiliated with any of the defendants. AXA Financial, DLJ and the DLJ directors are named as defendants. The complaints assert claims for breaches of fiduciary duties, and seek an unspecified amount of compensatory damages and costs and expenses, including attorneys' fees. The parties in these cases have agreed to extend the time for defendants to respond to the complaints.

        Subsequent to the August 30, 2000 announcement of the proposed sale of DLJ, a putative class action lawsuit was filed in New York challenging the sale of DLJ (for omitting the DLJdirect tracking stock) and also alleges Federal securities law claims relating to the initial public offering of the DLJdirect tracking stock. The complaint alleges claims for violations of the securities laws, breaches of the fiduciary duties of loyalty, good faith and due care, aiding and abetting such breaches, and breach of contract. The plaintiff purports to represent a class consisting of: all purchasers of DLJdirect tracking stock in the initial public offering and thereafter (with respect to the securities law claims); and all owners of DLJdirect tracking stock who allegedly have been or will be injured by the proposed sale of DLJ (with respect to all other claims). AXA Financial, Equitable Life, AXA, DLJ, Donaldson, Lufkin & Jenrette Securities Corporation, CSG, Diamond Acquisition Corp., and DLJ's directors are named as defendants. The complaint seeks declaratory and injunctive relief, an unspecified amount of damages, and costs and expenses, including attorney's fees. Defendants have until February 28, 2001 to respond to plaintiffs' complaint.

        AXA's Purchase of Holding Company Minority Interest

        Subsequent to the August 30, 2000 announcement of AXA's proposal to purchase the outstanding shares of Holding Company Common Stock that it did not already own, fourteen putative class action lawsuits were commenced in the Delaware Court of Chancery. The Holding Company, AXA, and directors and/or officers of the Holding Company are named as defendants in each of these lawsuits. The various plaintiffs each purport to represent a class consisting of owners of Holding Company Common Stock and their successors in interest, excluding the defendants and any person or entity related to or affiliated with any of the defendants. They challenge the adequacy of the offer announced by AXA and allege that the defendants have engaged or will engage in unfair dealing, overreaching and/or have breached or will breach fiduciary duties owed to the minority shareholders of the Holding Company. The complaints seek declaratory and injunctive relief, an accounting, and unspecified compensatory damages, costs and expenses, including attorneys' fees. A similar lawsuit was filed in the Supreme Court of the State of New York, County of New York, after the filing of the first Delaware action. In December 2000, the parties to the Delaware suits reached a tentative agreement for settlement and executed a Memorandum of Understanding. Shortly thereafter, agreement was reached with the plaintiff in the New York suit to stay proceedings in New York and to participate in and be bound by the terms of the settlement of the Delaware suits. The settlement, which does not involve any payment by the Holding Company, is subject to a number of conditions, including confirmatory discovery, the preparation of definitive documentation and approval by the Delaware Court of Chancery after a hearing.

        Outcome of Litigation

        Although the outcome of litigation cannot be predicted with certainty, particularly in the early stages of an action, the Company's management believes that the ultimate resolution of the matters described above should not have a material adverse effect on the consolidated financial position of the Company. The Company's management cannot make an estimate of loss, if any, or predict whether or not any such litigation will have a material adverse effect on the Company's consolidated results of operations in any particular period.

        Other Matters

        In addition to the matters described above, the Company and its subsidiaries are involved in various legal actions and proceedings in connection with their businesses. Some of the actions and proceedings have been brought on behalf of various alleged classes of claimants and certain of these claimants seek damages of unspecified amounts. While the ultimate outcome of such matters cannot be predicted with certainty, in the opinion of management no such matter is likely to have a material adverse effect on the Company's consolidated financial position or results of operations.

16)     LEASES

        The Company has entered into operating leases for office space and certain other assets, principally information technology equipment and office furniture and equipment. Future minimum payments under noncancelable leases for 2001 and the four successive years are $123.9 million, $110.8 million, $101.6 million, $108.5 million, $97.4 million and $896.5 million thereafter. Minimum future sublease rental income on these noncancelable leases for 2001 and the four successive years is $5.2 million, $4.3 million, $5.1 million, $3.3 million, $2.9 million and $22.0 million thereafter.

        At December 31, 2000, the minimum future rental income on non-cancelable operating leases for wholly owned investments in real estate for 2001 and the four successive years is $95.2 million, $61.4 million, $72.9 million, $66.2 million, $59.2 million and $76.6 million thereafter.

17)     INSURANCE GROUP STATUTORY FINANCIAL INFORMATION

        Equitable Life is restricted as to the amounts it may pay as dividends to the Holding Company. Under the New York Insurance Law, the Superintendent has broad discretion to determine whether the financial condition of a stock life insurance company would support the payment of dividends to its shareholders. For 2000, 1999 and 1998, statutory net income (loss) totaled $1,068.6 million, $547.0 million and $384.4 million, respectively. Statutory surplus, capital stock and Asset Valuation Reserve ("AVR") totaled $6,226.5 million and $5,570.6 million at December 31, 2000 and 1999, respectively. In 2000 and 1999, respectively, $250.0 million and $150.0 million in dividends were paid to the Holding Company by Equitable Life.

        At December 31, 2000, the Insurance Group, in accordance with various government and state regulations, had $26.4 million of securities deposited with such government or state agencies.

        In 1998, the NAIC adopted the Codification of Statutory Accounting Principles ("Codification"). Codification provides regulators and insurers with uniform statutory guidance, addressing areas where statutory accounting was previously silent and changing certain existing statutory positions. The New York Insurance Department recently adopted Regulation 172 concerning Codification, effective January 1, 2001, but did not adopt several key provisions of Codification, including deferred income taxes and the establishment of goodwill as an asset. The application of the codification rules as adopted by New York currently is estimated to have no significant effect on Equitable Life. The Insurance Group expects that statutory surplus after adoption will continue to be in excess of the regulatory risk-based capital requirements.

        The differences between statutory surplus and capital stock determined in accordance with Statutory Accounting Principles ("SAP") and total shareholders' equity under GAAP are primarily: (a) the inclusion in SAP of an AVR intended to stabilize surplus from fluctuations in the value of the investment portfolio; (b) future policy benefits and policyholders' account balances under SAP differ from GAAP due to differences between actuarial assumptions and reserving methodologies;
        (c) certain policy acquisition costs are expensed under SAP but deferred under GAAP and amortized over future periods to achieve a matching of revenues and expenses; (d) external and certain internal costs incurred to obtain or develop internal use computer software during the application development stage is capitalized under GAAP but expensed under SAP; (e) Federal income taxes are generally accrued under SAP based upon revenues and expenses in the Federal income tax return while under GAAP deferred taxes provide for timing differences between recognition of revenues and expenses for financial reporting and income tax purposes; (f) the valuation of assets under SAP and GAAP differ due to different investment valuation and depreciation methodologies, as well as the deferral of interest-related realized capital gains and losses on fixed income investments; and (g) differences in the accrual methodologies for post-employment and retirement benefit plans.

        Accounting practices used to prepare statutory financial statements for regulatory filings of stock life insurance companies differ in certain instances from GAAP. The following reconciles the Insurance Group's statutory change in surplus and capital stock and statutory surplus and capital stock determined in accordance with accounting practices prescribed by the New York Insurance Department with net earnings and equity on a GAAP basis.

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Net change in statutory surplus and
          capital stock....................................  $     1,321.4       $      848.8       $      709.2
        Change in asset valuation reserves.................         (665.5)              (6.3)             111.8
                                                            -----------------   ----------------   -----------------
        Net change in statutory surplus, capital stock
          and asset valuation reserves.....................          655.9              842.5              821.0
        Adjustments:
          Future policy benefits and policyholders'
            account balances...............................          259.0              (85.0)            (189.9)
          DAC..............................................          483.6              263.6              316.5
          Deferred Federal income taxes....................         (128.3)            (161.4)             (67.6)
          Valuation of investments.........................         (126.2)              23.2               83.6
          Valuation of investment subsidiary...............          (29.2)            (133.6)            (419.5)
          Limited risk reinsurance.........................            -                128.4               83.7
          Dividends paid to the Holding
            Company........................................          250.0              150.0                -
          Capital contribution.............................            -               (470.8)               -
          Postretirement benefits..........................            -                  -                 54.8
          Stock option expense related to AXA's minority
            Interest acquisition...........................         (493.9)               -                  -
          Other, net.......................................          443.7              248.2              134.7
          GAAP adjustments of Closed Block.................          (13.4)             (49.8)             (27.1)
          GAAP adjustments of discontinued
            operations.....................................           54.3               51.3              (82.0)
                                                            -----------------   ----------------   -----------------
        Net Earnings of the Insurance Group................  $     1,355.5       $      806.6       $      708.2
                                                            =================   ================   =================


                                                                                 DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Statutory surplus and capital stock................  $     5,341.9       $    4,020.5       $    3,171.7
        Asset valuation reserves...........................          884.6            1,550.1            1,556.4
                                                            -----------------   ----------------   -----------------
        Statutory surplus, capital stock and asset
          valuation reserves...............................        6,226.5            5,570.6            4,728.1
        Adjustments:
          Future policy benefits and policyholders'
            account balances...............................       (1,363.0)          (1,622.0)          (1,526.0)
          DAC..............................................        4,429.1            4,033.0            3,563.8
          Deferred Federal income taxes....................         (681.9)            (283.9)            (346.9)
          Valuation of investments.........................           99.7             (568.2)             626.9
          Valuation of investment subsidiary...............       (1,082.9)          (1,891.7)          (1,758.1)
          Limited risk reinsurance.........................            -                (39.6)            (168.0)
          Issuance of surplus notes........................         (539.1)            (539.1)            (539.1)
          Postretirement benefits..........................            -                  -               (262.7)
          Other, net.......................................          844.1              544.8              313.4
          GAAP adjustments of Closed Block.................          677.1              723.6              795.4
          GAAP adjustments of discontinued operations......         (164.3)            (160.0)             (14.2)
                                                            -----------------   ----------------   -----------------
        Equity of the Insurance Group......................  $     8,445.3       $    5,767.5       $    5,412.6
                                                            =================   ================   =================

        18)       BUSINESS SEGMENT INFORMATION

        The Company's operations consist of Insurance and Investment Services. The Company's management evaluates the performance of each of these segments independently and allocates resources based on current and future requirements of each segment. Management evaluates the performance of each segment based upon operating results adjusted to exclude the effect of unusual or non-recurring events and transactions and certain revenue and expense categories not related to the base operations of the particular business net of minority interest. AXA's acquisition of the Company's minority interest shares has resulted in a change in the measurement of the Company's reportable operating segments. Discontinued Operations, discontinued by the Company in 1991, are included in the Life Insurance segment results reported by AXA in their French GAAP financial statements. To more closely conform the Company's management reporting to that of its parent, Discontinued Operations is now reported together with continuing operations in measuring profits or losses for the Company's Insurance segment. Prior period amounts have been restated to conform to this presentation.

        The Insurance segment offers a variety of traditional, variable and interest-sensitive life insurance products, disability income, annuity products, mutual fund and other investment products to individuals and small groups. It also administers traditional participating group annuity contracts with conversion features, generally for corporate qualified pension plans, and association plans which provide full service retirement programs for individuals affiliated with professional and trade associations. This segment includes Separate Accounts for individual insurance and annuity products.

        The Investment Services segment includes Alliance and the results of DLJ which are accounted for on an equity basis. In 1999, Alliance reorganized into Alliance Capital Management Holding L.P. ("Alliance Holding") and Alliance (the "Reorganization"). Alliance Holding's principal asset is its interest in Alliance and it functions as a holding entity through which holders of its publicly traded units own an indirect interest in the operating partnership. The Company exchanged substantially all of its Alliance Holding units for units in Alliance ("Alliance Units"). As a result of the reorganization, the Company was the beneficial owner of approximately 2% of Alliance Holding and 37% of Alliance. Alliance provides diversified investment fund management services to a variety of institutional clients, including pension funds, endowments, and foreign financial institutions, as well as to individual investors, principally through a broad line of mutual funds. This segment includes institutional Separate Accounts which provide various investment options for large group pension clients, primarily deferred benefit contribution plans, through pooled or single group accounts.

        Intersegment investment advisory and other fees of approximately $153.2 million, $75.6 million and $61.8 million for 2000, 1999 and 1998, respectively, are included in total revenues of the Investment Services segment.

        The following tables reconcile segment revenues and adjusted earnings to consolidated revenues and earnings from continuing operations before Federal income taxes as reported on the consolidated statements of earnings and the segments' assets to total assets on the consolidated balance sheets, respectively.

                                                         2000                  1999                   1998
                                                  --------------------  -------------------   ----------------------
                                                                          (IN MILLIONS)
        Segment revenues:
        Insurance...............................   $     5,662.4         $     5,488.8                5,330.2
        Investment Services.....................         2,667.7               2,052.7                1,438.4
        Consolidation/elimination...............          (113.1)                (23.8)                  (5.7)
                                                  --------------------  -------------------   ----------------------
        Total segment revenues..................         8,217.0               7,517.7                6,762.9
        Loss on CSG shares......................           (43.2)                  -                      -
        Investment (losses) gains, net of other
           charges..............................          (798.4)               (112.6)                 136.4
        Gain on sale of equity investee.........         1,962.0                   -                      -
        Closed Block............................        (1,044.9)             (1,095.6)              (1,144.8)
        Discontinued Operations.................           (96.3)                (85.5)                (191.8)
                                                  --------------------  -------------------   ----------------------
        Total Consolidated Revenues.............   $     8,196.2         $     6,224.0         $      5,562.7
                                                  ====================  ===================   ======================

        Pre-tax adjusted earnings:
        Insurance...............................   $     1,198.9         $       950.8         $        656.9
        Investment Services.....................           480.6                 430.2                  287.7
                                                  --------------------  -------------------   ----------------------
        Total pre-tax adjusted earnings.........         1,679.5               1,381.0                  944.6
        Loss on CSG shares......................           (43.2)                  -                      -
        Investment (losses) gains, net of
           related DAC and other charges........          (731.9)               (109.7)                 105.3
        Gain on sale of equity investee.........         1,962.0                   -                      -
        Amortization of acquisition related
           goodwill and intangible assets.......           (34.6)                 (3.2)                  (3.4)
        Minority purchase transaction
           related expenses.....................          (493.9)                  -                      -
        Discontinued Operations.................           (90.2)                (43.3)                  (4.2)
        Pre-tax subsidiary minority interest....           337.8                 216.8                  141.5
        Non-recurring DAC adjustments...........             -                  (131.7)                   -
                                                  --------------------  -------------------   ----------------------
        Earnings from Continuing
           Operations before Federal Income
            Taxes and Minority Interest.........   $     2,585.5         $     1,309.9         $      1,183.8
                                                  ====================  ===================   ======================
        Assets:
        Insurance...............................   $    88,576.4         $    86,842.7         $     75,626.0
        Investment Services.....................        16,807.2              12,961.7               12,379.2
        Consolidation/elimination...............           (57.1)                 (8.9)                 (64.4)
                                                  --------------------  -------------------   ----------------------
        Total Assets............................   $   105,326.5         $    99,795.5         $     87,940.8
                                                  ====================  ===================   ======================

19)     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The quarterly results of operations for 2000 and 1999 are summarized below:

                                                                    THREE MONTHS ENDED
                                       ------------------------------------------------------------------------------
                                           MARCH 31           JUNE 30           SEPTEMBER 30          DECEMBER 31
                                       -----------------  -----------------   ------------------   ------------------
                                                                       (IN MILLIONS)

        2000
        Total Revenues................  $     1,622.5      $     1,684.7       $    1,728.3         $    3,160.7
                                       =================  =================   ==================   ==================

        Earnings from Continuing
          Operations..................  $       226.6      $       256.9       $       70.5         $      742.9
                                       =================  =================   ==================   ==================

        Net Earnings..................  $       221.7      $       255.4       $       70.5         $      807.9
                                       =================  =================   ==================   ==================

        1999
        Total Revenues................  $     1,489.0      $     1,615.6       $    1,512.1         $    1,607.3
                                       =================  =================   ==================   ==================

        Earnings from Continuing
          Operations..................  $       187.3      $       222.6       $      186.5         $      182.1
                                       =================  =================   ==================   ==================

        Net Earnings..................  $       182.0      $       221.3       $      183.1         $      220.2
                                       =================  =================   ==================   ==================


20)     ACCOUNTING FOR STOCK-BASED COMPENSATION

        The Holding Company sponsors a stock incentive plan for employees of Equitable Life. Alliance sponsors its own stock option plans for certain employees. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25. Had compensation expense for the Holding Company and Alliance Stock Option Incentive Plan options been determined based on SFAS No. 123's fair value based method, the Company's pro forma net earnings for 2000, 1999 and 1998 would have been $1,627.3 million, $757.1 million and $678.4 million, respectively.

        In conjunction with approval of the agreement for AXA's acquisition of the minority interest in the Holding Company's Common Stock, generally all outstanding options awarded under the 1997 and 1991 Stock Incentive Plans were amended to become immediately and fully exercisable pursuant to their terms upon expiration of the initial tender offer. In addition, the agreement provided that at the effective time of the merger, the terms of all outstanding options granted under those Plans would be further amended and converted into options of equivalent intrinsic value to acquire a number of AXA ordinary shares in the form of American Depository Shares (ADSs). Also pursuant to the agreement, holders of non-qualified options were provided with an alternative to elect cancellation of those options at the effective time of the merger in exchange for a cash payment from the Holding Company. For the year ended December 31, 2000, the Company recognized compensation expense of $493.9 million, representing the cost of these Plan amendments and modifications offset by an addition to capital in excess of par value.

        The fair values of options granted after December 31, 1994, used as a basis for the pro forma disclosures above, were estimated as of the grant dates using the Black-Scholes option pricing model. The option pricing assumptions for 2000, 1999 and 1998 follow:

                                       HOLDING COMPANY                           ALLIANCE
                           -----------------------------------------  -------------------------------
                               2000           1999         1998          2000      1999       1998
                           -------------  ------------- ------------  --------------------- ---------

        Dividend yield....        0.32%          0.31%        0.32%        7.20%     8.70%     6.50%

        Expected
          volatility......          28%            28%          28%          30%       29%       29%

        Risk-free interest
          rate............        6.24%          5.46%        5.48%        5.90%     5.70%     4.40%

        Expected life
          in years........          5              5            5           7.4         7       7.2

        Weighted average
          fair value per
          option at
          grant-date......     $11.08         $10.78        $11.32       $8.32      $3.88     $3.86

        A summary of the Holding Company and Alliance's option plans follows:

                                         HOLDING COMPANY                       ALLIANCE
                                   -----------------------------  -----------------------------------
                                                    Weighted                            Weighted
                                                     Average                            Average
                                                    Exercise                            Exercise
                                                    Price of                            Price of
                                       Shares        Options           Units            Options
                                   (In Millions)   Outstanding    (In Millions)       Outstanding
                                   -------------   -----------    -------------       -----------

        Balance as of
          January 1, 1998........       15.8          $14.53           10.6             $11.41
          Granted................        8.6          $33.13            2.8             $26.28
          Exercised..............       (2.2)         $10.59            (.9)            $ 8.91
          Forfeited..............        (.8)         $23.51            (.2)            $13.14
                                   ---------------                ----------------

        Balance as of
          December 31, 1998......       21.4          $22.00           12.3             $14.92
          Granted................        4.3          $31.70            2.0             $30.18
          Exercised..............       (2.4)         $13.26           (1.5)            $ 9.51
          Forfeited..............        (.6)         $24.29            (.3)            $17.79
                                   ---------------                ----------------

        Balance as of
          December 31, 1999......       22.7          $24.60           12.5             $17.95
          Granted................        6.5          $31.06            4.7             $50.93
          Exercised..............       (4.5)         $18.57           (1.7)            $10.90
          Forfeited..............       (1.2)         $26.15            (.1)            $26.62
                                   ---------------                ----------------

        Balance as of
          December 31, 2000......       23.5          $27.20           15.4             $17.95
                                   ===============                ================

        Information about options outstanding and exercisable at December 31, 2000 follows:

                                            OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                             ---------------------------------------------------   -------------------------------------
                                                   Weighted
                                                    Average         Weighted                               Weighted
              Range of             Number          Remaining        Average             Number              Average
              Exercise          Outstanding       Contractual       Exercise          Exercisable          Exercise
               Prices          (In Millions)     Life (Years)        Price           (In Millions)           Price
        --------------------------------------- ---------------- ---------------   ------------------   ----------------

               Holding
               Company

        ----------------------
        $ 9.06   -$13.88             3.4               3.3            $10.58             22.7                $27.14
        $14.25   -$22.63             3.9               6.7            $20.81              -                    -
        $25.32   -$34.59            13.0               8.4            $29.76              -                    -
        $40.97   -$41.28             3.2               7.6            $41.28              -                    -
        $52.25   -$52.25              .1               9.7            $52.25              -                    -
                              -----------------                                    ------------------
        $ 9.06   -$41.28            23.5               7.3            $27.20             22.7                $27.14
                              ================= ================ ===============   ==================   ================

              Alliance

        ----------------------
        $ 6.63    -$11.13            3.6               3.6            $ 9.60              3.6                $ 9.60
        $12.44    -$26.31            5.2               7.3            $21.29              2.6                $19.85
        $27.31    -$30.94            1.9               8.9            $30.24               .4                $30.24
        $48.50    -$53.75            2.5               9.5            $48.50              -                    -
        $48.50    -$53.75            2.2              10.0            $53.75              -                    -
                              -----------------                                    ------------------
        $ 6.63    -$53.75           15.4               7.4            $28.73              6.6                $14.87
                              ================= ================ ===============   ==================   ================

21)     RELATED PARTY TRANSACTIONS

        Beginning January 1, 2000, the Company reimbursed the Holding Company for expenses relating to the Excess Retirement Plan, Supplemental Executive Retirement Plan and certain other employee benefit plans that provide participants with medical, life insurance, and deferred compensation benefits. Such reimbursement was based on the cost to the Holding Company of the benefits provided which totaled $16.0 million for 2000. Also in 2000, the Company paid $678.9 million of commissions and fees to AXA Distribution and its subsidiaries for sales of insurance products in 2000. The Company charged AXA Distribution's subsidiaries $395.0 million for their applicable share of operating expenses in 2000 pursuant to the Agreements for Services.

22)     PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

        Assuming the Bernstein acquisition had occurred on January 1, 1999, revenues for the Company would have been $8.79 billion and $7.05 billion for 2000 and 1999, respectively, on a pro forma basis. The impact of the acquisition on net earnings on a pro-forma basis would not have been material.

        This pro forma financial information does not necessarily reflect the results of operations that would have resulted had the Bernstein acquisition actually occurred on January 1, 1999, nor is the pro forma financial information necessarily indicative of the results of operations that may be achieved for any future period.











                                      F-42
`

                                    PART C

                               OTHER INFORMATION

Item 24. Financial Statements and Exhibits.

         (a) Financial Statements included in Part B.

         1. Separate Account No. 45:


            - Report of Independent Accountants - PricewaterhouseCoopers LLP;
            - Statements of Assets and Liabilities for the Year Ended
              December 31, 2000
            - Statements of Operations for the Year Ended December 31, 2000;
            - Statements of Changes in Net Assets for the Years Ended
              December 31, 2000 and 1999; and
            - Notes to Financial Statements.


         2. The Equitable Life Assurance Society of the United States:


            - Report of Independent Accountants - PricewaterhouseCoopers LLP;
            - Consolidated Balance Sheets as of December 31, 2000 and 1999;
            - Consolidated Statements of Earnings for Years Ended December 31,
              2000, 1999, and 1998;
            - Consolidated Statements of Equity for Years Ended December 31,
              2000, 1999, and 1998;
            - Consolidated Statements of Cash Flows for Years Ended December 31,
              2000, 1999, and 1998; and
            - Notes to Consolidated Financial Statements.


         (b) Exhibits.

         The following exhibits are filed herewith:

         1. Resolutions of the Board of Directors of The Equitable Life Assurance Society of the United States ("Equitable") authorizing the establishment of the Registrant, incorporated herein by reference to Exhibit No. (1) to Registration Statement No. 33-83750, filed February 27, 1998.

         2. Not applicable.

         3. (a) Distribution and Servicing Agreement among Equico Securities, Inc. (now AXA Advisors, LLC), The Equitable Life
                Assurance Society of the United States and Equitable Variable Life Insurance Company, dated as of May 1, 1994, incorporated herein by reference to Exhibit 3(c) to the Registration Statement on Form N-4 (File No. 2-30070) on February 14, 1995.

            (b) Letter of Agreement for Distribution Agreement among The
                Equitable Life Assurance Society of the United States and EQ Financial Consultants, Inc., (now AXA Advisors, LLC), (dated April 20, 1998 incorporated herein by reference to Exhibit 3(c) to Registration Statement No. 33-83750, filed May 1, 1998.

            (c) Form of Sales Agreement among Equitable Distributors, Inc., as
                Distributor, a Broker- Dealer (to be named) and a General Agent (to be named), incorporated herein by reference to Exhibit No. 3(b) to Registration Statement No. 33-83750, filed February 27, 1998.

            (d) Distribution Agreement for services by The Equitable Life
                Assurance Society of the United States to AXA Network, LLC and its subsidiaries dated January 1, 2000 incorporated herein by reference to Exhibit No. 3(d) to the Registration Statement on N-4 (File No. 333-73121) filed on April 25, 2001.

            (e) Distribution Agreement for services by AXA Network, LLC and its subsidiaries to The Equitable Life Assurance Society of the United States dated January 1, 2000 incorporated herein by reference to Exhibit 3(e) to the Registration Statement on N-4 (File No. 333-73121) filed on April 25, 2001.

         4. (a) Form of group annuity contract no. 1050-94IC, incorporated herein by reference to Exhibit 4(a) to Registration Statement No. 33-83750, filed February 27, 1998.

            (b) Forms of group annuity certificate nos. 94ICA and 94ICB, incorporated herein by reference to Exhibit 4(b) to Registration Statement No. 33-83750, filed February 27, 1998.

            (c) Forms of endorsement nos. 94ENIRAI, 94ENNQI and 94ENMVAI to contract no. 1050-94IC and data pages nos. 94ICA/BIM and 94ICA/BMVA, incorporated herein by reference to Exhibit 4(c) to Registration Statement No. 33-83750, filed February 27, 1998.

            (d) Form of Guaranteed Minimum Income Benefit Endorsement to
                Contract Form No. 10-50-94IC and the Certificates under the Contract, incorporated herein by reference to Exhibit 4(h) to Registration Statement No. 33-83750, filed April 23, 1996.

            (e) Form of endorsement No. 98Roth to Contract Form No. 1050-94IC and the Certificates under the Contract, incorporated herein by reference to Exhibit 4(l) to Registration Statement No. 33-83750, filed December 31, 1997.

            (f) Form of Endorsement applicable to Defined Benefit Qualified Plan
                Certificates No. 98ENDQPI, incorporated herein by reference to
                Exhibit 4(r) to Registration Statement No. 33-83750, filed
                May 1, 1998.

            (g) Form of Endorsement applicable to Non-Qualified Certificates No.
                98ENJONQI, incorporated herein by reference to Exhibit 4(s) to Registration Statement No. 33-83750, filed February 27, 1998.

            (h) Form of Endorsement applicable to Defined Contribution Qualified
                Plan Certificates No. 97ENQPI, incorporated herein by reference to Exhibit 4(l) to Registration Statement No. 333-64751 filed on September 30, 1998.

            (i) Form of Endorsement No. 98ENIRA-IM to Contract No. 1050-94IC and
                Certificates under the Contract, incorporated herein by reference to Exhibit 5(r) to Registration Statement No. 033-83750, filed on December 30, 1998.

            (j) Form of Endorsement Applicable to TSA Certificates, incorporated herein by reference to Exhibit 4(t) to Registration Statement No. 333-05593, filed on May 22, 1998.

            (k) Form of data pages for Equitable Accumulator Select (II)
                (NQ) Certificates.

            (l) Form of Endorsement No. 2000 ENIRAI-IM (Beneficiary Continuation
                Option), applicable to IRA Certificates incorporated herein by reference to Exhibit 4(p) to the Registration Statement on Form N-4 (File No. 333-73121) filed on April 25, 2000.

            (m) Form of Endorsement applicable to Roth IRA Contracts, Form No.
                IM-ROTHBCO-1 incorporated herein by reference to Exhibit 4(r) to the Registration Statement on Form N-4 (File No. 333-73121), filed April 25, 2001.

            (n) Revised Form of Endorsement applicable to IRA Certificates, Form
                No. 2000ENIRAI-IM incorporated herein by reference to Exhibit 4(s) to the Registration Statement on Form N-4 (File No. 333-73121) on April 25, 2001.

            (o) Form of Endorsement applicable to Non-Qualified Certificates,
                Form No. 99ENNQ-G incorporated herein by reference to
                Exhibit 4(t) to the Registration Statement on Form N-4
                (File No. 333-73121), filed April 25, 2001.

            (p) Form of Optional Death Benefit Rider, Form No. 2000 PPDB
                incorporated herein by reference to exhibit 4(u) to the Registration Statement on Form N-4 (File No. 333-73121) filed on April 25, 2001.

            (q) Form of Amendment to Certificate Form No. 94ICB, Form No. 2000
                BENE-G incorporated herein by reference to exhibit 4(r) to the Registration Statement on N-4 (file No. 333-73121) filed on April 25, 2001.

            (r) Form of Endorsement applicable to Non-Qualified Certificates incorporated herein by reference to Exhibit 4(x) to the Registration Statement on Form N-4 (File No. 333-73121), filed April 25, 2001.

         5. (a) Form of Enrollment Form/Application for Equitable Accumulator Select II.

         6. (a) Restated Charter of Equitable, as amended January 1, 1997, incorporated herein by reference to Exhibit 6(a) to Registration Statement No. 33-83750, filed March 6, 1997.

            (b) By-Laws of Equitable, as amended November 21, 1996, incorporated herein by reference to Exhibit 6(b) to Registration Statement No. 33-83750, filed March 6, 1997.

         7. Form of Reinsurance Agreement between Reinsurance Company and The Equitable Life Assurance Society of the United States incorporated herein by reference to Exhibit 7 to the Registration Statement on Form N-4 (File No. 333-73121), filed April 25, 2001.

         8. Form of Participation Agreement among EQ Advisors Trust,
            Equitable, Equitable Distributors, Inc. and EQ Financial Consultants, Inc., (now AXA Advisors, LLC), incorporated by reference to the Registration Statement of EQ Advisors Trust on Form N-1A. (File Nos. 333-17217 and 811-07953), filed August 28, 1997.

         9. Opinion and Consent of Robin M. Wagner, Esq., Vice President and Counsel of Equitable, as to the legality of the securities being registered.

        10. (a) Consent of PricewaterhouseCoopers LLP.

            (b) Powers of Attorney incorporated herein by reference to
                Exhibits 10(b) and (c) to Registration Statement No. 333-73121 filed April 25, 2000 and April 25, 2001.

            (c) Power of Attorney for Christopher M. Condron.

        11. Not applicable.

        12. Not applicable.

        13. (a) Formulae for Determining Money Market Fund Yield for a Seven-Day Period, incorporated herein by reference to Exhibit 13(a) to Registration Statement No. 33-83750, filed February 27, 1998.

            (b) Formulae for Determining Cumulative and Annualized Rates of
                Return, incorporated herein by reference to Exhibit 13(b) to Registration Statement No. 33-83750, filed February 27, 1998.

            (c) Formulae for Determining Standardized Performance Value and
                Annualized Average Performance Ratio, incorporated herein by reference to Exhibit 13(c) to Registration Statement No. 33-83750, filed February 27, 1998.

Item 25: Directors and Officers of Equitable.

         Set forth below is information regarding the directors and principal officers of Equitable. Equitable's address is 1290 Avenue of Americas, New York, New York 10104. The business address of the persons whose names are preceded by an asterisk is that of Equitable.

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

DIRECTORS



Francoise Colloc'h                          Director
AXA
25, Avenue Matignon
75008 Paris, France

Henri de Castries                           Director
AXA
25, Avenue Matignon
75008 Paris, France

Bruce W. Calvert                            Director
Chairman and Chief Executive Officer
Alliance Capital Management
1345 Avenue of the Americas
New York, NY 10105

Claus-Michael Dill                          Director
Gereonsdriesch 9-11
50670 Cologne

Joseph L. Dionne                            Director
198 North Wilton Rd.
New Canaan, CT 06840

Denis Duverne                               Director
AXA
25, Avenue Matignon
75008 Paris, France

Jean-Rene Fourtou                           Director
Aventis
46 quai de la Rapee
75601 Paris Cedex 12
France

Norman C. Francis                           Director
Xavier University of Louisiana
7325 Palmetto Street
New Orleans, LA 70125

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

Donald J. Greene                            Director
LeBouef, Lamb, Greene & MacRae
125 West 55th Street
New York, NY 10019-4513

John T. Hartley                             Director
Harris Corporation
1025 NASA Boulevard
Melbourne, FL 32919

John H.F. Haskell, Jr.                      Director
SBC Warburg Dillon Read LLC
299 Park Ave 40th Floor
New York, NY 10171

Mary R. (Nina) Henderson                    Director
425 East 86th Street
Apt. 12-C
New York, NY 10028

W. Edwin Jarmain                            Director
77 King Street West
Toronto M5K 1K2
Canada

George T. Lowy                              Director
Cravath, Swaine & Moore
825 Eighth Avenue
New York, NY 10019

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

Didier Pineau-Valencienne                   Director
Credit Suisse First Boston
64, rue de Miromesmil
75008 Paris, France

George J. Sella, Jr.                        Director
P.O. Box 397
Newton, NJ 07860

Peter J. Tobin                              Director
St. John's University
8000 Utopia Parkway
Jamaica, NY  11439

OFFICER-DIRECTORS
-----------------

*Christopher M. Condron                     Director, Chairman of the Board
                                            and Chief Executive Officer

*Edward D. Miller                           Chairman of the Executive Committee
                                            and Director

*Stanley B. Tulin                           Vice Chairman of the Board,
                                            Chief Financial Officer and Director

OTHER OFFICERS
--------------

*Leon Billis                                Executive Vice President
                                            and AXA Group Deputy Chief
                                            Information Officer

*Derry Bishop                               Executive Vice President and
                                            Managing Director, Retail
                                            Distribution

*Harvey Blitz                               Senior Vice President

*Kevin R. Byrne                             Senior Vice President and Treasurer

*John A. Caroselli                          Executive Vice President

*Selig Ehrlich                              Senior Vice President and
                                            Chief Actuary

*Stuart L. Faust                            Senior Vice President and Deputy
                                            General Counsel

*Alvin H. Fenichel                          Senior Vice President and
                                            Controller

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

*Paul J. Flora                              Senior Vice President and Auditor

*Robert E. Garber                           Executive Vice President and
                                            Chief Legal Officer

*James D. Goodwin                           Vice President

*Edward J. Hayes                            Senior Vice President

*Craig Junkins                              Senior Vice President

*Donald R. Kaplan                           Senior Vice President and Chief
                                            Compliance Officer and Associate
                                            General Counsel

*William Levine                             Executive Vice President and Chief
                                            Information Officer

*Michael S. Martin                          Executive Vice President and
                                            Managing Director, Retail
                                            Distribution

*Richard J. Matteis                         Executive Vice President

*Peter D. Noris                             Executive Vice President and Chief
                                            Investment Officer

*Brian S. O'Neil                            Executive Vice President

*Anthony C. Pasquale                        Senior Vice President

*Pauline Sherman                            Senior Vice President, Secretary
                                            and Associate General Counsel

*Richard V. Silver                          Senior Vice President and
                                            General Counsel

*Jose Suquet                                Senior Executive Vice President and
                                            Chief Distribution Officer

*Naomi J. Weinstein                         Vice President

*Gregory Wilcox                             Executive Vice President

*R. Lee Wilson                              Executive Vice President

*Maureen K. Wolfson                         Vice President

Item 26. Persons Controlled by or Under Common Control with the Insurance Company or Registrant.

         Separate Account No. 45 of The Equitable Life Assurance Society of the United States (the "Separate Account") is a separate account of Equitable. Equitable, a New York stock life insurance company, is a wholly owned subsidiary of AXA Financial, Inc. (the "Holding Company").

        AXA owns 100% of the Holding Company's outstanding common stock. AXA is able to exercise significant influence over the operations and capital structure of the Holding Company and its subsidiaries, including Equitable. AXA, a French company, is the holding company for an international group of insurance and related financial services companies.

                  ORGANIZATION CHART OF EQUITABLE'S AFFILIATES


                 SOVEREIGN                                                                                           % OF VOTING
 PRINCIPAL      POWER UNDER                                                             NAME OF                       SECURITIES
 BUSINESS     WHICH ORGANIZED             NAME OF COMPANY                         CONTROLLING ENTITY                    OWNED
-----------------------------------------------------------------------------------------------------------------------------------
                  DE           AXA Financial, Inc.                             The Axa Group
                  ND           Frontier Trust Company, FSB                     AXA Financial, Inc.                       100.00%
                  DE           AXA Client Solutions, LLC                       AXA Financial, Inc.                       100.00%
                  DE           AXA Distribution Holding Corporation            AXA Client Solutions, LLC                 100.00%
                  DE           AXA Advisors, LLC                               AXA Distribution Holding Corporation      100.00%
Operating         DE           AXA Network, LLC                                AXA Distribution Holding Corporation      100.00%
Operating         AL           AXA Network of Alabama, LLC                     AXA Network, LLC                          100.00%
Operating         DE           AXA Network of Connecticut, Maine               AXA Network, LLC                          100.00%
                                 and New York, LLC
Operating         MA           AXA Network Insurance Agency of                 AXA Network, LLC                          100.00%
                                 Massachusetts, LLC
Operating         NV           AXA Network of Nevada, Inc.                     AXA Network, LLC                             -
Operating         P.R.         AXA Network of Puerto Rico, Inc.                AXA Network, LLC                             -
Operating         TX           AXA Network Insurance Agency of of Texas, Inc.  AXA Network, LLC                             -
Insurance         NY           The Equitable Life Assurance Society            AXAeClient Solutions, LLC                 100.00%
                                 of the United States
Insurance         CO           The Equitable of Colorado, Inc.                 The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        DE           Equitable Deal Flow Fund, L.P.                  The Equitable Life Assurance Society         -
                                                                                 of the United States
Investment        DE           Equitable Managed Assets, L.P.                  Equitable Deal Flow Fund, L.P.               -
Investment        **           Real Estate Partnership Equities (various)      The Equitable Life Assurance Society         -
                                                                                 of the United States
HCO               NY           Equitable Holdings, LLC                         The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Real Estate       NY           EREIM LP Associates (L.P.)                      The Equitable Life Assurance Society         -
                                                                                 of the United States
Investment        NY           EML Associates, L.P.                            EREIM LP Associates (L.P.)                   -
                               ACMC, Inc.                                      The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        PA           Wil-Gro, Inc.                                   The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        DE           STCS, Inc.                                      The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        MA           Fox Run, Inc.                                   The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        MD           FTM Corp.                                       The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        DE           EVSA, Inc.                                      The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        CA           Equitable BJVS, Inc.                            The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        MA           Equitable Rowes Wharf, Inc.                     The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        TX           GP/EQ Southwest, Inc.                           The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Operating         DE           Equitable Structured Settlement Corp.           The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        DE           ELAS Realty, Inc.                               The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Real Estate       DE           Prime Property Funding II, Inc.                 The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        FL           Sarasota Prime Hotels, LLC                      The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        MI           ECLL, Inc.                                      The Equitable Life Assurance Society      100.00%
                                                                                 of the United States

                      LISTING A -- EQUITABLE HOLDINGS, LLC


                 SOVEREIGN                                                                                           % OF VOTING
 PRINCIPAL      POWER UNDER                                                             NAME OF                       SECURITIES
 BUSINESS     WHICH ORGANIZED             NAME OF COMPANY                         CONTROLLING ENTITY                    OWNED
-----------------------------------------------------------------------------------------------------------------------------------
                               AXA Financial, Inc.                             The AXA Group                                -
                               AXA Client Solutions, LLC                       AXA Financial, Inc.                          -
                               The Equitable Life Assurance Society            AXA Client Solutions, LLC                    -
                                 of the United States
                               Equitable Holdings, LLC                         The Equitable Life Assurance Society         -
                                                                                 of the United States
Operating           DE         ELAS Securities Acquisition Corporation         Equitable Holdings, LLC                   100.00%
Operating           MA         100 Federal Street Realty Corporation           Equitable Holdings, LLC                   100.00%
Operating           MA         100 Federal Street Funding Corporation          Equitable Holdings, LLC                   100.00%
Operating           VT         Equitable Casualty Insurance Company *          Equitable Holdings, LLC                   100.00%
Operating           DE         EREIM LP Corporation                            Equitable Holdings, LLC                   100.00%
Operating           NY         EREIM LP Associates (L.P.)                      EREIM LP Corporation                         -
Investment          NY         EML Associates, L.P.                            EREIM LP Associates (L.P.)                   -
Operating           DE         ECMC, LLC                                       Equitable Holdings, LLC                   100.00%
Investment          DE         Equitable Capital Private Income &              EMC, LLC                                     -
                                 Equity Partnership II, L.P.
Operating           DE         Alliance Capital Management Corporation         Equitable Holdings, LLC                   100.00%
Operating           DE         Equitable JV Holding Corp.                      Equitable Holdings, LLC                   100.00%
Operating           DE         EQ Services, Inc.                               Equitable Holdings, LLC                   100.00%
Operating           DE         EREIM Managers Corporation                      Equitable Holdings, LLC                   100.00%
Investment          DE         ML/EQ Real Estate Portfolio, L.P.               EREIM Managers Corporation                   -
Investment          NY         EML Associates, L.P.                            ML/EQ Real Estate Portfolio                  -
Investment          DE         Equitable JVS, Inc.                             Equitable Holdings, LLC                   100.00%
Investment          NY         Astor Times Square Corp.                        Equitable JVS, Inc.                       100.00%
Investment          NY         Astor/Broadway Acquisition Corp.                Equitable JVS, Inc.                       100.00%
Investment          TX         PC Landmark, Inc.                               Equitable JVS, Inc.                       100.00%
Investment          DE         EJSVS, Inc.                                     Equitable JVS, Inc.                       100.00%
Investment          MD         Equitable JVS II, Inc.                          Equitable Holdings, LLC                   100.00%
Investment          GA         Six-Pac G.P., Inc.                              Equitable Holdings, LLC                   100.00%
Operating           DE         Equitable Distributors, Inc.                    Equitable Holdings, LLC                   100.00%
Operating           DE         Equitable Distributors, LLC                     Equitable Holdings, LLC                   100.00%
Operating           AL         Equitable Distributors Insurance                Equitable Distributors, LLC               100.00%
                                 Agency of Alabama, LLC
Operating           DE         Equitable Distriburors Insurance Agency of      Equitable Distributors, LLC               100.00%
                                 Connecticut, Maine and New York, LLC
Operating           DE         J.M.R. Realty Services, Inc.                    Equitable Holdings, LLC                   100.00%


                      LISTING B -- ALLIANCE CAPITAL MANAGEMENT CORP.


                 SOVEREIGN                                                                                           % OF VOTING
 PRINCIPAL      POWER UNDER                                                             NAME OF                       SECURITIES
 BUSINESS     WHICH ORGANIZED             NAME OF COMPANY                         CONTROLLING ENTITY                    OWNED
-----------------------------------------------------------------------------------------------------------------------------------
                               AXA Financial, Inc.                             The AXA Group                                 -
                               AXA Client Solutions, LLC                       AXA Financial, Inc.                           -
                               The Equitable Life Assurance Society            AXA Client Solutions, LLC                     -
                                 of the United States
                               Equitable Holdings, LLC                         The Equitable Life Assurance Society          -
                                                                                  of the United States
                               Alliance Capital Management Corporation         Equitable Holdings, LLC                       -
Operating       DE             Alliance Capital Management Holding L.P.        Alliance Capital Management                   -
Operating       DE             Alliance Capital Management L.P.                Alliance Capital Management                   -
Operating       DE             Albion Alliance LLC                             Alliance Capital Management, L.P.           37.60%
HCO             DE             Cursitor Alliance LLC                           Alliance Capital Management, L.P.           93.00%
Operating       U.K.           Cursitor Alliance Holdings Ltd.                 Cursitor Alliance LLC                      100.00%
Operating       MA             Draycott Partners. Ltd.                         Cursitor Alliance Holdings, Ltd.           100.00%
Operating       U.K.           Cursitor Alliance Services Ltd.                 Cursitor Alliance Holdings, Ltd.           100.00%
Operating       Lux.           Cursitor Management Co. S.A.                    Cursitor Alliance Holdings, Ltd.           100.00%
Operating       U.K.           Alliance Asset Allocation Ltd.                  Cursitor Alliance Holdings, Ltd.           100.00%
Operating       NY             Cursitor Eaton Asset Management Co.             Alliance Asset Allocation, Ltd.             50.00%
Operating       France         Alliance Cecogest                               Alliance Asset Allocation, Ltd.             75.00%
HCO             DE             Alliance Capital Management LLC                 Alliance Capital Management, L.P.          100.00%
HCO             DE             Sanford C. Bernstein & Co., LLC                 Alliance Capital Management, LLC           100.00%
HCO             DE             Alliance Capital Management Corp. of Delaware   Alliance Capital Management, L.P.          100.00%
Operating       U.K.           Sanford C. Bernstein Ltd.                       Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       Aust.          Sanford C. Bernstein Proprietary Ltd.           Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       DE             Alliance Fund Services, Inc.                    Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       DE             Alliance Fund Distributors, Inc.                Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       DE             Alliance Capital Oceanic Corp.                  Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       Brazil         Alliance Capital Management (Brazil) Ltd.       Alliance Capital Management Corp.           99.00%
                                                                                 of Delaware
Operating       Aust.          Alliance Capital Management Australia Limited   Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       DE             Meiji - Alliance Capital Corp.                  Alliance Capital Management Corp.           50.00%
                                                                                 of Delaware
Operating       Lux.           Alliance Capital (Luxembourg) S.A.              Alliance Capital Management Corp.           99.98%
                                                                                 of Delaware
Operating       DE             Alliance Barra Research Institute, Inc.         Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       DE             Alliance Capital Management Canada, Inc.        Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       DE             Alliance Capital Global Derivatives Corp.       Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       Lux.           ACM Global Investor Services S.A.               Alliance Capital Management Corp.           99.00%
                                                                                 of Delaware
Operating       Spain          ACM Fund Services (Espana) S.L.                 ACM Global Investor Services S.A.          100.00%
Operating       Singapore      Alliance Capital Management (Singapore) Ltd.    Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       Cayman Isl.    ACM CIIC Investment Management Ltd.             Alliance Capital Management Corp.           54.00%
                                                                                 of Delaware
Operating       DE             ACM Software Services Ltd.                      Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware


                      LISTING B -- ALLIANCE CAPITAL MANAGEMENT CORP.


                 SOVEREIGN                                                                                           % OF VOTING
 PRINCIPAL      POWER UNDER                                                             NAME OF                       SECURITIES
 BUSINESS     WHICH ORGANIZED              NAME OF COMPANY                        CONTROLLING ENTITY                    OWNED
-----------------------------------------------------------------------------------------------------------------------------------
                               AXA Financial, Inc.                             The AXA Group                                 -
                               AXA Client Solutions, LLC                       AXA Financial, Inc.                        100.00%
                               The Equitable Life Assurance Society            AXA Client Solutions, LLC                     -
                                 of the United States
                               Equitable Holdings, LLC                         The Equitable Life Assurance Society          -
                                                                                 of the United States
                               Alliance Capital Management Corporation         Equitable Holdings, LLC                       -
                               Alliance Capital Management L.P.                Alliance Capital Management                   -
                                                                                 Corporation
                               Alliance Capital Management Corp.               Alliance Capital Management L.P.              -
                                 of Delaware (Cont'd)
Operating      Austria         East Fund Managementberatung GmbH.              Alliance Capital Management Corp. of        51.00%
                                                                                 of Delaware
Operating      Czech           Albion Alliance EFM                             East Fund Managementberatung GmbH           49.00%
Operating      Cyprus          East Fund Management (Cyprus) Ltd.              East Fund Managementberatung GmbH          100.00%
Operating      Romania         EFM Consultanta Financiara Bucuresti SRL        East Fund Management (Cyprus) Ltd.         100.00%
Operating      Mauritius       Alliance Capital (Mauritius) Private Ltd.       Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      India           Alliance Capital Asset Management               Alliance Capital (Mauritius)                75.00%
                                (India) Private Ltd.                             Private Ltd.
Operating      India           ACSYS Software India Private Ltd.               Alliance Capital (Mauritius)                51.00%
                                                                                 Private Ltd.
Operating      India           ACAM Trust Company Private Ltd.                 Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      DE              Alliance Eastern Europe, Inc.                   Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      DE              Alliance Capital Management (Asia) Ltd.         Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      Turkey          Alliance Capital Management (Turkey) Ltd.       Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      Japan           Alliance Capital Asset Management (Japan) Ltd.  Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      U.K.            Alliance Capital Limited                        Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      U.K.            Alliance Capital Services Ltd.                  Alliance Capital Limited                   100.00%
Operating      U.K.            Dimensional Trust Management Ltd.               Alliance Capital Services Ltd.             100.00%
Operating      DE              Alliance Corporate Finance Group Inc.           Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      Brazil          BCN Alliance Capital Management SA              Alliance Capital Management Corp.           50.00%
                                                                                 of Delaware
Operating      Poland          Przymierze Trust Fund Co.                       Alliance Capital Management Corp.           49.00%
                                                                                 of Delaware
Operating      Russia          Alliance SBS-AGRO Capital Management Co.        Alliance Capital Management Corp.           49.00%
                                                                                 of Delaware
Operating      Poland          Pekao/Alliance PTE S.A.                         Alliance Capital Management Corp.           49.00%
                                                                                 of Delaware
Operating      U.K.            Whittingdale Holdings Ltd.                      Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      U.K.            Alliance Capital Whittingdale Ltd.              Whittingdale Holdings Ltd.                 100.00%
Operating      U.K.            ACM Investments Ltd.                            Whittingdale Holdings Ltd.                 100.00%
Operating      U.K.            Whittingdale Nominees Ltd.                      Whittingdale Holdings Ltd.                 100.00%
Operating      So Korea        Hanwha Investment Trust Mgmt. Co., Ltd          Alliance Capital Management Corp.           20.00%
                                                                                 of Delaware
Operating      H.K.            New Alliance Asset Management (Asia) Ltd        Alliance Capital Management Corp.           50.00%
                                                                                 of Delaware
Operating      Lux.            ACM New-Alliance (Luxembourg) S.A.              Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      So Africa       Alliance Capital Mgmt. (Proprietary) Ltd.       Alliance Capital Management Corp.           80.00%
                                                                                 of Delaware
Operating      Zimbabwe        Alliance-MBCA Capital (Private) Ltd.            Alliance Capital Mgmt.                      50.00%
                                                                                 (Proprietary) Ltd.
Operating      Namibia         Alliance Odyssey Capital Mgmt. (Nambia)         Alliance Capital Mgmt.                     100.00%
                                 (Proprietary) Ltd.                              (Proprietary) Ltd.



                                AXA GROUP CHART

                                    SOVEREIGN POWER                                                                      % OF VOTING
                                      UNDER WHICH                                                                         SECURITIES
PRINCIPAL BUSINESS                     ORGANIZED               NAME OF COMPANY             NAME OF CONTROLLING ENTITY       OWNED
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL SERVICES & REAL ESTATE       AUSTRALIA         NATIONAL MUTUAL FUND MANAGEMENT AXA ASIA PACIFIC HOLDINGS LIMITED    100.00
FINANCIAL SERVICES & REAL ESTATE       BELGIUM           AXA INVESTMENT MANAGERS         AXA INVESTMENT MANAGERS              100.00
                                                           BRUXELLES
FINANCIAL SERVICES & REAL ESTATE       BELGIUM           AXA BANK BELGIUM                AXA HOLDINGS BELGIUM                 100.00
FINANCIAL SERVICES & REAL ESTATE       BELGIUM           IPPA VASTGOED                   AXA HOLDINGS BELGIUM                 100.00
FINANCIAL SERVICES & REAL ESTATE       BELGIUM           ROYALE BELGE INVESTISSEMENT     AXA ROYALE BELGE                      33.03
FINANCIAL SERVICES & REAL ESTATE       BELGIUM           ROYALE BELGE INVESTISSEMENT     AXA ROYALE BELGE                      66.97
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA ROYALE BELGE                       1.89
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA ROYALE BELGE                       2.32
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA                                   45.04
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA CORPORATE SOLUTIONS                0.81
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA ASSURANCES IARD                   15.11
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA COLONIA KONZERN AG                 5.93
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         DIRECT ASSURANCES IARD                 0.20
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA LEVEN NV                           2.10
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         NATIONAL MUTUAL FUND MANAGEMENT        4.07
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA UK PLC                            18.40
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA COURTAGE IARD                      1.62
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA GRANDE ARMEE                AXA INVESTMENT MANAGERS               99.99
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA GESTION FCP                 AXA INVESTMENT MANAGERS PARIS         99.99
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA INVESTMENT MANAGERS PRIVATE      100.00
                                                           PRIVATE EQUITY EUROPE SA        EQUITY
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA INVESTMENT MANAGERS              100.00
                                                           PRIVATE EQUITY
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS PARIS   AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA CREDIT                      COMPAGNIE FINANCIERE DE PARIS         65.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA MILLESIMES                  AXA                                   10.10
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA MILLESIMES                  AXA CORPORATE SOLUTIONS               11.95
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA MILLESIMES                  SOCIETE BEAUJON                        7.26
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA MILLESIMES                  JOUR FINANCE                           6.87
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE SURESNES                AXA ASSURANCES IARD                   21.19
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE SURESNES                SOCIETE BEAUJON                        0.92
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE SURESNES                COMPAGNIE FINANCIERE DE PARIS         51.07
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE SURESNES                JOUR FINANCE                          20.63
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE SURESNES                AXA COURTAGE IARD                      2.53
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA BANQUE                      COMPAGNIE FINANCIERE DE PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            BANQUE DE MARCHES ET            AXA                                   19.51
                                                           D'ARBITRAGE
FINANCIAL SERVICES & REAL ESTATE       FRANCE            BANQUE DE MARCHES ET            AXA COURTAGE IARD                      8.20
                                                           D'ARBITRAGE
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COMPAGNIE FINANCIERE DE PARIS   AXA                                  100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE 21 MATIGNON             AXA                                    0.55
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE 21 MATIGNON             SGCI                                  99.44
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE VICTOIRE                SGCI                                  99.74
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA ASSET MANAG CONSULTANT      AXA INVESTMENT MANAGERS               99.95
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COMPAGNIE PARISIENNE DE         SOFINAD                              100.00
                                                           PARTICIPATIONS
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA GESTION INTERESSEMENT       AXA INVESTMENT MANAGERS PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            BANQUE DES TUILERIES            COMPAGNIE FINANCIERE DE PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS FUNDS   AXA INVESTMENT MANAGERS               98.84
                                                           MANAGEMENT
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS FUNDS   AXA INVESTMENT MANAGERS PARIS          1.16
                                                           MANAGEMENT
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA ASSET MANAGEMENT            AXA INVESTMENT MANAGERS               50.48
                                                           PRIVATE EQUITY EUROPE SA        PRIVATE EQUITY


                                    SOVEREIGN POWER                                                                      % OF VOTING
                                      UNDER WHICH                                                                         SECURITIES
PRINCIPAL BUSINESS                     ORGANIZED               NAME OF COMPANY             NAME OF CONTROLLING ENTITY       OWNED
------------------------------------------------------------------------------------------------------------------------------------

FINANCIAL SERVICES & REAL ESTATE       FRANCE            MONTE SCOPETO                   COMPAGNIE PARISIENNE DE               99.99
                                                                                           PARTICIPATIONS
FINANCIAL SERVICES & REAL ESTATE       FRANCE            SGCI                            AXA                                  100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            SOFAPI                          COMPAGNIE FINANCIERE DE PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            HOLDING SOFFIM                  COMPAGNIE FINANCIERE DE PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            SOFINAD                         COMPAGNIE FINANCIERE DE PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            TRANSAXIM                       COMPAGNIE PARISIENNE DE              100.00
                                                                                           PARTICIPATIONS
FINANCIAL SERVICES & REAL ESTATE       FRANCE            BANQUE WORMS                    COMPAGNIE FINANCIERE DE PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       GERMANY           AXA COLONIA ASSET MANAGEMENT    AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       GERMANY           AXA COLONIA KAG                 AXA INVESTMENT MANAGERS               85.00
FINANCIAL SERVICES & REAL ESTATE       GERMANY           AXA FUNDS GMBH                  AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       GERMANY           AXA VORSORGEBANK                AXA COLONIA KONZERN AG               100.00
FINANCIAL SERVICES & REAL ESTATE       GERMANY           AXA COLONIA BAUSPARKASSE AG     AXA COLONIA KONZERN AG                66.67
FINANCIAL SERVICES & REAL ESTATE       GERMANY           AXA COLONIA BAUSPARKASSE AG     AXA COLONIA LEBEN                     32.98
FINANCIAL SERVICES & REAL ESTATE       GREAT BRITAIN     AXA ASSET MANAGEMENT LTD        AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       GREAT BRITAIN     AXA INVESTMENT MANAGERS GS      AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       GREAT BRITAIN     AXA INVESTMENT MANAGERS LIMITED AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       GREAT BRITAIN     AXA MULTIMANAGER LIMITED        AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       GREAT BRITAIN     AXA INVESTMENT MANAGERS UK      AXA INVESTMENT MANAGERS               66.67
FINANCIAL SERVICES & REAL ESTATE       GREAT BRITAIN     AXA INVESTMENT MANAGERS UK      AXA ASSET MANAGEMENT LTD              33.33
FINANCIAL SERVICES & REAL ESTATE       HONG KONG         AXA INVESTMENT MANAGERS HK SAR  AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       HONG KONG         AXA INVESTMENT MANAGERS HONG    AXA INVESTMENT MANAGERS              100.00
                                                           KONG
FINANCIAL SERVICES & REAL ESTATE       ITALY             AXA INVESTMENT MANAGERS MILAN   AXA INVESTMENT MANAGERS               99.00
FINANCIAL SERVICES & REAL ESTATE       ITALY             AXA INVESTMENT MANAGERS MILAN   AXA ASSICURAZIONI (VIE)                1.00
FINANCIAL SERVICES & REAL ESTATE       JAPAN             AXA INVESTMENT MANAGERS TOKYO   AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       THE NETHERLANDS   AXA INVESTMENT MANAGERS DEN     AXA INVESTMENT MANAGERS              100.00
                                                           HAAG
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA GLOBAL STRUCTURED PRODUCT   AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA INVESTMENT MANAGERS         AXA INVESTMENT MANAGERS              100.00
                                                           HOLDING INC.
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA INVESTMENT MANAGERS NEW     AXA INVESTMENT MANAGERS              100.00
                                                           YORK
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA INVESTMENT MANAGERS         AXA INVESTMENT MANAGERS PRIVATE      100.00
                                                           PRIVATE EQUITY FUND             EQUITY
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA INVESTMENT MANAGERS ROSE    AXA INVESTMENT MANAGERS               90.00
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA INVESTMENT MANAGERS ROSE    AXA INVESTMENT MANAGERS HOLDING       10.00
                                                                                           INC.
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA ROSENBERG LLC               AXA INVESTMENT MANAGERS ROSE          50.00
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     ALLIANCE CAPITAL MANGEMENT      THE EQUITABLE LIFE ASSURANCE         100.00
                                                           CORP.                           SOCIETY
HOLDINGS & MISC. BUSINESSES            AUSTRALIA         AXA ASIA PACIFIC HOLDINGS       AXA EQUITY & LAW LIFE ASSURANCE        8.90
                                                           LIMITED                         SOCIETY
HOLDINGS & MISC. BUSINESSES            AUSTRALIA         AXA ASIA PACIFIC HOLDINGS       AXA                                   42.10
                                                           LIMITED
HOLDINGS & MISC. BUSINESSES            BELGIUM           FINAXA BELGIUM                  AXA                                   99.99
HOLDINGS & MISC. BUSINESSES            BELGIUM           ROYALE BELGE INTERNATIONAL      ROYALE BELGE INVESTISSEMENT          100.00
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA HOLDINGS BELGIUM            AXA CORPORATE SOLUTIONS ASSURANCE      3.02
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA HOLDINGS BELGIUM            AXA                                   43.75
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA HOLDINGS BELGIUM            AXA PARTICIPATONS BELGIUM             49.10
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA HOLDINGS BELGIUM            VINCI BV                               4.11
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA PARTICIPATONS BELGIUM       AXA CORPORATE SOLUTIONS ASSURANCE     12.63
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA PARTICIPATONS BELGIUM       AXA                                   79.57
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA PARTICIPATONS BELGIUM       AXA COURTAGE IARD                      7.79
HOLDINGS & MISC. BUSINESSES            FRANCE            AXA CHINA                       AXA CHINA REGION LIMITED              49.00
HOLDINGS & MISC. BUSINESSES            FRANCE            AXA CHINA                       AXA                                   51.00
HOLDINGS & MISC. BUSINESSES            FRANCE            SOCIETE BEAUJON                 AXA                                   99.78


                                    SOVEREIGN POWER                                                                      % OF VOTING
                                      UNDER WHICH                                                                         SECURITIES
PRINCIPAL BUSINESS                     ORGANIZED               NAME OF COMPANY             NAME OF CONTROLLING ENTITY       OWNED
------------------------------------------------------------------------------------------------------------------------------------

HOLDINGS & MISC. BUSINESSES            FRANCE            SOCIETE BEAUJON                 AXA ASSURANCES IARD                    0.22
HOLDINGS & MISC. BUSINESSES            FRANCE            COLISEE EXCELLENCE              FINANCIERE MERMOZ                    100.00
HOLDINGS & MISC. BUSINESSES            FRANCE            AXA DIRECT                      AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            FRANCE            FINANCIERE 45                   AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            FRANCE            JOUR FINANCE                    AXA CONSEIL VIE                       60.47
HOLDINGS & MISC. BUSINESSES            FRANCE            JOUR FINANCE                    AXA ASSURANCES IARD                   39.53
HOLDINGS & MISC. BUSINESSES            FRANCE            LOR FINANCE                     AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            FRANCE            MOFIPAR                         AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            FRANCE            FINANCIERE MERMOZ               AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            FRANCE            AXA FRANCE ASSURANCE            AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            GERMANY           AXA COLONIA KONZERN AG          AXA                                   25.49
HOLDINGS & MISC. BUSINESSES            GERMANY           AXA COLONIA KONZERN AG          KOLNISCHE VERWALTUNGS                 25.63
HOLDINGS & MISC. BUSINESSES            GERMANY           AXA COLONIA KONZERN AG          VINCI BV                              39.73
HOLDINGS & MISC. BUSINESSES            GERMANY           GRE CONTINENTAL EUROPE HOLDING  AXA COLONIA KONZERN AG               100.00
                                                           GMBH
HOLDINGS & MISC. BUSINESSES            GERMANY           KOLNISCHE VERWALTUNGS           AXA                                    8.83
HOLDINGS & MISC. BUSINESSES            GERMANY           KOLNISCHE VERWALTUNGS           AXA COLONIA KONZERN AG                23.02
HOLDINGS & MISC. BUSINESSES            GERMANY           KOLNISCHE VERWALTUNGS           VINCI BV                              67.72
HOLDINGS & MISC. BUSINESSES            GREAT BRITAIN     AXA EQUITY & LAW PLC            AXA                                   99.94
HOLDINGS & MISC. BUSINESSES            GREAT BRITAIN     GUARDIAN ROYAL EXCHANGE PLC     AXA UK PLC                           100.00
HOLDINGS & MISC. BUSINESSES            GREAT BRITAIN     AXA UK PLC                      AXA EQUITY & LAW PLC                  21.74
HOLDINGS & MISC. BUSINESSES            GREAT BRITAIN     AXA UK PLC                      AXA                                   78.26
HOLDINGS & MISC. BUSINESSES            ITALY             AXA ITALIA S.P.A                AXA                                   96.99
HOLDINGS & MISC. BUSINESSES            ITALY             AXA ITALIA S.P.A                AXA COLLECTIVES                        3.01
HOLDINGS & MISC. BUSINESSES            JAPAN             AXA NICHIDAN INSURANCE HOLDING  AXA                                   96.39
HOLDINGS & MISC. BUSINESSES            LUXEMBOURG        AXA LUXEMBOURG SA               AXA HOLDINGS BELGIUM                 100.00
HOLDINGS & MISC. BUSINESSES            MOROCCO           AXA ONA                         AXA                                   51.00
HOLDINGS & MISC. BUSINESSES            SINGAPORE         AXA INSURANCE INVESTMENT        AXA                                  100.00
                                                           HOLDING
HOLDINGS & MISC. BUSINESSES            SPAIN             AXA AURORA                      AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   GELDERLAND                      AXA HOLDINGS BELGIUM                 100.00
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   AXA NEDERLAND BV                AXA ROYALE BELGE NON VIE              17.29
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   AXA NEDERLAND BV                AXA ROYALE BELGE                      21.24
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   AXA NEDERLAND BV                GELDERLAND                            38.94
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   AXA NEDERLAND BV                ROYALE BELGE INTERNATIONAL            12.77
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   AXA NEDERLAND BV                AXA HOLDINGS BELGIUM                   4.11
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   AXA VERZEKERINGEN               AXA NEDERLAND BV                     100.00
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   VINCI BV                        AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            TURKEY            AXA OYAK HOLDING AS             AXA                                   50.00
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA MERGER                      AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              AXA EQUITY & LAW LIFE ASSURANCE        4.09
                                                                                           SOCIETY
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              AXA                                   70.62
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              AXA MERGER                            12.24
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              AXA CORPORATE SOLUTIONS                2.95
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              SOCIETE BEAUJON                        0.44
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              FINANCIERE 45                          3.20
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              LOR FINANCE                            6.42
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              AXA CORPORATE SOLUTIONS                0.03
                                                                                           REINSURANCE CY
INSURANCE & REINSURANCE                AUSTRALIA         AUSTRALIAN CASUALTY INSUR PTY   AXA ASIA PACIFIC HOLDINGS LIMITED    100.00
                                                           LTD


                                    SOVEREIGN POWER                                                                      % OF VOTING
                                      UNDER WHICH                                                                         SECURITIES
PRINCIPAL BUSINESS                     ORGANIZED               NAME OF COMPANY             NAME OF CONTROLLING ENTITY       OWNED
------------------------------------------------------------------------------------------------------------------------------------

INSURANCE & REINSURANCE                AUSTRALIA         NATIONAL MUTUAL HEALTH INSUR    AXA ASIA PACIFIC HOLDINGS LIMITED    100.00
                                                           PY LIMITED
INSURANCE & REINSURANCE                AUSTRALIA         NATIONAL MUTUAL INTERNATIONAL   NATIONAL MUTUAL FINANCIAL SERVICES   100.00
INSURANCE & REINSURANCE                AUSTRALIA         NATIONAL MUTUAL FINANCIAL       AXA ASIA PACIFIC HOLDINGS LIMITED    100.00
                                                           SERVICES
INSURANCE & REINSURANCE                AUSTRIA           AXA NORDSTERN COLONIA           AXA COLONIA LEBEN                     10.05
                                                           VERSICHERUNG
INSURANCE & REINSURANCE                AUSTRIA           AXA NORDSTERN COLONIA           AXA COLONIA VERSICHERUNG              89.95
                                                           VERSICHERUNG
INSURANCE & REINSURANCE                AUSTRIA           AXA NORDSTERN COLONIA LEBEN     AXA NORDSTERN COLONIA VERSICHERUNG   100.00
INSURANCE & REINSURANCE                BELGIUM           AXA ROYALE BELGE                AXA HOLDINGS BELGIUM                  99.58
INSURANCE & REINSURANCE                BELGIUM           AXA ROYALE BELGE                UAB NON VIE                            0.04
INSURANCE & REINSURANCE                BELGIUM           AXA ROYALE BELGE                UAB                                    0.38
INSURANCE & REINSURANCE                BELGIUM           ARDENNE PREVOYANTE              AXA HOLDINGS BELGIUM                 100.00
INSURANCE & REINSURANCE                BELGIUM           ASSURANCES LA POSTE             AXA HOLDINGS BELGIUM                  50.00
INSURANCE & REINSURANCE                BELGIUM           ASSURANCES LA POSTE VIE         AXA HOLDINGS BELGIUM                  50.00
INSURANCE & REINSURANCE                BELGIUM           UAB NON VIE                     AXA HOLDINGS BELGIUM                 100.00
INSURANCE & REINSURANCE                CANADA            AXA CANADA                      AXA                                  100.00
INSURANCE & REINSURANCE                CANADA            AXA CANADA ADP                  AXA CANADA                           100.00
INSURANCE & REINSURANCE                CHINA             AXA MINMETALS ASSURANCE CO LTD  AXA CHINA                             51.00
INSURANCE & REINSURANCE                FRANCE            CORPORATE SOLUTIONS ASSURANCE   AXA CORPORATE SOLUTIONS               98.49
INSURANCE & REINSURANCE                FRANCE            AXA CONSEIL VIE                 AXA FRANCE ASSURANCE                 100.00
INSURANCE & REINSURANCE                FRANCE            ARGOVIE                         AXA COLLECTIVES                       94.03
INSURANCE & REINSURANCE                FRANCE            AXA CORPORATE SOLUTIONS         AXA CORPORATE SOLUTIONS ASSURANCE      1.54
INSURANCE & REINSURANCE                FRANCE            AXA CORPORATE SOLUTIONS         AXA                                   89.98
INSURANCE & REINSURANCE                FRANCE            AXA CORPORATE SOLUTIONS         AXA ASSURANCES IARD                    6.03
INSURANCE & REINSURANCE                FRANCE            AXA CORPORATE SOLUTIONS         AXA COURTAGE IARD                      2.17
INSURANCE & REINSURANCE                FRANCE            AXA CORPORATE SOLUTIONS         AXA COLLECTIVES                        0.02
INSURANCE & REINSURANCE                FRANCE            AXA ASSURANCES IARD             AXA FRANCE ASSURANCE                 100.00
INSURANCE & REINSURANCE                FRANCE            AXA RE FINANCE                  AXA CORPORATE SOLUTIONS               65.83
INSURANCE & REINSURANCE                FRANCE            AXA RE FINANCE                  AXA CESSIONS                          13.17
INSURANCE & REINSURANCE                FRANCE            AXA ASSURANCES VIE              AXA FRANCE ASSURANCE                  88.87
INSURANCE & REINSURANCE                FRANCE            AXA ASSURANCES VIE              AXA COLLECTIVES                       11.13
INSURANCE & REINSURANCE                FRANCE            C.G.R.M. MONTE-CARLO            AXA CORPORATE SOLUTIONS               99.99
INSURANCE & REINSURANCE                FRANCE            JURIDICA                        AXA FRANCE ASSURANCE                  98.51
INSURANCE & REINSURANCE                FRANCE            DIRECT ASSURANCES IARD          AXA DIRECT                           100.00
INSURANCE & REINSURANCE                FRANCE            DIRECT ASSURANCES VIE           AXA DIRECT                           100.00
INSURANCE & REINSURANCE                FRANCE            NATIO ASSURANCES                AXA ASSURANCES IARD                   50.00
INSURANCE & REINSURANCE                FRANCE            NSM VIE                         AXA FRANCE ASSURANCE                  35.64
INSURANCE & REINSURANCE                FRANCE            NSM VIE                         AXA COLLECTIVES                        4.46
INSURANCE & REINSURANCE                FRANCE            AXA ASSISTANCE                  AXA                                  100.00
INSURANCE & REINSURANCE                FRANCE            SPS RE                          AXA CORPORATE SOLUTIONS               69.94
INSURANCE & REINSURANCE                FRANCE            AXA CESSIONS                    AXA CORPORATE SOLUTIONS              100.00
INSURANCE & REINSURANCE                FRANCE            SAINT GEORGES RE                AXA                                   99.40
INSURANCE & REINSURANCE                FRANCE            SAINT GEORGES RE                AXA FRANCE ASSURANCE                   0.60
INSURANCE & REINSURANCE                FRANCE            AXA CONSEIL IARD                AXA FRANCE ASSURANCE                 100.00
INSURANCE & REINSURANCE                FRANCE            AXA COURTAGE IARD               AXA FRANCE ASSURANCE                  99.65
INSURANCE & REINSURANCE                FRANCE            AXA COLLECTIVES                 AXA ASSURANCES IARD                    3.69
INSURANCE & REINSURANCE                FRANCE            AXA COLLECTIVES                 AXA FRANCE ASSURANCE                  95.71
INSURANCE & REINSURANCE                GERMANY           SICHER DIRECT                   AXA COLONIA VERSICHERUNG             100.00
INSURANCE & REINSURANCE                GERMANY           AXA COLONIA LEBEN               AXA COLONIA KONZERN AG                47.81


                                    SOVEREIGN POWER                                                                      % OF VOTING
                                      UNDER WHICH                                                                         SECURITIES
PRINCIPAL BUSINESS                     ORGANIZED               NAME OF COMPANY             NAME OF CONTROLLING ENTITY       OWNED
------------------------------------------------------------------------------------------------------------------------------------

INSURANCE & REINSURANCE                GERMANY           AXA COLONIA LEBEN               AXA COLONIA VERSICHERUNG              52.19
INSURANCE & REINSURANCE                GERMANY           AXA COLONIA VERSICHERUNG        AXA COLONIA KONZERN AG                74.41
INSURANCE & REINSURANCE                GERMANY           AXA COLONIA VERSICHERUNG        GRE CONTINENTAL EUROPE HOLDING GMBH   25.59
INSURANCE & REINSURANCE                GERMANY           AXA COLONIA KRANKEN             AXA COLONIA KONZERN AG                51.00
                                                           VERSICHERUNG
INSURANCE & REINSURANCE                GERMANY           AXA COLONIA KRANKEN             AXA COLONIA LEBEN                     48.36
                                                           VERSICHERUNG
INSURANCE & REINSURANCE                GERMANY           AXA NORDSTERN ART               AXA COLONIA KONZERN AG               100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA EQUITY & LAW LIFE           AXA SUN LIFE                         100.00
                                                           ASSURANCE SOCIETY
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA INSURANCE UK                GUARDIAN ROYAL EXCHANGE PLC          100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA SUN LIFE                    AXA UK PLC                           100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA UK HOLDING PLC              AXA CORPORATE SOLUTIONS              100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA INSURANCE PLC               GUARDIAN ROYAL EXCHANGE PLC          100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA GLOBAL RISKS (U.K.) LTD     AXA CORPORATE SOLUTIONS              100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA UK                          AXA                                  100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     PPP GROUP PLC                   GUARDIAN ROYAL EXCHANGE PLC          100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     PPP HEALTHCARE LTD              AXA INSURANCE UK                     100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     PPP LIFETIMECARE                GUARDIAN ROYAL EXCHANGE PLC          100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA REINSURANCE UK PLC          AXA UK HOLDING PLC                   100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     ENGLISH & SCOTTISH              AXA UK                               100.00
INSURANCE & REINSURANCE                HONG KONG         AXA CHINA REGION LIMITED        NATIONAL MUTUAL FINANCIAL SERVICES   100.00
INSURANCE & REINSURANCE                HONG KONG         AXA INSURANCE HONG-KONG         AXA                                   17.50
INSURANCE & REINSURANCE                HONG KONG         AXA INSURANCE HONG-KONG         AXA INSURANCE INVESTMENT HOLDING      82.50
INSURANCE & REINSURANCE                HONG KONG         AXA GENERAL INSURANCE HK        AXA                                  100.00
INSURANCE & REINSURANCE                HUNGARY           AXA COLONIA BIZTOSITO DOMMAGES  AXA NORDSTERN COLONIA VERSICHERUNG   100.00
INSURANCE & REINSURANCE                HUNGARY           AXA COLONIA BIZTOSITO VIE       AXA NORDSTERN COLONIA VERSICHERUNG   100.00
INSURANCE & REINSURANCE                IRELAND           GUARDIAN DUBLIN DOCKS           GUARDIAN PMPA GROUP LTD              100.00
INSURANCE & REINSURANCE                IRELAND           GUARDIAN PMPA GROUP LTD         GUARDIAN ROYAL EXCHANGE PLC          100.00
INSURANCE & REINSURANCE                ITALY             AXA INTERLIFE                   AXA                                  100.00
INSURANCE & REINSURANCE                ITALY             AXA ASSICURAZIONI               AXA CONSEIL VIE                        1.84
INSURANCE & REINSURANCE                ITALY             AXA ASSICURAZIONI               AXA                                   85.87
INSURANCE & REINSURANCE                ITALY             AXA ASSICURAZIONI               AXA ITALIA S.P.A                      10.40
INSURANCE & REINSURANCE                ITALY             AXA ASSICURAZIONI               AXA COLLECTIVES                        1.88
INSURANCE & REINSURANCE                ITALY             UAP VITA                        AXA CONSEIL VIE                       18.70
INSURANCE & REINSURANCE                ITALY             UAP VITA                        AXA                                   62.21
INSURANCE & REINSURANCE                ITALY             UAP VITA                        AXA COLLECTIVES                       19.08
INSURANCE & REINSURANCE                JAPAN             AXA NICHIDAN LIFE               AXA NICHIDAN INSURANCE HOLDING       100.00
INSURANCE & REINSURANCE                JAPAN             AXA NON LIFE INSURANCE CO LTD   AXA                                  100.00
INSURANCE & REINSURANCE                JAPAN             NICHIDAN LIFE                   AXA NICHIDAN INSURANCE HOLDING       100.00
INSURANCE & REINSURANCE                LUXEMBOURG        AXA ASSURANCES LUXEMBOURG       AXA LUXEMBOURG SA                    100.00
INSURANCE & REINSURANCE                LUXEMBOURG        AXA ASSUR. VIE LUXEMBOURG       AXA LUXEMBOURG SA                    100.00
INSURANCE & REINSURANCE                LUXEMBOURG        CREALUX                         AXA HOLDINGS BELGIUM                 100.00
INSURANCE & REINSURANCE                LUXEMBOURG        FUTUR RE                        CORPORATE SOLUTIONS ASSURANCE        100.00
INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       AXA INSURANCE UK                      20.00
INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       AXA PORTUGAL COMPANHIA DE SEGUROS      5.00
INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       AXA COLONIA VERSICHERUNG              20.00
INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       AXA ASSICURAZIONI                      5.00
INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       AURORA IBERICA SA DE SEGUROS Y        10.00
                                                                                           REAS.
INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       ROYALE BELGE INVESTISSEMENT           20.00


                                    SOVEREIGN POWER                                                                      % OF VOTING
                                      UNDER WHICH                                                                         SECURITIES
PRINCIPAL BUSINESS                     ORGANIZED               NAME OF COMPANY             NAME OF CONTROLLING ENTITY       OWNED
------------------------------------------------------------------------------------------------------------------------------------

INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       SAINT GEORGES RE                      20.00
INSURANCE & REINSURANCE                MOROCCO           AXA ASSURANCE MAROC             AXA ONA                               99.99
INSURANCE & REINSURANCE                MOROCCO           EPARGNE CROISSANCE              AXA ASSURANCE MAROC                   99.59
INSURANCE & REINSURANCE                PORTUGAL          AXA PORTUGAL COMPANHIA DE       AXA CORPORATE SOLUTIONS ASSURANCE      9.07
                                                           SEGUROS
INSURANCE & REINSURANCE                PORTUGAL          AXA PORTUGAL COMPANHIA DE       AXA PORTUGAL SEGUROS VIDA              2.15
                                                           SEGUROS
INSURANCE & REINSURANCE                PORTUGAL          AXA PORTUGAL COMPANHIA DE       AXA CONSEIL VIE                        5.37
                                                           SEGUROS
INSURANCE & REINSURANCE                PORTUGAL          AXA PORTUGAL COMPANHIA DE       AXA                                   82.98
                                                           SEGUROS
INSURANCE & REINSURANCE                PORTUGAL          AXA PORTUGAL SEGUROS VIDA       AXA CONSEIL VIE                       87.63
INSURANCE & REINSURANCE                PORTUGAL          AXA PORTUGAL SEGUROS VIDA       AXA                                    7.46
INSURANCE & REINSURANCE                SINGAPORE         AXA INSURANCE SINGAPORE         AXA                                   25.77
INSURANCE & REINSURANCE                SINGAPORE         AXA INSURANCE SINGAPORE         AXA INSURANCE INVESTMENT HOLDING      74.23
INSURANCE & REINSURANCE                SINGAPORE         AXA LIFE SINGAPOUR              NATIONAL MUTUAL INTERNATIONAL        100.00
INSURANCE & REINSURANCE                SINGAPORE         AXA CORPORATE SOLUTIONS ASIA    AXA CORPORATE SOLUTIONS              100.00
                                                           PACIFIC PRIVATE LTD
INSURANCE & REINSURANCE                SPAIN             AXA AURORA IBERICA              AXA AURORA                            99.68
INSURANCE & REINSURANCE                SPAIN             AXA AURORA VIDA DE SEGUROS Y    AXA                                    1.45
                                                           REASEGUROS
INSURANCE & REINSURANCE                SPAIN             AXA AURORA VIDA DE SEGUROS Y    AURORA IBERICA SA DE SEGUROS Y        98.51
                                                           REASEGUROS                      REAS.
INSURANCE & REINSURANCE                SPAIN             AYUDA LEGAL SA DE SEGUROS Y     AXA AURORA VIDA DE SEGUROS Y          12.00
                                                           REASEGUROS                      REASEGUROS
INSURANCE & REINSURANCE                SPAIN             AYUDA LEGAL SA DE SEGUROS Y     AURORA IBERICA SA DE SEGUROS Y        88.00
                                                           REASEGUROS                      REAS.
INSURANCE & REINSURANCE                SPAIN             HILO DIRECT SA DE SEGUROS Y     AXA AURORA                            50.00
                                                           REASEGUROS
INSURANCE & REINSURANCE                SPAIN             AURORA IBERICA SA DE SEGUROS Y  AXA AURORA                            99.68
                                                           REAS.
INSURANCE & REINSURANCE                SWITZERLAND       AXA COMPAGNIE D'ASSURANCES      AXA                                   99.95
INSURANCE & REINSURANCE                SWITZERLAND       AXA COMPAGNIE D'ASSURANCE SUR   AXA                                   94.99
                                                           LA VIE
INSURANCE & REINSURANCE                SWITZERLAND       AXA COMPAGNIE D'ASSURANCE SUR   AXA COMPAGNIE D'ASSURANCES             5.00
                                                           LA VIE
INSURANCE & REINSURANCE                THE NETHERLANDS   AXA LEVEN NV                    AXA VERZEKERINGEN                    100.00
INSURANCE & REINSURANCE                THE NETHERLANDS   UNIROBE GROEP                   AXA NEDERLAND BV                     100.00
INSURANCE & REINSURANCE                THE NETHERLANDS   AXA SCHADE                      AXA VERZEKERINGEN                    100.00
INSURANCE & REINSURANCE                THE NETHERLANDS   AXA ZORG NV                     AXA VERZEKERINGEN                    100.00
INSURANCE & REINSURANCE                TURKEY            AXA OYAK HAYAT SIGORTA          AXA OYAK HOLDING AS                  100.00
INSURANCE & REINSURANCE                TURKEY            AXA OYAK SIGORTA                AXA OYAK HAYAT SIGORTA                 0.70
INSURANCE & REINSURANCE                TURKEY            AXA OYAK SIGORTA                AXA OYAK HOLDING AS                   70.32
INSURANCE & REINSURANCE                UNITED STATES     AXA CORPORATE SOLUTIONS         AXA CORPORATE SOLUTIONS              100.00
                                                           INSURANCE CO
INSURANCE & REINSURANCE                UNITED STATES     AXA AMERICA CORPORATE           AXA CORPORATE SOLUTIONS              100.00
                                                           SOLUTIONS, INC
INSURANCE & REINSURANCE                UNITED STATES     THE EQUITABLE LIFE ASSURANCE    AXA FINANCIAL INC.                   100.00
                                                           SOCIETY
INSURANCE & REINSURANCE                UNITED STATES     AXA CORPORATE SOLUTIONS         AXA AMERICA CORPORATE SOLUTIONS,     100.00
                                                           REINSURANCE CY                  INC
INSURANCE & REINSURANCE                UNITED STATES     AXA CORPORATE SOLUTIONS         AXA CORPORATE SOLUTIONS              100.00
                                                           AMERICA INS. CY                 REINSURANCE CY
INSURANCE & REINSURANCE                UNITED STATES     AXA CORPORATE SOLUTIONS LIFE    AXA AMERICA CORPORATE SOLUTIONS,       0.21
                                                           REINSURANCE COMPANY             INC
INSURANCE & REINSURANCE                UNITED STATES     AXA CORPORATE SOLUTIONS LIFE    AXA CORPORATE SOLUTIONS               99.79
                                                           REINSURANCE COMPANY             REINSURANCE CY

Item 27. Number of Contract Owners

         Currently there are no holders of the contracts to be offered.

Item 28. Indemnification

     (a) Indemnification of Officers and Directors

         The by-laws of the Equitable Life Assurance Society of the United States ("Equitable Life") provide, in Article VII, as follows:

             7.4 Indemnification of Directors, Officers and Employees. (a) To the extent permitted by the law of the State of New York and subject to all applicable requirements thereof:

             (i) Any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer or employee of the Company shall be indemnified by the Company;

            (ii) Any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate serves or served any other organization in any capacity at the request of the Company may be indemnified by the Company; and

           (iii) the related expenses of any such person in any of said categories may be advanced by the Company.

                  (b) To the extent permitted by the law of the State of New
                      York, the Company or the Board of Directors, by amendment of these By-Laws, or by agreement. (Business Corporation Law ss.ss.721-726: Insurance Law ss.1216.

         The directors and officers of Equitable Life are insured under policies issued by Lloyd's of London, X.L. Insurance Company and ACE Insurance Company. The annual limit on such policies is $150 million, and the policies insure the officers and directors against certain liabilities arising out of their conduct in such capacities.

     (b) Indemnification of Principal Underwriter

         To the extent permitted by law of the State of New York and subject to all applicable requirements thereof, AXA Advisors, LLC has undertaken to indemnify each of its directors and officers who is made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact the director or officer, or his or her testator or intestate, is or was a director or officer of AXA Advisors, LLC

     (c) Undertaking

         Insofar as indemnification for liability arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriters

         (a) AXA Advisors, LLC, an affiliate of Equitable, is the principal underwriter for Separate Account No. 45, Separate Account No. 301, Separate Account FP, Separate Account A, Separate Account I and EQ Advisors Trust. The principal business address of AXA Advisors, LLC is 1290 Avenue of the Americas, NY, NY 10104.

         (b) Set forth below is certain information regarding the directors and principal officers of AXA Advisors, LLC. The business address of the persons whose names are preceded by an asterisk is that of AXA Advisors, LLC.

NAME AND PRINCIPAL                    POSITIONS AND OFFICES WITH UNDERWRITER
BUSINESS ADDRESS                      (AXA ADVISORS LLC)
----------------                      --------------------------------------
*Michael S. Martin                    Chairman of the Board, Acting President
                                      and Chief Executive Officer, and Director

*Derry E. Bishop                      Executive Vice President and Director

*Harvey E. Blitz                      Executive Vice President and Director

*G. Patrick McGunagle                 Executive Vice President and Director

*Richard V. Silver                    Director

*Mark R. Wutt                         Director

 Richard Davies                       Director
 1345 Avenue of the Americas
 39th Floor
 New York, NY 10105

 Edward J. Hayes                      Executive Vice President
 200 Plaza Drive
 Secaucus, NJ  07096

*Craig A. Junkins                     Executive Vice President

*Peter D. Noris                       Executive Vice President

*Nik Malvania                         Executive Vice President

*James Bodowitz                       Senior Vice President and General Counsel

*Mark A. Silberman                    Senior Vice President and Chief
                                      Financial Officer

 Stephen T. Burnthall                 Senior Vice President
 6435 Shiloh Road
 Suite A
 Alpharetta, GA  30005

*Catherine P. Earl                    Senior Vice President

 Richard Magaldi                      Senior Vice President
 6435 Shiloh Road
 Suite A
 Alpharetta, GA  30005

*Robert Schmidt                       Senior Vice President

*Jill Cooley                          Senior Vice President

*Donna M. Dazzo                       First Vice President

*Amy Francesscheni                    First Vice President

*Anne Nussbaum                        First Vice President

*Philomena Scamardella                First Vice President

*John Bratten                         First Vice President

*Michael Brzozowski                   Vice President

*Mark D. Godolsky                     Vice President and Controller

*David Mahler                         Vice President and Compliance Officer

*Linda J. Galasso                     Secretary

*Francesca Divone                     Assistant Secretary


         (c) The information under "Distribution of the Contracts" in the Prospectus and Statement of Additional Information forming a part of this Registration Statement is incorporated herein by reference.

Item 30. Location of Accounts and Records

         The records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 thereunder are maintained by Equitable at 1290 Avenue of the Americas, New York,
New York 10104, 135 West 50th Street, New York, NY 10020, and 200 Plaza Drive, Secaucus, NJ 07096. The policies files will be kept at Vantage Computer System, Inc., 301 W. 11th Street, Kansas City, Mo. 64105.



Item 31. Management Services

         Not applicable.


Item 32. Undertakings

The Registrant hereby undertakes:

         (a) to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

         (b) to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information;

         (c) to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.


Equitable represents that the fees and charges deducted under the Certificates described in this Registration Statement, in the aggregate, in each case, are reasonable in relation to the services rendered, the expenses to be incurred, and the risks assumed by Equitable under the respective Certificates. Equitable bases its representation on its assessment of all of the facts and circumstances, including such relevant factors as: the nature and extent of such services, expenses and risks, the need for Equitable to earn a profit, the degree to which the Certificates include innovative features, and regulatory standards for the grant of exemptive relief under the Investment Company Act of 1940 used prior to October 1996, including the range of industry practice. This representation applies to all certificates sold pursuant to this Registration Statement, including those sold on the terms specifically described in the prospectuses contained herein, or any variations therein, based on supplements, endorsements, data pages, or riders to any certificate or prospectus, or otherwise.


The Registrant hereby represents that it is relying on the November 28, 1988 no-action letter (Ref. No. IP-6-88) relating to variable annuity contracts offered as funding vehicles for retirement plans meeting the requirements of
Section 403(b) of the Internal Revenue Code. Registrant further represents that it will comply with the provisions of paragraphs (1)-(4) of that letter.

                                   SIGNATURES



    As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf, in the City and State of New York, on this 22nd day of May, 2001.




                                        SEPARATE ACCOUNT No. 45 OF
                                        THE EQUITABLE LIFE ASSURANCE SOCIETY
                                        OF THE UNITED STATES
                                                    (Registrant)

                                        By: The Equitable Life Assurance
                                        Society of the United States
                                                    (Depositor)


                                        By: /s/ Robin Wagner
                                           ---------------------
                                        Robin Wagner
                                        Vice President and Counsel
                                        The Equitable Life
                                        Assurance Society of the United
                                        States

                                   SIGNATURES



         As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Depositor has duly caused this Registration Statement to be signed on its behalf, in the City and State of New York, on this 22nd day of May, 2001.




                                           THE EQUITABLE LIFE ASSURANCE SOCIETY
                                           OF THE UNITED STATES
                                                      (Depositor)


                                           By: /s/ Robin Wagner
                                               ---------------------
                                           Robin Wagner
                                           Vice President and Counsel
                                           The Equitable Life Assurance Society
                                             of the United States



     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


PRINCIPAL EXECUTIVE OFFICERS:


*Christopher M. Condron                    Chairman of the Board, Chief
                                           Executive Officer and Director

*Edward D. Miller                          Chairman of the Executive Committee
                                           and Director

PRINCIPAL FINANCIAL OFFICER:

*Stanley B. Tulin                          Vice Chairman of the Board
                                           Chief Financial Officer and Director

PRINCIPAL ACCOUNTING OFFICER:

*Alvin H. Fenichel                         Senior Vice President and Controller





DIRECTORS:

*Francoise Colloc'h       *Jean-Rene Fourtou          *George T. Lowy
*Henri de Castries        *Norman C. Francis          *Edward D. Miller
*Christopher M. Condron   *Donald J. Greene           *Didier Pineau-Valencienne
 Bruce W. Calvert         *John T. Hartley            *George J. Sella, Jr.
*Claus-Michael Dill       *John H.F. Haskell, Jr.     *Peter J. Tobin
*Joseph L. Dionne         *Mary R. (Nina) Henderson   *Stanley B. Tulin
*Denis Duverne            *W. Edwin Jarmain




*By: /s/ Robin Wagner
   ------------------------
        Robin Wagner
        Attorney-in-Fact



May 22, 2001

                                 EXHIBIT INDEX




4(e)    Form of data pages                                            EX-99.4e
5(a)    Form of Enrollment Form/Application                           EX-99.5a
9       Opinion and Consent                                           EX-99.9
10(a)   Consent of Independent Counsel                                EX-99.10a
10(c)   Power of Attorney                                             EX-99.10c